   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 28, 2000.



                                                      REGISTRATION NO. 333-50546

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         INTEGRATED ORTHOPAEDICS, INC.

             (Exact name of registrant as specified in its charter)

              TEXAS                               8000                            76-0203483
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

                        1800 WEST LOOP SOUTH, SUITE 1030
                              HOUSTON, TEXAS 77027
                                 (713) 361-2049
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------
                              LAURIE H. GUTIERREZ
                            CHIEF FINANCIAL OFFICER
                         INTEGRATED ORTHOPAEDICS, INC.
                        1800 WEST LOOP SOUTH, SUITE 1030
                              HOUSTON, TEXAS 77027
                                 (713) 361-2049
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   Copies to:

                 MICHAEL A. SASLAW                                    DAVID F. TAYLOR
            WEIL, GOTSHAL & MANGES LLP                           LOCKE LIDDELL & SAPP LLP
          100 CRESCENT COURT, SUITE 1300                          600 TRAVIS, SUITE 3400
                DALLAS, TEXAS 75201                                HOUSTON, TEXAS 77002
                  (214) 746-7700                                      (713) 226-1200

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and after the satisfaction or waiver of all other conditions to the merger contemplated by the Agreement and Plan of Merger described in the joint proxy statement/prospectus included in the Registration Statement.
                             ---------------------
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                           PROPOSED             PROPOSED
             TITLE OF EACH CLASS OF                  AMOUNT TO BE      MAXIMUM OFFERING    MAXIMUM AGGREGATE       AMOUNT OF
          SECURITIES TO BE REGISTERED               REGISTERED(1)       PRICE PER SHARE    OFFERING PRICE(4)   REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value                          24,814,612(2)
---------------------------------------------------------------------
Series A Warrants                                             534,666         (3)              $1,152,074            $305
---------------------------------------------------------------------
Series B Warrants                                           1,498,482

                                                                       6
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) This amount is based upon the maximum number of shares of common stock, series A warrants and series B warrants anticipated to be issued pursuant to an Agreement and Plan of Merger dated as of September 15, 2000 between PowerBrief, Inc. and the Registrant.

(2) This amount includes the maximum number of shares of common stock that will be put into escrow to satisfy the obligation to issue additional shares of common stock pursuant to an adjustment to be made after the closing.

(3) Not applicable.

(4) Computed in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based on the book value as of September 30, 2000 of the securities to be received by the Registrant in exchange for the securities registered hereby.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NEW POWERBRIEF MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

[INTEGRATED ORTHOPAEDICS, INC. LOGO]                     [POWERBRIEF, INC. LOGO]

                             LETTER TO SHAREHOLDERS

                   MERGER PROPOSAL -- YOUR VOTE IS IMPORTANT

    The boards of directors of Integrated Orthopaedics, Inc., or IOI, and PowerBrief, Inc., or PowerBrief, have agreed to a merger where PowerBrief will merge with and into IOI, and IOI will change its name to "PowerBrief, Inc." and carry on the business of PowerBrief.

    Sometimes in this document we refer to the combined company after the merger as "New PowerBrief" and the common stock of the combined company after the merger as "New PowerBrief common stock." Concurrently with the completion of the merger, New PowerBrief will effect a five to one reverse stock split of its common stock. Unless stated otherwise, the information in this joint proxy statement/prospectus assumes that the five to one reverse stock split has occurred.


    IOI's common stock is publicly traded on the American Stock Exchange under the symbol "IOI." IOI has applied to have, but has been verbally notified that it will not have, continued listing of New PowerBrief's common stock on the American Stock Exchange, including the shares of New PowerBrief's common stock issued in connection with the merger. There is no active public trading market for the stock of PowerBrief.



    Based on the number of shares of PowerBrief's common stock, preferred stock, options and warrants outstanding on December 22, 2000, common stock holders of PowerBrief will receive initially (1) 0.6035 of a share of New PowerBrief's common stock, (2) a series A warrant to purchase 0.0274 of a share of New PowerBrief's common stock and (3) a series B warrant to purchase between 0.0659 and 0.0768 of a share of New PowerBrief's common stock, for each share of PowerBrief's common stock they own at the time of the merger. PowerBrief's series A preferred stock holders will receive initially (1) 1.8106 shares of New PowerBrief's common stock, (2) a series A warrant to purchase 0.0822 of a share of New PowerBrief's common stock and (3) a series B warrant to purchase between
0.1977 and 0.2304 of a share of New PowerBrief's common stock, for each share of PowerBrief's series A preferred stock they own at the time of the merger. The amount of New PowerBrief stock and warrants that each PowerBrief stockholder receives in the merger and the exercise price of the New PowerBrief series B warrants that each PowerBrief stockholder receives in the merger may be adjusted as described in this joint proxy statement/prospectus.


    Pursuant to voting agreements entered into in connection with the execution of the merger agreement, the holders of at least two-thirds of IOI's capital stock and a majority of PowerBrief's capital stock entitled to vote on the merger have agreed to vote in favor of the merger. As result, the approval of the merger by IOI's shareholders and PowerBrief's stockholders is assured.

    The boards of directors of IOI and PowerBrief have determined that the merger is fair to, and in the best interests of, their respective shareholders and each board recommends voting in favor of the merger and the merger agreement, as amended.

    The boards of directors of IOI and PowerBrief are asking their shareholders for proxies to be voted at the special meetings of their respective shareholders. This document is also a prospectus for (1) up to 13,814,612 shares of New PowerBrief's common stock, series A warrants to purchase up to 534,666 shares of New PowerBrief's common stock and series B warrants to purchase between 1,285,445 and 1,498,482 shares of New PowerBrief's common stock to be issued in the merger, and (2) up to 11,000,000 shares of New PowerBrief's common stock to be put into escrow to satisfy New PowerBrief's obligation to issue additional shares pursuant to an adjustment after the merger.


    IOI's special meeting will be on Friday, January 26, 2001, at 9:00 a.m., Central time, at 600 Travis, Suite 2500, Houston, Texas 77002. PowerBrief's special meeting will be on Friday, January 26, 2001, at 10:00 a.m., Central time, at 600 Travis, Suite 2500, Houston, Texas 77002.



     BEFORE CASTING YOUR VOTE, PLEASE CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 16.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS EITHER APPROVED OR DISAPPROVED OF THE NEW POWERBRIEF SECURITIES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    This joint proxy statement/prospectus is dated December 29, 2000, and was first mailed to IOI's shareholders and PowerBrief's stockholders on December 29, 2000.


Very truly yours,                                 Very truly yours,

/s/ JOSE E. KAUACHI                               /s/ K. WADE BENNETT
Jose E. Kauachi                                   K. Wade Bennett
President and Chairman of the Board               Chairman of the Board
Integrated Orthopaedics, Inc.                     PowerBrief, Inc.

                         INTEGRATED ORTHOPAEDICS, INC.
                        1800 WEST LOOP SOUTH, SUITE 1030
                              HOUSTON, TEXAS 77027

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        OF INTEGRATED ORTHOPAEDICS, INC.

                     TO BE HELD ON FRIDAY, JANUARY 26, 2001


Time:


      9:00 a.m., Central time


Date:


      January 26, 2001


Place:

       600 Travis


       Suite 2500


       Houston, Texas 77002


Purpose:

     - vote on the proposed merger of PowerBrief and IOI and related matters;
       and

     - conduct other business if properly considered.


     Only shareholders of record on December 22, 2000 may vote at the special meeting.


     Pursuant to voting agreements entered into in connection with the execution of the merger agreement, the holders of at least two-thirds of IOI's capital stock and a majority of PowerBrief's capital stock entitled to vote on the merger have agreed to vote in favor of the merger. As result, the approval of the merger by IOI's shareholders and PowerBrief's stockholders is assured.

     THE BOARD OF DIRECTORS OF IOI UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER AND RELATED MATTERS. THE SPECIFIC DETAILS OF THE MERGER ARE FULLY DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/ PROSPECTUS AND IN THE MERGER AGREEMENT, AS AMENDED. A COPY OF THE MERGER AGREEMENT, AS AMENDED, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX A.

     Your vote is important. Please complete, sign, date and return your proxy card in the enclosed envelope promptly.

                                            By order of the Board of Directors,

                                            /s/ Laurie H. Gutierrez
                                            Laurie H. Gutierrez
                                            Secretary

Houston, Texas

December 29, 2000

                                POWERBRIEF, INC.
                           5858 WESTHEIMER, SUITE 500
                              HOUSTON, TEXAS 77057

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                              OF POWERBRIEF, INC.

                     TO BE HELD ON FRIDAY, JANUARY 26, 2001


Time:


      10:00 a.m., Central time


Date:


      January 26, 2001


Place:

       600 Travis
       Suite 2500
       Houston, Texas 77002

Purpose:

     - vote on the proposed merger of PowerBrief and IOI and related matters;
       and

     - conduct other business if properly considered.


     Only stockholders of record on December 22, 2000 may vote at the special meeting.


     Pursuant to voting agreements entered into in connection with the execution of the merger agreement, the holders of at least a majority of PowerBrief's capital stock and two-thirds of IOI's capital stock entitled to vote on the merger have agreed to vote in favor of the merger. As result, the approval of the merger by PowerBrief's stockholders and IOI's shareholders is assured.

     THE BOARD OF DIRECTORS OF POWERBRIEF UNANIMOUSLY (WITH ONE ABSTENTION) RECOMMENDS THAT YOU VOTE "FOR" THE MERGER AND RELATED MATTERS. THE SPECIFIC DETAILS OF THE MERGER ARE FULLY DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND IN THE MERGER AGREEMENT, AS AMENDED. A COPY OF THE MERGER AGREEMENT, AS AMENDED, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX A.

     Your vote is important. Please complete, sign, date and return your proxy card in the enclosed envelope promptly.

                                            By order of the Board of Directors,

                                            /s/ K. WADE BENNETT
                                            K. Wade Bennett
                                            Secretary

Houston, Texas

December 29, 2000

                               TABLE OF CONTENTS


                                            PAGE
                                            ----
WHERE YOU CAN FIND MORE INFORMATION.......     1
QUESTIONS AND ANSWERS ABOUT THE MERGER....     3
SUMMARY...................................     7
  The Companies...........................     7
  Reasons for the Merger..................     7
  The Special Meetings....................     7
  Record Date; Voting Power...............     7
  Votes Required to Approve the Merger....     8
  Recommendations of the Boards of
    Directors.............................     8
  The Merger..............................     8
MARKET PRICE AND DIVIDEND INFORMATION.....    14
  Market Price............................    14
  Dividends...............................    15
RISK FACTORS..............................    16
  Risk Factors Related to the Merger......    16
  Risk Factors Related to IOI and its
    Business..............................    20
  Risk Factors Related to PowerBrief and
    its Business..........................    21
THE IOI SPECIAL MEETING...................    29
  General.................................    29
  Matters to be Considered................    29
  Record Date; Shares Entitled to Vote;
    Quorum................................    29
  Votes Required; Voting and Revocation of
    Proxies; Effect of Abstentions and
    Non-Votes.............................    29
  Solicitation of Proxies.................    30
  Other Matters...........................    30
THE POWERBRIEF SPECIAL MEETING............    31
  General.................................    31
  Matters to be Considered................    31
  Record Date; Shares Entitled to Vote;
    Quorum................................    31
  Vote Required; Voting and Revocation of
    Proxies; Effect of Abstentions........    31
  Solicitation of Proxies.................    32
  Other Matters...........................    32
THE MERGER................................    33
  General Description of the Merger.......    33
  Background of the Merger................    35
  IOI's Reasons for the Merger and Factors
    Considered by, and Recommendation of,
    IOI's Board of Directors..............    36
  PowerBrief's Reasons for the Merger and
    Factors Considered by, and
    Recommendation of, PowerBrief's Board
    of Directors..........................    36



                                            PAGE
                                            ----
  Opinion of PowerBrief's Financial
    Advisor...............................    37
  Voting Agreements.......................    40
  Interests of Certain Persons in the
    Merger................................    41
  Relationships Between IOI and
    PowerBrief............................    43
  Accounting Treatment....................    44
  Material Federal Income Tax
    Consequences..........................    44
  Appraisal Rights........................    47
  Restrictions on Resales by Affiliates...    49
THE MERGER AGREEMENT......................    50
  Structure of the Merger.................    50
  Effective Time of the Merger............    50
  Manner and Basis for Converting
    Shares................................    50
  Exchange Procedures.....................    51
  Adjustments.............................    52
  Treatment of PowerBrief Warrants........    54
  Treatment of PowerBrief Options.........    54
  Board of Directors of New PowerBrief....    55
  Executive Officers of New PowerBrief....    56
  Significant Covenants...................    56
  Representations and Warranties of IOI
    and PowerBrief........................    60
  Termination or Amendment................    60
  Expenses................................    61
COMPARISON OF SHAREHOLDER RIGHTS..........    61
  Authorized Capital......................    62
  Number of Directors; Removal;
    Vacancies.............................    62
  Charter Amendments......................    63
  Bylaw Amendments........................    64
  Special Meetings of Stockholders........    64
  Required Vote for Certain
    Transactions..........................    64
  Standards of Conduct for Directors......    65
  Indemnification of Directors and
    Officers..............................    66
  Limitation of Personal Liability of
    Directors and Officers................    68
  Appraisal Rights........................    69
  Liquidation Rights......................    70
  Denial of Voting Rights.................    70
  Payment of Dividends....................    70
  Inspection of Books and Records.........    71
DESCRIPTION OF CAPITAL STOCK..............    71
  Authorized Capital Stock................    71
  Common Stock............................    71
  Preferred Stock.........................    72
  Warrants to be Issued in the Merger.....    72
  Warrants Issued Before the Merger.......    75
  Registration Rights.....................    75
  Transfer Agent and Registrar............    76
  Stock Exchange Listing..................    76
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL STATEMENTS....................    78

                                            PAGE
                                            ----
INFORMATION ABOUT IOI.....................    82
  Business................................    82
  Employees...............................    84
  Competition, Major Customers and
    Reimbursement.........................    84
  Service Marks...........................    84
  Regulation..............................    84
  Description of Property.................    87
  Legal Proceedings.......................    87
  Market Price and Dividends..............    87
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations of IOI.....................    88
  Security Ownership of IOI's Directors,
    Officers and Principal Shareholders...    94
  IOI's Directors.........................    96
  New PowerBrief's Directors..............    97
  IOI's Executive Officers................    97
  Executive Employment Contracts..........    97
  Relationships and Related Party
    Transactions..........................    98
INFORMATION ABOUT POWERBRIEF..............    99
  Business................................    99
  The PowerBrief Concept..................    99
  PowerBrief's Opportunity................    99
  PowerBrief's Mission....................   100
  PowerBrief's Immediate Objectives.......   100
  PowerBrief Product Development..........   101
  Competition.............................   102
  Proprietary Rights......................   103
  Third Party Suppliers...................   103
  Employees...............................   104
  Description of Property.................   104
  Legal Proceedings.......................   104
  Market Price and Dividends..............   104
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations of PowerBrief..............   105



                                            PAGE
                                            ----
  Security Ownership of PowerBrief's
    Directors, Officers and Principal
    Stockholders..........................   108
  PowerBrief's Directors..................   109
  New PowerBrief's Directors..............   110
  PowerBrief's Executive Officers.........   110
  New PowerBrief's Executive Officers.....   110
  Remuneration of Directors and
    Officers..............................   111
  Options, Warrants and Rights............   111
  Employment and Noncompetition
    Arrangements..........................   112
  Director Compensation...................   114
  PowerBrief, Inc. 2000 Equity Incentive
    Plan..................................   114
  Stockholders' Agreement.................   115
  Registration Rights Agreement...........   115
  Relationships and Related Party
    Transactions..........................   115
RELATIONSHIPS WITH INDEPENDENT
  ACCOUNTANTS.............................   116
EXPERTS...................................   116
LEGAL MATTERS.............................   116
INDEMNIFICATION...........................   117
OTHER MATTERS.............................   117
SHAREHOLDER PROPOSALS.....................   117
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS..............................   F-1
APPENDIX A -- MERGER AGREEMENT............   A-1
APPENDIX B -- OPINION OF MCFARLAND,
  GROSSMAN & COMPANY......................   B-1
APPENDIX C -- IOI VOTING AGREEMENT........   C-1
APPENDIX D -- POWERBRIEF VOTING
  AGREEMENT...............................   D-1
APPENDIX E -- SECTION 262 OF THE DELAWARE
  GENERAL CORPORATION LAW.................   E-1

                      WHERE YOU CAN FIND MORE INFORMATION

     Federal securities law requires IOI to file information with the Securities and Exchange Commission, or the Commission, concerning its business and operations. Accordingly, IOI files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document IOI files at the Commission's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549.

     Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Commission filings are also available to the public on the Commission's web site at: http://www.sec.gov.

     IOI has filed with the Commission a registration statement on Form S-4. This joint proxy statement/ prospectus is a part of the registration statement and constitutes a prospectus of IOI for the New PowerBrief stock and warrants to be issued in the merger and for the New PowerBrief stock to be held in escrow and issued in an adjustment after the merger. IOI has supplied all information contained in this joint proxy statement/prospectus relating to IOI, and PowerBrief has supplied all information contained in this joint proxy statement/prospectus relating to PowerBrief. As allowed by the Commission rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information with respect to IOI and the IOI stock, you should consult the registration statement and its exhibits. Statements contained in this joint proxy statement/prospectus concerning the provisions of any documents are summaries of those documents, and IOI refers you to the document filed with the Commission for additional information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

     The Commission rules and regulations permit IOI to "incorporate by reference" the information IOI files with the Commission. This means that IOI can disclose important information to you by referring you to the other information IOI has filed with the Commission. The information that IOI incorporates by reference is considered to be part of this joint proxy statement/prospectus. Information that IOI files later with the Commission will automatically update and supersede this information.

     IOI incorporates by reference the documents listed below and any filings IOI will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this joint proxy statement/prospectus, but before the date of the IOI special meeting:

     - Annual Report on Form 10-KSB of IOI for the fiscal year ended December 31, 1999;

     - Quarterly Reports on Form 10-QSB for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000; and


     - Current Reports on Form 8-K dated February 11, 2000, April 27, 2000, September 21, 2000, October 3, 2000, November 30, 2000 and December 15, 2000.


    You can request a free copy of the above filings or any filings subsequently incorporated by reference into this joint proxy statement/prospectus by writing or calling:

    Integrated Orthopaedics, Inc.
    1800 West Loop South, Suite 1030
    Houston, Texas 77027
    Attn: Secretary

     Telephone requests may be directed to (713) 361-2049.


     IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, YOU SHOULD MAKE YOUR REQUEST BY FRIDAY, JANUARY 19, 2001.

     Neither IOI nor PowerBrief has authorized anyone to give any information or make any representation about the merger or about the respective companies that differs from or adds to the information in this joint proxy statement/prospectus or in the documents that IOI files publicly with the Commission. Therefore, you should not rely upon any information that differs from or is in addition to the information contained in this joint proxy statement/prospectus or in the documents that IOI files publicly with the Commission.

     If you live in a jurisdiction where it is unlawful to offer to exchange or sell, to ask for offers to exchange or buy, or to ask for proxies regarding the securities offered by this joint proxy statement/ prospectus, or if you are a person to whom it is unlawful to direct such activities, the offer presented by this joint proxy statement/prospectus is not extended to you.

     The information contained in this joint proxy statement/prospectus speaks only as of the date on the cover, unless the information specifically indicates that another date applies.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     Sometimes in this joint proxy statement/prospectus we refer to the combined company after the merger as "New PowerBrief" and the common stock of the combined company after the merger as "New PowerBrief common stock." Concurrently with the completion of the merger, New PowerBrief will effect a five to one reverse stock split of its common stock. Unless stated otherwise, the information in this joint proxy statement/prospectus assumes that the five to one reverse stock split has occurred.

Q:    WHEN AND WHERE ARE THE SPECIAL MEETINGS?


A: Each company's special meeting will take place on January 26, 2001 in Houston, Texas. The address of each special meeting is on page 7.


Q:    WHY ARE THE TWO COMPANIES PROPOSING TO
      MERGE?

A: The board of directors of IOI concluded that there was little opportunity for IOI to obtain required financing for its current operations and that a merger with PowerBrief could result in a greater return on investment for IOI's shareholders than a liquidation of IOI at this time.

      In the merger, PowerBrief will receive existing cash to use as operating capital in the business and will have access to the public markets.

Q:    WHAT WILL NEW POWERBRIEF'S BUSINESS BE AFTER
      THE MERGER?


A: If the merger is completed, IOI will change its name to "PowerBrief, Inc." and will conduct PowerBrief's business as described under "Information About PowerBrief" beginning on page 99.


Q:    WHAT DO I NEED TO DO NOW?

A:    Just mail your signed proxy card in the
      enclosed return envelope as soon as possible, so that your shares may be represented at your special meeting. In order to assure that your vote is counted, please give your proxy as instructed on your proxy card even if you currently plan to attend your special meeting in person. The board of directors of each of IOI and PowerBrief recommends that its shareholders vote in favor of the merger.

Q:    WHAT DO I DO IF I WANT TO CHANGE MY VOTE?


A: Just send in a later-dated, signed proxy card to your company's Secretary before your special meeting. Or, you can attend your special meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to your company's Secretary. IOI's shareholders should send any signed proxy cards or revocation notices to 1800 West Loop South, Suite 1030, Houston, Texas 77027, Attention:
      Secretary. PowerBrief's stockholders should send any signed proxy cards or revocation notices to 5858 Westheimer, Suite 500, Houston, Texas 77057,
      Attention: Secretary.


Q:    IF MY SHARES ARE HELD IN "STREET NAME" BY MY
      BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:    If you do not provide your broker with
      instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares.

      If you are an IOI shareholder and do not give voting instructions to your broker, you will not be counted as voting for purposes of the merger vote unless you appear in person and vote at the IOI special meeting. If your shares are not voted, it will have the same effect as a vote against approval of the merger.

Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:    No. If the merger is completed, New
      PowerBrief will hire an exchange agent who will send PowerBrief's stockholders written instructions for exchanging their share certificates. IOI's shareholders will be given an opportunity to exchange their certificates for certificates representing the shares held after the five to one reverse stock split.

      Additionally, if you are to receive additional shares of New PowerBrief's common stock following an adjustment to increase your ownership in New PowerBrief after the merger as discussed below, these shares will be sent to you directly by New PowerBrief or an escrow agent without any action on your part.

Q:    WHAT PERCENTAGE OF NEW POWERBRIEF WILL
      IOI'S SHAREHOLDERS AND POWERBRIEF'S STOCKHOLDERS OWN AFTER THE MERGER?


A: Based on the number of outstanding shares of stock of IOI and PowerBrief on December 22, 2000, the IOI shareholders and PowerBrief stockholders will own 34.1% and 65.9%, respectively, of the outstanding New PowerBrief common stock after the merger. Based on the outstanding warrants and options on December 22, 2000, the ownership percentages of the IOI shareholders and PowerBrief stockholders of the fully diluted New PowerBrief common stock after the merger will be:


        - 39.8% and 60.2%, respectively, assuming the series B warrants of New PowerBrief to be issued in the merger will purchase an aggregate of 1,285,445 shares of New PowerBrief's common stock, which is the minimum number of shares that will be purchasable under these warrants; and

        - 40.0% and 60.0%, respectively, assuming the series B warrants of New PowerBrief to be issued in the merger will purchase an aggregate of 1,498,482 shares of New PowerBrief's common stock, which is the maximum number of shares that will be purchasable under these warrants, as described in this joint proxy statement/ prospectus. This information is based on some assumptions described on pages 33 to 34 under "The Merger -- General Description of the Merger."


Q:    WHAT WILL I RECEIVE IN THE MERGER?


A: If the merger is completed, based on the stock, options and warrants outstanding on December 22, 2000, PowerBrief's stockholders will have the right to receive the following in exchange for each share of PowerBrief's common stock they own:


        - 0.6035 of a share of New PowerBrief's common stock;

        - a series A warrant to purchase 0.0274 of a share of New PowerBrief's common stock; and

        - a series B warrant to purchase between 0.0659 and 0.0768 of a share of New PowerBrief's common stock.

      In addition, each of the outstanding shares of PowerBrief's series A preferred stock will be converted into the right to receive:

        - 1.8106 shares of New PowerBrief's common stock;

        - a series A warrant to purchase 0.0822 of a share of New PowerBrief's common stock; and

        - a series B warrant to purchase between 0.1977 and 0.2304 of a share of New PowerBrief's common stock.

      Any resulting fractional shares received by a former PowerBrief stockholder will be paid in cash.

      IOI's shareholders will continue to own their existing shares of IOI's common stock after the merger, as adjusted for the five to one reverse stock split concurrently with the merger.


      The aggregate number of shares of common stock purchasable under the New PowerBrief series B warrants to be issued in the merger will be between 1,285,445 and 1,498,482. The actual number of shares subject to these New PowerBrief series B warrants will be equal to the aggregate number of shares purchasable under IOI's warrants existing as of the date of the merger agreement, after taking into account the anti-dilution adjustment resulting from the issuance as of December 19, 2000 by IOI to its shareholders of warrants to purchase 2,959,274 shares of common stock.


      The number of shares of common stock purchasable under the warrants that each PowerBrief stockholder receives in the merger may be adjusted before the merger based on the number of shares of PowerBrief's common stock purchased through the exercise of PowerBrief options before the merger. The aggregate series A warrants and series B warrants of New PowerBrief to be issued in the merger will purchase a maximum of 534,666 and between 1,285,445 and 1,498,482 shares, respectively, of New PowerBrief's common stock. This amount must be allocated among the holders of PowerBrief's stock and warrants and anyone that acquires PowerBrief's common stock before the merger through the exercise of options or warrants.

      In addition, on or before the first anniversary of the completion of the merger, New PowerBrief will adjust the relative ownership percentages of IOI's shareholders and PowerBrief's stockholders of record as of the merger based on a formula described in this joint proxy statement/prospectus. New PowerBrief will carry out this adjustment by issuing more shares of New PowerBrief's common stock to the shareholders entitled to a percentage ownership increase.


      For a more detailed description of these adjustments and their effects, see "The Merger Agreement -- Adjustments" on pages 52 through 54 and "The Merger -- General Description of the Merger" on pages 33 through 34.


Q:    WHAT WILL HAPPEN TO THE OUTSTANDING WARRANTS
      AND STOCK OPTIONS OF IOI?

A:    All outstanding warrants and options to
      acquire IOI's common stock that were not exercised before the merger will remain outstanding after the merger in accordance with their terms, but will be adjusted to reflect the five to one reverse stock split concurrently with the merger.

Q:    WHAT WILL HAPPEN TO THE OUTSTANDING WARRANTS
      OF POWERBRIEF?

A:    All outstanding warrants to acquire
      PowerBrief's common stock that are not exercised before the merger automatically will be converted into warrants to purchase the same number of shares of New PowerBrief's common stock and series A warrants and series B warrants that the warrant holders would have received in the merger if they had exercised their warrants before the merger. The other terms of the warrants, including the expiration date and exercise provisions, will remain unchanged.

Q:    WHAT WILL HAPPEN TO THE OUTSTANDING STOCK
      OPTIONS OF POWERBRIEF?

A:    All of the outstanding stock options of
      PowerBrief that are not exercised before the merger automatically will be converted into options to acquire New PowerBrief's common stock. The number of shares of common stock that may be acquired upon exercise of these options will be adjusted to acquire the same number of shares of New PowerBrief's common stock, but not warrants, that the option holder would have received in the merger if the options were exercised before the merger. The other terms of the options, including the vesting schedule, will remain unchanged.

Q:    WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT
      OF THE MERGER?


A: IOI and PowerBrief expect that the exchange of shares by PowerBrief's stockholders, as well as the five to one reverse stock split, will be reorganizations pursuant to Section 368(a) of the Internal Revenue Code. As a result, for federal income tax purposes the merger and the reverse stock split generally will not result in income for the PowerBrief stockholders or IOI shareholders, except to the extent of cash received instead of fractional shares of New PowerBrief's stock. To review the tax consequences in greater detail, see "The Merger -- Material Federal Income Tax Consequences" on pages 44 through 47.


Q:    WILL I HAVE ANY RIGHT TO DISSENT OR OBTAIN THE
      APPRAISED VALUE FOR MY SHARES?

A:    Under Delaware law, each PowerBrief
      stockholder will have the right to an appraisal of the value of his or her shares of PowerBrief's stock in connection with the merger if the PowerBrief stockholder complies with the requirements of Delaware law. Under Texas law, IOI's shareholders will not have appraisal rights in connection with the merger.

Q:    WHEN DO YOU EXPECT THE MERGER TO BE
      COMPLETED?

A:    We are working toward completing the
      merger as quickly as possible. We expect to complete the merger promptly after the completion of each special meeting.

Q:    WHAT IF I ALSO OWN SHARES OF IOI'S COMMON
      STOCK?

A: IOI's common stock will not be affected by the merger. If you currently own shares of IOI's common stock, you will continue to own those shares after the merger as common stock of New PowerBrief. However, those shares will be subject to a five to one reverse stock split concurrently with the merger.

Q:    WHO DO I CALL IF I HAVE QUESTIONS ABOUT THE
      SPECIAL MEETINGS OR THE MERGER?

A:    IOI's shareholders may call Laurie H.
      Gutierrez at (713) 361-2049. PowerBrief's stockholders may call K. Wade Bennett at (713) 526-4600.

                                    SUMMARY

     This summary highlights selected information about the merger from this document. This summary does not describe all information relating to the merger and is qualified by more detailed information and financial statements in other sections of this document, including the Appendices and the documents referred to or incorporated by reference in this joint proxy statement/prospectus. References to the merger agreement in this joint proxy statement/prospectus are to the merger agreement, as amended.


     YOU CAN HAVE COPIES OF THE DOCUMENTS THAT ARE INCORPORATED IN THIS JOINT PROXY STATEMENT/PROSPECTUS FOR FREE BY WRITING OR CALLING LAURIE H. GUTIERREZ AT 1800 WEST LOOP SOUTH, SUITE 1030, HOUSTON, TEXAS 77027 (TELEPHONE NO. (713) 361-2049) OR K. WADE BENNETT AT 5858 WESTHEIMER, SUITE 500, HOUSTON, TEXAS 77057 (TELEPHONE NO. (713) 526-4600). IN ORDER TO MAKE SURE YOU GET THEM ON TIME, PLEASE WRITE OR CALL BEFORE JANUARY 19, 2001.


     You should carefully read this entire document and the related documents.

                                 THE COMPANIES

Integrated Orthopaedics, Inc.
1800 West Loop South, Suite 1030
Houston, Texas 77027
(713) 361-2049

     IOI was formed on April 1, 1990 as a successor corporation in a re-incorporation merger. IOI's principal business has been to provide healthcare practice management services. In May 2000, IOI adopted a plan to discontinue its current business due to difficult financing markets and limited investor support for healthcare practice management services companies. IOI is in the process of selling its remaining assets. If the merger is completed, IOI will change its name to "PowerBrief, Inc." and will conduct PowerBrief's business.

PowerBrief, Inc.
5858 Westheimer, Suite 500
Houston, Texas 77057
(713) 526-4600

     Incorporated on July 20, 1999, PowerBrief is a software development company that plans to deliver its products and services as an application service provider to the legal industry. PowerBrief is developing a business-to-business, Internet-based application designed to allow clients, courts, attorneys and everyone else involved in a legal matter to interact and manage their legal matters in a more efficient manner by using the PowerBrief platform and the Internet. PowerBrief released its application for testing in September 2000, and new features are currently being developed and will be added to the application, based on feedback PowerBrief has received from participants in its test program. PowerBrief currently estimates that the commercial release of its application will occur either in March or April 2001.


                    REASONS FOR THE MERGER (PAGES 36 TO 37)


     The Board of Directors of IOI concluded that there was little opportunity to obtain required financing for its current operations and that a merger with PowerBrief could result in a greater return on investment for IOI's shareholders than a liquidation of IOI at this time.

     In the merger, PowerBrief will receive existing cash to use as operating capital in the business and will have access to the public markets.


                     THE SPECIAL MEETINGS (PAGES 29 TO 32)



     The IOI special meeting will be held at 600 Travis, Suite 2500, Houston, Texas 77002 at 9:00 a.m., Central time, on Friday, January 26, 2001. At the IOI special meeting, IOI's shareholders will be asked to approve the merger and related matters.



     The PowerBrief special meeting will be held at 600 Travis, Suite 2500, Houston, Texas 77002 at 10:00 a.m., Central time, on Friday, January 26, 2001. At the PowerBrief special meeting, PowerBrief's stockholders will be asked to approve the merger and related matters.



                   RECORD DATE; VOTING POWER (PAGES 29 TO 32)



     You are entitled to vote at your special meeting if you owned shares as of the close of business on December 22, 2000, the Record Date.

     On the Record Date, there were 29,602,741 shares of IOI's common stock entitled to vote at the IOI special meeting. IOI's shareholders will be entitled to one vote at the special meeting for each share of IOI's common stock they owned on the Record Date.



     On the Record Date, there were 11,250,000 shares of PowerBrief's common stock and 2,566,223 shares of PowerBrief's series A preferred stock entitled to vote at the PowerBrief special meeting. PowerBrief's common stockholders will be entitled to one vote for each share of common stock they owned on the Record Date and PowerBrief's series A preferred stockholders will be entitled to three votes for each share of series A preferred stock they owned on the Record Date. PowerBrief's common stockholders and series A preferred stockholders will vote together as one class at the PowerBrief special meeting.



VOTES REQUIRED TO APPROVE THE MERGER (PAGES 29 TO 32)


     Approval of the merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of IOI's common stock.

     Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of PowerBrief's common stock and series A preferred stock, voting as if converted into common stock and voting together as one class. The holders of PowerBrief's series A preferred stock will be entitled to one vote for each share of common stock into which a share of series A preferred stock could be converted. Based on the conversion ratio for the series A preferred stock on the Record Date, each share of series A preferred stock will entitle its holder to three votes.


     On the Record Date, directors and executive officers of IOI and PowerBrief and their affiliates owned 24,754,074 shares of IOI's common stock, or approximately 83.6% of the voting power of the IOI voting stock outstanding on the Record Date.



     On the Record Date, directors and executive officers of IOI and PowerBrief and their affiliates owned 11,250,000 shares of PowerBrief's common stock and 589,576 shares of PowerBrief's series A preferred stock, or approximately 68.7% of the voting power of the PowerBrief voting stock outstanding on the Record Date.

     Approval of the merger is assured because the holders of at least two-thirds of IOI's capital stock and a majority of PowerBrief's capital stock entitled to vote on the merger have entered into voting agreements requiring them to vote in favor of the merger. In addition, these shareholders have delivered irrevocable proxies to the officers of the other company allowing those officers to vote the shares subject to the voting agreements in favor of the merger. Because approval of the merger is assured, PowerBrief's stockholders should carefully review the appraisal rights procedures described under "The Merger -- Appraisal Rights."

                   RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

TO IOI'S SHAREHOLDERS

     IOI's board of directors believes that the merger is fair to you and in your best interests and recommends that you vote "for" the merger and the related matters.

TO POWERBRIEF'S STOCKHOLDERS

     PowerBrief's board of directors believes that the merger is fair to you and in your best interests and recommends that you vote "for" the merger and the related matters.

                                   THE MERGER

     The merger agreement is attached as Appendix A at the back of this joint proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.


WHAT POWERBRIEF'S STOCKHOLDERS WILL RECEIVE IN THE MERGER (PAGES 50 TO 51)



     If the merger is completed, based on the stock, options and warrants outstanding on December 22, 2000, PowerBrief's stockholders will have the right to receive the following in exchange for each share of PowerBrief's common stock they own:


     - 0.6035 of a share of New PowerBrief's common stock;

     - a series A warrant to purchase 0.0274 of a share of New PowerBrief's common stock; and

     - a series B warrant to purchase between 0.0659 and 0.0768 of a share of New PowerBrief's common stock.

     In addition, each of the outstanding shares of PowerBrief's series A preferred stock will be converted into the right to receive:

     - 1.8106 shares of New PowerBrief's common stock;

     - a series A warrant to purchase 0.0822 of a share of New PowerBrief's common stock; and

     - a series B warrant to purchase between 0.1977 and 0.2304 of a share of New PowerBrief's common stock.


     New PowerBrief will not issue any fractional shares in the merger. PowerBrief's stockholders will receive cash for any fractional share of New PowerBrief's common stock owed to them in an amount equal to the fractional share multiplied by the average of the daily high and low sales prices of one share of IOI's common stock on the American Stock Exchange or as otherwise published during the 10 consecutive trading days ending two trading days before the completion of the merger, as adjusted for the reverse stock split. If this price cannot be determined, the board of directors will determine the price for fractional shares.



     The aggregate number of shares of common stock purchasable under the New PowerBrief series B warrants to be issued in the merger will be between 1,285,445 and 1,498,482. The actual number of shares subject to these New PowerBrief series B warrants will be equal to the aggregate number of shares purchasable under IOI's warrants existing as of the date of the merger agreement, after taking into account the anti-dilution adjustment resulting from the issuance as of December 19, 2000 by IOI to its shareholders of warrants to purchase 2,959,274 shares of common stock.


     The number of shares of common stock purchasable under the warrants that each PowerBrief stockholder receives in the merger may be adjusted before the merger based on the number of shares of PowerBrief's common stock purchased through the exercise of PowerBrief options before the merger. The aggregate series A warrants and series B warrants of New PowerBrief to be issued in the merger will purchase a maximum of 534,666 and between 1,285,445 and 1,498,482 shares, respectively, of New PowerBrief's common stock. This amount must be allocated among the holders of PowerBrief's stock and warrants and anyone that acquires PowerBrief's common stock before the merger through the exercise of options or warrants.

     In addition, on or before the first anniversary of the completion of the merger, New PowerBrief will adjust the relative ownership percentages of IOI's shareholders and PowerBrief's stockholders as of the merger based on a formula described in this joint proxy statement/prospectus. New PowerBrief will carry out this adjustment by issuing more shares of New PowerBrief's common stock to the shareholders entitled to a percentage ownership increase.


     For a more detailed description of these adjustments and their effects, see "The Merger Agreement -- Adjustments" on pages 52 through 54 and "The
Merger -- General Description of the Merger" on pages 33 through 34.


OWNERSHIP OF NEW POWERBRIEF AFTER THE MERGER


     Based on the number of outstanding shares of stock of IOI and PowerBrief on December 22, 2000, the IOI shareholders and PowerBrief stockholders will own 34.1% and 65.9%, respectively, of the outstanding New PowerBrief common stock after the merger. Based on the outstanding warrants and options on December 22, 2000, the ownership percentages of the IOI shareholders and PowerBrief stockholders of the fully diluted New PowerBrief common stock after the merger will be:


     - 39.8% and 60.2%, respectively, assuming the series B warrants of New PowerBrief to be issued in the merger will purchase an aggregate of 1,285,445 shares of New PowerBrief's common stock, which is the minimum number of shares that will be purchasable under these warrants; and

     - 40.0% and 60.0%, respectively, assuming the series B warrants of New PowerBrief to be issued in the merger will purchase an aggregate of 1,498,482 shares of New PowerBrief's common stock, which is the maximum number of shares that will be purchasable under these warrants.


This information is based on some assumptions described on pages 33 to 34 under "The Merger -- General Description of the Merger."


LISTING OF NEW POWERBRIEF'S COMMON STOCK


     IOI has applied to have continued listing of New PowerBrief's common stock on the American Stock Exchange, including the shares of New PowerBrief's common stock issued in the merger, under the ticker symbol "PWB." However, the American Stock Exchange has verbally indicated to IOI that New PowerBrief will not satisfy its current listing criteria. The American Stock Exchange also indicated that it will provide IOI with a written notice that the staff of the American Stock Exchange has recommended that New PowerBrief's common stock not be listed on the American Stock Exchange. When IOI receives this notice, it intends to appeal the staff's recommendation. The process of an appeal may not be completed by the time the merger is to occur, and the appeal may not be successful. IOI can not make assurances concerning the result of the appeal.



     Even if the shares of New PowerBrief common stock issued in the merger are not approved for listing on the American Stock Exchange, PowerBrief may, in its discretion, waive the condition to the merger that the New PowerBrief common stock be listed on the American Stock Exchange, and this waiver may be made without any further notice to the shareholders of IOI or stockholders of PowerBrief. IOI's shareholders and PowerBrief's stockholders will not be able to change their votes for the merger if PowerBrief waives this condition. If New PowerBrief common stock has not been approved for listing on the American Stock Exchange and PowerBrief waives the condition that the New PowerBrief common stock must be approved for listing on the American Stock Exchange, then, at the effective time of the merger, IOI may voluntarily delist its shares of common stock from the American Stock Exchange and have its shares traded on the over-the-counter market. For more information regarding the listing, see "Description of Capital Stock -- Stock Exchange Listing" on page 77.



INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (PAGES 41 TO 43)



     When you consider the recommendations of IOI's and PowerBrief's boards of directors that you vote in favor of the merger, you should be aware that a number of IOI's and PowerBrief's officers and directors may have interests in the merger that may be different from, or in addition to, yours. Please refer to pages 41 through 43 for more information about these interests.



RELATIONSHIPS BETWEEN IOI AND POWERBRIEF (PAGES 43 TO 44)



     IOI and PowerBrief have relationships other than the proposed merger. On February 23, 2000, PowerBrief entered into a sublease with IOI for approximately 17,000 square feet of office space in Houston, Texas. IOI also assigned to PowerBrief its lease covering the furniture and phone system associated with the subleased office space. In addition, on September 15, 2000, PowerBrief and IOI entered into a promissory note which allows PowerBrief to borrow up to $3.0 million from IOI at an annual interest rate of 12%. As of December 22, 2000, PowerBrief has borrowed $1,450,000 under the promissory note.



APPRAISAL RIGHTS (PAGES 47 TO 49)


     PowerBrief's stockholders will have appraisal rights in connection with the merger if they comply with the applicable provisions of Delaware law. IOI's shareholders will not have appraisal rights in connection with the merger.


DIRECTORS AND EXECUTIVE OFFICERS OF NEW POWERBRIEF AFTER THE MERGER (PAGES 55 TO
56)


     After the merger, the board of directors of New PowerBrief will have seven members. If the net current assets of IOI calculated 10 business days before the scheduled closing date of the merger are less than $5.75 million, the board of directors of IOI will be entitled to designate two members of New PowerBrief's board. However, if the net current assets are at least $5.75 million, the board of directors of IOI will be entitled to designate three members of New PowerBrief's board. The remaining members of New PowerBrief's board will be designated by

PowerBrief's board of directors. We have provided a list of the people that IOI and PowerBrief intend to designate as directors on page 55.



     After the merger, Ernest D. Rapp will serve as the Chief Executive Officer of New PowerBrief. Mr. Rapp currently serves as PowerBrief's Chief Executive Officer. The executive officers of New PowerBrief were all executive officers of PowerBrief before the merger. We have provided a list of the executive officers of New PowerBrief on page 56.



ACCOUNTING TREATMENT (PAGE 44)


     IOI and PowerBrief expect to account for the merger as a recapitalization of PowerBrief because IOI has elected to sell its operating assets and will not have any continuing operations. In addition, PowerBrief's stockholders will own the majority of the outstanding New PowerBrief common stock after the merger. As a result, New PowerBrief will record the merger as an issuance of common stock for the net monetary assets of IOI, accompanied by a recapitalization of its equity.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGES 44 TO 47)


     The merger and the reverse stock split have been structured as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. Consequently, PowerBrief's stockholders and IOI's shareholders generally will not recognize any gain or loss for federal income tax purposes as a result of the merger and the reverse stock split, except for any gain or loss recognized in connection with the receipt of cash instead of a fractional share of New PowerBrief's common stock. The companies themselves will not recognize gain or loss as a result of the merger. It is a condition to the obligations of IOI and PowerBrief to complete the merger that each receive a legal opinion from its outside counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.


     The federal income tax consequences described above may not apply to some holders of PowerBrief's stock, including some types of holders referred to on page 44. Your tax consequences will depend upon your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.



CONDITIONS TO COMPLETION OF THE MERGER (PAGES 58 TO 59)


     The completion of the merger depends upon meeting a number of conditions, including the following:

     - approval by the shareholders of IOI and PowerBrief;

     - receipt of any required governmental approvals;

     - absence of any law or court order prohibiting the merger;

     - receipt of opinions from IOI's and PowerBrief's respective counsel that the merger will be treated as a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code;

     - accuracy as of closing of the representations and warranties made by the other party; and

     - performance in all material respects by the other party of all agreements and conditions required to be performed by it at or before the closing.

     In addition, IOI's obligation to complete the merger is subject to:

     - absence of a material adverse effect on PowerBrief;

     - receipt of agreements from PowerBrief's affiliates regarding securities laws restrictions on transfers of New PowerBrief's common stock;

     - receipt of agreements from PowerBrief's directors and 5% stockholders not to sell New PowerBrief's securities for 180 days after the completion of the merger;

     - continued employment of Messrs. Bennett, Foster, Ohnesorge and Rapp as of the completion of the merger;

     - termination of PowerBrief's stockholders' agreement and registration rights agreement; and

     - exercise of appraisal or dissenters' rights by PowerBrief's stockholders representing no more than 5% of New PowerBrief's outstanding common stock.

     PowerBrief's obligation to complete the merger is subject to the following additional conditions:


     - approval for listing on the American Stock Exchange of the New PowerBrief stock to be issued in the merger;


     - receipt of agreements from IOI's directors and 5% shareholders, except Jose Kauachi with respect to 25% of his equity interests in New PowerBrief and Dr. William Donovan with respect to 100% of his equity interests in New PowerBrief, not to sell New PowerBrief's securities for 180 days after the completion of the merger;

     - the sum of: (1) IOI's cash, (2) notes receivable due to IOI from PowerBrief, (3) reimbursable transaction expenses, (4) the expected cash proceeds from the sale of IOI's interest in the Westbank Ambulatory Care Center and (5) the cash proceeds from any investments made by anyone introduced to PowerBrief by Oak Hill Capital, Chartwell Capital and their affiliates must be greater than $2.5 million before completion of the merger, unless PowerBrief borrowed more than $1.0 million from IOI before completion of the merger; and


     - amendment of IOI's warrants existing before the date of the merger agreement to conform with the series B warrants issued in the merger, and waiver by the holders of IOI's existing warrants of the applicability of any anti-dilution provisions in connection with the merger, except that the anti-dilution provisions applied to the issuance as of December 19, 2000 by IOI to its shareholders of warrants to purchase 2,959,274 shares of IOI's common stock.



TERMINATION OF THE MERGER AGREEMENT (PAGES 60 TO 61)


     Either IOI or PowerBrief can terminate the merger agreement if any of the following occurs:

     - the merger is not complete by March 31, 2001;

     - shareholders of IOI or PowerBrief do not give the required approvals; or

     - a law or court order permanently prohibits the merger.

     However, neither IOI nor PowerBrief can terminate the merger agreement for the reasons described above if (1) it is in material breach of its obligations under the merger agreement, (2) any of its shareholders that are a party to a voting agreement in connection with the merger is in material breach of its obligations under the voting agreement or (3) it has not received the opinion of its counsel that the merger will be treated after commercially reasonable efforts as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     In addition, IOI may terminate the merger agreement if:

     - PowerBrief materially breaches a representation, warranty, covenant or agreement in the merger agreement that cannot be cured within 60 days;

     - PowerBrief's board withdraws its recommendation of the merger agreement in a manner adverse to IOI, except as permitted in connection with an acquisition proposal;

     - PowerBrief does not submit the merger agreement to its stockholders within 30 days after the effectiveness of the registration statement filed by IOI of which this joint proxy statement/prospectus is a part; or

     - PowerBrief's stockholders holding more than 5% of New PowerBrief's common stock have exercised and not withdrawn their appraisal or dissenters' rights in connection with the merger.

     PowerBrief may also terminate the merger agreement if:

     - IOI materially breaches a representation, warranty, covenant or agreement in the merger agreement that cannot be cured within 60 days;

     - IOI's board withdraws its recommendation of the merger agreement in a manner adverse to PowerBrief, except as permitted in connection with an acquisition proposal; or

     - IOI does not submit the merger agreement to its shareholders within 30 days after the effectiveness of the registration statement filed by IOI of which this joint proxy statement/prospectus is a part.


OPINION OF FINANCIAL ADVISOR (PAGES 37 TO 40)



     McFarland, Grossman & Company has delivered its written opinion, dated September 15, 2000 and dated December 27, 2000, to PowerBrief's board of directors as to the fairness, from a financial point of view, of the consideration to be paid by New PowerBrief in the merger.



     A copy of the opinion of McFarland, Grossman & Company dated December 27, 2000 is included as a part of this joint proxy statement/ prospectus as Appendix B.

                     MARKET PRICE AND DIVIDEND INFORMATION

MARKET PRICE


     IOI's common stock is traded on the American Stock Exchange, under the symbol "IOI." Before March 12, 1997, IOI's trading symbol was "DRC." At December 22, 2000, IOI had 120 shareholders of record. A significant portion of IOI's common stock not held by affiliates of IOI is held through securities depositories. The following table sets forth the high and low sale prices per share of IOI's common stock for the periods indicated, as reported by the American Stock Exchange and without giving effect to the five to one reverse stock split concurrently with the merger:



                                                                LOW      HIGH
                                                              -------   -------
1998
1st Quarter.................................................  $6.2500   $8.1250
2nd Quarter.................................................   5.2500    7.1250
3rd Quarter.................................................   4.4375    6.3750
4th Quarter.................................................   2.4375    4.6250
1999
1st Quarter.................................................   1.6875    3.1875
2nd Quarter.................................................   0.7500    1.9375
3rd Quarter.................................................   0.8750    1.7500
4th Quarter.................................................   0.5000    2.8750
2000
1st Quarter.................................................   1.0625    2.3750
2nd Quarter.................................................   0.5625    1.7500
3rd Quarter.................................................   0.7500    1.8750
4th Quarter (through December 22, 2000).....................   0.3125    1.0000



     On September 18, 2000, the last full trading day before the public announcement of the proposed merger, the last reported sale price was $1.4375 for IOI's common stock. On December 22, 2000, the most recent practicable date before the printing of this joint proxy statement/prospectus, the last reported sale price was $0.375 for IOI's common stock. IOI AND POWERBRIEF URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.



     There is no active public trading market for the PowerBrief stock. At December 22, 2000, PowerBrief's 11,250,000 outstanding shares of common stock were held by two holders of record and PowerBrief's 2,566,223 outstanding shares of series A preferred stock were held by 130 holders of record. Each share of PowerBrief's series A preferred stock is convertible at any time, at the holder's option, into three shares of PowerBrief's common stock. At December 22, 2000, 560,116 shares of PowerBrief's common stock were subject to warrants to purchase PowerBrief's common stock and 3,045,105 shares of PowerBrief's common stock were subject to options to purchase PowerBrief's common stock.



     IOI has applied to have continued listing of New PowerBrief's common stock on the American Stock Exchange, including the shares of New PowerBrief's common stock issued in the merger, under the ticker symbol "PWB." However, the American Stock Exchange has verbally indicated to IOI that New PowerBrief will not satisfy its current listing criteria. The American Stock Exchange also indicated that it will provide IOI with a written notice that the staff of the American Stock Exchange has recommended that New PowerBrief's common stock not be listed on the American Stock Exchange. When IOI receives this notice, it intends to appeal the staff's recommendation. The process of an appeal may not be completed by the time the merger is to occur, and the appeal may not be successful. IOI can not make assurances concerning the result of the appeal.



     Even if the shares of New PowerBrief common stock issued in the merger are not approved for listing on the American Stock Exchange, PowerBrief may, in its discretion, waive the condition to the merger that the New PowerBrief common stock be listed on the American Stock Exchange, and this waiver may be made without any further notice to the shareholders of IOI or stockholders of PowerBrief. IOI's shareholders and PowerBrief's stockholders will not be able to change their votes for the merger if PowerBrief waives this condition. If New PowerBrief common stock has not been approved for listing on the American Stock Exchange and PowerBrief waives the condition that the New PowerBrief common stock must be approved for listing on the American Stock Exchange, then, at the effective time of the merger, IOI may voluntarily delist its shares of common stock from the American Stock Exchange and have its shares traded on the over-the-counter market. For more information regarding the listing, see "Description of Capital Stock -- Stock Exchange Listing" on pages 76 to 77.


DIVIDENDS


     IOI has not declared or paid any cash dividends to common shareholders since inception and does not anticipate paying any cash dividends in the foreseeable future. Pursuant to the terms of IOI's articles of incorporation, no dividends can be paid on the common stock until all dividends accrued on any outstanding preferred stock have been paid. There are currently no shares of IOI's preferred stock outstanding.


     PowerBrief has never paid dividends. Pursuant to the terms of PowerBrief's certificate of incorporation, if PowerBrief declares a dividend on its common stock, no dividend can be paid to common stockholders until the holders of PowerBrief's series A preferred stock receive the dividend they would have been entitled to receive if they had converted their series A preferred stock into common stock.

     New PowerBrief intends to retain future earnings, if any, to finance the operation and development of its business and does not anticipate paying cash dividends on its common stock in the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of New PowerBrief's board of directors.

                                  RISK FACTORS

     In addition to the other information set forth in this joint proxy statement/prospectus, the following factors should be considered by IOI's shareholders and PowerBrief's stockholders before voting on the proposals in this joint proxy statement/prospectus. This joint proxy statement/prospectus contains forward-looking statements which involve risks and uncertainties. Actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause these differences include, but are not limited to, the risk factors set forth below.

RISK FACTORS RELATED TO THE MERGER

OUR FORWARD-LOOKING STATEMENTS MAY NOT PROVE ACCURATE.

     When used or incorporated by reference in this joint proxy statement/prospectus, the words "anticipate," "estimate," "expect," "intend," "project" and similar expressions are intended to identify forward-looking statements. These statements are subject to risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, then actual results may vary materially from anticipated, estimated or projected results. These risks and uncertainties are discussed below.

YOU SHOULD CAREFULLY REVIEW POWERBRIEF'S DISCLOSURES BECAUSE IOI'S CURRENT OFFICERS AND DIRECTORS ARE NOT FAMILIAR WITH POWERBRIEF'S BUSINESS.

     Before making any decision related to the matters presented in this joint proxy statement/prospectus, carefully review PowerBrief's disclosures and other information. IOI's current directors and officers have no experience managing a software development company or an Internet-based application service provider. They have no special experience, knowledge or training which enables them to evaluate the viability of PowerBrief's proposed products and services or determine if New PowerBrief will ever become profitable. Please consider IOI's recommendations accordingly.

IOI'S FINANCIAL DISCLOSURES RELATE TO ITS PRIOR OPERATIONS AS A HEALTHCARE PRACTICE MANAGEMENT SERVICES COMPANY AND DO NOT REPRESENT NEW POWERBRIEF'S FINANCIAL RESULTS.

     The IOI financial information will not help you analyze PowerBrief's ongoing business and should be viewed accordingly. All of IOI's financial disclosures set forth in this joint proxy statement/prospectus relate to its operation as a healthcare practice management services company, which it intends to discontinue. After the merger, New PowerBrief will conduct PowerBrief's business. You will need to review carefully PowerBrief's financial disclosures and other information before making any decision related to the matters presented in this joint proxy statement/prospectus. As discussed below, New PowerBrief cannot guarantee that it will be able to generate revenue from its proposed operations, or if it does generate revenue, when or if it will be profitable. See "Risk Factors Related to PowerBrief and its Business."

THE EXPECTED BENEFITS OF MERGER MAY NOT BE ACHIEVED.

     We cannot be sure that the expected benefits of the merger as described under "The Merger" will be achieved. Whether the anticipated benefits of the merger are ultimately achieved will depend on a number of factors, including:

     - New PowerBrief's success in managing the complexity of being a public company during the development stage of New PowerBrief;

     - New PowerBrief's ability to develop timely its products and protect its intellectual property rights;

     - New PowerBrief's ability to hire and retain qualified personnel;

     - New PowerBrief's success in selling the assets associated with, and the winding down of, IOI's former business;

     - unanticipated liabilities and other problems; and

     - New PowerBrief's success in marketing its products and raising funds for continuing product development.

Therefore, we cannot assure you that New PowerBrief can successfully integrate and continue PowerBrief's business.

OWNERSHIP PERCENTAGES IN NEW POWERBRIEF AFTER THE MERGER ARE SUBJECT TO ADJUSTMENT.


     Based on the number of outstanding shares of stock of IOI and PowerBrief on December 22, 2000, the IOI shareholders and PowerBrief stockholders will own 34.1% and 65.9%, respectively, of the outstanding New PowerBrief common stock after the merger. Based on the outstanding warrants and options on December 22, 2000, the ownership percentages of the IOI shareholders and PowerBrief stockholders of the fully diluted New PowerBrief common stock after the merger will be:


     - 39.8% and 60.2%, respectively, assuming the series B warrants of New PowerBrief to be issued in the merger will purchase an aggregate of 1,285,445 shares of New PowerBrief's common stock, which is the minimum number of shares that will be purchasable under these warrants; and

     - 40.0% and 60.0%, respectively, assuming the series B warrants of New PowerBrief to be issued in the merger will purchase an aggregate of 1,498,482 shares of New PowerBrief's common stock, which is the maximum number of shares that will be purchasable under these warrants.

This information is based on some assumptions described on pages 31 to 32 of this joint proxy statement/ prospectus. New PowerBrief's board of directors will adjust these percentages within one year after the merger based on a formula described in this joint proxy statement/prospectus. The formula is based in part on the cash proceeds from the sale of IOI's interest in the Westbank Ambulatory Care Center. If IOI's interest in the Westbank Ambulatory Care Center cannot be sold within one year after the merger, no proceeds will be added to the formula to determine the ownership percentages described above. We cannot guarantee that IOI's interest in the Westbank Ambulatory Care Center will be sold within one year after the merger and we cannot predict the price at which it may be sold.

THE NUMBER OF SHARES PURCHASABLE WITH THE SERIES A WARRANTS AND SERIES B WARRANTS ISSUED IN THE MERGER IS SUBJECT TO ADJUSTMENT.


     The number of shares of New PowerBrief's common stock purchasable with the series A warrants issued in the merger is limited to 534,666. The number of shares of New PowerBrief's common stock purchasable with the series B warrants issued in the merger will be between 1,285,445 and 1,498,482. The actual number of shares subject to these New PowerBrief series B warrants will be equal to the aggregate number of shares purchasable under IOI's warrants existing as of the date of the merger agreement, after taking into account the anti-dilution adjustment resulting from the issuance as of December 19, 2000 by IOI to its shareholders of warrants to purchase 2,959,274 shares of common stock.


     If any holders of options to purchase PowerBrief's common stock exercise their options before the merger, the maximum number of New PowerBrief's shares purchasable with the series A warrants and the series B warrants issued in the merger will be reallocated among the holders of all of PowerBrief's common stock, preferred stock and warrants. If all of PowerBrief's options are exercised before the merger, the number of shares of New PowerBrief's common stock purchasable with the series A warrants and series B warrants that PowerBrief's stockholders receive in the merger for each share of PowerBrief's common stock that PowerBrief's stockholders owned could be reduced from 0.0274 and between 0.0659 and 0.0768, respectively, to 0.0234 and between 0.0562 and 0.0655, respectively. Also, the number of shares of New PowerBrief's common stock purchasable with the series A warrants and series B warrants that PowerBrief's stockholders receive in the merger for each share of PowerBrief's series A preferred stock owned could be reduced from 0.0822 and between 0.1977 and 0.2304, respectively, to 0.0701 and between 0.1685 and 0.1964, respectively.

WE CANNOT GUARANTEE THAT ANY SHARES OF COMMON STOCK OF NEW POWERBRIEF WILL BE LISTED ON THE AMEX.



     The merger agreement provides that, as a condition to PowerBrief's obligation to consummate the merger, the New PowerBrief common stock issued in the merger shall be listed on the American Stock Exchange, or AMEX. IOI's common stock is currently listed on the AMEX. However, IOI can not assure you that New PowerBrief's common stock can be listed on the AMEX or that New PowerBrief will be able to maintain listing on the AMEX.



     Because New PowerBrief will have a different business and management than that of IOI, AMEX requires that IOI submit an additional listing application for the New PowerBrief common stock issued in the merger and satisfy AMEX's current listing requirements. IOI has filed an additional listing application with AMEX. However, AMEX has verbally indicated to IOI that New PowerBrief will not satisfy its current listing criteria. AMEX also indicated that it will provide IOI with a written notice that AMEX's staff has recommended that New PowerBrief's common stock not be listed on AMEX. When IOI receives this notice, it intends to appeal the staff's recommendation. IOI will request an accelerated appeal process, but there can be no assurances that an accelerated review will be granted. The process of an appeal may not be completed by the time the merger is to occur, and the appeal may not be successful. IOI can not make assurances concerning the result of the appeal.



     Even if the shares of New PowerBrief common stock issued in the merger are not approved for listing on the AMEX, PowerBrief may, in its discretion, waive the condition to the merger that the New PowerBrief common stock be listed on the AMEX, and this waiver may be made without any further notice to the shareholders of IOI or stockholders of PowerBrief. IOI's shareholders and PowerBrief's stockholders will not be able to change their votes for the merger if PowerBrief waives this condition. If New PowerBrief common stock has not been approved for listing on the AMEX and PowerBrief waives the condition that the New PowerBrief common stock must be approved for listing on the AMEX, then, at the effective time of the merger:



     - IOI may voluntarily delist its shares of common stock from the AMEX and have its shares traded on the over-the-counter, or OTC, market; or



     - AMEX may delist IOI's shares of common stock or may suspend trading of IOI's common stock.



     Although IOI has not received formal notice that AMEX intends to delist IOI's shares, it is possible that IOI will lose its AMEX listing even if the merger does not occur because of IOI's share price and market capitalization.



     OTC transactions involve risks in addition to those associated with transactions in securities traded on exchanges. OTC companies may have limited product lines, markets or financial resources. Many OTC stocks trade less frequently and in smaller volume than exchange-listed stocks. The values of these stocks may be more volatile than exchange-listed stocks.



     If New PowerBrief's common stock is traded in the OTC market and a market maker sponsors New PowerBrief, New PowerBrief may have the price of its shares electronically displayed on the OTC Bulletin Board, or OTCBB. However, if New PowerBrief lacks sufficient market maker support for display on the OTCBB, it must have its price published by the National Quotations Bureau LLP in a paper publication known as the "Pink Sheets." The marketability of New PowerBrief's common stock will be even more limited if its price must be published on the "Pink Sheets." See "Description of Capital Stock -- Stock Exchange Listing."


IOI'S COMMON STOCK CURRENTLY IS THINLY TRADED AND IT MAY BE DIFFICULT TO SELL THE NEW POWERBRIEF COMMON STOCK RECEIVED IN THE MERGER.

     IOI's common stock currently is thinly traded. As a result, prices quoted for IOI's stock may not reflect the actual fair market value of the stock. Also, because of the low volume of trading in IOI's common stock, it may be difficult for you to sell the New PowerBrief common stock you receive in the merger. If you are able to sell New PowerBrief's common stock, the limited trading volume could result in a significantly lower sales price than the sales price quoted by the AMEX or any other exchange or bulletin board at the time of your order to sell. You should consult an experienced investment or financial advisor before attempting any sale of New PowerBrief's common stock.



THERE MAY NOT BE A PUBLIC MARKET FOR THE WARRANTS ISSUED IN THE MERGER.



     The warrants issued in the merger will not be listed on the AMEX or any other exchange or bulletin board. We do not anticipate any market to develop for these warrants. If the holders are able to sell these securities, we cannot guarantee the price at which the holders may be able to sell these securities.


THE MARKET PRICE OF IOI'S COMMON STOCK FLUCTUATES. SALES OF IOI'S COMMON STOCK COULD LOWER THE MARKET PRICE OF IOI'S COMMON STOCK BEFORE THE MERGER, AND SALES OF SHARES OF NEW POWERBRIEF'S COMMON STOCK RECEIVED IN THE MERGER COULD LOWER THE MARKET PRICE OF NEW POWERBRIEF'S COMMON STOCK AFTER THE MERGER.

     The market price of IOI's common stock can fluctuate widely. Sales of substantial amounts of IOI's common stock before the merger or New PowerBrief's common stock after the merger will adversely affect the market price of its common stock. We cannot determine what impact the merger will have on IOI's stock price before the merger or New PowerBrief's stock price after the merger.

ALTHOUGH IOI'S STOCK PRICE MAY VARY IN RESPONSE TO CHANGES IN BUSINESS AND ECONOMIC CONDITIONS, THE EXCHANGE RATIO SET FORTH IN THE MERGER AGREEMENT WILL NOT BE ADJUSTED TO COMPENSATE FOR ANY CHANGES IN IOI'S STOCK PRICE.

     IOI's stock price at the effective time of the merger may vary significantly from the price as of the date of the execution of the merger agreement or the date of this joint proxy statement/prospectus or the dates on which IOI's shareholders and PowerBrief's stockholders vote on the merger due to, among other factors, (1) changes in the business, operations or prospects of IOI, PowerBrief or New PowerBrief, (2) market assessments of the likelihood that the merger will be completed and the timing of the completion of the merger and
(3) general market and economic conditions. The exchange ratios set forth in the merger agreement will not be adjusted to compensate for any changes in IOI's stock price. See "The Merger Agreement -- Manner and Basis for Converting Shares" and "The Merger Agreement -- Adjustments."

NEW POWERBRIEF MAY BE SUBJECT TO LITIGATION IF ITS COMMON STOCK PRICE DECLINES OR INCREASES SIGNIFICANTLY.

     In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. Class action litigation against New PowerBrief could result in substantial costs and a diversion of its management's attention and resources, which would harm its business, financial condition and results of operations. Any adverse determination in this litigation could also subject New PowerBrief to significant liabilities.

THE SERIES A WARRANTS AND SERIES B WARRANTS ISSUED IN THE MERGER MAY EXPIRE WITHOUT VALUE.

     During the limited time in which the warrants issued in the merger can be exercised, New PowerBrief's stock price could fall below the exercise price for the warrants. The series A warrants issued in the merger will have an exercise price based on a formula. The series B warrants issued in the merger will have an exercise price of between $3.70 and $4.32 per share of common stock. Furthermore, the series A warrants issued in the merger will not be exercisable until one year after the merger. The series B warrants issued in the merger will not be exercisable until the earlier of (1) one year after the merger and (2) the date on which any warrants to purchase common stock of New PowerBrief are exercised by FW Integrated Orthopaedics Investors, L.P., FW Integrated Orthopaedics Investors II, L.P. or Chartwell Capital Investors, L.P. The series A warrants issued in the merger will expire on the fifth anniversary of the merger. The series B warrants issued in the merger will expire on June 30, 2005. Also, the warrants issued in the merger will not be exercisable in each period beginning one day before the end of a fiscal quarter of New PowerBrief and ending on the date New PowerBrief announces its operating results for that quarter.


NEW POWERBRIEF DOES NOT INTEND TO PAY DIVIDENDS.



     IOI has never declared or paid cash dividends to its common shareholders and PowerBrief has never declared or paid dividends to any of its stockholders. New PowerBrief intends to retain future earnings, if any, to finance the operation and development of its business and does not anticipate paying cash dividends on its common stock in the foreseeable future.


RISK FACTORS RELATED TO IOI AND ITS BUSINESS

THERE MAY NOT BE A MARKET FOR THE SALE OF IOI'S INTEREST IN THE WESTBANK AMBULATORY CARE CENTER, AND THE CONTINUED OPERATION OF THE WESTBANK AMBULATORY CARE CENTER WOULD LIKELY RESULT IN FUTURE LOSSES TO NEW POWERBRIEF.


     IOI intends to discontinue its healthcare practice management services business by selling IOI's sole remaining interest in a healthcare facility, the Westbank Ambulatory Care Center. IOI is currently in discussions with a prospective purchaser for IOI's interest in the Westbank Ambulatory Care Center. If this prospective purchaser does not buy IOI's interest in the Westbank Ambulatory Care Center, and if IOI is unable to find another purchaser of IOI's interest in the Westbank Ambulatory Care Center, New PowerBrief will not have the cash proceeds that would have otherwise been available if the interest in the Westbank Ambulatory Care Center had been sold. Those cash proceeds are necessary to finance the execution of New PowerBrief's business plan, and if not received, then New PowerBrief will have to continue operating the Westbank Ambulatory Care Center or discontinue its operations. Continued operations of the Westbank Ambulatory Care Center would most likely result in further losses to New PowerBrief after the merger.


THE HEALTHCARE PRACTICE MANAGEMENT SERVICES BUSINESS IS SUBJECT TO EXTENSIVE REGULATION, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON THE WESTBANK AMBULATORY CARE CENTER.

     The healthcare industry is subject to extensive governmental supervision, regulation and control by state and federal authorities including, without limitation, state and federal regulatory agencies, statutes and court rulings. IOI cannot guarantee that state and federal authorities having jurisdiction over IOI's healthcare practice management services business will not adopt regulations or take other actions, such as the failure to renew or the revocation of required licenses or certifications, that would have a material adverse effect on the Westbank Ambulatory Care Center.

IOI OR NEW POWERBRIEF MAY BE SUBJECT TO LIABILITIES ARISING OUT OF IOI'S PRIOR HEALTHCARE PRACTICE MANAGEMENT SERVICES OPERATIONS.

     Currently, IOI is in the healthcare practice management services business. IOI has been selling its operational assets to third parties. IOI plans to permanently discontinue its healthcare practice management services business by selling its sole remaining interest in a healthcare facility, the Westbank Ambulatory Care Center. IOI or New PowerBrief may be subject to ongoing liabilities, which cannot be quantified, from IOI's healthcare practice management services business or the sale thereof, including, without limitation, obligations for indemnification and medical malpractice.

TWO INDIVIDUALS HAVE ASSERTED CLAIMS AGAINST IOI, WHICH COULD HAVE ADVERSE CONSEQUENCES TO IOI AND NEW POWERBRIEF.

     A former employee of IOI has asserted various claims in writing against IOI. When IOI employed this individual, it loaned him $25,000 in exchange for a promissory note, which could be repaid with commissions he earned from IOI for the acquisition of new businesses. After his resignation from IOI, he repaid the unpaid portion of that note with cash. In his letter, this former employee claimed that he earned $25,000 in commissions and that IOI owed that amount to him. Furthermore, he claimed that he suffered losses of approximately $100,000 due to IOI's failure to deliver his stock option documents on a timely basis. He also accused IOI's board of directors of intentionally suppressing IOI's stock price by failing to fund potential acquisitions that he located. IOI believes that these claims are without merit. However, if this former employee pursues these claims in a court of law, and the court makes a finding adverse to IOI, that determination could have adverse consequences to IOI and New PowerBrief.

     Also, in May 2000, a physician formerly employed by IOI's Louisiana practice filed suit against IOI and the Louisiana practice for an unspecified amount of damages. The Louisiana practice hired this physician in July 1999. On February 1, 2000, the Louisiana practice notified the physician that his employment was being terminated effective 90 days from the date of that notice pursuant to the terms of his employment contract. The physician alleged that IOI and the Louisiana practice misrepresented the condition of its Louisiana practice and that those misrepresentations induced him to leave his former practice. He also claimed breach of contract, tortious interference by IOI with his contract with the Louisiana practice and violations of the Louisiana Whistleblower Protection Act and other laws. He has also made claims for payment of medical malpractice coverage, vacation pay and continuing medical education leave. IOI has denied all of his claims and believes that they are without merit. However, if the court makes a finding adverse to IOI, his claims could have an adverse effect on IOI.

RISK FACTORS RELATED TO POWERBRIEF AND ITS BUSINESS

POWERBRIEF IS AT AN EARLY STAGE OF DEVELOPMENT, AND POWERBRIEF ANTICIPATES THAT NEW POWERBRIEF WILL HAVE FUTURE LOSSES.

     PowerBrief cannot be sure that New PowerBrief will be able to achieve profitability or that it can sustain profitability, if achieved. PowerBrief is a development stage company. To date, PowerBrief has generated no revenues from sales and has dedicated most of its financial resources to (1) organizational expenses, (2) preliminary programming and research and development expenses, (3) general and administrative expenses, (4) marketing expenses and (5) the prosecution of copyright and domain name applications. PowerBrief expects New PowerBrief to incur significant operating losses for at least the next several quarters, primarily due to programming, research and development programs costs, marketing costs and costs associated with the commercialization of products and services.

     New PowerBrief's ability to achieve profitability will depend upon, among other things:

     - successfully completing the development of marketable products and services in a timely manner;

     - developing products and services that will compete favorably with other systems that have been and/or may be developed by competitors with superior resources;

     - obtaining judicial, administrative and private-sector approvals and acceptance for use of New PowerBrief's proprietary systems and/or judicial, legislative, administrative or regulatory mandates that New PowerBrief's products and services be used by third parties;

     - obtaining and maintaining content agreements and alliances for use within New PowerBrief's systems;

     - establishing and maintaining advantageous sales and marketing capabilities or collaborative arrangements; and

     - raising sufficient funds to finance future activities.

NEW POWERBRIEF WILL NEED SUBSTANTIAL AMOUNTS OF ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS.

     PowerBrief has spent, and New PowerBrief will continue to require, substantial funds to continue programming, research and development, and to begin sales and marketing efforts. New PowerBrief cannot guarantee that additional financing will be available on terms acceptable to it, or at all.

     New PowerBrief expects, although it cannot guarantee, that New PowerBrief's existing capital resources, including any resources that may be obtained through the merger, will be sufficient to fund New PowerBrief's capital requirements through the second quarter of 2001, assuming IOI is able to sell its interest in the Westbank Ambulatory Care Center for cash. Thereafter, New PowerBrief will likely need to raise substantial additional capital to fund its operations. The issuance of additional equity securities could result in dilution to shareholders. Debt financing, if available, may be contingent upon New PowerBrief entering into restrictive covenants. The failure of New PowerBrief to raise additional capital could have a material adverse affect on its business, financial condition and results of operations.


NEW POWERBRIEF'S PRODUCT DEVELOPMENT MAY BE DELAYED OR UNSUCCESSFUL, CAUSING HARM TO NEW POWERBRIEF'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     New PowerBrief's inability to complete successfully the development of the New PowerBrief system, or a determination by New PowerBrief not to complete the development of any product or service, particularly in instances in which PowerBrief or New PowerBrief has made significant research and development and other expenditures, could have a material adverse effect on New PowerBrief's business, financial condition and results of operations. Currently, PowerBrief has not developed products or services that have generated any revenue, and all of its proposed products and services are still being developed. New PowerBrief's growth and profitability will depend, in large part, upon its ability to complete development of new products and services on a timely basis. The completion of the development of any of its proposed products and services remains subject to all the risks associated with the commercialization of new products and services based on innovative technologies, including (1) unanticipated technical or other problems, (2) design and programming difficulties and (3) the possible insufficiency of the funds allocated for the completion of development, which could result in a change in the design, delay in the development or the abandonment of products and services. As a result, New PowerBrief cannot guarantee that any of its products and services under development will be successfully developed or, if developed, that its products and services will meet price or performance objectives, be developed on a timely basis or prove to be as effective as competing products and services.

THE FAILURE OF NEW POWERBRIEF'S NEW PRODUCTS AND SERVICES TO ACHIEVE MARKET ACCEPTANCE AND GENERATE REVENUE COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     New PowerBrief's ability to create revenues and to achieve profitability and positive cash flow will depend on the successful introduction of the New PowerBrief system for researching, creating, filing, serving, retrieving and managing legal documents. New PowerBrief cannot assure you that its products and services under development will gain any significant degree of market acceptance among courts or attorneys and their clients. New PowerBrief's technologies are intended to provide new methods of managing legal paperwork. However, courts and attorneys will not use New PowerBrief's products and services unless they determine that the benefits are greater than those available from competing products and services, including the current paper-based system. Even if the advantage of New PowerBrief's systems is established as significant, attorneys may not elect to use New PowerBrief's products and services for any number of reasons, including the refusal of clients to authorize reimbursement for New PowerBrief's products and services. Any new product or service New PowerBrief introduces that is not favorably received could damage New PowerBrief's reputation and the perception of New PowerBrief's brand name.

THE DEVELOPMENT OF THE NEW POWERBRIEF BRAND IS ESSENTIAL TO NEW POWERBRIEF'S FUTURE SUCCESS.

     Establishing and maintaining brand identity is critical to New PowerBrief's efforts to attract users to its website and to build market acceptance of its filing, service and research information products and services. In order to build brand awareness, New PowerBrief must succeed in its brand marketing efforts, provide high-quality services and create user awareness of its product, if and when developed. These efforts will require significant expenses. If New PowerBrief does not generate a corresponding increase in revenue as a result of its branding efforts or otherwise fails to promote its brand successfully, its business, results of operations and financial condition will be materially and adversely affected.

NEW POWERBRIEF FACES INTENSE COMPETITION AND WILL FACE TECHNOLOGICAL CHANGE THAT COULD RESULT IN REDUCED MARGINS ON NEW POWERBRIEF'S PRODUCTS AND SERVICES, LOSS OF MARKET SHARE OR LESS USER-TRAFFIC TO ITS WEBSITE AND ON ITS SYSTEMS.

     New PowerBrief's industry is characterized by intense competition, innovation, extensive research and development efforts and rapid technological progress. New developments occur and are expected to continue to occur at a rapid pace, and New PowerBrief cannot guarantee that developments by its competitors will not render some or all of New PowerBrief's products and services obsolete or non-competitive, which would have a material adverse effect on New PowerBrief's business, financial condition and results of operations.

     New PowerBrief faces intense competition from well established competitors such as Justice Link, Westlaw's affiliate WestWorks, Lexis' affiliate LexisONE, Law.com, JDUSA, Inc., Niku Corporation, CaseCentral, Inc., Serengeti, Inc., IT consulting firms, litigation consulting firms (including the large accounting firms), branches or divisions of various federal, state and local governments, academic institutions, in-house technology departments at major law firms and in-house technology and legal departments at major corporations. New PowerBrief will also compete for customers with the current paper form of handling and managing legal documents, and with other companies offering online creation, filing, storage and retrieval technology, publishers and distributors of traditional print media that use or license their legal research content for use on the Internet, commercial publishing companies, and corporate materials and information market companies. New PowerBrief expects competition to increase because these markets, particularly the markets for Internet-related products and services, pose no substantial barriers to entry. Competition may also increase as a result of industry consolidation.

     There are many companies, both public and private, that have developed and are developing systems, products and services for the legal technology and document management markets that will compete with the systems that New PowerBrief is seeking to develop. Some of these companies possess substantially greater financial, research and development, programming, marketing and lobbying experience and resources. These companies represent substantial long-term competition for New PowerBrief. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large legal technology, legal research, consulting or document management companies. Academic institutions, governmental agencies and other public and private organizations also develop, seek copyright and patent protection and establish collaborative arrangements for the development of legal research, document management and other systems. New PowerBrief cannot be certain that its competitors will not (1) develop an easier to use, more reliable or more effective product that achieves greater governmental or market acceptance than systems that it may develop, (2) obtain patent, copyright or intellectual property rights that limit New PowerBrief's ability to commercialize systems that it may develop or (3) commercialize products and services earlier than New PowerBrief.

NEW POWERBRIEF MAY BE UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY, PATENTS, COPYRIGHTS AND PROPRIETARY TECHNOLOGY.

     New PowerBrief's success will depend, in part, on its ability:

     - to obtain patents and copyrights both in the United States and abroad or, alternatively, to license patents and copyrights on acceptable terms, if possible;

     - to protect its trade secrets, know-how and other proprietary rights; and

     - to operate without infringing on the proprietary rights of others.

New PowerBrief's failure to do so could have a material adverse effect on its business, financial condition and results of operations. New PowerBrief cannot guarantee that patents or copyrights issued to or licensed by it or New PowerBrief's other proprietary rights will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to New PowerBrief. Furthermore, New PowerBrief cannot assure you that others will not independently develop substantially equivalent or superseding proprietary technology or that an equivalent product or system will not be marketed in competition with New PowerBrief's systems, thereby substantially reducing the value of New PowerBrief's proprietary rights. Therefore, New PowerBrief cannot predict with any certainty the scope or enforceability of claims allowed in the patents and copyrights on which New PowerBrief will rely.

     New PowerBrief also cannot guarantee that it will be able to protect its proprietary programming and code from duplication. The open-code programming that the Internet relies on is subject to duplication. Many successful Internet-based companies have had their systems and methods of operation duplicated, almost entirely, by new competitors. New PowerBrief cannot assure you that a competitor will not attempt to duplicate and improve upon the systems that New PowerBrief may develop.

     In addition, New PowerBrief may be subject to various intellectual property infringement claims from time to time. Even if these claims are unsuccessful, New PowerBrief could incur substantial attorneys' fees and other legal costs in defending any patent infringement, copyright infringement or other infringement claims. New PowerBrief could also incur substantial attorneys' fees and other legal costs in its efforts to protect patent rights, copyrights or other proprietary rights, including those granted to PowerBrief or New PowerBrief by third parties.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM NEW POWERBRIEF'S BUSINESS.

     Any new legislation or regulation, or the application or interpretation of existing laws, may decrease the growth in the use of the Internet, which could in turn decrease the demand for New PowerBrief's products and services, increase its cost of doing business or otherwise have a material adverse effect on its business, financial condition and results of operations. There are an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, domain name registration, online content regulation, user privacy, taxation and quality of products and services. Moreover, the applicability to the Internet of existing laws governing issues including intellectual property ownership and infringement, copyright, patent, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. Changes or developments in the law or regulation of the Internet may have a material adverse effect on New PowerBrief's business, financial condition and results of operations.

NEW POWERBRIEF WILL ONLY BE ABLE TO EXECUTE ITS BUSINESS PLAN IF USE OF THE INTERNET GROWS.

     New PowerBrief's business would be adversely affected if Internet usage does not continue to grow. Internet usage may be inhibited for any of the following reasons:

     - the inability of websites to respond to privacy concerns of potential users, including concerns related to the placement by websites of information on a user's hard drive without the user's knowledge or consent;

     - the inability of websites to provide security and authentication of confidential information contained in transmissions over the Internet;

     - the Internet infrastructure may not be able to support the demands placed on it or its performance and reliability may decline as usage grows; or

     - the Internet may be viewed as an unreliable media or forum on which to conduct business as a result of highly-publicized outages and service interruptions suffered by businesses unrelated to New PowerBrief.

NEW POWERBRIEF IS SUSCEPTIBLE TO BREACHES OF ITS PRODUCT, NETWORK AND INFRASTRUCTURE SECURITY, WHICH COULD UNDERMINE ITS BUSINESS STRATEGY.

     New PowerBrief's operations are dependent on its ability to protect its products, computer systems and network infrastructure from damage that could occur from break-ins, security breaches and other disruptive problems caused by the Internet or other Internet users. Break-ins and security breaches could jeopardize the security of information stored in and transmitted through New PowerBrief's products, computer systems and network infrastructure and could cause interruptions in New PowerBrief's operations, which may result in significant liability to New PowerBrief. Other disruptions caused by problems on the Internet or actions of Internet users could make it difficult for New PowerBrief's customers to access and retrieve information, interact with courts, attorneys and other persons involved in a particular legal matter, and otherwise manage their legal affairs. In either case, problems of this nature could lead existing customers to terminate their relationships with New PowerBrief and could make it more difficult for New PowerBrief to attract new customers, which could undermine New PowerBrief's business strategy. New PowerBrief may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by breaches, which could have a material adverse effect on New PowerBrief's business, financial condition and results of operations. In addition, New PowerBrief cannot be certain that its security measures will be successful.

THE PERFORMANCE OF THE NEW POWERBRIEF SYSTEM IS CRITICAL TO NEW POWERBRIEF'S BUSINESS AND REPUTATION.


     Any system failure, including network, software or hardware failure, that causes an interruption in the delivery of New PowerBrief's products and services or a decrease in responsiveness of its website service could result in reduced revenue, and could impair New PowerBrief's reputation and brand. New PowerBrief's systems will rely on the Internet infrastructure, which it does not own or control. High-profile providers of Internet-based solutions and services have experienced interruptions in service as a result of accidental and intentional actions of Internet users, current and former employees and others. Unauthorized access or coordinated over-loading of New PowerBrief's systems or its partners' systems without unauthorized access could jeopardize the reliability of New PowerBrief's systems, products and services and also might deter potential customers.


     All of these results could have a material adverse affect on New PowerBrief's business, financial condition and results of operation. Minimizing these risks, including problems created by a New PowerBrief or vendor employee, may require unforeseen expenditures and interruptions, delays or cessation of service to New PowerBrief's customers. New PowerBrief cannot guarantee that its efforts to minimize these risks will be successful.

NEW POWERBRIEF IS SUSCEPTIBLE TO BREACHES OF GENERAL ONLINE SECURITY.

     The misappropriation of account numbers, identification information, credit card numbers or other proprietary personal information or the purchase of products through the fraudulent use of account numbers, identifying information or credit cards could expose New PowerBrief to a risk of loss or litigation and possible liability from the vendors of its products or from cardholders themselves. Online communication and commerce on New PowerBrief's website will rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of identification information, billing information, credit card numbers and other proprietary information. However, New PowerBrief cannot be sure that this encryption and authentication technology will be sufficient to protect against breaches of online security.

NEW POWERBRIEF WILL RELY ON THIRD PARTY SUPPLIERS FOR DATA STORAGE, PROCESSING AND CONNECTIVITY, AND ANY FAILURE IN THE SERVICES PROVIDED BY THESE THIRD PARTIES COULD HARM NEW POWERBRIEF'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     New PowerBrief cannot assure you that it will be able to obtain data storage or data processing facilities from third party suppliers that are adequately reliable and that have adequate capacity, on terms and conditions or in quantities acceptable to New PowerBrief. New PowerBrief's failure to do so would have a material adverse effect on its business, financial condition and results of operations. PowerBrief does not operate and New PowerBrief does not currently plan to operate data storage or data processing facilities. New PowerBrief's systems, however, will exist on and rely on these facilities. New PowerBrief intends to contract with third parties for the manufacture and operation of the data storage and processing hardware that its systems will run on. New PowerBrief will also rely on third party suppliers for connectivity. The failure of any third party communications networks or systems could have a material adverse effect on New PowerBrief's business, financial condition and results of operations.

NEW POWERBRIEF FACES RISKS ASSOCIATED WITH ITS DEPENDENCE ON COOPERATIVE ALLIANCES.

     New PowerBrief's inability to enter into or maintain successful alliances with third parties would have a material adverse effect on its business, financial condition and results of operations. New PowerBrief's systems will depend on third-party data such as the type provided by Law Office Information Systems and other third party legal content suppliers. New PowerBrief has no plans to create its own database of primary legal data, and the coverage and accuracy of New PowerBrief's products and services is substantially dependent on the coverage and accuracy of legal research data it licenses from third parties. There are a limited number of providers of this data. Any failure by a third party to deliver sufficient and accurate legal research data could have a material adverse effect on New PowerBrief's business, financial condition and results of operations.

     Given the short term of New PowerBrief's data licenses and data sharing arrangements, New PowerBrief will have to renegotiate its contracts in the foreseeable future, which may result in contractual terms that are not as favorable to New PowerBrief as existing licenses and arrangements. If New PowerBrief cannot maintain these data licenses and data sharing arrangements or any other third party license arrangement on commercially reasonable terms, the utility and accuracy of its systems and products will suffer. As a result, the marketability of New PowerBrief's systems would suffer.

     Additionally, New PowerBrief's strategy for the programming, development, maintenance, commercialization and marketing of its systems depends upon entering into various alliances with corporate partners, subcontractors, licensors, licensees and others, and is contingent upon the subsequent success of these third parties in performing their responsibilities under these alliances. New PowerBrief cannot guarantee that third parties will perform their obligations as expected or that New PowerBrief will derive any benefit from these arrangements.

NEW POWERBRIEF LACKS TECHNICAL, SALES, MARKETING AND BUSINESS EXPERIENCE.

     New PowerBrief's senior management has limited management or business experience and New PowerBrief cannot be sure that its senior management can successfully manage the business or any growth that New PowerBrief may experience. New PowerBrief also has limited experience in sales, marketing or distribution. To develop and market any of its products and services, New PowerBrief must either develop a technical, sales and marketing force or enter into maintenance and marketing arrangements with companies that have this capability. In either case, New PowerBrief will be required to make significant additional expenditures.

     New PowerBrief's failure to establish technical and systems maintenance capabilities would prevent the development or continued utility of New PowerBrief's systems. New PowerBrief's failure to establish marketing capabilities or to enter into marketing arrangements with third parties would have a material adverse effect on its business, financial condition and results of operations. In addition, New PowerBrief cannot guarantee that either New PowerBrief or any third party will develop or market successfully any systems that New PowerBrief may develop or that any third-party collaboration will be on terms favorable to New PowerBrief.

NEW POWERBRIEF WILL DEPEND ON KEY PERSONNEL AND MAY BE UNABLE TO HIRE AND RETAIN QUALIFIED EMPLOYEES.

     New PowerBrief's success will depend on its ability to attract, train, motivate and retain highly-skilled management, legal, technical and other personnel. New PowerBrief cannot guarantee that it will be successful in attracting, hiring, assimilating or retaining qualified personnel. The loss of the services of the principal members of New PowerBrief's management, legal or technical staff would impair its ability to develop and commercialize products. New PowerBrief faces intense competition for personnel from other companies, academic institutions, government entities and other organizations. In the future, managing the integration of new personnel and growth in general could pose significant risks to New PowerBrief's development and progress. New PowerBrief expects to experience difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

     PowerBrief relies on, and New PowerBrief will rely on, consultants and advisors, including its legal, technical and marketing advisors, to assist it in formulating product development and marketing strategies. PowerBrief's consultants and advisors are employed by employers other than PowerBrief and may have commitments to, or consulting or advisory contracts with, other entities.

NEW POWERBRIEF MAY NOT BE ABLE TO ADAPT AS INTERNET TECHNOLOGIES AND CUSTOMER DEMANDS CONTINUE TO EVOLVE.

     To be successful, New PowerBrief must adapt to the rapidly changing market by continually enhancing the technologies used in its systems and introducing new technology to address the changing needs of courts, attorneys, businesses and other consumers of its products and services. If New PowerBrief is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or legal, business and consumer customer requirements, its business, financial condition and results of operations could be materially and adversely affected.

NEW POWERBRIEF'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE HARMED IF NEW POWERBRIEF CANNOT SUCCESSFULLY MANAGE ITS EXPANSION.

     In order to execute its business plan, New PowerBrief must grow significantly. New PowerBrief's inability to manage growth effectively could have a material adverse effect on New PowerBrief's business, financial condition and results of operations.


     As of December 22, 2000 PowerBrief had a total of 50 employees and as of February 1, 2001 New PowerBrief expects to have a total of 59 employees. New PowerBrief expects that the number of its employees will continue to increase for the foreseeable future. New PowerBrief's growth will place a significant strain on management systems and resources. New PowerBrief will need to create financial and managerial controls and reporting systems and procedures. New PowerBrief will also need to develop the ability to provide effective support for its products and maintain close coordination among its legal, technical, accounting, finance and sales and marketing organizations in order to be successful.


POWERBRIEF OR NEW POWERBRIEF MAY BE SUBJECT TO A CLAIM BY POWERBRIEF'S FORMER WEB DEVELOPER.

     PowerBrief entered into a contract with a web development firm during 1999. The contract obligated the developer to design and develop computer software in accordance with PowerBrief's specifications by an agreed deadline and obligated PowerBrief to pay development fees upon completion. The developer failed to deliver a satisfactory product by the deadline in the first quarter of 2000. PowerBrief delivered a formal notice of breach of contract to the developer and, subsequently, the developer requested that PowerBrief pay a balance of fees estimated at $350,000. PowerBrief informed the developer that it would not pay these fees due to the developer's breach. PowerBrief's management strongly believes that PowerBrief has and New PowerBrief will have valid defenses to any claim the developer might bring against PowerBrief or New PowerBrief, and believes that any damages the developer could prove would be offset in full by PowerBrief's potential counterclaim against the developer for the developer's breach of contract. Nonetheless, PowerBrief and New PowerBrief cannot assure you that they would prevail on any claims, if asserted, and defending any claims would be costly, could distract management and could have a material adverse effect on New PowerBrief's business, financial condition or results of operations. Although PowerBrief has not been informed by the developer of any present intention to bring a claim against PowerBrief, there is a chance that the developer may bring a claim against PowerBrief or New PowerBrief.

NEW POWERBRIEF MAY BE EXPOSED TO POTENTIAL LIABILITY FOR WHICH THE AVAILABILITY OF INSURANCE IS UNCERTAIN.

     New PowerBrief may be exposed to liability claims if its systems fail, are shut down for substantial periods, lose data or are alleged to have had an adverse effect on the legal cases of persons relying on them. New PowerBrief cannot guarantee that liability claims, if made, would not result in damages, a revocation of governmental approval, acceptance or mandate (if these are ever achieved) or a change in the market acceptance of New PowerBrief's systems. New PowerBrief intends to maintain liability insurance coverage for claims arising from the use of its systems, but New PowerBrief cannot be sure that this coverage will be adequate to cover potential claims. In addition, liability insurance is becoming increasingly expensive, and New PowerBrief cannot be sure that it will be able to maintain such insurance, obtain additional insurance, or obtain insurance at a reasonable cost or in sufficient amounts to protect it against losses that would have a material adverse effect on its business, financial condition or results of operations.

CERTAIN PARTNERS AND EMPLOYEES OF POWERBRIEF'S OUTSIDE LEGAL COUNSEL HAVE INVESTED IN POWERBRIEF'S EQUITY SECURITIES.

     Individual partners and employees of PowerBrief's outside legal counsel, Locke Liddell & Sapp LLP, or LLS, have purchased equity securities of PowerBrief in previous offerings. These individual past purchases were not based upon any services rendered by LLS to PowerBrief. PowerBrief also has issued to LLS warrants to purchase PowerBrief's common stock as payment for part of the services rendered by LLS to PowerBrief. Past purchases of equity securities of PowerBrief by partners and employees of LLS reflect the individual decisions of the purchasers only, and LLS' acceptance of PowerBrief's warrants as payment for part of the services rendered to PowerBrief by LLS reflects LLS' decision only. These past events should not be viewed as an endorsement of PowerBrief or the merger, as securities or tax advice, or as an opinion by LLS or any of its partners or employees as to any matter regarding PowerBrief or New PowerBrief. IOI's shareholders and PowerBrief's stockholders are urged to consult their own advisors and to make their own independent decisions regarding the merger on the basis of all relevant information available to them.

                            THE IOI SPECIAL MEETING

GENERAL


     IOI is using this joint proxy statement/prospectus to provide its shareholders with information concerning the merger agreement and the merger of PowerBrief with and into IOI and to solicit proxies from its shareholders to use at the special meeting to be held on January 26, 2001 at the time and place set forth in the accompanying notice and at any adjournments of the special meeting.


MATTERS TO BE CONSIDERED

     At the IOI special meeting, the shareholders of IOI will consider and vote upon:

          (1) approval and adoption of the proposed merger pursuant to the merger agreement; and

          (2) any other business that may be properly brought before the special meeting or any adjournment or postponement of the special meeting.

     A copy of the merger agreement is attached as Appendix A to this joint proxy statement/prospectus. IOI urges you to read carefully the merger agreement.

     THE IOI BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND RECOMMENDS THAT HOLDERS OF IOI'S COMMON STOCK VOTE "FOR" THE PROPOSALS.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM


     IOI's board of directors has fixed the close of business on December 22, 2000 as the Record Date for determining holders entitled to notice of and to vote at the special meeting. As of the Record Date, there were 29,602,741 shares of IOI's common stock issued and outstanding, each of which entitles its holder to one vote on each matter submitted for shareholder approval. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of IOI's common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.


VOTES REQUIRED; VOTING AND REVOCATION OF PROXIES; EFFECT OF ABSTENTIONS AND NON-VOTES


     Under Texas law, the affirmative vote of the holders of two-thirds of the outstanding shares of IOI's common stock is required for approval of the merger and the related transactions. On the Record Date, directors and executive officers of IOI and PowerBrief and their affiliates owned 24,754,074 shares of IOI's common stock, or approximately 83.6% of the voting power of the IOI voting stock outstanding on the Record Date. Approval of the merger and the related transactions by IOI's shareholders is assured because the holders of at least two-thirds of IOI's capital stock entitled to vote on the merger entered into a voting agreement in connection with the execution of the merger agreement. Pursuant to the voting agreement, these shareholders agreed to vote their shares in favor of the merger and the merger agreement, and granted irrevocable proxies to officers of PowerBrief to vote their shares in favor of the merger. A copy of this voting agreement is attached as Appendix C to this joint proxy statement/prospectus. In addition, approval of the merger and the related transactions by PowerBrief's stockholders is assured because the holders of at least a majority of PowerBrief's capital stock entitled to vote on the merger entered into a similar voting agreement. See "The Merger -- Voting Agreements."



     Any shareholder giving a proxy has the right to revoke it at any time before the special meeting by signing another proxy with a later date, giving notice of the revocation to the Secretary of IOI before the special meeting or attending the special meeting and voting in person. However, the proxies given by IOI's shareholders who entered into the voting agreement in connection with the execution of the merger agreement cannot be revoked. See "The
Merger -- Voting Agreements."


     Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. The failure to submit a proxy or to vote at the special meeting will have the same effect as a vote against the merger. In addition, under Texas law, any unvoted position in a brokerage account with respect to any matter will be considered as not voted and will not count toward a quorum as to that matter.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF IOI. ACCORDINGLY, HOLDERS OF IOI'S COMMON STOCK ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

SOLICITATION OF PROXIES

     Proxies will be solicited by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of IOI, with no special or extra compensation, although those directors, officers and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of IOI's common stock held of record by those persons, and IOI may reimburse those custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur in that regard. Expenses incurred in connection with the merger, including those attributable to the solicitation of proxies, generally will be shared equally by IOI and PowerBrief. See "The Merger Agreement -- Expenses" for a description of the circumstances when expenses will not be shared equally by IOI and PowerBrief.

OTHER MATTERS

     At the date of this joint proxy statement/prospectus, the board of directors of IOI does not know of any business to be presented at the special meeting, other than as set forth in the notice accompanying this joint proxy statement/prospectus. If, however, other matters are properly brought before the special meeting or any adjournments or postponements of the special meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on those matters according to their best judgment and applicable law unless the proxy indicates otherwise.

                         THE POWERBRIEF SPECIAL MEETING

GENERAL


     PowerBrief is using this joint proxy statement/prospectus to provide its stockholders with information concerning the merger agreement and the merger of PowerBrief with and into IOI and to solicit proxies from its stockholders to use at the special meeting to be held on January 26, 2001 at the time and place set forth in the accompanying notice and at any adjournments of the special meeting.


MATTERS TO BE CONSIDERED

     At the PowerBrief special meeting, the stockholders of PowerBrief will consider and vote upon:

          (1) approval and adoption of the proposed merger pursuant to the merger agreement; and

          (2) any other business that may be properly brought before the special meeting or any adjournment or postponement of the special meeting.

     A copy of the merger agreement is attached as Appendix A to this joint proxy statement/prospectus. PowerBrief urges you to read carefully the merger agreement.

     THE POWERBRIEF BOARD HAS UNANIMOUSLY (WITH ONE ABSTENTION) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND RECOMMENDS THAT HOLDERS OF POWERBRIEF'S COMMON STOCK AND SERIES A PREFERRED STOCK VOTE "FOR" THE PROPOSALS.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM


     PowerBrief's board of directors has fixed the close of business on December 22, 2000 as the Record Date for determining holders entitled to notice of and to vote at the special meeting. As of the Record Date, there were 11,250,000 shares of PowerBrief's common stock and 2,566,223 shares of PowerBrief's series A preferred stock issued and outstanding. Each share of common stock is entitled to one vote on each matter submitted for stockholder approval. Each share of series A preferred stock is entitled to vote as if it were converted into common stock, together as one class with the common stock. Based on the conversion ratio as of the Record Date, each share of series A preferred stock is entitled to three votes on each matter submitted for stockholder approval. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of PowerBrief's stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.


VOTES REQUIRED; VOTING AND REVOCATION OF PROXIES; EFFECT OF ABSTENTIONS


     Under Delaware law and PowerBrief's certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding shares of PowerBrief's common stock and PowerBrief's series A preferred stock, voting as if converted into common stock and voting together as one class, is required for approval of the merger and the related transactions. On the Record Date, directors and executive officers of IOI and PowerBrief and their affiliates owned 11,250,000 shares of PowerBrief's common stock and 589,576 shares of PowerBrief's series A preferred stock, or approximately 68.7% of the voting power of the PowerBrief voting stock outstanding on the Record Date. Approval of the merger and the related transactions by PowerBrief's stockholders is assured because the holders of at least a majority of PowerBrief's capital stock entitled to vote on the merger entered into a voting agreement in connection with the execution of the merger agreement. Pursuant to this voting agreement, these stockholders agreed to vote their shares in favor of the merger and the merger agreement, and granted irrevocable proxies to officers of IOI to vote their shares in favor of the merger. A copy of this voting agreement is attached as Appendix D to this joint proxy statement/prospectus. In addition, approval of the merger and the related transactions by IOI's shareholders is assured because the holders of at least two-thirds of IOI's capital stock entitled to vote on the merger entered into a similar voting agreement. See "The Merger -- Voting Agreements." As a PowerBrief stockholder, if you do not approve of the terms of the proposed merger and you want to exercise your right to receive the appraised value of your shares of PowerBrief's stock, you should carefully review the procedural requirements of Delaware law described under "The Merger -- Appraisal Rights" to ensure that you do not lose your appraisal rights.


     Any stockholder giving a proxy has the right to revoke it at any time before the special meeting by signing another proxy with a later date, giving notice of the revocation to the Secretary of PowerBrief at or before the special meeting or attending the special meeting and voting in person. However, the proxies given by PowerBrief's stockholders who entered into the voting agreement in connection with the execution of the merger agreement cannot be revoked. See "The Merger -- Voting Agreements."


     Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. The failure to submit a proxy or to vote at the special meeting will have the same effect as a vote against the merger.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF POWERBRIEF. ACCORDINGLY, HOLDERS OF POWERBRIEF'S STOCK ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

SOLICITATION OF PROXIES

     Proxies will be solicited by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of PowerBrief, with no special or extra compensation, although those directors, officers and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of PowerBrief's common stock and series A preferred stock held of record by those persons, and PowerBrief may reimburse those custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur in that regard. Expenses incurred in connection with the merger, including those attributable to the solicitation of proxies, generally will be shared equally by IOI and PowerBrief. See "The Merger Agreement -- Expenses" for a description of the circumstances when expenses will not be shared equally by IOI and PowerBrief.

OTHER MATTERS

     At the date of this joint proxy statement/prospectus, the board of directors of PowerBrief does not know of any business to be presented at the special meeting, other than as set forth in the notice accompanying this joint proxy statement/prospectus. If, however, other matters are properly brought before the special meeting or any adjournments or postponements of the special meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on those matters according to their best judgment and applicable law unless the proxy indicates otherwise.

                                   THE MERGER


     The following information relating to the merger is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this joint proxy statement/prospectus, including the Appendices to this joint proxy statement/prospectus and the documents referred to or incorporated in this joint proxy statement/ prospectus by reference. A copy of the merger agreement is included as Appendix A, and is incorporated in this joint proxy statement/prospectus by reference. References to the merger agreement in this joint proxy statement/prospectus are to the merger agreement, as amended. All shareholders of IOI and stockholders of PowerBrief are urged to read the merger agreement in its entirety.


GENERAL DESCRIPTION OF THE MERGER

     The merger agreement provides for the merger of PowerBrief with and into IOI at the effective time of the merger. IOI will be the surviving entity in the merger and the separate existence of PowerBrief will cease. At the effective time of the merger, IOI's name will become "PowerBrief, Inc."

     Sometimes in this joint proxy statement/prospectus we refer to the combined company after the merger as "New PowerBrief" and the common stock of the combined company after the merger as "New PowerBrief common stock." Concurrently with the completion of the merger, New PowerBrief will effect a five to one reverse stock split of its common stock. Unless stated otherwise, the information in this joint proxy statement/prospectus assumes that the five to one reverse stock split has occurred.


     Effective as of December 19, 2000, IOI issued to its shareholders warrants to purchase an aggregate of 2,959,274 shares of IOI's common stock. Although this amount refers to warrants issued before the merger, it has been adjusted for the five to one reverse stock split. These warrants were distributed as of December 19, 2000 pro rata among IOI's shareholders of record on December 1, 2000. These warrants have terms and conditions, including exercise price and exercisability, no more favorable than the series A warrants to be issued to PowerBrief's stockholders in the merger and are not exercisable before the merger. The issuance of these warrants caused an anti-dilution adjustment in the number of shares purchasable with IOI's warrants existing as of the date of the merger agreement, as more fully described in "The Merger
Agreement -- Adjustments -- Adjustment Before the Merger." The series B warrants to be issued in the merger will be exercisable for the same number of shares of common stock purchasable with IOI's warrants existing as of the date of the merger agreement, after taking into account the anti-dilution adjustment resulting from the issuance as of December 19, 2000 by IOI to its shareholders of warrants to purchase 2,959,274 shares of common stock.



     The following tables set forth, immediately after the merger, the number of shares of New PowerBrief's common stock that IOI's shareholders and PowerBrief's stockholders will own or have the right to acquire under options or warrants in different circumstances and their ownership percentages in different circumstances. This table is based on the following assumptions, which are based on each company's capitalization as of December 22, 2000:


     - 29,602,741 shares of IOI's common stock are issued and outstanding;


     - options to purchase 902,000 shares of IOI's common stock are unexercised;



     - warrants to purchase 19,796,370 shares of IOI's common stock are unexercised, with this number reflecting an anti-dilution adjustment as described in "The Merger Agreement -- Adjustments -- Adjustment Before the Merger";


     - 11,250,000 shares of PowerBrief's common stock and 2,566,223 shares of PowerBrief's series A preferred stock are issued and outstanding;


     - options to purchase 3,380,862 shares of PowerBrief's common stock are unexercised, including shares subject to options granted as of December 22, 2000 and shares available for grant under PowerBrief's 2000 Equity Incentive Plan as of December 22, 2000; and


     - warrants to purchase 560,116 shares of PowerBrief's common stock are unexercised.

     The numbers in this table give effect to the five to one reverse stock split concurrently with the merger.


                                      IOI             IOI         POWERBRIEF      POWERBRIEF
                                 SHAREHOLDERS'   SHAREHOLDERS'   STOCKHOLDERS'   STOCKHOLDERS'
                                   NUMBER OF      PERCENTAGE       NUMBER OF      PERCENTAGE
CIRCUMSTANCE                        SHARES         OWNERSHIP        SHARES         OWNERSHIP
--------------------------------------------------------------------------------------------------
 no IOI or PowerBrief options
   or
   warrants are exercised          5,920,548         34.1%        11,436,110         65.9%
--------------------------------------------------------------------------------------------------
 all IOI options and warrants
   are exercised(1)               10,345,668         47.5%        11,436,110         52.5%
--------------------------------------------------------------------------------------------------
 all IOI options and warrants
   are exercised(2)               10,558,704         48.0%        11,436,110         52.0%
--------------------------------------------------------------------------------------------------
 all PowerBrief options and
   warrants are exercised          5,920,548         27.8%        15,349,279         72.2%
--------------------------------------------------------------------------------------------------
 all IOI options and warrants
   and all PowerBrief options
   and warrants are
   exercised(3)                   10,345,668         39.8%        15,634,724         60.2%
--------------------------------------------------------------------------------------------------
 all IOI options and warrants
   and all PowerBrief options
   and warrants are
   exercised(4)                   10,558,704         40.0%        15,847,761         60.0%
--------------------------------------------------------------------------------------------------


---------------


(1) These shares and ownership percentages reflect 285,445 additional shares of IOI's common stock that will be purchasable under existing IOI warrants as an anti-dilution adjustment resulting from the issuance as of December 19, 2000 by IOI to its shareholders of warrants to purchase 2,959,274 shares of IOI's common stock. This amount represents the minimum anti-dilution adjustment that will result from the issuance of these warrants.



(2) These shares and ownership percentages reflect 498,482 additional shares of IOI's common stock that will be purchasable under existing IOI warrants as an anti-dilution adjustment resulting from the issuance as of December 19, 2000 by IOI to its shareholders of warrants to purchase 2,959,274 shares of IOI's common stock. This amount represents the maximum anti-dilution adjustment that will result from the issuance of these warrants.



(3) These shares and ownership percentages reflect 285,445 additional shares of IOI's common stock that will be purchasable under existing IOI warrants as an anti-dilution adjustment resulting from the issuance as of December 19, 2000 by IOI to its shareholders of warrants to purchase 2,959,274 shares of IOI's common stock. This amount represents the minimum anti-dilution adjustment that will result from the issuance of these warrants. These shares and ownership percentages also reflect the series A warrants to be issued to PowerBrief's stockholders in the merger entitling them to purchase an aggregate of 534,666 shares of New PowerBrief common stock. In addition, these shares and ownership percentages reflect the series B warrants to be issued to PowerBrief's stockholders in the merger entitling them to purchase an aggregate of 1,285,445 shares of New PowerBrief common stock, which is the minimum number of shares of New PowerBrief common stock purchasable under the series B warrants to be issued in the merger.



(4) These shares and ownership percentages reflect 498,482 additional shares of IOI's common stock that will be purchasable under existing IOI warrants as an anti-dilution adjustment resulting from the issuance as of December 19, 2000 by IOI to its shareholders of warrants to purchase 2,959,274 shares of IOI's common stock. This amount represents the maximum anti-dilution adjustment that will result from the issuance of these warrants. These shares and ownership percentages also reflect the series A warrants to be issued to PowerBrief's stockholders in the merger entitling them to purchase an aggregate of 534,666 shares of New PowerBrief common stock. In addition, these shares and ownership percentages reflect the series B warrants to be issued to PowerBrief's stockholders in the merger entitling them to purchase an aggregate of 1,498,482 shares of New PowerBrief common stock, which is the maximum number of shares of New PowerBrief common stock purchasable under the series B warrants to be issued in the merger.

BACKGROUND OF THE MERGER

     PowerBrief is a development stage company. From inception, PowerBrief has raised equity through preferred stock placements, primarily to individuals, comprised of practicing attorneys and business professionals. As PowerBrief continued to grow in staff it required additional capital as well as larger office space to operate. IOI's corporate office space became available for sublease and, in March 2000, PowerBrief sublet this office space. Pursuant to this sublease transaction, PowerBrief's Chief Executive Officer, Ernest D. Rapp, had initial discussions with one of IOI's board members, Scott J. Hancock. Mr. Hancock indicated that he was a director of IOI as well as a partner with the firm Oak Hill Capital Management, Inc. Mr. Hancock requested that PowerBrief submit a business plan to him as part of the process of accepting PowerBrief as a sublease tenant to the IOI space. Initial information was exchanged at that time, with PowerBrief submitting a more formal business plan to Mr. Hancock on April 19, 2000.

     On May 24, 2000, IOI's board met to discuss IOI's financial position and prospects for its future operations. The board concluded that IOI needed additional financing to continue its existing operations and that the chances of obtaining additional financing were unlikely. The IOI board gave its unanimous approval to a resolution granting Messrs. Kauachi and Hancock authority to sell for cash the assets of IOI that they deemed prudent.

     On May 25, 2000, Mr. Hancock visited with Mr. Rapp, K. Wade Bennett, PowerBrief's Chairman and co-founder, as well as another individual investor of PowerBrief at PowerBrief's offices. Mr. Hancock invited Mr. Rapp and Mr. Bennett to meet other directors of IOI in Oak Hill Capital Management, Inc.'s Menlo Park, California offices on June 15, 2000. At the June 5, 2000 board of directors meeting of PowerBrief, Mr. Rapp informed PowerBrief's board of directors about Mr. Hancock's interest in pursuing a possible transaction between IOI and PowerBrief. The PowerBrief board advised Mr. Rapp to continue discussions with IOI and Mr. Hancock.

     On June 15, 2000, three of IOI's four directors, plus an additional management team member of Oak Hill Capital Management, Inc., met with Mr. Rapp and Mr. Bennett in Menlo Park, California. Mr. Hancock, as a director of IOI, indicated at that time that IOI would begin due diligence with PowerBrief in anticipation of merging with PowerBrief in an all stock transaction. At Mr. Hancock's request, Mr. Rapp and Mr. Bennett were asked to make a presentation to the general counsel of Oak Hill Capital Management, Inc. in New York City on June 20, 2000 as part of the due diligence process.

     The June 20, 2000 meeting consisted of Mr. Rapp and Mr. Bennett visiting with John Monsky, Oak Hill's general counsel, as well as several outside law firms that Mr. Monsky had invited to hear PowerBrief's presentation. Through various conversations with board members of PowerBrief throughout this time, the PowerBrief board members encouraged Mr. Rapp to continue active discussions towards a possible transaction.


     Subsequent to the June 20, 2000 meeting, Robert Stein, representing Chartwell Capital Investors, L.P., a significant shareholder of IOI, visited PowerBrief. Throughout this time, numerous telephone calls between Mr. Hancock and Mr. Rapp took place. Initial negotiations began after Mr. Stein's visit, and this visit led to IOI presenting a term sheet to the board of directors of PowerBrief on July 7, 2000, which was negotiated over the course of the month.



     PowerBrief also was actively pursuing other financing strategies with various venture capital firms. On July 20, 2000, the board of PowerBrief met to discuss IOI's term sheet and a term sheet from another venture capital group. Mr. Hancock was conferenced into the PowerBrief board meeting to introduce further details and to demonstrate IOI's interest about the possible transaction between IOI and PowerBrief. At that time, PowerBrief's board determined and authorized management to pursue a transaction with IOI. The PowerBrief board gave management authority to continue active negotiations with IOI to further understand and clarify the proposed terms of the merger. From July 20, 2000 through September 15, 2000, Mr. Rapp and Robert W. Ohnesorge, PowerBrief's President, General Counsel and co-founder, with outside counsel, actively negotiated the final terms of the merger agreement between PowerBrief and IOI.

     On August 9, 2000, PowerBrief's board met to discuss the terms of the proposed merger. At this meeting, the PowerBrief board was unanimously, with board member J. Abbott Sprague abstaining for reasons unrelated to the transaction, in favor of proceeding with the merger on the terms presented at the meeting. The PowerBrief board requested that management obtain an opinion from an investment banking firm with respect to the fairness of the consideration to be paid to PowerBrief's stockholders in the proposed merger with IOI.

     On September 15, 2000, prior to executing the final merger agreement, the board of PowerBrief met to discuss the final terms and conditions of the proposed transactions. At this meeting, the investment banking firm of McFarland Grossman & Company presented to the board of PowerBrief its opinion as to the fairness of the merger to the stockholders of PowerBrief. PowerBrief's board approved the transaction at the September 15, 2000 meeting, with a vote of six in favor, zero opposed and one abstention. Board member J. Abbott Sprague abstained from the vote for reasons unrelated to the transaction. Mr. Sprague has since resigned as a board member of PowerBrief.

     Also, on September 15, 2000, the board of IOI met to discuss the merger agreement. After considering the terms of the proposed transaction, the IOI board unanimously determined that the merger agreement and the merger were advisable and fair to, and in the best interests of, IOI and its shareholders.

     The merger agreement was executed on September 15, 2000 and publicly announced by IOI on September 18, 2000 after the close of the stock markets.

IOI'S REASONS FOR THE MERGER AND FACTORS CONSIDERED BY, AND RECOMMENDATION OF, IOI'S BOARD OF DIRECTORS

     IOI believes that a merger with PowerBrief is necessary to preserve shareholder value. IOI had the following three options concerning its future existence.

     - IOI could continue its existing operations. This option was rejected because IOI needed financing to continue its operations, which was difficult to obtain in IOI's healthcare practice management services industry.

     - IOI could liquidate all of its assets and dissolve. This option was rejected because management believed that IOI's shareholders could receive a greater return by merging with another company.

     - IOI could merge with a private company and change its operations to that of the private company. This option was accepted because management believed that a merger with PowerBrief could result in a greater return on investment to the shareholders of IOI than a liquidation of IOI at this time.

THEREFORE, THE BOARD OF IOI UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT A MERGER WITH POWERBRIEF WAS ADVISABLE AND FAIR TO, AND IN THE BEST INTEREST OF, IOI AND ITS SHAREHOLDERS.

POWERBRIEF'S REASONS FOR THE MERGER AND FACTORS CONSIDERED BY, AND RECOMMENDATION OF, POWERBRIEF'S BOARD OF DIRECTORS

     PowerBrief's business plan requires a significant capital infusion into PowerBrief to execute and attempt to prove its business model. A primary element of PowerBrief's growth strategy is through continued development and customer acquisition, with a sales and revenue cycle that could last for several months or, in some cases, a period of a year or longer. Before deciding to enter into the merger agreement with IOI, PowerBrief's board actively pursued other financing strategies with various venture capital firms. However, PowerBrief's board concluded that the terms of the proposed merger with IOI would be more favorable to PowerBrief and its stockholders than the other available financing alternatives.

     PowerBrief's board of directors has determined that the terms of the merger agreement are fair to, and in the best interests of, PowerBrief and its stockholders. In reaching this decision, PowerBrief's board of directors identified several potential benefits of the merger, including:

     - access to an estimated $5.0 million of new capital in the form of cash, liquid assets and a pre-closing line of credit;

     - associations with Oak Hill Capital Management, Inc. and Chartwell Capital Management, Inc. that may afford PowerBrief greater access to additional capital and other resources and contacts important to growing the company;

     - failure to complete the merger could result in PowerBrief running out of cash in the near future, requiring PowerBrief to raise additional capital on less favorable terms, and possibly requiring PowerBrief to scale back product development efforts; and

     - being a publicly traded company could provide an alternative acquisition currency.

     The PowerBrief board also recognized that the potential benefits of the merger might not be realized and that there are a number of risks and uncertainties related to any merger. Some of the risks considered by the PowerBrief board are:

     - the added complexity of being a public company during this development stage of the company;

     - the potential disruption of PowerBrief's business that might result from employee and customer uncertainty as a result of the merger;

     - exposure to IOI's known and unknown liabilities;

     - the potential negative effect on PowerBrief's operating results due to winding down the final elements of IOI's business; and

     - the possibility that the merger might not be completed and the public's potentially negative response to that situation.

     PowerBrief's board did not rank or otherwise assign relative weights to the factors listed above. Rather, PowerBrief's board conducted an overall analysis of the factors described above, including discussions with and presentations by PowerBrief's management and financial, legal and accounting advisors.

     In considering the factors described above, individual members of PowerBrief's board may have given different weight to different factors. However, after careful consideration, on September 15, 2000, PowerBrief's board of directors unanimously (with one abstention) determined that the merger is advisable, fair to and in the best interests of PowerBrief and its stockholders.

     ACCORDINGLY, POWERBRIEF'S BOARD OF DIRECTORS UNANIMOUSLY (WITH ONE ABSTENTION) RECOMMENDS THAT POWERBRIEF'S STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

OPINION OF POWERBRIEF'S FINANCIAL ADVISOR

     PowerBrief retained McFarland, Grossman & Company, or MGCO, to provide an opinion to the board of directors of PowerBrief as to the fairness, from a financial point of view, of the consideration to be paid to PowerBrief's stockholders in the merger. The amount and form of consideration was determined through negotiations between management of IOI and PowerBrief and not MGCO. See "-- Background of the Merger."

     On September 15, 2000, MGCO delivered its opinion to PowerBrief's board of directors that, as of such date, and subject to some assumptions, factors and limitations set forth in its written opinion, the consideration to be received by the equity holders of PowerBrief pursuant to the terms of the Agreement and Plan of Merger dated September 15, 2000 was fair and reasonable to PowerBrief's common and preferred stockholders from a financial point of view. MGCO confirmed, by delivery of its written opinion dated December 27, 2000, its opinion as of September 15, 2000.


     THE FULL TEXT OF THE WRITTEN OPINION OF MGCO, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS INCLUDED AS PART OF THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX B. STOCKHOLDERS OF POWERBRIEF SHOULD READ THIS OPINION CAREFULLY IN ITS ENTIRETY.

     MGCO's opinion was prepared for PowerBrief's board of directors and addresses only the fairness of the consideration to be received by the equity holders of PowerBrief from a financial point of view. The opinion does not constitute a recommendation to any stockholder with respect to whether to vote its shares in favor of the merger. The summary of the opinion of MGCO set forth in this joint proxy statement/ prospectus is qualified in its entirety by reference to the full text of the opinion, which is attached to this joint proxy statement/prospectus as Appendix B.

     In arriving at its opinion, MGCO has among other things:


     - reviewed the Agreement and Plan of Merger dated September 15, 2000, Amendment No. 1 to Agreement and Plan of Merger dated November 20, 2000 and Amendment No. 2 to Agreement and Plan of Merger dated December 27, 2000, which we collectively refer to as the merger agreement;


     - reviewed certain publicly-available financial information concerning IOI;

     - held discussions with members of the management of PowerBrief regarding the business and prospects of PowerBrief;

     - compared certain financial and stock market information with respect to PowerBrief with similar information with respect to certain companies whose securities are publicly traded and are believed to be similar to PowerBrief;

     - reviewed certain internal financial analyses and projections and other internal information concerning the business and operations of PowerBrief, prepared by PowerBrief's management;

     - reviewed and analyzed financings completed by early stage companies comparable to PowerBrief in terms of target market, products and services;

     - analyzed and reviewed recent acquisitions of companies whose securities are publicly traded and are believed to be similar to PowerBrief;

     - held discussions with attorneys, accountants and investment bankers specializing in reverse mergers and public companies regarding valuation and legal issues;

     - considered the liquidation value of the common stock held by the public shareholders of IOI; and

     - performed such other studies and analyses and considered such other factors as MGCO deemed appropriate.

     In rendering its opinion, MGCO assumed and relied upon the accuracy and completeness of the financial and other information reviewed by it, and it did not assume any responsibility for independent verification of that information. With respect to the projections and other information relating to PowerBrief, MGCO assumed, with PowerBrief's consent, that the projections and other information, including the underlying assumptions, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of PowerBrief's management as to the future financial performance of PowerBrief. MGCO assumed that the merger will be consummated in accordance with the terms of the merger agreement. MGCO's opinion is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to MGCO, as of the date of its opinion.

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

     The following is a summary of those material financial analyses MGCO utilized in connection with providing its written opinion to the board of directors of PowerBrief on September 15, 2000. This summary does not purport to be a complete description of the analyses underlying MGCO's opinion.

POWERBRIEF ANALYSES

     Comparable Public Company Analysis. MGCO compared projected financial information for PowerBrief to the corresponding financial information of the following vertical and enterprise application service provider companies, or ASPs, which MGCO refers to as Comparable Companies: The Trizetto Group, Inc., Aspeon, Inc., Breakaway Solutions Inc., Corio, Inc., FutureLink Corp., Interliant, Inc., USInternetworking, Inc. and Interland, Inc. MGCO compared market values as of September 12, 2000, among other things, to revenues at the current run rate and publicly available estimates of anticipated sales for the years ending December 31, 2000 and 2001. Analysis of adjusted market capitalization as a multiple of run rate revenue yielded a multiple range of 0.37x to 3.65x with a mean of 2.01x for vertical ASPs and a multiple range of 2.18x to 9.64x with a mean of 6.11x for enterprise ASPs. Analysis of estimated 2000 revenue yielded a multiple range of 0.34x to 3.15x with a mean of 1.75x for vertical ASPs and a multiple range of 2.65x to 8.10x with a mean of 5.04x for enterprise ASPs. Analysis of estimated 2001 revenue yielded a multiple range of 0.29x to 1.46x with a mean of 0.87x for vertical ASPs and a multiple range of 1.53x to 3.78x with a mean of 2.58x for enterprise ASPs.

     Comparable Private Placement Analysis. MGCO reviewed and analyzed recent private institutional financings of six of the Comparable Companies before they went public: The Trizetto Group, Inc., Breakaway Solutions Inc., Corio, Inc., Interliant, Inc., USInternetworking, Inc. and Interland, Inc. MGCO analyzed the pre-money valuations of first round private financings for each of these companies, which occurred between April 1998 and December 1999, and compared them to current run rate revenue. This analysis of first round financing pre-money valuation as a multiple of run rate revenue yielded a multiple range of 0.09x to 3.10x with a mean of 1.53x.

     Recent PowerBrief Private Placements. MGCO reviewed and analyzed the six private placements of series A preferred stock that PowerBrief completed between July 1999 and June 2000 and the implied pre-money and post-money valuation of PowerBrief for each such financing. The primary pre-money valuation of PowerBrief implied by these financings was, in chronological order of the financings, $750,000, $1,230,000, $2,634,999, $8,853,330, $11,879,163 and
$18,894,563, respectively.

IOI ANALYSES

     MGCO reviewed and analyzed the factors summarized below in evaluating the implied valuation of IOI in the merger.

     Net Cash Value Realized. MGCO reviewed the merger agreement and determined the net cash value expected to be realized by PowerBrief from IOI.

     Bridge Financing. MGCO reviewed the terms of the line of credit that IOI provided to PowerBrief upon execution of the merger agreement and compared these terms with those offered by lenders who specialize in this type of high risk financing. The terms of PowerBrief's financing arrangement include a 12% annual interest rate, while specialty bridge lenders require a return of between one and three times the principal amount.

     Analysis of Merger With Public Company. MGCO analyzed and calculated the current cost of becoming a publicly traded company.

     Relationship with Oak Hill Capital Management. Oak Hill Capital Management, Inc. is a private entity. Entities related to Oak Hill Management, Inc. are significant shareholders in IOI and will retain a significant ownership interest in New PowerBrief. MGCO reviewed and summarized the benefits of a relationship with Oak Hill Capital Management, Inc. that PowerBrief will presumably enjoy through the merger. MGCO noted that these benefits cannot be quantified. Oak Hill Capital Management, Inc. has not made any commitments with regard to any benefits that PowerBrief may receive.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying MGCO's opinion. In arriving at its determination of the fairness of the consideration to be received by PowerBrief's equity holders from a financial point of view, MGCO considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to PowerBrief or New PowerBrief. The analyses were prepared solely for purposes of MGCO's opinion provided to the board of directors of PowerBrief as to the fairness of the consideration to be received by PowerBrief's equity holders pursuant to the merger agreement from a financial point of view and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of PowerBrief, MGCO, IOI or any other person assumes responsibility if future results are materially different from those projected. The analyses described above were prepared solely as part of MGCO's analysis of the fairness of the consideration from a financial point of view to PowerBrief's stockholders. The analyses do not purport to be appraisals of PowerBrief, of the value of New PowerBrief's common stock when it is issued to PowerBrief's stockholders, or of the price at which New PowerBrief's common stock might trade.

     PowerBrief selected MGCO as its financial advisor because MGCO is a recognized investment banking firm that has substantial experience in transactions similar to the proposed merger. MGCO, as part of its investment banking business, is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, as well as valuations for other purposes.

     Pursuant to a letter agreement dated August 11, 2000, referred to as the Engagement Letter, PowerBrief engaged MGCO to act as its financial advisor in connection with the merger. Pursuant to the terms of the Engagement Letter, PowerBrief will pay MGCO $50,000 for rendering the fairness opinion. Further, PowerBrief has agreed to reimburse MGCO for its reasonable out-of-pocket expenses and to indemnify MGCO against various liabilities, including various liabilities under the federal securities laws.

VOTING AGREEMENTS

     In connection with the execution of the merger agreement, the holders of at least two-thirds of the capital stock of IOI and a majority of the capital stock of PowerBrief entitled to vote on the merger entered into voting agreements with the other company. In the voting agreements, each of the shareholder parties agreed that, until the effective time or the earlier termination of the merger agreement in accordance with its terms, it would:

     - vote its shares entitled to vote (1) in favor of the merger and the merger agreement at every meeting and in any other circumstances where a vote regarding the merger and the merger agreement is sought and (2) against all other proposals that would reasonably be expected to delay the completion of the merger; and

     - not solicit, encourage or recommend to other shareholders of its company that they (1) vote their shares against the merger agreement, (2) not vote at all, (3) tender, exchange or otherwise dispose of their shares in a competing transaction or (4) attempt to exercise any statutory appraisal or similar rights they may have.

     Each of these shareholder parties also agreed to vote against any competing transactions, and to use its commercially reasonable efforts not to provide or permit its agents to initiate, solicit, negotiate, encourage or provide confidential information to facilitate any competing transaction. In addition, the voting agreements provide that, until the effective time of the merger or earlier termination of the merger agreement in accordance with its terms, these shareholders cannot transfer or otherwise dispose of or impair their shares.

     In connection with the voting agreement, the IOI shareholder parties to the voting agreement granted proxies and powers of attorney to Ernest D. Rapp, PowerBrief's Chief Executive Officer, Robert W. Ohnesorge, PowerBrief's President, and/or their designees to vote the shares subject to the voting agreement as provided in the voting agreement. The PowerBrief stockholder parties to the voting agreement granted proxies and powers of attorney to Douglas P. Badertscher, IOI's Chief Operating Officer, Laurie H. Gutierrez, IOI's Chief Financial Officer, and/or their designees to vote the shares subject to the voting agreement as provided in the voting agreement. These proxies and powers of attorney are irrevocable.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of IOI's board of directors and PowerBrief's board of directors with respect to the merger agreement and the transactions contemplated by the merger agreement, shareholders of IOI and stockholders of PowerBrief should be aware that some members of IOI's and PowerBrief's management and boards of directors have some substantial interests in the merger in addition to their interests as shareholders of IOI and stockholders of PowerBrief generally.


     Ownership of PowerBrief's Common Stock. As of December 22, 2000, K. Wade Bennett, PowerBrief's Chairman, and Robert W. Ohnesorge, PowerBrief's President, each owned 5,625,000 shares of PowerBrief's common stock. Collectively, Messrs. Bennett and Ohnesorge own all of the outstanding shares of PowerBrief's common stock, and none of the series A preferred stock.


     Indemnification; Directors' and Officers' Insurance. Pursuant to the merger agreement, New PowerBrief will indemnify, defend and hold harmless the present and former directors and officers of New PowerBrief and the former directors and officers of IOI and PowerBrief in respect of threatened or actual claims, actions, suits, proceedings or investigations arising from the fact that the person is or was a director or officer of New PowerBrief or was a director or officer of IOI or PowerBrief, to the fullest extent permitted under IOI's bylaws and under Texas law. All rights to indemnification with respect to matters occurring through the effective time of the merger will continue for at least seven years after the effective time of the merger. In addition, the merger agreement requires New PowerBrief to provide officers' and directors' liability insurance for at least three years after the effective time of the merger covering the officers and directors of New PowerBrief with respect to acts or omissions and securities liabilities occurring after the effective time of the merger, and covering IOI's and PowerBrief's officers and directors with respect to acts or omissions and securities liabilities occurring before the effective time of the merger. See "The Merger Agreement -- Significant
Covenants -- Indemnification and Insurance."

     IOI Officer and Director Stock Options. The merger will constitute a change-in-control event resulting in acceleration of vesting under the terms of substantially all of the stock option awards granted to directors, officers and employees of IOI under IOI's stock plans.

     Employee Benefits. Following the merger, New PowerBrief will provide to PowerBrief's employees employee benefits under New PowerBrief's benefit plans. At New PowerBrief's sole discretion, the employees of PowerBrief will become the employees of New PowerBrief upon completion of the merger. In addition, New PowerBrief will honor the terms of all existing employment, severance, consulting, salary continuation agreements and other employee arrangements of PowerBrief. See "The Merger Agreement -- Significant Covenants -- Employee Benefit Matters."

     PowerBrief Stock Options and Warrants. New PowerBrief will assume all options and warrants to purchase PowerBrief common stock outstanding at the effective time of the merger, whether or not exercisable at the effective time of the merger. Each of the PowerBrief options will become an option to acquire New PowerBrief's common stock on the same terms and conditions as were applicable before the effective time of the merger. The number of shares of New PowerBrief's common stock issuable upon exercise of these options after the merger will equal the number of shares of New PowerBrief's common stock, but not warrants, the holder would have received in the merger if the holder had exercised the option before the effective time of the merger, and the exercise price will be appropriately adjusted. Each of the PowerBrief warrants will be exercisable for the same number of shares of common stock and warrants of New PowerBrief that the warrant holder would have received if its warrants had been exercised immediately before the merger, and the exercise price will be appropriately adjusted. See "The Merger Agreement -- Treatment of PowerBrief Warrants" and "The Merger Agreement -- Treatment of PowerBrief Options."

     Executive Agreements. IOI has entered into executive agreements with Douglas P. Badertscher and Laurie H. Gutierrez. Under these agreements, each of the executives is entitled to a bonus based on their continued employment with IOI for specified periods of time.


     - If Mr. Badertscher remains employed with IOI until the completion of IOI's sale of its interest in the Westbank Ambulatory Care Center, he will receive a bonus of $27,167. In addition, if his employment is terminated before December 31, 2001, his balance related to unearned advances by IOI will be forgiven. His unearned advances balance was $68,834 at December 22, 2000.


     - If Ms. Gutierrez remains employed with IOI for 60 days after the signing of definitive documents relating to the sale of IOI's interest in, or the closure of, the Westbank Ambulatory Care Center, she will receive a bonus of $54,333 plus $3,125 for each month during the period from January 1, 2000 until the final day of her employment with IOI.

Additionally, upon satisfaction of the applicable employment condition by an executive, 100% of that executive's IOI options will vest and remain exercisable until the later of 120 days following termination of the executive's employment or 90 days following the completion of any restructuring of IOI related to a change of control of IOI.

     If IOI terminates these executives' employment for any reason other than for cause, death or disability, the terminated executive will receive all accrued but unpaid compensation earned before termination, all earned and unused vacation pay and family health and dental insurance coverage for a period of one month following termination. Additionally, if not already received at the time of termination, the terminated executive will receive the longevity bonus described above and all of the executive's IOI options will vest and remain exercisable until the later of 120 days following termination of the executive's employment or 90 days following the completion of any restructuring of IOI related to a change of control of IOI.

     A termination by IOI of an executive's employment for cause means a termination by IOI following:

     - the executive's material acts of fraud, dishonesty or deceit;

     - the executive's competition with IOI or its subsidiaries;

     - the executive's unauthorized use of IOI's or its subsidiaries' trade secrets or confidential information;

     - conviction of the executive of a felony involving moral turpitude;

     - any material violation by the executive of any other material duty to IOI or its shareholders imposed by law or IOI's board of directors; or

     - the executive's material breach of any representation, covenant, duty or responsibility under the executive agreement.

     Board of Directors. IOI and PowerBrief have agreed that the board of directors of New PowerBrief will have seven members. Pursuant to the merger agreement, if IOI's net current assets as calculated 10 days before the closing date of the merger or on another mutually agreeable date are less than $5.75 million, then IOI's board will be entitled to designate two members of the New PowerBrief board. Otherwise, IOI's board will be entitled to designate three members of the New PowerBrief board. The remaining directors will be designated by PowerBrief's board. At least one member of the New PowerBrief board designated by IOI will serve on all committees of New PowerBrief's board. See "The Merger

Agreement -- Board of Directors of New PowerBrief," "Information About
IOI -- New PowerBrief's Directors" and "Information About PowerBrief -- New PowerBrief's Directors."


     Executive Officers. After the effective time of the merger, Ernest D. Rapp, PowerBrief's Chief Executive Officer, will serve as Chief Executive Officer of New PowerBrief. In addition, all of the other executive officers of New PowerBrief will be the executive officers of PowerBrief before the merger. See "The Merger Agreement -- Executive Officers of New PowerBrief" and "Information About PowerBrief -- New PowerBrief's Executive Officers."


RELATIONSHIPS BETWEEN IOI AND POWERBRIEF

     Sublease and Lease Agreement. On February 23, 2000, IOI and PowerBrief entered into a sublease agreement with respect to approximately 17,000 square feet of office space located at 5858 Westheimer in Houston, Texas. This office space houses PowerBrief's executive offices. Under the sublease agreement, IOI, the prime tenant under a lease with TCP Spectrum Partners, Ltd., subleased office space to PowerBrief beginning on March 1, 2000 and expiring on November 30, 2002, unless earlier terminated pursuant to the sublease or the master lease with TCP Spectrum Partners. PowerBrief pays approximately $21,000 per month in rent to IOI under the sublease agreement. The sublease agreement may not be assigned without the approval of IOI and TCP Spectrum Partners. In a consent to the sublease by IOI to PowerBrief executed by TCP Spectrum Partners, the parties also agreed that the sublease may not be assigned without TCP Spectrum Partners' prior written consent.

     In addition, IOI assigned to PowerBrief its lease covering the furniture and phone system associated with the subleased office space. PowerBrief pays approximately $7,700 per month to lease this furniture and phone system, and this lease runs through November 30, 2002.


     Line of Credit. On September 15, 2000, in connection with the execution of the merger agreement, PowerBrief and IOI entered into a promissory note which allows PowerBrief to borrow up to $3.0 million from IOI. As of December 22, 2000, PowerBrief has borrowed $1,450,000 under the promissory note.


     Under the promissory note, IOI agreed to make advances to PowerBrief from time to time beginning on October 1, 2000 and until the earlier of:

     - March 31, 2001;

     - termination of the merger agreement; or

     - a date on which PowerBrief's debt under the promissory note is accelerated.

The principal amount borrowed by PowerBrief under the line of credit will be due and payable to IOI on the earlier of those dates. PowerBrief is permitted to prepay and reborrow amounts advanced under the line of credit. Each borrowing by PowerBrief must be in an amount of at least $50,000, and PowerBrief may not borrow more than $500,000 in any calendar month before January 1, 2001 and may not borrow more than $750,000 in any calendar month after January 1, 2001. Advances made by IOI under the line of credit are subject to interest at the rate of 12% per year, and PowerBrief must pay accrued and unpaid interest quarterly in arrears, beginning on December 31, 2000.

     A default under the promissory note includes any of the following:

     - PowerBrief's:

      (1) failure to pay any of the debt or interest when due;

      (2) voluntarily suspension of its business;

      (3) insolvency or inability to pay its debts as they mature;

      (4) commencement of a voluntary case in bankruptcy or a voluntary petition seeking reorganization or to effect a plan or other arrangement with creditors;

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

      (5) making an assignment for the benefit of creditors;

      (6) application for or consent to the appointment of any receiver or trustee for itself or for any substantial portion of its property; or

      (7) making an assignment to an agent authorized to liquidate any substantial part of its assets;

     - any of the following occurs and is not vacated, released or bonded off within 30 days after PowerBrief receives notice of its entry or levy:

      (1) an involuntary case is commenced against PowerBrief seeking liquidation, reorganization or a creditor's arrangement of PowerBrief;

      (2) an order is entered against PowerBrief appointing any receiver or trustee for PowerBrief or for any substantial portion of its property; or

      (3) a writ or warrant of attachment or any similar process is issued against any substantial portion of PowerBrief's property; or

     - PowerBrief's violation of any of its covenants, obligations or agreements under the merger agreement or the inaccuracy of any of PowerBrief's representations under the merger agreement.

ACCOUNTING TREATMENT

     IOI and PowerBrief expect to account for the merger as a recapitalization of PowerBrief because IOI has elected to sell its operating assets and will not have any continuing operations. In addition, PowerBrief's stockholders will own the majority of the outstanding New PowerBrief common stock after the merger. As a result, New PowerBrief will record the merger as an issuance of common stock for the net monetary assets of IOI, accompanied by a recapitalization of its equity.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material federal income tax consequences of the merger to the holders of PowerBrief stock and IOI stock and to PowerBrief and IOI.

     This discussion is based upon existing provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury regulations promulgated or proposed under the Code, administrative rulings by the Internal Revenue Service, or the IRS, and judicial authority as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Any change could affect the continuing validity of this discussion. This discussion assumes the holders of PowerBrief or IOI stock hold their stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of income taxation that may be relevant to any particular stockholder in light of the holder's specific circumstances or to some types of holders subject to special treatment under the U.S. federal income tax laws (for example, foreign persons, dealers in securities, banks and other financial institutions, insurance companies, tax-exempt organizations, holders who acquired their stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan and persons holding PowerBrief stock or IOI stock as part of a straddle or conversion transaction), and it does not discuss any aspect of state, local, foreign or other tax law. No ruling has been, or will be, sought from the IRS as to the anticipated tax consequences of the merger.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS FOR GENERAL INFORMATION ONLY. HOLDERS OF POWERBRIEF STOCK OR IOI STOCK SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM AS A RESULT OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

     A condition to IOI's obligation to complete the merger is the receipt by IOI from its counsel, Weil, Gotshal & Manges LLP, of an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. A condition to PowerBrief's obligation to complete the merger is the receipt by PowerBrief from its counsel, Locke Liddell & Sapp LLP, of an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization with the meaning of Section 368(a) of the Code.

     Assuming the merger is treated as a reorganization within the meaning of
Section 368(a) of the Code, IOI and PowerBrief will not recognize any gain or loss for federal income tax purposes as a result of the merger. Assuming the merger is treated as a reorganization, the following are the material federal income tax consequences to the PowerBrief stockholders:

        - No gain or loss will be recognized for federal income tax purposes by holders of PowerBrief stock who exchange their PowerBrief stock solely for New PowerBrief's common stock and warrants to purchase New PowerBrief's common stock in the merger;

        - Any cash received by a holder of PowerBrief stock in lieu of a fractional share of New PowerBrief's common stock in the merger will be treated as received in exchange for the fractional share and not as a dividend. As a result, a holder of PowerBrief stock generally will recognize a capital gain or loss for federal income tax purposes with respect to the cash payment received in lieu of a fractional share equal to the difference between the amount of cash received and the portion of the PowerBrief stockholder's basis in PowerBrief stock allocable to the fractional share. Any gain or loss will be long-term capital gain or loss to the extent that the PowerBrief stock allocable to the fractional share was held for more than one year as of the effective time of the merger;


        - Each holder's aggregate tax basis in New PowerBrief's common stock received in the merger will equal his or her aggregate tax basis in the PowerBrief stock exchanged therefor, decreased by the amount of any tax basis allocable to the warrants received in the merger to purchase New PowerBrief's common stock, any tax basis allocable to any additional New PowerBrief common stock received (or possibly, as discussed below, receivable) after the merger pursuant to the merger agreement and any fractional share interest for which cash is received;



        - While there is no complete certainty, each holder's allocable tax basis in the warrants received in the merger should equal a portion of his or her aggregate tax basis in the PowerBrief stock exchanged therefor based on the relative fair market value of those warrants to the total aggregate fair market value of the New PowerBrief common stock (including for this purpose fractional shares for which cash will be received in lieu thereof as well as possibly, as discussed below, any additional shares of New PowerBrief common stock that may be received under the merger agreement) and warrants received at the time of the merger;


        - The holding period of New PowerBrief's common stock and warrants to purchase New PowerBrief's common stock received in the merger will include the holding period of the PowerBrief stock exchanged therefor;

        - Cash received by a PowerBrief stockholder who dissents from the merger will be treated as having been received as a distribution in redemption of his or her stock, subject to the provisions and limitations of Section 302 of the Code;

        - Each holder's tax basis in any New PowerBrief common stock received as a result of any exercise of the warrants to purchase New PowerBrief common stock received in the merger will equal the amount paid to exercise those warrants and the holder's allocated tax basis in those warrants, if any. The holding period in that New PowerBrief common stock will begin with the exercise of the warrants;

        - Each holder that fails to exercise any warrants to purchase New PowerBrief common stock received in the merger will recognize a capital loss equal to his or her allocated tax basis, if any, in the warrants. If the holding period in those warrants was more than one year, that holder's capital loss will be treated as a long-term capital loss;

        - The warrants to purchase New PowerBrief common stock received in the merger contain various anti-dilution provisions and mechanisms that, when activated, will in some circumstances and may in other circumstances result in the recognition of income by the holders of these warrants without any corresponding receipt of cash or other property;



        - Each holder that receives, under the merger agreement, any additional New PowerBrief common stock pursuant to any adjustment following the merger should not recognize any gain or loss for federal income tax purposes, except to the extent of that portion thereof which is treated as interest according to the Code and applicable U.S. Treasury regulations promulgated thereunder; and



        - The determination of each holder's tax basis in any additional New PowerBrief common stock received pursuant to any adjustment following the merger is currently unclear. One method to determine the tax basis is to (1) allocate at the time of the merger the holder's aggregate tax basis in his or her PowerBrief stock among all New PowerBrief common stock received and receivable in the merger (which would include the maximum number of additional shares that could be received as well as fractional share interests for which cash will be received in lieu thereof) and the warrants, based on their relative fair market values, and then (2) adjust that allocation when the post-merger adjustment is finally determined and any additional shares of New PowerBrief common stock actually are issued. There may be other methodologies to determine the tax basis and holders of PowerBrief stock are urged to consult their own tax advisors. The holding period of any additional New PowerBrief common stock (except any of that stock treated as interest, as discussed above) will include the holding period of the existing New PowerBrief common stock.



     Assuming the merger is approved, the five to one reverse stock split will be effected concurrently with the completion of the merger. In addition, under the merger agreement the IOI shareholders may, in some circumstances, receive additional New PowerBrief shares in the future. The following would be the material federal income tax consequences to the IOI shareholders:


        - No gain or loss will be recognized for federal income tax purposes by the holders of IOI common stock as a result of the five to one reverse stock split of New PowerBrief to occur concurrently with the merger, except to the extent, if any, of cash received in lieu of a fractional share of New PowerBrief common stock. Any cash received by a holder of IOI common stock in lieu of a fractional share of New PowerBrief common stock will be treated as having been received by the shareholder as a distribution in redemption of his or her fractional interest, subject to the provisions and limitations of Section 302 of the Code. Each holder's aggregate tax basis in the New PowerBrief common stock received pursuant to the five to one reverse stock split will equal his or her aggregate tax basis in the IOI common stock exchanged therefor, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the New PowerBrief common stock received pursuant to the five to one reverse stock split will include the holding period of the IOI common stock exchanged therefor.

        - As noted above, in some circumstances the current shareholders of IOI may be entitled to receive additional shares of New PowerBrief common stock pursuant to the merger agreement. No gain or loss should be recognized for federal income tax purposes by the current holders of IOI common stock on the receipt of any of those additional shares of New PowerBrief common stock. If a current IOI shareholder receives any of those additional New PowerBrief shares, that holder's aggregate tax basis in his or her New PowerBrief shares will be allocated among the New PowerBrief shares held and the additional shares received pursuant to any adjustment after the merger. The holding period of any of those shares of additional New PowerBrief common stock received by that holder will include the holding period of the IOI common stock currently owned by that holder.

     Under the Code, a holder of PowerBrief stock or IOI stock may be subject, under certain circumstances, to backup withholding at a rate of 31% with respect to the amount of cash, if any, received in lieu of fractional share interests, unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the IRS.

     As noted above, it is a condition to the completion of the merger that Weil, Gotshal & Manges LLP renders to IOI, and that Locke Liddell & Sapp LLP renders to PowerBrief, an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code. See "The Merger Agreement -- Significant
Covenants -- Mutual Closing Conditions." These opinions will not bind the IRS or the courts, and no assurance can be given that the IRS will not assert or the courts will not adopt a contrary position. The opinions of Weil, Gotshal & Manges LLP and Locke Liddell & Sapp LLP, respectively, will be expressly based and conditioned upon various customary limitations set forth in the opinions, upon the accuracy of various assumptions and upon the receipt of and the truth and accuracy of various customary representations made at the effective time of the merger to these counsel by IOI, PowerBrief and some of PowerBrief's stockholders and others as appropriate. If any of these representations cannot be made or is inaccurate, the tax consequences of the merger could differ from those described in this section.

APPRAISAL RIGHTS

     Holders of IOI's common stock are not entitled to dissenters' rights of appraisal under Texas law in connection with the merger. Under Delaware law, dissenters' rights of appraisal are available to holders of PowerBrief's common stock or PowerBrief's preferred stock if they comply with the procedural requirements of the Delaware dissenters' rights statute. If PowerBrief's stockholders representing more than 5% of New PowerBrief's outstanding common stock exercise, and do not withdraw their exercise of, dissenters' rights of appraisal under Delaware law in connection with the merger, IOI is not obligated to complete the merger. See "Comparison of Shareholder Rights -- Appraisal Rights" and "The Merger Agreement -- Significant Covenants -- Additional Closing Conditions for IOI's Benefit."

     The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not intended to be a complete statement of the provisions and is qualified in its entirety by reference to the full text of
Section 262 of the Delaware General Corporation Law, a copy of which is attached to this joint proxy statement/prospectus as Appendix E and is incorporated into this summary by reference.

     Under Delaware law, holders of PowerBrief's stock are entitled to appraisal rights. If the merger is completed, each holder of PowerBrief's stock who:

          (1) files written notice with PowerBrief of an intention to exercise rights to appraisal of his or her shares prior to the PowerBrief special meeting,

          (2) does not vote in favor of the merger and

          (3) follows the procedures set forth in Section 262

will be entitled to be paid the fair value in cash of the shares of PowerBrief's stock by New PowerBrief after the merger. The fair value of shares of PowerBrief's stock will be determined by the Delaware Court of Chancery and will not include any element of value arising from the merger. The shares of PowerBrief's stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this joint proxy statement/prospectus as the "dissenting shares."

     Within 10 days after the effective time of the merger, New PowerBrief must mail a notice to all PowerBrief stockholders who have complied with (1) and (2) above notifying those stockholders of the effective time of the merger. Within 120 days after the effective time of the merger, holders of

PowerBrief's stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days after the effective time of the merger, withdraw their demand for appraisal. Within 120 days after the effective time of the merger, the holders of dissenting shares may also, upon written request, receive from New PowerBrief a statement setting forth the aggregate number of shares with respect to which demands for appraisals have been received.

     Appraisal rights are available only to the record holder of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

     A demand for appraisal should be signed by or on behalf of the PowerBrief stockholder exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

     If any holder of PowerBrief's stock who demands appraisal of his or her shares under Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal, his or her shares will be converted into a right to receive shares of New PowerBrief's common stock and warrants to purchase shares of New PowerBrief's common stock in accordance with the terms of the merger agreement. Dissenting shares lose their status as dissenting shares if:

     - the merger is abandoned;

     - the dissenting stockholder fails to make a timely written demand for appraisal;

     - the dissenting shares are voted in favor of the merger;

     - neither New PowerBrief nor the stockholder files a complaint or intervenes in a pending action within 120 days after the effective time of the merger; or

     - the stockholder delivers to New PowerBrief within 60 days after the effective time of the merger, or thereafter with New PowerBrief's approval, a written withdrawal of the stockholder's demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

     In addition, if a PowerBrief stockholder delivers a signed proxy that has been left blank, the proxy will be voted for approval of the merger and the merger agreement, unless the proxy is revoked before or at the PowerBrief special meeting. Therefore, any PowerBrief stockholder that intends to exercise dissenter's rights and vote by proxy should not leave the proxy blank. The stockholder should either vote against the merger and the merger agreement or abstain from voting for or against the approval of the merger and the merger agreement.

     Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event a PowerBrief stockholder will be entitled to receive the consideration with respect to the holder's dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the

Delaware General Corporation Law, PowerBrief stockholders who are considering objecting to the merger should consult their own legal advisors.

RESTRICTIONS ON RESALES BY AFFILIATES

     This joint proxy statement/prospectus does not cover any resales of New PowerBrief's common stock or warrants to be received by the stockholders of PowerBrief upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

     The shares of New PowerBrief's common stock and New PowerBrief's warrants received by PowerBrief's stockholders in connection with the merger are being registered under the Securities Act and, except as set forth below, may be traded without restriction. The shares of New PowerBrief's common stock and warrants issued in the merger and received by persons who are deemed to be affiliates of PowerBrief under the Securities Act before the merger, such as directors and some executive officers, may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

     The shares of New PowerBrief's common stock received by PowerBrief's stockholders upon exercise of the warrants received in connection with the merger are not being registered at this time. However, under the merger agreement, New PowerBrief is required to register the shares of New PowerBrief's common stock issuable upon exercise of all warrants outstanding after the effective time of the merger at the earlier of:

     - the time reasonably expected to permit the registration statement covering those shares to be effective one year after the effective time of the merger; and

     - concurrently with the filing of a registration statement with respect to any of New PowerBrief's equity securities, including options and warrants, in accordance with the terms of IOI's registration rights agreement with FW Integrated Orthopaedics Investors, L.P. and FW Integrated Orthopaedics Investors II, L.P. described under "Description of Capital Stock -- Registration Rights."

See "The Merger Agreement -- Significant Covenants -- Registration Rights."

     The merger agreement provides that PowerBrief will cause each principal executive officer, each director and each other person who is an affiliate of PowerBrief to deliver to IOI on or before the effective time of the merger a written agreement that the person will not offer to sell, sell or otherwise dispose of any shares of New PowerBrief's common stock issued in the merger or upon exercise of options or warrants in violation of the Securities Act or the related Commission rules. Additionally, the directors and 5% stockholders of PowerBrief and IOI, other than Jose E. Kauachi with respect to 25% of his equity interests in New PowerBrief and Dr. William Donovan with respect to 100% of his equity interests in New PowerBrief, have agreed to enter into agreements prohibiting the resale of securities of New PowerBrief until the expiration of 180 days after the merger.

                              THE MERGER AGREEMENT

     The following summary of the terms of the merger and the merger agreement is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Appendix A to this joint proxy statement/prospectus. References to the merger agreement in this joint proxy statement/prospectus are to the merger agreement, as amended.

STRUCTURE OF THE MERGER

     Under the merger agreement, PowerBrief will merge with and into IOI, with IOI surviving the merger. In connection with the merger, IOI will change its name to "PowerBrief, Inc."

     Sometimes in this joint proxy statement/prospectus we refer to the combined company after the merger as "New PowerBrief" and the common stock of the combined company after the merger as "New PowerBrief common stock." Concurrently with the completion of the merger, New PowerBrief will effect a five to one reverse stock split of its common stock. Unless stated otherwise, the information in this joint proxy statement/prospectus assumes that the five to one reverse stock split has occurred.

EFFECTIVE TIME OF THE MERGER

     The closing will occur as soon as practicable following satisfaction or waiver of all of the conditions to the merger set forth in the merger agreement. The merger will become effective at the time that articles of merger are filed with the Secretary of State of the State of Texas and a certificate of merger is filed with the Secretary of State of the State of Delaware. These merger filings will be made simultaneously with, or as soon as practicable after, the closing under the merger agreement.

MANNER AND BASIS FOR CONVERTING SHARES


     Based on the stock, options and warrants of PowerBrief outstanding on December 22, 2000, at the effective time of the merger, each issued and outstanding share of PowerBrief's common stock, other than shares held by PowerBrief, IOI and dissenting stockholders, will be converted into the right to receive:


     - 0.6035 of a share of New PowerBrief's common stock;

     - a series A warrant to purchase 0.0274 of a share of New PowerBrief's common stock; and

     - a series B warrant to purchase between 0.0659 and 0.0768 of a share of New PowerBrief's common stock.

     Each issued and outstanding share of PowerBrief's series A preferred stock, other than shares held by PowerBrief, IOI and dissenting stockholders, will be converted into the right to receive:

     - 1.8106 shares of New PowerBrief's common stock;

     - a series A warrant to purchase 0.0822 of a share of New PowerBrief's common stock; and

     - a series B warrant to purchase between 0.1977 and 0.2304 of a share of New PowerBrief's common stock.

     In the merger, New PowerBrief will issue to PowerBrief's stockholders a maximum of:

     - 13,814,612 shares of its common stock;

     - series A warrants to purchase 534,666 shares of its common stock; and

     - series B warrants to purchase between 1,285,445 and 1,498,482 shares of its common stock.

However, the amount of New PowerBrief stock and warrants that each PowerBrief stockholder receives in the merger and the exercise price of the New PowerBrief series B warrants that each PowerBrief stockholder receives in the merger may be adjusted as described under "-- Adjustments" below.

     The series A warrants received by PowerBrief's stockholders in the merger will have a per share exercise price equal to 1.25 times the lesser of:

     - $1.4815; and

     - the lowest average closing price of New PowerBrief's common stock over any consecutive 20 calendar days during the 90 calendar days immediately after completion of the merger.

     The series B warrants received by PowerBrief's stockholders in the merger will have a per share exercise price of between $3.70 and $4.32, which is the same exercise price as the exercise price for the series B warrants to purchase IOI's common stock that are outstanding before the merger, adjusted for the five to one reverse stock split concurrently with the merger.

     The series A warrants received by PowerBrief's stockholders in the merger are exercisable one year after the date of completion of the merger. The series B warrants received by PowerBrief's stockholders in the merger are exercisable at any time on and after the earlier of:

     - one year after the date of completion of the merger; and

     - the date that FW Integrated Orthopaedics Investors, L.P., FW Integrated Orthopaedics Investors II, L.P. or Chartwell Capital Investors, L.P. exercises any warrants to purchase New PowerBrief's common stock.

However, none of the warrants issued in the merger will be exercisable during the period beginning one calendar day before the end of a fiscal quarter and ending on the date New PowerBrief announces its operating results for that quarter. In addition, the series A warrants issued in the merger will expire and no longer be exercisable on the fifth anniversary of the date of the merger. The series B warrants issued in the merger will expire on June 30, 2005. All of the warrants issued in the merger will be subject to customary anti-dilution provisions.

     For a description of New PowerBrief's common stock and warrants that PowerBrief's stockholders will receive in the merger, see "Description of Capital Stock" and "Comparison of Shareholder Rights."

EXCHANGE PROCEDURES

     Within three business days after the effective time of the merger, an exchange agent will mail a letter of transmittal to each holder of record of PowerBrief stock certificates. This letter of transmittal must be used in surrendering PowerBrief stock certificates to the exchange agent for cancellation. Upon surrender of a PowerBrief stock certificate for cancellation, together with a duly executed letter of transmittal and any other documents that the exchange agent may reasonably require, the holder of the PowerBrief stock certificate will be entitled to receive:

     - a New PowerBrief certificate representing the number of whole shares of New PowerBrief's common stock that the holder has the right to receive;

     - a New PowerBrief series A warrant representing the right to purchase the number of shares of New PowerBrief's common stock that the holder has the right to purchase;

     - a New PowerBrief series B warrant representing the right to purchase the number of shares of New PowerBrief's common stock that the holder has the right to purchase; and

     - a check representing the amount of (1) cash payable in lieu of fractional shares of New PowerBrief's stock, if any, and (2) unpaid dividends and distributions, if any, that the holder has the right to receive pursuant to the merger agreement, after giving effect to any required withholding tax.

     POWERBRIEF STOCKHOLDERS SHOULD NOT SEND IN THEIR POWERBRIEF STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL.

     After the effective time of the merger, each PowerBrief stock certificate, until surrendered and exchanged, will represent only the right to receive a certificate representing shares of New PowerBrief's common stock, a New PowerBrief series A warrant, a New PowerBrief series B warrant, cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any. Holders of PowerBrief stock certificates will not be entitled to receive any dividends or other distributions with respect to New PowerBrief's common stock declared or made by New PowerBrief having a record date after the effective time of the merger until the PowerBrief stock certificates are surrendered. Subject to applicable law, following surrender of the PowerBrief stock certificates, those dividends and distributions, if any, will be paid without interest.

ADJUSTMENTS


     Adjustment Before the Merger. The aggregate number of shares of common stock purchasable under the New PowerBrief series B warrants to be issued in the merger will be between 1,285,445 and 1,498,482. The actual number of shares subject to these New PowerBrief series B warrants will be equal to the aggregate number of shares purchasable under IOI's warrants existing as of the date of the merger agreement, after taking into account the anti-dilution adjustment resulting from the issuance as of December 19, 2000 by IOI to its shareholders of warrants to purchase 2,959,274 shares of IOI's common stock.


     The number of shares of common stock purchasable under the series A warrants and series B warrants that each PowerBrief stockholder receives in the merger may be adjusted before completion of the merger based on the number of shares of PowerBrief's common stock purchased through the exercise of PowerBrief options before the merger. The aggregate series A warrants and series B warrants of New PowerBrief issued in the merger will be allocated among the holders of PowerBrief's stock and warrants and anyone that acquires PowerBrief's common stock before the merger through the exercise of options or warrants.


     As of December 22, 2000, PowerBrief has options outstanding to purchase 3,045,105 shares of its common stock and can issue options to purchase up to an additional 335,757 shares of its common stock. If (1) PowerBrief issues all of the remaining options to purchase 335,757 shares of its common stock, (2) all of PowerBrief's option holders exercise their options before the merger, and (3) the aggregate number of shares of New PowerBrief's common stock purchasable under the series B warrants issued in the merger is 1,285,445, then:


     - the series A warrants and series B warrants that PowerBrief's stockholders receive for their shares of PowerBrief's common stock will be adjusted so that they are exercisable for only 0.0234 and 0.0562 of a share, respectively, of New PowerBrief's common stock; and

     - the series A warrants and series B warrants that PowerBrief's stockholders receive for their shares of PowerBrief's series A preferred stock will be adjusted so that they are exercisable for only 0.0701 and
       0.1685 of a share, respectively, of New PowerBrief's common stock.


     If (1) PowerBrief issues all of the remaining options to purchase 335,757 shares of its common stock, (2) all of PowerBrief's option holders exercise their options before the merger, and (3) the aggregate number of shares of New PowerBrief's common stock purchasable under the series B warrants issued in the merger is 1,498,482, then:


     - the series A warrants and series B warrants that PowerBrief's stockholders receive for their shares of PowerBrief's common stock will be adjusted so that they are exercisable for only 0.0234 and 0.0655 of a share, respectively, of New PowerBrief's common stock, and

     - the series A warrants and series B warrants that PowerBrief's stockholders receive for their shares of PowerBrief's series A preferred stock will be adjusted so that they are exercisable for only 0.0701 and
       0.1964 of a share, respectively, of New PowerBrief's common stock.

     Adjustment After the Merger. On the first anniversary of the completion of the merger, or on an earlier date designated by unanimous consent of New PowerBrief's board of directors as constituted immediately after the merger, New PowerBrief's board will adjust the relative ownership percentages of IOI's shareholders and PowerBrief's stockholders of record as of the merger.

     New PowerBrief's board will adjust the percentage ownership of IOI's shareholders of record as of the merger, on the one hand, and PowerBrief's stockholders of record as of the merger, on the other hand, in New PowerBrief after the merger based on how much more, or less, Realized Cash, as defined below, is than $5.0 million. The New PowerBrief board of directors will increase the common stock ownership percentage of New PowerBrief held by IOI's shareholders of record as of the merger by 0.0000027% for every dollar that Realized Cash is more than $5.0 million, or will increase the ownership percentage of PowerBrief's stockholders of record as of the merger in the same increment to the extent that Realized Cash is less than $5.0 million. However, if Realized Cash is less than $3.75 million, the New PowerBrief board of directors will increase the ownership percentage of the PowerBrief stockholders of record as of the merger in New PowerBrief by 0.000006% for every dollar that Realized Cash is less than $5.0 million. The New PowerBrief board of directors will carry out this adjustment by issuing more shares of New PowerBrief's common stock to the shareholders entitled to a percentage ownership increase.

     At the closing of the merger, New PowerBrief will issue up to 11,000,000 shares of its common stock to an escrow agent agreed to by IOI and PowerBrief. These shares of New PowerBrief common stock will be used to satisfy New PowerBrief's obligation to issue additional shares of its common stock after the merger pursuant to this adjustment. The right to receive shares of New PowerBrief's common stock pursuant to this adjustment will not be assignable by any party except by operation of law.

     "Realized Cash" means the difference between:

     - the sum of (1) IOI's total cash at the effective time of the merger, (2) the total cash proceeds received before the adjustment date from the sale, collection or liquidation of IOI's pre-merger assets other than cash, net of Asset Sale Expenses, as defined below, and (3) all liabilities not identified and quantified at the effective time of the merger and Related Liability Expenses, as defined below, attributable to the operations of PowerBrief before the effective time of the merger that are quantified on or before six months after the effective time of the merger pursuant to payments or settlements agreed to by all members of the board of directors of New PowerBrief as constituted immediately after the merger; and

     - the sum of (1) all of IOI's liabilities identified and quantified at the effective time of the merger (including accruals for any liabilities attributable to periods before the effective time of the merger, but payable after the effective time of the merger) paid in cash by New PowerBrief before the adjustment date, and (2) all liabilities not identified and quantified at the effective time of the merger and Related Liability Expenses attributable to IOI's operations before the effective time of the merger that are quantified on or before six months after the effective time of the merger pursuant to payments or settlements agreed to by all members of the board of directors of New PowerBrief as constituted immediately after the merger.

However, Realized Cash will:

     - not be reduced by (1) any payments made or required to be made by New PowerBrief in respect of any insurance policies required by the merger agreement, or (2) any Reimbursable Transaction Expenses, as defined below, which are allocated to PowerBrief, and

     - be increased by (1) Reimbursable Transaction Expenses paid in cash by IOI before the effective time of the merger and (2) any unpaid past, present or future obligations of PowerBrief to IOI, in existence at the effective time of the merger, in respect of leased office space or furniture for which there is an offsetting liability of IOI to the third party lessor of an equal or greater amount that has reduced Realized Cash.

     "Asset Sale Expenses" means all reasonable expenses incurred by New PowerBrief directly in connection with the sale of IOI's pre-merger assets before the adjustment date, including reasonable attorneys', brokers' and accountants' fees and expenses and other reasonable transaction or closing fees and expenses.

     "Reimbursable Transaction Expenses" means all reasonable attorneys' and accountants' fees and expenses and other reasonable out-of-pocket expenses related to the transactions contemplated by the merger agreement that are incurred after September 15, 2000 and are spent but not reimbursed before the effective time of the merger. Reimbursable Transaction Expenses do not include any transaction fees paid or payable to any of IOI's affiliates.

     "Related Liability Expenses" means all reasonable expenses incurred by New PowerBrief directly in connection with its obligations to satisfy any of the applicable liabilities, including reasonable attorneys', brokers' and accountants' fees and expenses and other reasonable transaction fees and expenses.

TREATMENT OF POWERBRIEF WARRANTS

     As of the effective time of the merger, each outstanding warrant to purchase shares of PowerBrief's common stock will be assumed by New PowerBrief and converted into warrants to purchase the number of shares of New PowerBrief's common stock and series A warrants and series B warrants that the holder of the PowerBrief warrant would have been entitled to receive in the merger if the holder had exercised its warrant for PowerBrief's common stock immediately before the effective time of the merger. The exercise price payable for a share of New PowerBrief's common stock, series A warrant and series B warrant under the assumed PowerBrief warrant will be equal to (1) the exercise price per share of PowerBrief's common stock under the assumed PowerBrief warrant immediately before the effective time of the merger divided by (2) the number of shares of New PowerBrief's common stock into which each share of PowerBrief's common stock is convertible in the merger.


     New PowerBrief will not issue fractional shares of New PowerBrief's common stock upon the exercise of any assumed PowerBrief warrant. Instead of receiving a fractional share, each holder will be entitled to receive a cash payment in an amount equal to its fractional share, if any, multiplied by the average of the daily high and low sales prices of one share of New PowerBrief's common stock on the AMEX or as otherwise published during the 10 consecutive trading days ending two trading days before the exercise date. If this price cannot be determined, the board of directors will determine the price for fractional shares.


     Each assumed PowerBrief warrant will be subject to the same expiration date and exercise provisions as were applicable to the PowerBrief warrant immediately before the effective time of the merger. The number of shares of New PowerBrief's common stock underlying each assumed PowerBrief warrant and the exercise price will be subject to an appropriate adjustment to reflect the adjustment described under "-- Adjustments -- Adjustment After the Merger" above.

TREATMENT OF POWERBRIEF OPTIONS

     At the effective time of the merger, each outstanding option to purchase shares of PowerBrief's common stock will be assumed by New PowerBrief and converted into an option to purchase the number of shares of New PowerBrief's common stock, but not warrants, as the holder of the PowerBrief stock option would have been entitled to receive in the merger if the holder had exercised the option in full immediately before the effective time of the merger. The exercise price payable per share of New PowerBrief's common stock under an assumed PowerBrief stock option will be equal to (1) the exercise price per share for PowerBrief's common stock under the PowerBrief stock option immediately before the effective time of the merger, divided by (2) the number of shares of New PowerBrief's common stock into which each share of PowerBrief's common stock is convertible in the merger.

     New PowerBrief will not issue fractional shares of New PowerBrief's common stock upon the exercise of any assumed PowerBrief stock option. Instead of receiving a fractional share, each holder will be entitled to receive a cash payment in an amount equal to its fractional share, if any, multiplied by the average of the daily high and low sales prices of one share of New PowerBrief's common stock on the

AMEX or as otherwise published during the 10 consecutive trading days ending two trading days before the exercise date. If this price cannot be determined, the board of directors will determine the price for fractional shares.


     Each assumed PowerBrief stock option will be subject to the same expiration date and vesting provisions as were applicable to the PowerBrief stock option immediately before the effective time of the merger. The number of shares of New PowerBrief's common stock underlying each assumed stock option and the exercise price will be subject to an appropriate adjustment to reflect the adjustment described under "-- Adjustments -- Adjustment After the Merger" above. In addition, within five business days after the effective time of the merger, New PowerBrief will use its reasonable best efforts to prepare and file with the Commission a registration statement on Form S-8 covering the shares of New PowerBrief's common stock subject to the assumed PowerBrief stock options, and to keep the registration statement effective for as long as those options are outstanding.

BOARD OF DIRECTORS OF NEW POWERBRIEF

     After completion of the merger, New PowerBrief's board of directors will have seven members. The number of board members designated by IOI and by PowerBrief will be based on IOI's net current assets, as calculated 10 business days before completion of the merger or on another date agreed to by the parties.

     For purposes of this calculation, net current assets include:

     - any amounts due to IOI from PowerBrief;

     - the expected cash proceeds from the sale of IOI's interest in the Westbank Ambulatory Care Center;

     - Reimbursable Transaction Expenses; and

     - any amounts paid or required to be paid by New PowerBrief for directors' and officers' liability insurance required under the merger agreement. See "-- Significant Covenants -- Indemnification and Insurance."

     The calculation of net current assets is reduced by all known liabilities of IOI that are expected to require payment in cash.

     If IOI's net current assets on the calculation date are less than $5.75 million, then IOI's board of directors will be entitled to designate two members of the board of directors of New PowerBrief. Otherwise, IOI's board of directors will be entitled to designate three members of the board of directors of New PowerBrief. The remaining directors will be designated by PowerBrief's board of directors. At least one member of the board of directors of New PowerBrief designated by IOI will serve on all committees of the board of directors of New PowerBrief.

     IOI intends to designate Scott J. Hancock as a member of the board of New PowerBrief, but has not determined who else it will designate to New PowerBrief's board. PowerBrief intends to designate K. Wade Bennett, Robert W. Ohnesorge, Ernest D. Rapp and Richard V. Bays as members of the board of directors of New PowerBrief. If entitled to designate a fifth director, PowerBrief expects to designate A. John Knapp. See "Information About IOI -- New PowerBrief's Directors" and "Information About PowerBrief -- New PowerBrief's Directors."

EXECUTIVE OFFICERS OF NEW POWERBRIEF

     After the merger, the initial officers of New PowerBrief will be as set forth in the following table:

NAME                                            OFFICE
----                                            ------
Ernest D. Rapp...................  Chief Executive Officer
Robert W. Ohnesorge..............  President and General Counsel
K. Wade Bennett..................  Vice President Business
                                   Development, Secretary and
                                     Treasurer
Mark Foster......................  Chief Technology Officer
Dr. Leslie Butterfield...........  Vice President of Marketing

     The officers of New PowerBrief were all officers of PowerBrief before the merger. See "Information About PowerBrief -- New PowerBrief's Executive Officers."

SIGNIFICANT COVENANTS

     Each of IOI and PowerBrief has undertaken various covenants in the merger agreement. The following summarizes the more significant of these covenants.

     No Solicitation. Each of IOI and PowerBrief has agreed that it and its officers, directors, employees, consultants, contractors and advisors will not take any action to solicit, initiate, encourage or participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, an offer for an acquisition proposal.

     However, IOI and PowerBrief are permitted to take those actions in response to an unsolicited acquisition proposal if required by the board of directors' fiduciary duty to its shareholders. If a party receives an unsolicited acquisition proposal, that party must:

     - notify the other party of any acquisition proposal, including the material terms of the offer and the identity of the party making it;

     - provide the other party with a copy of any written acquisition proposal and any amendments or supplements to it;

     - inform the other party on a prompt basis of the status of any negotiations or discussions with the third party and any material changes in the terms of the offer; and

     - give the other party a copy of any information delivered to the third party which has not previously been reviewed by the other party.

     Covenant Regarding Board Recommendations. The boards of directors of IOI and PowerBrief have agreed to recommend the approval and adoption of the merger agreement to their respective shareholders. However, each of the boards of directors of IOI and PowerBrief is permitted to withdraw or modify its approval and recommendation of the merger agreement in a manner adverse to the other party if that board of directors determines in good faith that it is necessary to do so to comply with its fiduciary duties to its shareholders under applicable law, after receiving the advice of independent legal counsel. The boards of directors of IOI and PowerBrief are required by the merger agreement to submit the merger agreement to their respective shareholders, regardless of whether or not either board withdraws or modifies its recommendation of the merger agreement.

     Interim Operations of IOI and PowerBrief. Each of IOI and PowerBrief has undertaken a separate covenant that places restrictions on it until either the effective time of the merger or the termination of the merger agreement. In general, IOI and PowerBrief are required to conduct their operations in the ordinary and usual course of business consistent with past practice and to use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties, keep the services of their officers and directors available and preserve their goodwill. IOI and PowerBrief have also agreed to some specific restrictions, which are subject to exceptions described in the merger agreement. The following table summarizes the more significant items that each company has agreed not to do:

RESTRICTION                                                       IOI           POWERBRIEF
---------------------------------------------------------------------------------------------
amend its organizational documents                                 X                X
---------------------------------------------------------------------------------------------
issue equity securities, options or other securities               X                X
  convertible into or exercisable for equity securities,
  except pursuant to outstanding options or warrants, to a
  limited number of employees, in connection with other
  specified investments or as discussed under "-- IOI
  Warrants" below
---------------------------------------------------------------------------------------------
split, combine or reclassify its capital stock                     X                X
---------------------------------------------------------------------------------------------
declare, set aside or pay dividends or other distributions         X                X
  on its capital stock
---------------------------------------------------------------------------------------------
redeem or purchase any of its securities                           X                X
---------------------------------------------------------------------------------------------
enter into any merger, liquidation or other reorganization         X                X
---------------------------------------------------------------------------------------------
other than the September 15, 2000 promissory note payable          X                X
  by PowerBrief to IOI, incur, assume or guarantee any
  debt or make any loans, other than customary loans
---------------------------------------------------------------------------------------------
enter into, adopt, amend or terminate any benefit plans or         X                X
  benefits
---------------------------------------------------------------------------------------------
except as required under existing agreements, increase             X                X
  employee, director, officer, contractor or consultant
  compensation or benefits or grant completion bonuses or
  change in control payments
---------------------------------------------------------------------------------------------
hire, promote or change the status of employees                    X                X
---------------------------------------------------------------------------------------------
acquire or dispose of material assets outside of the               X                X
  ordinary course of business consistent with past
  practice, except pursuant to existing commitments
---------------------------------------------------------------------------------------------
make capital expenditures, subject to permitted levels of          X                X
  expenditures
---------------------------------------------------------------------------------------------
enter into any material contract or agreement                      X                X
---------------------------------------------------------------------------------------------
change its accounting policies                                     X                X
---------------------------------------------------------------------------------------------
make or revoke any tax election                                    X                X
---------------------------------------------------------------------------------------------
effect a mass layoff or plant closing                                               X
---------------------------------------------------------------------------------------------
accelerate the collection of or transfer any accounts                               X
  receivable
---------------------------------------------------------------------------------------------
dispose of or permit to lapse any rights to use any                                 X
  patent, trademark, copyright or other intangible asset,
  or disclose any trade secret
---------------------------------------------------------------------------------------------
enter into any agreement with respect to intellectual                               X
  property
---------------------------------------------------------------------------------------------
take any other action that would make any representation           X                X
  or warranty by it inaccurate
---------------------------------------------------------------------------------------------

     Reasonable Best Efforts Covenant. IOI and PowerBrief have agreed to use their commercially reasonable efforts to take all actions and do all things necessary or advisable under applicable laws to complete the merger and the other transactions contemplated by the merger agreement. However, this covenant does not (1) limit a party's right to terminate the merger agreement or (2) require IOI to dispose of any part of its or PowerBrief's business or operations or comply with any other material restriction affecting its business or operations.

     Employee Benefit Matters. The merger agreement provides that New PowerBrief will honor the provisions of PowerBrief's benefit plans and employee arrangements, subject to New PowerBrief's right to amend or terminate those plans or arrangements in accordance with their terms. After the effective time of the merger, PowerBrief's employees will be eligible to participate in New PowerBrief's benefit plans. At the sole discretion of New PowerBrief, PowerBrief's employees will become employees of New PowerBrief after the effective time of the merger. Prior to the completion of the merger, PowerBrief will retain a compensation consultant to review PowerBrief's compensation programs and will review the results with IOI.

     Indemnification and Insurance. The merger agreement provides that New PowerBrief will indemnify present and former directors and officers of New PowerBrief and the former directors and officers of IOI and PowerBrief in respect of threatened or actual claims, actions, suits, proceedings or investigations arising from the fact that the person is or was a director or officer of New PowerBrief or was a director or officer of IOI or PowerBrief, whether the matter existed prior to, at or after the effective time of the merger, to the fullest extent provided under IOI's bylaws in effect immediately before the merger and Texas law. All rights to indemnification with respect to matters occurring through the effective time of the merger will continue for at least seven years after the effective time of the merger. In addition, the merger agreement requires New PowerBrief to maintain, for at least three years after the effective time of the merger, directors' and officers' liability insurance covering:

     - post-merger wrongful acts and securities liabilities;

     - pre-merger wrongful acts or omissions by the directors and officers of IOI and securities liabilities of IOI; and

     - pre-merger wrongful acts or omissions by the directors and officers of PowerBrief and securities liabilities of PowerBrief,

with each category of insurance having an aggregate limit of $10.0 million.

     Tax-Free Reorganization Treatment. IOI and PowerBrief have agreed not to take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368(a) of the Code.


     IOI Warrants. Effective as of December 19, 2000 IOI distributed to its shareholders warrants to purchase an aggregate of 2,959,274 shares of IOI's common stock, which reflects the five to one reverse stock split concurrently with the merger. These warrants have terms and conditions, including exercise price and exercisability, no more favorable than the series A warrants to be issued to PowerBrief's stockholders in the merger. The shares of IOI's common stock subject to the warrants issued to FW Integrated Orthopaedics Investors, L.P. and FW Integrated Orthopaedics Investors II, L.P. effective as of December 19, 2000 have registration rights under IOI's registration rights agreement with FW Integrated Orthopaedics Investors, L.P. and FW Integrated Orthopaedics Investors II, L.P. The distribution of these warrants to IOI's shareholders caused an adjustment in the number of shares purchasable with IOI's warrants existing as of the date of the merger agreement and the series B warrants issued in the merger. See "Description of Capital Stock."


     Mutual Closing Conditions. The obligations of IOI and PowerBrief to complete the merger are subject to the satisfaction or, to the extent legally permissible, waiver by the party being benefited, of the following conditions:

     - approval by the IOI shareholders and PowerBrief stockholders;

     - receipt of any required governmental approvals or consents, including under the Securities Act and blue sky laws;

     - absence of legal prohibition on completion of the merger;

     - IOI's registration statement on Form S-4, which includes this joint proxy statement/prospectus, being effective and not subject to any stop order by the Commission;

     - receipt of opinions of IOI's and PowerBrief's outside counsel that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

     - accuracy as of closing of the representations and warranties made by the other party to the extent specified in the merger agreement; and

     - performance in all material respects by the other party of all agreements and conditions required to be performed by it at or before the closing.


     Additional Closing Conditions for IOI's Benefit. IOI's obligation to complete the merger is subject to the following additional significant conditions, any of which may be waived by IOI:


     - absence of a materially adverse change, circumstance or effect on PowerBrief;

     - receipt of agreements from PowerBrief's affiliates regarding securities laws restrictions on their transfer of New PowerBrief's common stock received in the merger;

     - receipt of agreements from PowerBrief's directors and 5% stockholders not to sell any of New PowerBrief's securities for 180 days after the completion of the merger;

     - continued employment of Messrs. Bennett, Foster, Ohnesorge and Rapp by PowerBrief as of the completion of the merger;

     - termination of PowerBrief's stockholders' agreement and registration rights agreement; and

     - exercise of appraisal or dissenters' rights under Delaware law in connection with the merger by PowerBrief's stockholders representing no more than 5% of New PowerBrief's outstanding common stock.


     Additional Closing Conditions for PowerBrief's Benefit. PowerBrief's obligation to complete the merger is subject to the following additional significant conditions, any of which may be waived by PowerBrief:


     - approval for listing on the AMEX of the shares of New PowerBrief's common stock to be issued in the merger;

     - receipt of agreements from IOI's directors and 5% shareholders, except for Jose Kauachi with respect to 25% of his equity interests in New PowerBrief and Dr. William Donovan with respect to 100% of his equity interests in New PowerBrief, not to sell any of New PowerBrief's securities for 180 days after the closing;

     - the sum of:

      (1) IOI's cash;

      (2) notes receivable due to IOI from PowerBrief;

      (3) Reimbursable Transaction Expenses;

      (4) the expected cash proceeds from the sale of IOI's interest in the Westbank Ambulatory Care Center; and

      (5) the proceeds of any investments made by anyone introduced to PowerBrief by Oak Hill Capital, Chartwell Capital and their affiliates (other than introductions made solely by Chartwell Capital)

      must be greater than $2.5 million immediately before completion of the merger, unless PowerBrief has borrowed more than $1.0 million from IOI before completion of the merger; and


     - amendment of IOI's warrants existing before the date of the merger agreement to conform with the series B warrants issued in the merger, and waiver by the holders of IOI's existing warrants of the applicability of any anti-dilution provisions in connection with the merger, except that the anti-dilution provisions applied to the issuance as of December 19, 2000 by IOI to its shareholders of warrants to purchase 2,959,274 shares of IOI's common stock.


     Registration Rights. Pursuant to the merger agreement, after completion of the merger, New PowerBrief will file a shelf registration statement on the appropriate form covering the shares of New

PowerBrief's common stock issuable upon the exercise of all warrants that remain outstanding after the effective time of the merger, including the series A warrants and the series B warrants issued to PowerBrief's stockholders in the merger. New PowerBrief will file the shelf registration statement at the earlier of:

     - a time reasonably expected to permit the registration statement to be effective on the first anniversary of the effective time of the merger; and

     - concurrently with the filing of a registration statement with respect to any of New PowerBrief's equity securities, including options and warrants, in accordance with the terms of IOI's registration rights agreement with FW Integrated Orthopaedics Investors, L.P. and FW Integrated Orthopaedics Investors II, L.P. described under "Description of Capital Stock -- Registration Rights."

New PowerBrief also will file a registration statement on the appropriate form with respect to the shares of New PowerBrief's common stock issuable in connection with any adjustment as described under "-- Adjustments -- Adjustment After the Merger" above which exceed the escrowed number of shares.

REPRESENTATIONS AND WARRANTIES OF IOI AND POWERBRIEF

     In the merger agreement, IOI and PowerBrief have made various standard representations and warranties relating to, among other things, their respective assets and financial conditions, the accuracy of IOI's filings with the Commission, the satisfaction of various legal requirements for the merger and the absence of undisclosed liabilities. The representations and warranties of each of the parties to the merger agreement will expire at the effective time of the merger.

TERMINATION OR AMENDMENT

     Right to Terminate. The merger agreement may be terminated at any time before the completion of the merger in any of the following ways:

          (1) The merger agreement may be terminated by mutual written consent of IOI and PowerBrief.

          (2) Either IOI or PowerBrief may terminate the merger agreement if:

        - the merger has not been completed by March 31, 2001;

        - IOI's shareholders or PowerBrief's stockholders fail to give the necessary approval within 30 days after the merger agreement is submitted to them for approval; or

        - there is a permanent legal prohibition to completion of the merger.

          (3) IOI may terminate the merger agreement if:

        - PowerBrief materially breaches any representation, warranty, covenant or agreement in the merger agreement that cannot be cured within 60 days;

        - PowerBrief's board has withdrawn its recommendation of the merger agreement in a manner adverse to IOI, or has resolved to do so, except as permitted in connection with an acquisition proposal described under "-- Significant Covenants -- No Solicitation" above;

        - PowerBrief fails to submit the merger agreement to its stockholders for approval within 30 days after the effectiveness of the registration statement filed by IOI of which this joint proxy statement/prospectus is a part; or

        - the holders of more than 5% of New PowerBrief's outstanding common stock have exercised and not withdrawn or forfeited appraisal or dissenters' rights under Delaware law with respect to their PowerBrief stock in connection with the merger.

          (4) PowerBrief may terminate the merger agreement if:

        - IOI materially breaches any representation, warranty, covenant or agreement in the merger agreement that cannot be cured within 60 days;

        - IOI's board has withdrawn its recommendation of the merger agreement in a manner adverse to PowerBrief, or has resolved to do so, except as permitted in connection with an acquisition proposal described under "-- Significant Covenants -- No Solicitation" above; or

        - IOI fails to submit the merger agreement to its shareholders for approval within 30 days after the effectiveness of the registration statement filed by IOI of which this joint proxy statement/ prospectus is a part.

     However, neither IOI nor PowerBrief can terminate the merger agreement for the reasons described in (2) above if its failure to fulfill in any material respect its obligations under the merger agreement has contributed to the failure to complete the merger. In addition, neither IOI nor PowerBrief may terminate the merger agreement for the reasons described in (2) above if (a) any of its shareholders that are party to a voting agreement entered into in connection with the merger agreement has materially breached its obligations under that voting agreement or (b) it has not received the opinion of its legal counsel that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code unless it has used its commercially reasonable efforts to obtain the opinion.

     Effect of Termination. In the event of termination of the merger agreement pursuant to its terms by either IOI or PowerBrief, the merger agreement will become void and there will be no further obligations with respect to the merger on the part of IOI, PowerBrief or their officers or directors. However, some obligations of the parties under the merger agreement regarding confidential information, expenses and governing law applicable to the merger agreement will survive the termination.

     Amendment. The merger agreement may not be amended except by action taken by an instrument in writing signed on behalf of each of IOI and PowerBrief. An amendment may take place before or after approval of the merger by the shareholders of IOI and the stockholders of PowerBrief, but after that approval, no amendment may be made which changes the amount or form of share consideration under the merger agreement.

EXPENSES

     IOI and PowerBrief will each be responsible for their own legal, accounting and other fees and expenses incurred in connection with the execution of the merger agreement. All Reimbursable Transaction Expenses, as defined under "-- Adjustments -- Adjustment After the Merger" above, are the joint responsibility of IOI and PowerBrief and will be shared equally if the merger is not completed, regardless of which party incurred those expenses. However, if PowerBrief terminates the merger agreement solely because the sum of (1) IOI's cash, (2) the notes receivable due to IOI from PowerBrief, (3) the Reimbursable Transaction Expenses, (4) the expected cash proceeds from the sale of IOI's interest in the Westbank Ambulatory Care Center and (5) the proceeds from any investment made by persons or entities introduced to PowerBrief by Oak Hill Capital, Chartwell Capital and their affiliates (excluding those made solely by Chartwell Capital) is not more than $2.5 million immediately before completion of the merger, then IOI will not be entitled to reimbursement for any of its expenses. PowerBrief will pay all transfer taxes in connection with the merger.

                        COMPARISON OF SHAREHOLDER RIGHTS

     IOI is a Texas corporation and the rights of IOI's shareholders currently are governed by IOI's articles of incorporation, IOI's bylaws and the laws of Texas. PowerBrief is a Delaware corporation, and the rights of PowerBrief's stockholders currently are governed by PowerBrief's certificate of incorporation, PowerBrief's bylaws and the laws of Delaware. New PowerBrief will be a Texas corporation and, after completion of the merger, the rights of PowerBrief's stockholders and IOI's shareholders will be governed by New PowerBrief's articles of incorporation, New PowerBrief's bylaws and Texas law. The rights of PowerBrief's stockholders under PowerBrief's certificate of incorporation, PowerBrief's bylaws and Delaware law before the merger are substantially the same as the rights New PowerBrief's shareholders will have after the merger under New PowerBrief's articles of incorporation, New PowerBrief's bylaws and Texas law, which are substantially similar to IOI's current articles of incorporation and IOI's current bylaws with some principle exceptions summarized below.

     This summary is qualified in its entirety by reference to (1) IOI's articles of incorporation and bylaws, which are available from IOI upon request as provided under "Where You Can Find More Information," and which are on file with the Commission, (2) PowerBrief's certificate of incorporation and bylaws, which are available from PowerBrief upon request to the Secretary of PowerBrief at 5858 Westheimer, Suite 500, Houston, Texas 77057, and (3) New PowerBrief's articles of incorporation and bylaws, the forms of which are attached as exhibits to the registration statement of which this joint proxy statement/prospectus is a part. Furthermore, the description of the differences between Texas law and Delaware law is a summary only, is not a complete description of the differences between Texas law and Delaware law and is qualified in its entirety by references to Texas law and Delaware law.

AUTHORIZED CAPITAL

     Without giving effect to the five to one reverse stock split concurrently with the merger, the total number of authorized shares of capital stock of IOI is 60,000,000, consisting of 50,000,000 shares of IOI's common stock, par value $0.001 per share, and 10,000,000 shares of IOI's preferred stock, par value $0.01 per share, of which 26,000 shares are designated as series A preferred stock and 400,000 shares are designated as series B preferred stock.

     The total number of authorized shares of capital stock of PowerBrief is 60,000,000, consisting of 50,000,000 shares of PowerBrief's common stock, par value $0.01 per share, and 10,000,000 shares of PowerBrief's preferred stock, par value $0.01 per share, of which 5,000,000 shares are designated as series A preferred stock.


     If the merger is completed, the number of authorized shares of New PowerBrief's common stock will be 100,000,000 shares and the number of authorized shares of New PowerBrief's preferred stock will be 20,000,000 shares. The New PowerBrief charter will eliminate IOI's series A preferred stock and IOI's series B preferred stock, none of which is outstanding. In addition, concurrently with the merger, New PowerBrief will effect a five to one reverse stock split of its common stock.


NUMBER OF DIRECTORS; REMOVAL; VACANCIES

     Number of Directors. Delaware law permits the charter or the bylaws of a corporation to govern the number of directors. However, if the charter fixes the number of directors, such number may not be changed without amending the certificate of incorporation. The PowerBrief charter does not fix the number of directors. The PowerBrief bylaws state that the number of directors will be no less than one, with the exact number to be fixed from time to time by the PowerBrief board of directors. There are currently six directors serving on the PowerBrief board of directors.

     Texas law permits the charter or the bylaws of a corporation to govern the number of directors. The IOI bylaws authorize no less than two and no more than eight directors, with the exact number to be determined by IOI's board. There are currently four directors serving on the IOI board of directors.

     If the merger is completed, New PowerBrief's charter will provide that New PowerBrief's board of directors will have seven members. IOI will designate two or three of the seven members based on the total net current assets of IOI, calculated 10 days before completion of the merger. PowerBrief director nominees will fill the remaining seats. See "The Merger Agreement -- Board of Directors of New PowerBrief."

     Removal. Under Delaware law, the holders of a majority of the shares entitled to vote at any election of directors may remove any director or the entire board, with or without cause, except in the case of a corporation with a classified board. However, when the holders of any class are entitled to elect one or more directors by the charter, the vote of the holders of the outstanding shares of that class is required to remove without cause a director or directors elected by that class. The PowerBrief bylaws provide that any director may be removed either for or without cause at any special meeting of the stockholders duly called and held for that purpose.

     Under Texas law, the bylaws or charter of a Texas corporation may provide that at any meeting of shareholders called expressly for that purpose, the holders of a majority of the shares then entitled to vote at an election of directors may vote to remove any director or the entire board, with or without cause, subject to further restrictions on removal that the bylaws may contain. The IOI bylaws provide that any director may be removed, with or without cause, at any special or annual meeting of the shareholders by the affirmative vote of a majority in number of shares of the shareholders if notice of intention to act upon that matter is given in the notice calling the meeting.

     Vacancies. Under Delaware law and the PowerBrief bylaws, a majority of the directors then in office (even though less than a quorum) may fill vacancies and newly-created directorships. However, Delaware law provides that if the directors then in office constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares at the time outstanding and entitled to vote for directors, order an election to be held to fill any such vacancy or newly created directorship. The PowerBrief bylaws provide that if there are no directors in office, then an election of directors may be held in the manner provided by statute.

     Under Texas law, the shareholders or a majority of the remaining directors may fill any vacancy occurring in the board of directors. A directorship to be filled by reason of an increase in the number of directors may be filled by the shareholders or by the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders. However, the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders.

CHARTER AMENDMENTS

     Under Delaware law, the board and stockholders may amend the corporation's charter if:

     - the board sets forth the proposed amendment in a resolution, declares the advisability of the amendment, and directs that it be submitted to a vote at a meeting of stockholders; and

     - the holders of at least a majority of shares of stock entitled to vote thereon approve the amendment, unless the charter requires the vote of a greater number of shares.

     The PowerBrief charter does not require the vote of a greater number of shares. In addition, Delaware law provides that each class or series of stock affected, even if the affected stock would not otherwise have these rights, must approve by a majority vote amendments which make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class, or otherwise adversely affecting the rights of such class.

     Under Texas law, the board and shareholders may amend the corporation's charter if:

     - the board of directors sets forth the proposed amendment in a resolution and directs that it be submitted to a vote at a meeting of shareholders; and

     - the holders of at least two-thirds of the outstanding shares entitled to vote thereon approve it by affirmative vote, unless the charter otherwise requires the vote of a different number of shares.

     In addition, each class or series of stock affected, even if such stock would not otherwise have such rights, must approve by at least a two-thirds majority vote amendments which make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of such class, or otherwise adversely affecting the rights of such class. The IOI charter does not require a number of shares different from Texas law to approve an amendment to the IOI charter.

BYLAW AMENDMENTS

     Under Delaware law, the power to adopt, alter and repeal the bylaws is vested in the stockholders, except to the extent that a corporation's charter or bylaws vest it in the board of directors. However, if the power to adopt, alter and repeal the bylaws is granted to the directors, the stockholders still hold the power to adopt, amend or repeal the bylaws. The PowerBrief charter grants the PowerBrief board of directors concurrent power with the stockholders to make, alter, amend, change, add to or repeal the PowerBrief bylaws. PowerBrief's stockholders may alter, amend or repeal the PowerBrief bylaws or adopt new bylaws:

     - when a majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders is present at a meeting, in person or by proxy, by the affirmative vote of the holders of at least a majority of the stock present; or

     - at any regular meeting of the stockholders, or at any special meeting of the stockholders, if notice of the alteration, amendment, repeal or adoption of new bylaws is contained in the notice of that special meeting.

     Under Texas law, a board of directors may amend or repeal a corporation's bylaws, or adopt new bylaws, unless:

     - the charter reserves that power exclusively to the shareholders; or

     - the shareholders, in amending, repealing or adopting a particular bylaw provision, expressly provide that the board may not amend or repeal that bylaw.

     In all cases, Texas law provides shareholders the power to amend or repeal the bylaws unless the charter or a bylaw adopted by the shareholders provides otherwise. The IOI charter and the IOI bylaws do not provide otherwise. The IOI charter expressly authorizes the board of directors to alter, amend or repeal the bylaws or to adopt new bylaws.

SPECIAL MEETINGS OF STOCKHOLDERS

     Delaware law provides that the board of directors or another person or persons authorized in the corporation's charter or bylaws may call a special meeting of stockholders. The PowerBrief bylaws provide that, unless otherwise prescribed by statute or by the PowerBrief charter, the president may call special meetings and the president and secretary will call a special meeting at the request of a majority of the board of directors or at the request in writing of stockholders owning a majority of the capital stock outstanding and entitled to vote. The PowerBrief charter does not confer on any other person the power to call a special meeting.

     Texas law provides that, in addition to the board of directors, the president, other persons authorized in the corporation's charter or bylaws or the holders of not less than 10% of all the shares entitled to vote have the right to call a special shareholder meeting, unless the charter otherwise specifies a higher percentage (but no greater than 50%) of the holders. The IOI charter states that the president, the board of directors, or the holders of not less than 50% of all the shares entitled to vote at the proposed special meeting may call a special meeting.

     If the merger is completed, New PowerBrief's articles of incorporation will not adjust the percentage of holders required to call a special meeting from the 10% specified under Texas law.

REQUIRED VOTE FOR CERTAIN TRANSACTIONS

     Extraordinary Transactions. Except as provided below, and in certain other limited circumstances, Delaware law requires that a merger, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation's business, or a dissolution of a corporation, be approved by the holders of a majority of the shares entitled to vote thereon, unless the corporation's charter provides otherwise. The PowerBrief charter does not provide otherwise.

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     Except as provided below, and in certain other limited circumstances, Texas law requires that a merger, a disposition not in the regular course of business or a dissolution of a corporation be approved by the holders of at least two-thirds of the shares entitled to vote thereon, unless the corporation's charter requires the vote of a different number of shares which may not be less than a majority of the shares entitled to vote thereon. The IOI charter does not require the vote of a different number of shares.

     Absence of Required Vote for Certain Mergers. Delaware law does not require a vote of the stockholders of a corporation surviving a merger to approve a merger if:

     - the agreement of merger does not amend the charter of the corporation;

     - each share of stock of the corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation thereafter; and

     - the number of shares of common stock of the corporation to be issued in the merger, if any, does not exceed 20% of the number of shares outstanding immediately before the merger.

     Texas law does not require a vote of the shareholders of a corporation surviving a merger to approve the merger if:

     - the corporation is the sole surviving corporation in the merger;

     - the charter of the corporation will not differ from its charter before the merger;

     - each shareholder of the corporation whose shares are outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the effective date of the merger;

     - the voting power of the number of voting shares outstanding immediately after the merger, plus the voting power of the number of voting shares issuable by the corporation in the merger, will not exceed 20% of the voting power of the total number of voting shares outstanding immediately before the merger;

     - the number of participating shares, that is, shares whose holders are entitled to participate without limitation on dividends or other distributions, outstanding immediately after the merger, plus the number of participating shares that the corporation will issue in the merger, does not exceed 20% of the number of such shares outstanding immediately before the merger; and

     - the board of directors of the corporation adopts a resolution approving the plan of merger.

STANDARDS OF CONDUCT FOR DIRECTORS

     Under Delaware law, the standards of conduct for directors have developed through written opinions of the Delaware courts in cases decided by them. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty has been said to require directors to refrain from self-dealing. According to the Delaware Supreme Court, the duty of care requires "directors . . . in managing the corporate affairs . . . to use that amount of care which ordinarily careful and prudent men would use in similar circumstances." Later case law has established "gross negligence" as the test for breach of the standard for the duty of care in the decision-making process of directors of Delaware corporations.

     Similarly, under Texas law, the standards of conduct for directors have developed through written opinions of the Texas courts in cases decided by them. However, Texas case law concerning standards of conduct for directors is not as well developed as Delaware case law. Generally, directors of Texas corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty prohibits a director from profiting at the expense of the corporation in connection with the director's dealings with the corporation, third parties and shareholders. The duty of care requires directors to act in good faith and to exercise the same degree of care and prudence that ordinary persons in a like position under similar circumstances would exercise.

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INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Scope. Delaware law provides that a corporation may indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of being:

     - a director or officer of the corporation, or

     - at the request of the corporation, a director, officer, employee or agent of another enterprise,

against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred in connection with such action, suit or proceeding if:

     - the person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of the corporation; and

     - with respect to any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

However, no indemnification is permitted with respect to any matter as to which the person is adjudged to be liable to the corporation, unless the court determines that the person is entitled to indemnity.

     Under Delaware law, indemnification rights are expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any other bylaw, agreement, stockholder vote, disinterested director vote or otherwise.

     The PowerBrief charter and bylaws provide, in substance, that PowerBrief will indemnify any person who was or is a party, or is threatened to be made a party, to any type of proceeding by reason of the fact that he or she

     - is or was a director, advisory director or officer of PowerBrief; or

     - is or was serving at the request of PowerBrief as a director, officer, employee or agent of another corporation or other entity,

to the full extent permitted by Delaware law, against any liability or expense actually or reasonably incurred by the person in respect thereof.

     Texas law permits a corporation to provide indemnification or advancement of expenses, by a bylaw provision, agreement, security arrangement or otherwise, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by a person in connection with a proceeding if a court determines:

     - that the person conducted himself or herself in good faith;

     - in the case of conduct in his or her official capacity, reasonably believed that his or her conduct was in the corporation's best interest;

     - in all other cases that his or her conduct was not opposed to the corporation's best interests; and

     - in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     However, if the person is found liable to the corporation, or if the person is found liable on the basis that he or she received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses. No indemnification is available if the person is found liable for willful or intentional misconduct.

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     The IOI charter provides, in substance, that IOI will indemnify officers and directors against all costs and expenses reasonably incurred by or imposed upon them in connection with or arising out of any action, suit or proceeding which they may be involved by reason of being or having been:

     - an officer or director of IOI; or

     - at the request of IOI, an officer or director of another corporation of which IOI was a shareholder or creditor and from which other corporation they are not entitled to be indemnified,

except in relation to matters as to which they are found liable on the basis of receiving an improper personal benefit or in which they are found liable to IOI. The IOI bylaws are made expressly subject to the IOI charter, and provide for indemnification of officers and directors for expenses incurred by reason of being or having been an officer or director of IOI to the fullest extent permitted under Texas law.

     If the merger is completed, New PowerBrief's bylaws will require New PowerBrief to indemnify and advance expenses to officers and directors of New PowerBrief to the fullest extent permitted under Texas law.

     Advancement of Expenses. Delaware law provides for the advancement of expenses for proceedings upon receipt of an undertaking by or on behalf of the person to repay the amount advanced if a court determines that the person is not entitled to be indemnified. Delaware law does not require that the director give an affirmation regarding his conduct in order to receive an advance of expenses.

     Texas law provides that a corporation may pay or reimburse, in advance of the final disposition of the proceedings, reasonable court costs and attorneys' fees incurred by a director who was, is or is threatened to be made, a named defendant or respondent in a proceeding because the person is or was a director of the corporation. The corporation may pay or reimburse such expenses after the corporation receives:

     - a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Texas law; and

     - a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or that indemnification for expenses is precluded under Texas law.

     Procedure for Indemnification. Delaware law provides that any of the following can determine that indemnification is appropriate under Delaware law:

     - a majority vote of directors who are not party to the proceeding, or a committee of those directors designated by a majority vote of those directors, even though, in both cases, less than a quorum;

     - if there are no such directors, or if such directors so direct, independent legal counsel; or

     - a stockholder vote.

     Texas law provides that any of the following can determine that indemnification is appropriate under Texas law:

     - a majority vote of a quorum consisting of directors who are not party to the proceeding;

     - if such a quorum cannot be obtained, a special committee of the board of directors consisting of at least two directors not party to the proceeding;

     - special legal counsel; or

     - a shareholder vote excluding shares held by directors party to the proceeding.

     Mandatory Indemnification. Delaware law requires indemnification with respect to any claim, issue or matter on which the director is successful on the merits or otherwise, in the defense of the proceeding.

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Under Texas law, indemnification by the corporation is mandatory only if the director is wholly successful on the merits or otherwise, in the defense of the proceeding.

     Insurance. Delaware law and Texas law both allow a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against that person and incurred by that person in such a capacity or arising out of his status as such a person whether or not the corporation would have the power to indemnify him against that liability. Under Texas law, a corporation may also establish and maintain arrangements, other than insurance, to protect these individuals, including a trust fund or surety arrangement. As noted above, indemnification rights under Delaware law are expressly nonexclusive.

     Persons Covered. Delaware law provides substantially the same indemnification rights to officers, employees and agents as it provides for directors. Texas law expressly and separately deals with the protection available for officers, employees and agents. Those protections are similar to those provided to directors.

     Continuity of Indemnification. Delaware law contains a provision that expressly provides that the statutory indemnification provisions:

     - apply to a director, officer, employee or agent after he leaves the corporation for acts he performed while a director, officer, employee or agent; and

     - apply to the estate and personal representatives of the director, officer, employee or agent.

     Texas law does not have a provision that expressly provides indemnification after a directorship has terminated for acts or omissions which took place prior to the termination.

     Shareholder Report. Texas law requires a report to the shareholders upon indemnification or advancement of expenses. Delaware law does not have a similar reporting requirement.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     Delaware law provides that a corporation's charter may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, no provision can limit the liability of a director for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

     - violation of certain provisions of the Delaware General Corporation Law;

     - any transaction from which the director derived an improper personal benefit; or

     - any act or omission prior to the adoption of such a provision in the charter.

     The PowerBrief charter eliminates the monetary liability of directors to the fullest extent permitted by Delaware law.

     Under Texas law, a corporation's charter may eliminate all monetary liability of each director to the corporation or its shareholders for conduct in the performance of a director's duties other than some conduct specifically excluded from protection. Texas law does not permit any limitation of liability of a director for:

     - breaching the duty of loyalty to the corporation or its shareholders;

     - failing to act in good faith;

     - engaging in intentional misconduct or a known violation of law;

     - obtaining an improper personal benefit from the corporation; or

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     - violating applicable statutes that expressly provide for the liability of a director.

     The IOI charter eliminates the monetary liability of IOI's directors to the fullest extent permitted by Texas law.

APPRAISAL RIGHTS

     Generally, under Delaware law, stockholders have the right to demand and receive payment in cash of the fair value of their stock, as appraised pursuant to judicial proceedings, instead of the consideration the stockholder would otherwise receive in the transaction in the event of a merger or consolidation. However, except as otherwise provided by Delaware law, a stockholder does not have appraisal rights in connection with a merger or consolidation or in the case of a disposition if:

     - the shares of the corporation are listed on a national securities exchange, designated as a national market system security by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders; or

     - the corporation will be the surviving corporation of the merger and Delaware law does not require a vote of the stockholders of the surviving corporation to approve the merger.

PowerBrief's stock is not listed on a national securities exchange, designated as a national market system security or held of record by more than 2,000 stockholders. See "Information About PowerBrief -- Market Price and Dividends."

     However, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the terms of an agreement of merger or consolidation require the stockholder to accept in exchange for his shares anything other than:

     - shares of stock of the corporation surviving or resulting from the merger or consolidation;

     - shares of any other corporation that at the effective time of the merger or consolidation will be listed on a national securities exchange, designated as a national market system security by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders; or

     - cash in lieu of fractional shares.

     Generally, under Texas law, a shareholder has:

     - the right to dissent from any plan of merger or consolidation or disposition to which the corporation is a party if Texas law requires a shareholder vote; and

     - appraisal rights upon compliance with the statutory procedures.

     Under Texas law, a shareholder of a corporation does not have the right to dissent or to assert appraisal rights if:

     - the shares held by the shareholder are part of a class or series of shares that on the record date fixed to determine the shareholders entitled to vote on the plan of merger or consolidation or disposition are listed on a national securities exchange, designated as a national market system security by the National Association of Securities Dealers, Inc. or held of record by not less than 2,000 holders;

     - the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for his shares any consideration that is different than the consideration to be provided to any other holder of shares that are part of the same class or series, other than cash in lieu of fractional shares; and

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     - the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for his shares any consideration other than cash in lieu of fractional shares and shares that, immediately after the effective time of the merger or exchange, will be part of a class the shares of which are (1) listed or authorized for listing upon official notice of issuance, on a national securities exchange, (2) designated as a national market system security by the National Association of Securities Dealers, Inc., or (3) held of record by not less than 2,000 holders.

IOI's common stock is traded on the AMEX under the symbol "IOI." See "Information About IOI -- Market Price and Dividends."

LIQUIDATION RIGHTS

     PowerBrief's series A preferred stock designation provides that upon the liquidation of PowerBrief, whether voluntary or involuntary, after payment for all debts of PowerBrief but before any distribution or other payment is made to the holders of PowerBrief's common stock, each holder of series A preferred stock will be entitled to be paid first out of the assets of PowerBrief an amount equal to the greater of:

     - the actual purchase price received by PowerBrief for the original issuance of each share of series A preferred stock, as appropriately adjusted to give effect to any stock split, dividend, or other similar transaction; or

     - the amount to which that holder would have been entitled if that holder had held the number of shares of common stock issuable upon the conversion of that holder's series A preferred stock immediately before the liquidation, together with all declared but unpaid dividends, if any. If, upon liquidation of PowerBrief, the assets of PowerBrief are insufficient to pay the holders of the series A preferred stock the full amounts to which they are entitled, the holders of the series A preferred stock will share ratably in any distribution of available assets.

     Upon the liquidation, dissolution or winding up of IOI, holders of IOI's common stock are entitled to share ratably in the net assets of IOI after payment of or provision for all liabilities of IOI and the preferential liquidation rights of any preferred stock then outstanding.

DENIAL OF VOTING RIGHTS

     Delaware law provides that holders of the outstanding shares of a class of stock will be entitled to vote as a class upon a proposed amendment to the charter, whether or not entitled to vote thereon by the charter, if the amendment would change the aggregate number of authorized shares or the par value of the class or would adversely affect the powers, preferences or special rights of the class.

     Texas law provides that holders of each class of shares are entitled to vote as a class upon a proposed amendment to the charter, whether or not entitled to vote thereon by the charter, if the amendment would change the number of authorized shares or the par value of the class, reclassify, cancel, or exchange shares of the class, create a new class of shares having equal or superior preferences or rights of the class, increase the rights of an already outstanding class or adversely affect the powers, preferences or special rights of the class.

PAYMENT OF DIVIDENDS

     Under Delaware law, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its charter, either out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the board of directors declares the dividend and/or the preceding fiscal year. Delaware law does not permit distributions out of net profits, however, if, following the distribution, the corporation's capital is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

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     PowerBrief's charter does not further restrict the ability of the
PowerBrief Board to declare dividends. However, PowerBrief's series A preferred stock designation provides that if PowerBrief declares any dividend on shares of common stock, PowerBrief must pay to each holder of series A preferred stock a dividend equal to the dividend that would have been payable to that holder if the shares of series A preferred stock held by that holder had been converted into common stock on the record date for the determination of holders of common stock entitled to receive the dividend.

     Under Texas law, a board of directors may authorize a corporation to make distributions to its shareholders out of its surplus, subject to any restriction in its charter. Texas law does not permit distributions if the distribution exceeds the surplus of the corporation or would render the corporation insolvent. IOI's charter does not further restrict the ability of the IOI Board to declare dividends.

INSPECTION OF BOOKS AND RECORDS

     Under Delaware law, any stockholder of a Delaware corporation making a written demand may examine the list of stockholders and may inspect any other corporate books and records for any purpose reasonably related to the stockholder's interest as a stockholder.

     Under Texas law, any shareholder who holds at least 5% of all of the outstanding shares of a corporation or that has held its shares for at least six months will have the right to examine at any reasonable time, for any proper purpose, the relevant books and records of account, minutes and share transfer records of the corporation.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary of the current terms of the capital stock and warrants of IOI and, where different, the terms of the capital stock and warrants of New PowerBrief as in effect after completion of the merger is qualified in its entirety by reference to the complete text of IOI's articles of incorporation, the amendments to IOI's articles of incorporation and IOI's warrants, and New PowerBrief's articles of incorporation and New PowerBrief's warrants, copies of which are filed as exhibits to the registration statement filed by IOI.

AUTHORIZED CAPITAL STOCK


     As of December 22, 2000 and without giving effect to the five to one reverse stock split concurrently with the merger, IOI's authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value, of which 29,602,741 shares were issued and outstanding as of December 22, 2000, and 10,000,000 shares of preferred stock, $0.01 par value, of which 26,000 shares are designated series A preferred stock and 400,000 shares are designated series B preferred stock. As of December 22, 2000, there were no shares of IOI's preferred stock outstanding.


     If the merger is completed, the New PowerBrief articles of incorporation will authorize 100,000,000 shares of common stock, $0.001 par value, and 20,000,000 shares of preferred stock, $0.001 par value. The New PowerBrief articles of incorporation will eliminate IOI's series A preferred stock and IOI's series B preferred stock, none of which is outstanding. In addition, concurrently with the merger, New PowerBrief will effect a five to one reverse stock split of its common stock.

COMMON STOCK

     Holders of IOI's common stock are entitled to one vote for each share held in the election of directors and on all other matters submitted to a vote at a meeting of shareholders, subject to the rights of holders of any outstanding preferred stock as discussed below, and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors are able to elect all of the directors standing for election, subject to the rights of holders of any outstanding preferred stock. Subject to the preferential dividend rights of any then outstanding shares of preferred stock, holders of IOI's common stock are entitled to receive ratably any dividends as may be declared in the discretion of the board of directors out of funds legally available therefor. Upon the

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liquidation, dissolution or winding up of IOI, holders of IOI's common stock are entitled to share ratably in the net assets of IOI after payment or provision for all liabilities of IOI and the preferential liquidation rights of any preferred stock then outstanding. The holders of IOI's common stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

     Under its articles of incorporation, IOI is authorized to issue from time to time 10,000,000 shares of preferred stock in one or more classes or series upon authorization by IOI's board of directors. Subject to the provisions of IOI's articles of incorporation and limitations prescribed by law, IOI's board of directors, without further approval of the shareholders, is expressly authorized to fix the number of shares constituting any series, as well as the dividend rights and terms, conversion rights and terms, voting rights and terms, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock.

     If the merger is completed, the New PowerBrief articles of incorporation will authorize New PowerBrief to issue from time to time 50,000,000 shares of preferred stock in one or more classes or series upon authorization by New PowerBrief's board of directors. Subject to the provisions of New PowerBrief's articles of incorporation and limitations prescribed by law, New PowerBrief's board of directors, without further approval of the shareholders, will be expressly authorized to fix the number of shares constituting any series, as well as the dividend rights and terms, conversion rights and terms, voting rights and terms, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The New PowerBrief articles of incorporation will eliminate IOI's series A preferred stock and IOI's series B preferred stock, none of which is outstanding.

WARRANTS TO BE ISSUED IN THE MERGER

     The New PowerBrief series A warrants and series B warrants to be issued in the merger are to be issued in accordance with warrant agreements. The following description is a summary of the material provisions of the warrant agreements and is subject to and qualified in its entirety by reference to those agreements.

     General. Except as described below, the terms of the New PowerBrief series A warrants and New PowerBrief series B warrants to be issued in the merger will be identical. These warrants will be exercisable for a number of fully paid and non-assessable shares of New PowerBrief's common stock. The exercise price of New PowerBrief's series A warrants will be a price per share equal to 1.25 times the lesser of:

     - $1.4815; and

     - the lowest average closing price for New PowerBrief's common stock over any 20 consecutive calendar days during the 90 days after the date of completion of the merger.

     The exercise price of New PowerBrief's series B warrants will be between $3.70 and $4.32 per share of New PowerBrief's common stock. The number of shares of New PowerBrief's common stock issuable upon exercise of a New PowerBrief warrant is subject to adjustment in some circumstances as described below.

     Other than the period from one day before the end of any fiscal quarter until New PowerBrief announces its operating results for that quarter, holders may exercise (1) the New PowerBrief series A warrants issued in the merger on and after one year after the date of completion of the merger and (2) the New PowerBrief series B warrants issued in the merger on and after the earlier of:

     - one year after the date of completion of the merger; and

     - the date on which any warrants to purchase New PowerBrief's common stock are exercised by FW Integrated Orthopaedics Investors, L.P., FW Integrated Orthopaedics Investors II, L.P., or Chartwell Capital Investors, L.P.

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     In all cases after the merger, upon a change of control of New PowerBrief, defined as:

     - an acquisition by another person or group of persons of 35% or more of the outstanding common stock of New PowerBrief;

     - a majority change in the board of directors of New PowerBrief over a 12-month period;

     - a merger, consolidation or similar transaction in which New PowerBrief is not the surviving entity or in which New PowerBrief's shareholders do not own a majority of the shares of the surviving entity; or

     - a sale of all or substantially all of New PowerBrief's assets,

the warrants will become fully exercisable, in whole or in part, at any time before their expiration.

     Unless earlier exercised, the New PowerBrief series A warrants issued in the merger will expire five years after the completion of the merger. The New PowerBrief series B warrants issued in the merger will expire on June 30, 2005. New PowerBrief will give notice of expiration not less than 10 nor more than 30 days before the expiration date to the registered holders of the then outstanding warrants. If New PowerBrief fails to give the notice when required, the warrants will not expire until 10 days after the required notice is given.

     In order to exercise all or any of the New PowerBrief warrants, holders are required to deliver to New PowerBrief a written notice of the holder's election to exercise the warrants that specifies the number of shares of New PowerBrief's common stock to be purchased. In addition, holders must surrender to New PowerBrief the certificate representing the warrants to be exercised and pay in full the exercise price for each share of New PowerBrief's common stock issuable upon exercise of the warrants. The exercise price may be paid:

          (1) in cash or by certified or official bank check or by wire transfer to an account that New PowerBrief designates for that purpose; or

          (2) without the payment of cash, by reducing the number of shares of New PowerBrief's common stock that would be obtainable upon the exercise of a warrant and payment of the exercise price in cash so as to yield a number of shares of common stock upon the exercise of the warrant equal to the product of:

        - the number of shares of New PowerBrief's common stock for which the warrant is exercisable as of the date of exercise if the exercise price were being paid in cash; and

        - a fraction, the numerator of which is the excess of the fair market value per share of common stock on the exercise date over the exercise price per share as of the exercise date and the denominator of which is the fair market value per share of the common stock on the exercise date.

     When a holder surrenders a warrant certificate representing more than one warrant in connection with his option to elect a cashless exercise described in clause (2) above, the number of shares of New PowerBrief's common stock deliverable upon a cashless exercise will be equal to:

     - the number of shares of New PowerBrief's common stock issuable upon the exercise of warrants that are specified to be exercised in accordance with a cashless exercise multiplied by

     - the cashless exercise ratio described in clause (2) above.

     All provisions of the warrant agreement apply with respect to a surrender of a warrant certificate in accordance with a cashless exercise for less than the full number of warrants represented by the warrant certificate.

     When a holder surrenders the warrant certificate and pays the exercise price, New PowerBrief will deliver or cause to be delivered to him or upon his written order, a stock certificate representing the appropriate number of shares of New PowerBrief's common stock for each warrant evidenced by the warrant certificate, subject to adjustment as described below. If a holder exercises less than all of the warrants evidenced by a warrant certificate, a new warrant certificate will be issued to him for the remaining number of warrants. No fractional shares of common stock will be issued upon exercise of the warrants. At the time of exercise, New PowerBrief will pay the holder an amount in cash equal to the fair value of any such fractional share of New PowerBrief's common stock.

     New PowerBrief will pay all costs incurred for delivery, transfer or exchange of any warrant certificate, as well as any tax that may be imposed in connection with the execution and delivery of the warrant agreements and the issuance of the warrants or New PowerBrief's common stock issuable upon exercise of the warrants.

     In the event a bankruptcy or reorganization is commenced by or against New PowerBrief, a bankruptcy court may hold that unexercised warrants are executory contracts that may be subject to New PowerBrief's rejection with approval of the bankruptcy court. As a result, a holder may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than he would be entitled to receive if he had exercised his warrants before the commencement of any such bankruptcy or reorganization.

     Adjustments. The number of shares of New PowerBrief's common stock issuable upon the exercise of the warrants and the exercise price will be subject to adjustment in some circumstances including, without limitation:

          (1) New PowerBrief's payment of cash dividends and other distribution on its common stock payable in excess of 0.75% of the market price of its common stock;

          (2) subdivisions, combinations and some reclassifications of New PowerBrief's common stock;

          (3) the issuance to holders of New PowerBrief's common stock of rights, options or other securities entitling them to subscribe for additional shares of New PowerBrief's common stock, or of securities convertible into or exercisable or exchangeable for additional shares of New PowerBrief's common stock, for a consideration per share that is less than the exercise price for the warrants; and

          (4) the issuance of shares of common stock for a consideration per share that is less than the exercise price for the warrants.

     The events described in clause (3) above do not give rise to an adjustment if they involve the issuance of shares of New PowerBrief's common stock underlying New PowerBrief options or warrants existing immediately after completion of the merger.

     If New PowerBrief pays any dividend or other distribution on its common stock or any evidence of indebtedness or other property (other than a cash dividend, a subdivision, combination or reclassification of its common stock or an issuance of rights or options to subscribe for or purchase its common stock), New PowerBrief will pay or distribute to holders of exercisable series A warrants and series B warrants, the evidence of indebtedness or other property the holder would have been entitled to receive had he exercised the warrants immediately before the dividend or distribution.

     If New PowerBrief proposes at any time to purchase or redeem shares of its common stock owned by any New PowerBrief affiliate for cash, evidence of indebtedness or any other property, New PowerBrief will purchase or redeem the then exercisable series A warrants and series B warrants and any shares of New PowerBrief's common stock issued on exchange of any exercisable warrants, at the option of each holder of those warrants, on the same terms and conditions and for the same consideration as offered to the affiliates of New PowerBrief, less the exercise price for the warrants. The electing holders' warrants will be purchased or redeemed, as applicable, pro rata based on the number of shares of New PowerBrief's common stock to be purchased or redeemed from New PowerBrief affiliates.

     Mergers, Consolidations or Other Sales. If New PowerBrief consolidates or merges, or sells or otherwise dispose of all or substantially all of its assets to another corporation, each series A warrant and series B warrant which is then exercisable will thereafter, at the election of each holder of those warrants, become the right to receive the kind and amount of shares of stock or other securities or property which the holder would have been entitled to receive as a result of the consolidation, merger or sale or other disposition if the holder had exercised the warrant immediately before the consolidation, merger, sale or other disposition, net of the exercise price of the warrant. If a holder does not make the foregoing election, the successor or acquiring corporation will assume the performance of the obligations and liabilities of the warrants held by the holder.


     Amendment. Any amendment or modification to the warrant agreements that has an effect on the rights or benefits of warrant holders' interests will require the written consent of the holders of a majority of the then outstanding series A warrants or series B warrants, as applicable.


     Restrictions on Performance. New PowerBrief will not enter into any agreement or other instrument limiting in any manner its ability to perform it obligations under the warrant agreements or the warrants, or making its performance under the warrant agreements or the warrants, or the issuance of the New PowerBrief common stock upon surrender of the warrants, a default under that agreement or other instrument.

WARRANTS ISSUED BEFORE THE MERGER


     Effective as of December 19, 2000 IOI issued warrants to purchase 2,959,274 shares of its common stock on substantially the same terms as the series A warrants to be issued in the merger to the PowerBrief stockholders. Also, IOI has outstanding warrants that will purchase between 1,285,445 and 1,498,482 shares of its common stock on substantially the same terms as the series B warrants to be issued to the PowerBrief stockholders. Although these amounts make reference to warrants issued prior to the merger, such amounts reflect the contemplated five to one reverse stock split in the merger.



     In this section of the joint proxy statement/prospectus, we sometimes refer to the warrants IOI issued as of December 19, 2000 to purchase 2,959,274 shares of its common stock as the 2000 Warrants, and we sometimes refer to IOI's outstanding warrants to purchase between 1,285,445 and 1,498,482 shares of its common stock as the 1997 Warrants.



     The 1997 Warrants were originally issued to purchase 1,000,000 shares of IOI's common stock. However, the issuance of the 2000 Warrants caused an adjustment in the number of shares purchasable with the 1997 Warrants because the exercise price of the 2000 Warrants will be less than the exercise price of the 1997 Warrants. The final amount of this adjustment will be determined when the exercise price of the 2000 Warrants is determined.


     The exercise price of the 2000 Warrants will be determined after the merger in the same manner as the series A warrants to be issued in the merger. In addition, if the merger does not occur, the exercise price for the 2000 Warrants will be determined in the manner as if the merger had occurred on the date that the merger agreement is terminated. See "-- Warrants to be Issued in the Merger -- General."

     If the 2000 Warrants are exercisable for their maximum exercise price, the 1997 Warrants will be exercisable for 1,285,445 shares of IOI's common stock. Conversely, if the exercise price of the 2000 Warrants is determined to be only $0.01 per share, which is their minimum exercise price, the 1997 Warrants will be exercisable for 1,498,482 shares of IOI's common stock. See "-- Warrants to be Issued in the Merger -- General" and "Merger
Agreement -- Adjustments -- Adjustment Before the Merger."

REGISTRATION RIGHTS

     FW Integrated Orthopaedics Investors, L.P., FW Integrated Orthopaedics Investors II, L.P. and Chartwell Capital Investors, L.P., which collectively hold 4,731,157 shares of IOI common stock and warrants to purchase 1,000,000 shares of IOI common stock, after the five to one reverse stock split concurrently with the merger, are entitled to registration rights with respect to these shares and warrants. Under two separate registration rights agreements, the FW Integrated Orthopaedics Investor parties and

Chartwell, collectively, are entitled to require IOI to register their shares of common stock and warrants up to three times. In addition, if IOI proposes or is required to register any of its common stock, either for its own account or for the account of other of its shareholders, IOI will be required to notify the FW Integrated Orthopaedics Investor parties and Chartwell, and subject to the limitations specified in the registration rights agreements, to include in the registration all of the common stock requested to be included by those holders. IOI will be obligated to pay the expenses, other than underwriting commissions, of the registration required by Chartwell or the FW Integrated Orthopaedics Investor parties, and of all incidental registrations.

     These registration rights agreements will remain in effect after completion of the merger, with New PowerBrief honoring the obligations of IOI under the registration rights agreements. Any exercise of these registration rights may hinder New PowerBrief's efforts to arrange future financings and have an adverse effect on the market price of New PowerBrief's common stock.

     In addition, the merger agreement requires New PowerBrief to file a registration statement to cover the shares of New PowerBrief's common stock issuable upon exercise of all warrants remaining outstanding after the effective time of the merger at the earlier of:

     - a time reasonably expected to permit the registration statement to be effective on the first anniversary of the effective time of the merger; and

     - concurrently with the filing of a registration statement with respect to any of New PowerBrief's equity securities, including options and warrants, in accordance with the terms of IOI's registration rights agreement with the FW Integrated Orthopaedics Investor parties discussed above.

The merger agreement also requires New PowerBrief to file a registration statement covering the shares of New PowerBrief's common stock issuable in connection with the adjustment described under "The Merger
Agreement -- Adjustments -- Adjustment After the Merger." See "The Merger Agreement -- Significant Covenants -- Registration Rights."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for IOI's common stock is Continental Stock Transfer & Trust Company.

STOCK EXCHANGE LISTING


     IOI's common stock currently is listed on the AMEX. The merger agreement provides that, as a condition to PowerBrief's obligation to consummate the merger, the New PowerBrief common stock issued in the merger shall be listed on the AMEX. IOI's common stock is currently listed on the AMEX. However, IOI can not assure you that New PowerBrief's common stock can be listed on the AMEX or that New PowerBrief will be able to maintain listing on the AMEX.



     Because New PowerBrief will have a different business and management than that of IOI, AMEX requires that IOI submit an additional listing application for the New PowerBrief common stock issued in the merger and satisfy AMEX's current listing requirements. These require New PowerBrief to have:



     A combination of:



     - $4,000,000 in stockholders' equity;



     - pre-tax income of at least $750,000 in the last fiscal year, or in two of its last three fiscal years;



     - a specified number of public shareholders;



     - a minimum market price of $3 per share and an aggregate market value of $3,000,000; and



     - certain voting rights of shareholders; or a combination of:



     - two years of operations;



     - $4,000,000 in stockholders' equity;



     - a specified number of public shareholders;



     - an aggregate market value of publicly held shares of $15,000,000; and



     - a minimum market price of $3 per share.



     IOI has filed an additional listing application with AMEX. However, AMEX has verbally indicated to IOI that New PowerBrief will not satisfy its current listing criteria. AMEX also indicated that it will provide IOI with a written notice that AMEX's staff has recommended that New PowerBrief's common stock not be listed on AMEX. When IOI receives this notice, it intends to appeal the staff's recommendation. IOI will request an accelerated appeal process, but there can be no assurances that an accelerated review will be granted. The process of an appeal may not be completed by the time the merger is to occur, and the appeal may not be successful. IOI can not make assurances concerning the result of the appeal.



     Even if the shares of New PowerBrief's common stock issued in the merger are not approved for listing on the AMEX, PowerBrief may, in its discretion, waive the condition to the merger that the New PowerBrief common stock be listed on the AMEX, and this waiver may be made without any further notice to the shareholders of IOI or stockholders of PowerBrief. IOI's shareholders and PowerBrief's stockholders will not be able to change their votes for the merger if PowerBrief waives this condition. If New PowerBrief common stock has not been approved for listing on the AMEX and PowerBrief waives the condition that the New PowerBrief common stock must be approved for listing on the AMEX, then, at the effective time of the merger:



     - IOI may voluntarily delist its shares of common stock from the AMEX and have its shares traded on the over-the-counter, or OTC, market; or



     - AMEX may delist IOI's shares of common stock or may suspend trading of IOI's common stock.



     Although IOI has not received formal notice that AMEX intends to delist IOI's shares, it is possible that IOI will lose its AMEX listing even if the merger does not occur because of IOI's share price and market capitalization.

     OTC transactions involve risks in addition to those associated with transactions in securities traded on exchanges. OTC companies may have limited product lines, markets or financial resources. Many OTC stocks trade less frequently and in smaller volume than exchange-listed stocks. The values of these stocks may be more volatile than exchange-listed stocks.



     If New PowerBrief's common stock is traded in the OTC market and a market maker sponsors New PowerBrief, New PowerBrief may have the price of its shares electronically displayed on the OTC Bulletin Board, or OTCBB. However, if New PowerBrief lacks sufficient market maker support for display on the OTCBB, it must have its price published by the National Quotations Bureau LLP in a paper publication known as the "Pink Sheets." The marketability of New PowerBrief's common stock will be even more limited if its price must be published on the "Pink Sheets."



     See "The Merger Agreement -- Significant Covenants -- Additional Closing Conditions for PowerBrief's Benefit" and "Risk Factors -- Risk Factors Related to the Merger -- We cannot guarantee that the common stock of New PowerBrief issued in the merger will be listed on the AMEX."


        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements have been prepared based on the historical financial statements of IOI and PowerBrief. The unaudited pro forma condensed consolidated financial statements reflect the merger between PowerBrief and IOI as a recapitalization of PowerBrief because IOI has elected to sell its operating assets and will not have any continuing operations and because the stockholders of PowerBrief will own the majority of the outstanding common stock of New PowerBrief after the merger. As a result, New PowerBrief will record the merger as an issuance of common stock for the net monetary assets of IOI, accompanied by a recapitalization of its equity.

     The unaudited pro forma condensed consolidated balance sheet as of September 30, 2000 gives effect to the merger as if it occurred on September 30, 2000. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2000 and the year ended December 31, 1999 gives effect to the merger as if it had occurred on January 1, 1999. Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Commission.

     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and related notes of both IOI and PowerBrief and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of both companies included elsewhere in this joint proxy statement/prospectus.

     The unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of the results that would have occurred had the merger been consummated as of the beginning of the period presented or that might be attained in the future.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000
                                 (IN THOUSANDS)

                                                                         PROFORMA
                                                                        ADJUSTMENTS          PRO FORMA
                                                                         INCREASE/    REF.      NEW
                                                POWERBRIEF     IOI      (DECREASE)     #     POWERBRIEF
                                                ----------   --------   -----------   ----   ----------
                                                ASSETS

Current assets:
  Cash and cash equivalents...................   $   942     $  3,386    $     --             $ 4,328
  Prepaid expenses and other assets...........        33           47          (2)     3           78
  Note receivable.............................        --          111         (58)     1           53
  Net assets of discontinued operations --
     ambulatory surgery centers...............        --        2,735          --               2,735
                                                 -------     --------    --------             -------
          Total current assets................       975        6,279         (60)              7,194
Property and equipment, net...................       672           30          --                 702
Note receivable from stockholders.............        55           --          --                  55
Other assets..................................       253          133         (75)     2          311
                                                 -------     --------    --------             -------
          Total assets........................   $ 1,955     $  6,442    $   (135)            $ 8,262
                                                 =======     ========    ========             =======

                                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses.......   $   621     $    882    $     (2)     3      $ 1,501
  Net liabilities of discontinued operations
      -- other................................        --           49          --                  49
  Current maturities of capital lease
     obligations..............................        80           54         (58)     1           76
                                                 -------     --------    --------             -------
          Total current liabilities...........       701          985         (60)              1,626
Obligations under capital leases..............       102          129         (75)     2          156
                                                 -------     --------    --------             -------
          Total liabilities...................       803        1,114        (135)              1,782
                                                 -------     --------    --------             -------
Stockholders' equity:
  Preferred stock.............................        26           --         (26)     4           --
  Common stock................................       112           30        (125)     4           17
  Additional paid in capital..................     5,427       52,238     (46,789)     4       10,876
  Accumulated deficit.........................    (4,413)     (46,219)     46,219      4       (4,413)
  Treasury shares.............................        --         (721)        721      4           --
                                                 -------     --------    --------             -------
          Total stockholders' equity..........     1,152        5,328          --               6,480
                                                 -------     --------    --------             -------
          Total liabilities and stockholders'
            equity............................   $ 1,955     $  6,442    $   (135)            $ 8,262
                                                 =======     ========    ========             =======

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE
                        MONTHS ENDED SEPTEMBER 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       PROFORMA
                                                                      ADJUSTMENTS          PRO FORMA
                                                                       INCREASE/    REF.      NEW
                                               POWERBRIEF     IOI     (DECREASE)     #     POWERBRIEF
                                               ----------   -------   -----------   ----   ----------
Revenues
Operating expenses:
  Research and development costs.............   $ 1,237     $    --     $    --             $ 1,237
  General and administrative.................     2,598       2,307          --               4,905
  Special charges............................        --         884          --                 884
                                                -------     -------     -------             -------
                                                  3,835       3,191          --               7,026
                                                -------     -------     -------             -------
Loss from operations.........................    (3,835)     (3,191)         --              (7,026)
Other income.................................        21         141          --                 162
                                                -------     -------     -------             -------
Loss from continuing operations before
  provision for income taxes.................    (3,814)     (3,050)         --              (6,864)
Income tax provision.........................        --         (47)         --                 (47)
                                                -------     -------     -------             -------
Loss from operations.........................   $(3,814)    $(3,097)    $    --             $(6,911)
                                                =======     =======     =======             =======
Loss from continuing operations applicable to
  common shares..............................   $(3,814)    $(4,827)                        $(8,641)
                                                =======     =======                         =======
Loss from continuing operations per common
  share: basic and diluted...................   $ (0.34)    $ (0.45)                        $ (0.64)
                                                =======     =======                         =======
Weighted average common shares outstanding...    11,250      10,693      (8,367)     5       13,576
                                                =======     =======     =======             =======

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        PROFORMA
                                                                       ADJUSTMENTS          PRO FORMA
                                                                        INCREASE/    REF.      NEW
                                             POWERBRIEF(6)     IOI     (DECREASE)     #     POWERBRIEF
                                             -------------   -------   -----------   ----   ----------
Revenues
Operating expenses:
  Research and development costs...........     $   307      $    --     $    --             $   307
  General and administrative...............         193        3,896          --               4,089
  Special charges..........................          --          768          --                 768
                                                -------      -------     -------      --     -------
                                                    500        4,664          --               5,164
                                                -------      -------     -------      --     -------
Loss from operations.......................        (500)      (4,664)         --              (5,164)
Other income (expense).....................           6          (82)         --                 (76)
                                                -------      -------     -------      --     -------
Loss from continuing operations before
  provision for income taxes...............        (494)      (4,746)         --              (5,240)
Income tax provision.......................          --         (133)         --                (133)
                                                -------      -------     -------      --     -------
Loss from continuing operations............     $  (494)     $(4,879)    $    --             $(5,373)
                                                =======      =======     =======             =======
Loss from continuing operations applicable
  to common shares.........................     $  (494)     $(7,653)                        $(8,147)
                                                =======      =======                         =======
Loss from continuing operations per common
  share: basic and diluted.................     $ (0.04)     $ (1.18)                        $ (0.64)
                                                =======      =======                         =======
Weighted average common shares
  outstanding..............................      11,250        6,496      (5,010)     5       12,736
                                                =======      =======     =======             =======

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

     The following pro forma adjustments have been made to the historical condensed consolidated balance sheet to give effect to the merger as if it was consummated as of September 30, 2000 and to the historical condensed consolidated statement of operations as if the merger was consummated as of the beginning of the periods presented:

REFERENCE
 NUMBER                            DESCRIPTION
---------                          -----------
   1.      Eliminate current portion of capital lease receivable and
           payable between IOI and PowerBrief.
   2.      Eliminate long-term portion of capital lease receivable and payable between IOI and PowerBrief.
   3.      Eliminate accounts payable and accounts receivable between
           IOI and PowerBrief.
   4.      To reflect the exchange of New PowerBrief common stock for
           PowerBrief's preferred stock and common stock, considering the effect of the five to one reverse stock split and the
           elimination of IOI's accumulated deficit to reflect the
           merger as a recapitalization.
   5.      To adjust to the weighted average common shares outstanding and the loss from continuing operations per common share of
           New PowerBrief upon consummation of the merger considering the effect of the five to one reverse stock split.
   6.      Period from inception (July 20, 1999) to December 31, 1999.

                             INFORMATION ABOUT IOI

BUSINESS

     IOI, a Texas corporation, was formed on April 1, 1990 as a successor corporation in a re-incorporation merger. IOI's principal business has been to provide healthcare practice management services.

     During 1997, IOI implemented an orthopaedic physician practice affiliation strategy. This strategy required IOI to acquire all of the non-medical operations of an orthopaedic practice. The physicians associated with the practice would then form a new medical group that assumed the medical operations of their old practice, and the new medical group would execute a long-term management agreement with IOI or a subsidiary of IOI. Various forms of consideration were used in connection with the affiliation transactions, including cash, convertible promissory notes and IOI common stock. In addition, each physician who received consideration would enter into an employment agreement with the new medical group, typically for an initial term of five years. These agreements called for the payment of liquidated damages to the medical group if the physician left before the expiration of the initial term of the agreement and included limitations on the physician's ability to compete with the medical group.

     All of the management services agreements with the affiliated medical groups had contracted terms of 40 years. The management services agreements could be terminated without penalty by the affiliated medical groups upon IOI's failure to cure a breach under the management services agreement or IOI's bankruptcy or dissolution. At any time, an affiliated medical group could terminate a management service agreement by tendering to IOI the unamortized portion of the consideration paid by IOI for the group. If the affiliated medical group breached its management services agreement, the group would be responsible to pay liquidated damages to IOI equal to the unamortized portion of the consideration paid by IOI for the group. The amount of the management fee was based on a predetermined formula that was a function of the practice income remaining after deducting practice operating expenses, excluding physician compensation and management fees.

     During 1997, IOI built its corporate infrastructure by adding key employees and moving into larger office space. In the fourth quarter of 1997, it completed three practice affiliation transactions with medical groups in Connecticut, Louisiana, and Pennsylvania. In addition, in December of 1997, IOI completed the sale of 250,000 shares of series B preferred stock and contingent warrants to acquire up to 5.0 million shares of IOI's common stock to an investment group affiliated with Robert M. Bass, yielding net cash proceeds to IOI of approximately $24.5 million. IOI intended to use the capital primarily for physician practice affiliation transactions.

     In November 1997, IOI discontinued its management relationship with a Houston-based musculoskeletal-related healthcare delivery system in a strategic move to position its healthcare practice management services as a practice affiliation model. As a result of this transaction, IOI took over the operations of two work hardening centers in Houston, Texas. The centers operated under the trade name "WorkWell." At December 31, 1997, IOI had affiliation agreements with three orthopaedic practices and operated two work hardening facilities.

     In the first quarter of 1998, IOI completed its fourth affiliation transaction with a medical group in Colorado. During 1998, the healthcare practice management services sector experienced significant deterioration in its market position. Capital to fuel growth and acquisition in the physician practice management industry became scarce. As a result, the acquisition-centered healthcare practice management services strategy became relatively difficult to execute. IOI's management responded by redefining its growth strategy to include offering a portfolio of healthcare practice management services alternatives, including consulting services and equity joint ventures for ancillary services, as well as providing some management services through both equity and non-equity models. At December 31, 1998, IOI had affiliation agreements with four orthopaedic practices and operated two work hardening facilities.

     During 1999 similar market conditions continued as existed in 1998. In January 1999, IOI terminated its management services agreement with its practice in Connecticut effective December 31, 1998 due to the failure of the practice to satisfy some of its obligations under the management services agreement. IOI filed a lawsuit against the practice seeking to enforce repurchase obligations under the management services agreement.

     In April 1999, IOI acquired the rights to an ambulatory, or outpatient, care center license in Marrero, Louisiana. The facility was located in the same market served by its Louisiana practice. The center operates under the name Westbank Ambulatory Care Center, LLC. The Westbank Ambulatory Care Center is an eight-thousand square foot facility, including three operating rooms, a minor procedure room, a recovery area with four recovery beds, and five step down beds with associated support and business space. The Westbank Ambulatory Care Center was under renovations from November 1999 through April 2000 and was operational in May 2000. As part of its business plan for the Westbank Ambulatory Care Center, IOI sold limited liability company units in the Westbank Ambulatory Care Center, LLC to the area physicians. The sale of these limited liability units was completed in March 2000. IOI funded all of the construction costs and start up costs related to the Westbank Ambulatory Care Center because IOI was unable to obtain financing for the project.

     In the second and third quarters of 1999, IOI hired a new chief development officer, a chief operating officer and a chief financial officer. IOI further defined its business strategy to focus on the development and acquisition of ambulatory surgery centers and specialty surgical hospitals in conjunction with orthopaedic and other surgical specialty physicians.

     In an effort to focus its financial and personnel resources on its ambulatory surgery center acquisition and development business strategy, IOI decided in the last quarter of 1999 to terminate its management services agreements with its existing practices in Colorado, Pennsylvania and Louisiana. IOI entered into a definitive agreement with its Colorado practice in January 2000 to terminate its management services agreement effective December 31, 1999. IOI executed a definitive agreement with its Pennsylvania practice in April 2000 to terminate its management services agreement effective March 31, 2000. Upon terminating the management services agreements, IOI received termination fees. In addition, IOI sold the related net accounts receivable and net property and equipment to the practices and the practices assumed various liabilities.

     In March 2000, IOI and its Connecticut practice reached a settlement in the lawsuit filed by IOI. In the settlement, the practice purchased all of the assets of IOI Management Services of Connecticut, Inc. for $750,000 in cash and promissory notes.

     In May 2000, IOI adopted a plan to discontinue its current business due to difficult financing markets and limited investor support for healthcare practice management services companies. IOI restructured its corporate office personnel in June 2000, leaving only key personnel to execute the merger strategy. IOI began evaluating possible business opportunities in order to acquire new operations through an acquisition or merger. On May 25, 2000, IOI began discussions with PowerBrief regarding a possible merger. On July 7, 2000, IOI presented a term sheet to the PowerBrief board of directors, which was negotiated over the course of the month. On September 15, 2000, IOI and PowerBrief executed the merger agreement, and IOI publicly announced the merger on September 18, 2000 after the close of the markets.

     On September 18, 2000, IOI entered into a definitive agreement to terminate its management services agreement with its Louisiana practice effective August 31, 2000. IOI received termination fees, sold the related net accounts receivable and net property and equipment to a newly formed entity owned by the partner physicians of the practice and the newly formed entity assumed certain liabilities and forgave certain debts. In addition, IOI sold the assets of its work hardening clinics in Houston, Texas effective August 31, 2000. IOI is in the process of selling its interest in its remaining operating asset, which is the Westbank Ambulatory Care Center in Louisiana.

EMPLOYEES


     At December 22, 2000, IOI employed 9 full time employees, of which three are employees in continuing operations, and eight part time employees, of which none are employees in continuing operations. None of IOI's or any of its affiliate's employees are covered by collective bargaining agreements.


COMPETITION, MAJOR CUSTOMERS AND REIMBURSEMENT

     Competition. In the event it continued its ambulatory surgery business, IOI would compete with other ambulatory surgery companies and local hospitals. A local hospital may have a competitive advantage in attracting physicians and patients due to its established standing in the community, historical patient loyalty and convenience for physicians making rounds and performing inpatient surgery in the hospital. However, IOI believes that the physicians may prefer to utilize the ambulatory surgery centers due to greater scheduling flexibility, more consistent nurse staffing, and faster turnaround time between cases, thereby allowing a physician to perform more surgeries in a defined period of time.

     Major Customers. As of September 30, 2000, all of IOI's revenue is derived from the Westbank Ambulatory Care Center. IOI is in the process of pursuing the sale of its interest in the Westbank Ambulatory Care Center as part of its plan to discontinue its ambulatory surgery center operations.

     Reimbursement. The various services rendered by the Westbank Ambulatory Care Center are generally paid by employers, insurance companies and Medicare or Medicaid. To some extent, professional medical services are covered by all payors of medical care. Certain of the ancillary services are more likely to be covered by employers' and workers' compensation insurance than by other payors due to the nature of the services rendered. Patients pursuing personal injury claims may require the services of any or all elements of the musculoskeletal-related healthcare delivery system.

SERVICE MARKS

     IOI owns federal registrations for the following service marks: "DRCA," "IOI," and "IOI & Design." These marks were registered in September 1995, January 1999 and July 1999, respectively. As long as IOI continues to use these marks, the registrations are valid for a term of ten years and may be renewed for additional ten-year periods.

     IOI also owns a Texas registration for the service mark "WORKWELL," and for a design mark used in connection with its "WORKWELL" clinics. IOI registered these marks with the Secretary of the State of Texas in January 1990. These registrations are also valid for a term of ten years and were renewed for an additional ten-year period in January 2000.

REGULATION

     General. IOI is in the process of discontinuing its sole remaining business of owning an interest in an ambulatory surgery center known as the Westbank Ambulatory Care Center. The following description of regulations is only applicable to the extent IOI continues operating the Westbank Ambulatory Care Center.

     The healthcare industry is highly regulated, and the regulatory environment in which IOI operates could change significantly in the future. IOI believes that healthcare regulations will continue to change, and it will monitor these changes. To the extent it continues its ambulatory surgery center business, IOI would expect to modify its agreements and operations from time to time as the business and regulatory environments changed. Although IOI believes it would be able to structure all its agreements and operations in accordance with applicable law, it might not be able to successfully address changes in the regulatory environment.

     Every state imposes licensing requirements on individual physicians and on facilities and services operated by physicians. In addition, federal and state laws regulate health maintenance organizations, or

HMOs, and other managed care organizations with which the Westbank Ambulatory Care Center or its affiliated physicians may have contracts. Many states require regulatory approval, including certificates of need, before establishing or expanding certain types of healthcare facilities, offering certain services or making expenditures for healthcare equipment, facilities or programs in excess of statutory thresholds. Some states also require licensing of collection agencies and employee leasing companies. In connection with its operations, IOI believes it is in material compliance with all of these laws and regulations and current interpretations thereof, but these laws, regulations or interpretations may change in future or additional laws and regulations may be enacted.

     There also have been numerous federal and state initiatives for comprehensive reforms affecting the payment for and availability of healthcare services. IOI believes that these initiatives will continue. Aspects of some of these reforms as previously proposed, such as further reductions in insurance payments and additional restrictions on direct or indirect physician ownership of facilities to which they refer patients, if adopted, could adversely affect IOI. Other aspects of these initiatives, such as universal health insurance coverage and coverage of some previously uncovered services, could have a positive impact on IOI's business.

     The ability of IOI to operate its ambulatory surgery center business profitably would depend, in part, upon the Westbank Ambulatory Care Center obtaining and maintaining all necessary licenses, certificates of need and other approvals, as well as operating in compliance with applicable healthcare laws and regulations.

     Fee Splitting; Corporate Practice of Medicine. The laws of many states prohibit physicians from splitting fees with non-physicians and/or other physicians. Also, other state laws may prohibit non-physician entities, such as IOI, from practicing medicine. Under these corporate practice of medicine laws, IOI is prohibited from exercising control over the provision of medical services. These fee-splitting and corporate practice of medicine laws vary from state to state and are enforced by regulatory authorities with broad discretion. IOI believes its operations are in material compliance with existing applicable laws. Specifically, IOI believes the compensation it receives for its management services is consistent with fair market value and would not constitute fee splitting. In addition, IOI believes that its long-term management agreement with the Westbank Ambulatory Care Center does not result in IOI exercising control over the provision of medical services in violation of corporate practice of medicine laws. However, review of IOI's business by courts or regulatory authorities could result in determinations that adversely affect the operations of IOI. Also, changes in healthcare regulations could restrict IOI's existing ambulatory surgical operations.

     Fraud and Abuse. In general, federal law prohibits any kind of arrangement to compensate someone for arranging a service paid for by the Medicare or Medicaid programs. Pursuant to this anti-kickback law, joint ventures and other transactions among healthcare providers have faced increased scrutiny from both the Department of Justice and the Office of Inspector General of the Department of Health and Human Services in an effort to reduce potential fraud and abuse related to Medicare and Medicaid costs. Many states have similar anti-kickback laws and in some states these laws apply to all types of patients, not just Medicare and Medicaid beneficiaries. The applicability of these federal and state laws to many business transactions remain uncertain because courts have not interpreted them to any significant degree.

     Violation of the federal anti-kickback legislation can result in exclusion from Medicare and Medicaid programs and civil and criminal penalties. Similar penalties are provided for violation of state anti-kickback laws. The federal government has adopted "safe harbor" regulations that identify business and payment practices that are deemed not to violate the federal anti-kickback statute. Although IOI's business does not fall within some of the current or proposed safe harbors, IOI believes that its ambulatory surgery center operations materially comply with the anti-kickback laws. IOI is not aware of any challenge or investigation of IOI with respect to these matters. However, IOI cannot guarantee that a challenge or investigation will not occur in the future, particularly with the implementation of new prohibitions and regulations.

     Prohibitions on Referrals to Various Entities. A law known as the Stark Law prohibits a physician from referring Medicare or Medicaid patients to an entity to receive some healthcare services if that physician or any of his or her immediate family members has a financial relationship with that entity, unless an exception applies. Some of these exceptions include:

     - referrals for designated health services in a physician's office and some other locations;

     - referrals for designated health services to some publicly traded companies;

     - referrals for designated health services to entities with which the physician has space and equipment rental relationships;

     - referrals for services provided in an ambulatory surgery center; and

     - referrals to entities with which the physician has an employment or independent contractor relationship.

     The penalties for violating the Stark Law include civil penalties and a denial of payment for services. Many states have similar restrictions on referrals by physicians. The applicability of these federal and state laws to many business transactions in the healthcare industry, including those of IOI, have not been interpreted by courts. To the extent that IOI is deemed to be subject to the Stark Law or similar state laws, IOI believes its intended activities would materially comply with those statutes and regulations.

     HMO and Insurance Laws. Federal and state laws regulate insurance companies, HMOs and other managed care organizations. Generally, these laws apply to entities that accept financial risk. There is a potential that some risk arrangements that may be entered into by IOI could be characterized by some states as the business of insurance or an HMO. However, IOI believes that it is not engaged in the business of insurance or of an HMO. Many states also regulate the establishment and operation of networks of healthcare providers. Generally, these laws do not apply to the hiring and contracting of physicians by other healthcare providers. The regulators of the states in which IOI operates could apply these laws to require licensure of IOI's operations as an insurer or provider network. IOI believes that its activities are and will be in material compliance with these laws in the states in which it does business, but interpretations of these laws by the regulatory authorities in these states could require licensure or a restructuring of some or all of IOI's operations. If IOI is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits IOI to continue to operate while the licensing process is pending, IOI could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which IOI may not immediately be able to meet. Further, if licensed, IOI would be subject to continuing oversight by and reporting to the respective regulatory agency.

     Certificate of Need. Some states require that some providers of healthcare services obtain a certificate of need before beginning construction and/or operation. Louisiana currently does not require a certificate of need to establish and operate an ambulatory surgery center. However, Louisiana could institute such a program. To the extent Louisiana enacts such a program, it could adversely affect the Westbank Ambulatory Care Center's ability to expand the services it provides.

     Regulatory Compliance. IOI believes that regulations and statutes will continue to change and, as a result, it regularly monitors developments in related law. Although IOI believes its operations are, and will continue to be, in material compliance with existing applicable laws, IOI's business operations have not been the subject of judicial or regulatory interpretation. A review of IOI's business by courts or regulatory authorities or a change in the healthcare regulatory environment could result in determinations that could adversely affect the ambulatory surgery center operations of IOI. IOI expects to modify its agreements and operations from time to time as the business, statutory and regulatory environment changes. Although IOI believes it will be able to structure all its agreements and operations in accordance with applicable laws, IOI cannot guarantee that its arrangements will not be successfully challenged in the future.

DESCRIPTION OF PROPERTY

     IOI does not own any real property. The Westbank Ambulatory Care Center and IOI's corporate offices are leased at commercial property rates for the size, location, and tenant finish included in the lease. The Westbank Ambulatory Care Center is located in Marrero, Louisiana and is of a size and configuration, and houses various types of equipment appropriate to, the services rendered within the facility. IOI leases approximately 6,000 square feet in Houston, Texas, for office space. IOI also leases 17,000 square feet of office space in Houston, Texas, which it subleases to PowerBrief. See "The Merger -- Relationships Between IOI and PowerBrief -- Sublease and Lease Agreement." All facilities are insured and are maintained in good operating condition.

LEGAL PROCEEDINGS

     A former employee of IOI has asserted various claims in writing against IOI. When IOI employed this individual, it loaned him $25,000 in exchange for a promissory note, which could be repaid with commissions he earned from IOI for the acquisition of new businesses. After his resignation from IOI, he repaid the unpaid portion of that note with cash. In his letter, this former employee claimed that he earned $25,000 in commissions and that IOI owed that amount to him. Furthermore, he claimed that he suffered losses of approximately $100,000 due to IOI's failure to deliver his stock option documents on a timely basis. He also accused IOI's board of directors of intentionally suppressing IOI's stock price by failing to fund potential acquisitions that he located. IOI believes that these claims are without merit. However, if this former employee pursues these claims in a court of law, and the court makes a finding adverse to IOI, that determination could have adverse consequences to IOI and PowerBrief.

     Also, in May 2000, a physician formerly employed by IOI's Louisiana practice filed suit in the District Court of Orleans Parish of Louisiana against IOI and Louisiana practice for an unspecified amount of damages. The Louisiana practice hired this physician in July 1999. On February 1, 2000, the Louisiana practice notified the physician that his employment was being terminated effective 90 days from the date of that notice pursuant to the terms of his employment contract. The physician alleged that IOI and its Louisiana practice misrepresented the condition of the Louisiana practice and that those misrepresentations induced him to leave his former practice. He also claimed breach of contract, tortious interference by IOI with his contract with the Louisiana practice and violations of the Louisiana Whistleblower Protection Act and other laws. He has also made claims for payment of medical malpractice coverage, vacation pay and continuing medical education leave. IOI has denied all of his claims and believes that they are without merit. However, if the court makes a finding adverse to IOI, his claims could have an adverse effect on IOI.

     In the ordinary course of its business, IOI may be subject, from time to time, to other claims and legal actions. Although IOI cannot predict the outcome of litigation actions, IOI believes that all claims and actions are either adequately covered by insurance or will not have a material adverse effect on IOI's financial condition, results of operations or liquidity.

MARKET PRICE AND DIVIDENDS


     IOI's common stock is traded on the AMEX, under the symbol "IOI." Before March 12, 1997, IOI's trading symbol was "DRC." At December 22, 2000, IOI had 120 shareholders of record. A significant portion of IOI's common stock not held by affiliates of IOI is held through securities depositories. The following table sets forth the high and low sale prices per share of IOI's common stock for the periods indicated, as reported by the AMEX and without giving effect to the five to one reverse stock split concurrently with the merger:


                                                      LOW      HIGH
                                                    -------   -------
1998
1st Quarter.......................................  $6.2500   $8.1250
2nd Quarter.......................................   5.2500    7.1250
3rd Quarter.......................................   4.4375    6.3750
4th Quarter.......................................   2.4375    4.6250
1999
1st Quarter.......................................   1.6875    3.1875
2nd Quarter.......................................   0.7500    1.9375
3rd Quarter.......................................   0.8750    1.7500
4th Quarter.......................................   0.5000    2.8750
2000
1st Quarter.......................................   1.0625    2.3750
2nd Quarter.......................................   0.5625    1.7500
3rd Quarter.......................................   0.7500    1.8750
4th Quarter (through December 22, 2000)...........   0.3125    1.0000



     IOI has not declared or paid any cash dividends to common shareholders since inception and does not anticipate paying any cash dividends in the foreseeable future. Pursuant to the terms of IOI's articles of incorporation, no dividends can be paid on the common stock until all dividends accrued on any outstanding preferred stock have been paid. There are currently no shares of IOI's preferred stock outstanding.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF IOI

     The following discussion and analysis should be read in conjunction with the financial statements and related notes contained elsewhere in this joint proxy statement/prospectus.

GENERAL

     In 1998, the healthcare practice management services sector experienced significant deterioration in its market position. Capital to fuel growth and acquisitions in the healthcare practice management services industry became scarce. Management responded by changing its business strategy to begin offering a portfolio of healthcare practice management services alternatives, including consulting services and equity joint ventures for ancillary services, as well as providing some management services through both the equity and non-equity model. As a result of the deterioration of the sector, IOI was only able to close one affiliation transaction 1998, which was with a Colorado medical group.

     In the second quarter of 1999, IOI hired a new chief operating officer and new chief development officer to implement the new business model. In addition, IOI restructured the corporate office to reduce corporate overhead. In August 1999, IOI further refined its business strategy to focus more fully on the acquisition and development of ancillary services such as ambulatory surgery centers and specialty surgical hospitals in conjunction with orthopaedic and other surgical specialties. As a result, 1999 was a year of strategic and management changes and IOI did not acquire additional physician practices. However, IOI focused on the growth and implementation of ancillary services such as magnetic resonance imaging, or MRI, physical therapy and bone densitometry at its existing practices.

     IOI terminated its management services agreement with the Connecticut practice in January 1999, effective December 31, 1998, due to the failure of the practice to satisfy some of its obligations under the management services agreement. In March 2000, IOI and the practice reached a settlement with respect to litigation initiated by IOI against the practice related to the failure of the practice to satisfy some of its obligations under its management services agreement. As a result, IOI reduced the management services agreement and the net property and equipment of the practice to their net realizable value at December 31, 1999, based on the terms of the agreement, and reflected these items in Net Assets of Discontinued Operations -- Practice Management Services in the December 31, 1999 consolidated balance sheet. IOI recorded impairment charges of $2.1 million and $2.5 million for the years ended December 31, 1999 and 1998, respectively.

     As a result of terminating the management services agreement with the Connecticut practice, IOI's number of management services agreements decreased from four in 1998 to three in 1999. In addition to the medical practice affiliations, IOI continued to operate the work hardening facilities in Texas during 1999.

     In an effort to focus its financial and personnel resources on the new business strategy, IOI decided to terminate its management services agreements with its existing practices, contingent upon acceptable terms. In December 1999, IOI entered into discussions with its practice in Colorado regarding terminating its management services agreement. In January 2000, IOI and the Colorado practice signed a definitive agreement to terminate the management services agreement effective December 31, 1999. As a result, IOI reduced the management services agreement, net accounts receivable and net property and equipment of the practice to their net realizable value at December 31, 1999 based on the terms of the agreement, and reflected these items in Net Assets of Discontinued Operations -- Practice Management Services in the December 31, 1999 consolidated balance sheet. IOI recorded an impairment charge of $2.6 million for the year ended December 31, 1999.

     In April 2000, IOI and its Pennsylvania practice signed a definitive agreement to terminate the management services agreement effective March 31, 2000. IOI recorded an impairment charge of $7.6 million for the nine months ended September 30, 2000 related to the termination of the management services agreement.

     In April 1999, IOI acquired the license for the Westbank Ambulatory Care Center, an 8,000 square foot ambulatory surgery center, in Marrero, Louisiana, which is the same market served by the Louisiana practice. The Westbank Ambulatory Care Center was completely renovated, and it includes three operating rooms, a minor procedure room, four recovery rooms and five step-down beds. As of December 31, 1999, IOI had funded $517,000 of start-up costs and $412,000 of construction in progress. As part of its business plan for the Westbank Ambulatory Care Center, IOI sold limited liability company units in the Westbank Ambulatory Care Center, LLC to the area physicians. The sale of these limited liability company units was completed in March 2000 and the Westbank Ambulatory Care Center was operational in May 2000. IOI was unable to obtain financing for the construction and the equipment for the Westbank Ambulatory Care Center as a result of a lack of capital available in the physician management sector and IOI's continued operating losses and cash position. As of September 30, 2000, IOI had funded $827,000 of start-up costs and $2.9 million of construction costs since inception of the project.

     In an effort to reduce corporate overhead costs, IOI restructured its corporate office, resulting in a reduction in staff from 40 in January 1999 to 19 in December 1999. In addition, in March 2000, IOI subleased approximately half of its 17,000 square feet of corporate office space in Houston, Texas to PowerBrief, with the remaining half of the space being subleased to PowerBrief effective June 1, 2000.

     In May 2000, IOI adopted a plan to discontinue its current business due to difficult financing markets and limited investor support for healthcare practice management services companies. IOI recorded special charges of $884,000 related to the restructuring of its corporate office in the second quarter of 2000.

     In September 2000, IOI executed a definitive agreement with its Louisiana practice to terminate its management services agreement effective August 31, 2000. In conjunction with the transaction, IOI sold the net accounts receivable and net property and equipment to a newly formed entity owned by the partner physicians of the practice and the newly formed entity assumed certain liabilities and forgave certain debt. The total consideration IOI received related to the transaction was $1.3 million, which includes cash, forgiveness of debt and the assumption of debt. IOI recorded an impairment charge of $2.7 million for the nine months ended September 30, 2000.

     In August 2000, IOI executed a definitive agreement to sell the fixed assets of IOI's work hardening facilities effective August 31, 2000. The total consideration IOI received related to the transaction was $120,000 in cash and notes receivable. IOI recorded an impairment charge of $35,000 for the nine months ended September 30, 2000.

     IOI is pursuing the sale of its interest in the Westbank Ambulatory Care Center.

RESULTS OF OPERATIONS (IN THOUSANDS)

                                                           YEAR ENDED       NINE MONTHS ENDED
                                                          DECEMBER 31         SEPTEMBER 30,
                                                       ------------------   ------------------
                                                         1999      1998       2000      1999
                                                       --------   -------   --------   -------
                                                                               (UNAUDITED)
Revenues.............................................  $     --   $    --   $     --   $    --
                                                       ========   =======   ========   =======
Loss from continuing operations......................  $ (4,879)  $(3,797)  $ (3,097)  $(3,963)
                                                       ========   =======   ========   =======
Income (loss) from discontinued operations...........  $ (5,016)  $(1,130)  $(11,072)  $ 1,361
                                                       ========   =======   ========   =======
Extraordinary loss...................................  $   (152)  $    --   $     --   $  (152)
                                                       ========   =======   ========   =======
Net loss.............................................  $(10,047)  $(4,927)  $(14,169)  $(2,754)
                                                       ========   =======   ========   =======
Loss from continuing >operations applicable to common
  share..............................................  $ (7,653)  $(6,336)  $ (4,827)  $(6,016)
                                                       ========   =======   ========   =======
Loss from continuing operations per common share:
  basic and diluted..................................  $  (1.18)  $ (0.98)  $  (0.45)  $ (0.93)
                                                       ========   =======   ========   =======

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1999

DISCONTINUED OPERATIONS

     The loss from discontinued operations for the nine months ended September 30, 2000 includes the loss on the termination of the management services agreement, or MSA, with the Pennsylvania practice, as further described below, and the loss from operations of the practice management services, work hardening services and ambulatory surgery center business segments from January 1, 2000 through May 24, 2000. In addition, it includes the corporate office costs associated with supporting the discontinued segments.

     During the first quarter of 2000, definitive agreements were reached with the Colorado and the Pennsylvania practices to terminate their MSAs effective December 31, 1999 and March 31, 2000, respectively. As a result, the consolidated statements of operations for the nine months ended September 30, 2000 do not include the operations of the Colorado practice and only include three months of operations of the Pennsylvania practice. The loss from discontinued operations for the nine months ended September 30, 2000 includes a charge of $7.6 million related to the termination of the Pennsylvania practice MSA and the sale of the related practice assets.

LOSS FROM DISPOSAL OF DISCONTINUED OPERATIONS

     The loss from disposal of discontinued operations for the three and nine months ended September 30, 2000 reflects the loss on the disposal of the Louisiana orthopaedic practice and the two work hardening centers, the operating losses for these three facilities as well as the Louisiana ambulatory surgery center from May 25, 2000 until their disposal date, and the corporate office costs associated with supporting these discontinued segments.

     IOI executed a definitive agreement in September 2000 with its practice in Louisiana regarding terminating its MSA effective August 31, 2000. In conjunction with the transaction, IOI sold the net accounts receivable and net property and equipment to a newly formed entity owned by the partner physicians of the practice. The resulting write-down of $2.7 million is included in the loss from disposal of discontinued operations in the September 30, 2000 consolidated statement of operations.

     In the third quarter, IOI executed definitive agreements with two parties to sell the fixed assets of its work hardening facilities as of August 31, 2000. The resulting write-down of $35,000 is included in the loss from disposal of discontinued operations in the September 30, 2000 consolidated statement of operations.

     IOI completed renovations of an ambulatory surgery center in Louisiana in April 2000 and completed the sale of a portion of its limited liability company units to area physicians in March 2000. The ambulatory surgery center was operational in May 2000. As a result of management's decision to discontinue its operations in the ambulatory surgery center segment it is pursuing the sale of its interest in its ambulatory surgery center in Louisiana.

SPECIAL CHARGES

     IOI recorded special charges of $884,000 in June 2000 related to restructuring the corporate office. The charges include severance costs for 10 corporate employees, an impairment charge related to the corporate fixed assets, and lease termination costs.


     IOI is discontinuing the operations of its three business segments. IOI is omitting as not meaningful additional discussion herein of results of operations for the year-to-date periods as compared to the equivalent prior year periods.


LIQUIDITY AND CAPITAL RESOURCES


     IOI currently expects to be able to satisfy its current requirements for the next 12 months by using its $3.4 million of cash available as of September 30, 2000, as well as the proceeds from the sale of its assets. At September 30, 2000, IOI had outstanding obligations of $116,000 related to the equipment and construction of the ambulatory surgery center. However, upon completion of the merger, in order to execute the New PowerBrief business strategy, New PowerBrief will need to raise additional capital in the second quarter of 2001, or possibly earlier depending upon the ability of IOI to sell its interest in the Louisiana ambulatory surgery center for cash. New PowerBrief may raise this additional capital from the sale of common stock or preferred stock, the exercise of outstanding options or warrants or from borrowings, including using the Louisiana ambulatory surgery center as collateral for those borrowings. IOI cannot guarantee that additional financing or equity will be available on acceptable terms, or at all.



     In conjunction with the merger agreement with PowerBrief, IOI and PowerBrief entered into a promissory note which allows PowerBrief to borrow up to $3.0 million from IOI at an annual interest rate of 12%. As of December 22, 2000, PowerBrief had borrowed $1,450,000 under the promissory note.


     In the event the merger is not completed and PowerBrief is unable to repay the amount borrowed under the promissory note, IOI would have limited financial resources to develop and implement an alternative business strategy. In addition, if IOI is unable to sell its interest in its ambulatory surgery center in Louisiana in an acceptable time frame or at an acceptable price, IOI would have insufficient funds available to lend under the promissory note.

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses for the year ended December 31, 1999 decreased $1.3 million, or 26%, from $5.0 million in 1998 to $3.7 million in 1999. These costs decreased as a result of an effort to decrease corporate costs specifically related to corporate personnel, advertising, printing, professional services, office supplies and telephone expenses. Of the decrease, $1.0 million relates to a decrease in corporate personnel costs as a result of restructuring the corporate office.

SPECIAL CHARGES

     Special charges increased $322,000, or 72%, from $446,000 in 1998 to $768,000 in 1999. The special charges relate to corporate restructuring charges. The increase in special charges from 1998 to 1999 relates to additional restructuring costs related to downsizing the corporate office.

INTEREST INCOME

     Interest income decreased by $291,000 from 1998 to 1999. This decrease is a result of a decrease in the cash and investment balance throughout the year.

INTEREST EXPENSE

     Interest expense decreased $74,000 from 1998 to 1999. This decrease is primarily attributable to the termination of the credit agreement and credit facility in June 1999.

INCOME TAX EXPENSE

     The $1.9 million increase in the income tax provision is due to a tax benefit being recorded in 1998 as IOI expected to realize the tax asset related to IOI's net operating loss. In 1999, IOI did not record a tax benefit as it was determined that it may not be realized.

LOSS FROM DISCONTINUED OPERATIONS

     The loss from discontinued operations net of taxes increased $3.9 million, from a loss of $1.1 million in 1998 to a loss of $5.0 million in 1999. The increase in the loss from discontinued operations primarily relates to a $473,000 decrease in revenue, a $244,000 increase in other direct costs, a $227,000 increase in depreciation and amortization, a $2.2 million increase in impairment charges, a $1.0 million increase in the income tax provision, offset by a $249,000 decrease in general and administrative expenses. The following are explanations for the individual fluctuations within discontinued operations as described above:


     Revenues. Revenues for the year ended December 31, 1999 were $11.7 million, a decrease of $473,000, or 4%, over revenues of $12.2 million for the same period of 1998. The decrease of $473,000 is a result of a $1.8 million decrease in revenue resulting from the termination of the MSA with the Connecticut practice, offset by an increase in revenues of $1.3 million from the remaining three practices and the work hardening centers. The increase in revenue at the remaining practices is a result of the addition of services ancillary to physician visits, which accounted for $727,000 of the increase. Same store growth contributed to the remaining increase.


     Other Direct Costs. Other direct costs increased $244,000, or 6%, from $4.0 million in 1998 to $4.3 million in 1999. Other direct costs decreased $728,000 as a result of the termination of the MSA with the Connecticut practice. However, this decrease was offset by a $972,000 increase in costs at the remaining practices. Of this increase, $517,000 relates to start-up costs for the Westbank Ambulatory Care Center in Marrero, Louisiana. The remaining increase of $455,000 primarily relates to additional rent and professional services at the practices for services ancillary to physician visits.

     Depreciation and Amortization. Depreciation and amortization increased $227,000, or 18%, from $1.3 million in 1998 to $1.5 million in 1999. Of this increase $125,000 relates to an increase in amortization and $98,000 relates to an increase in depreciation expense. The increase in amortization expense from 1998 to 1999 is a result of an increase of $249,000 in amortization expense related to the three remaining practices offset by a decrease of $124,000 in amortization expense related to the termination of the Connecticut practice MSA. Amortization expense for the three remaining practices increased in 1999 due to a full year of amortization using a 25-year amortization period. In 1998, a 40-year amortization period was used for the first six months with a reduction in the amortization period as of July 1998 to 25 years. Depreciation expense increased $98,000 as a result of an increase of $117,000 from 1998 to 1999 in depreciation expense primarily due to the acquisition of MRI equipment for the

Pennsylvania and Colorado practices offset by a decrease of $19,000 in depreciation expense related to the termination of the Connecticut practice MSA.

     Impairment Charges. Impairment charges increased $2.2 million, or 88%, from $2.5 million in 1998 to $4.7 million in 1999. In 1998, IOI recorded an impairment charge of $2.5 million related to the termination of the MSA with the Connecticut practice. In 1999, IOI recorded an additional impairment charge of $2.1 million related to the Connecticut practice as a result of reaching a settlement with the practice. In addition, during 1999, IOI entered into discussions with the Colorado practice to terminate its MSA. IOI and the Colorado practice reached a definitive agreement in January 2000 to terminate the MSA. As a result, IOI recorded an impairment charge of $2.6 million to reduce the related assets to their net realizable value at December 31, 1999 based on the terms of the agreement.

     Income Tax Provision. Income tax provision increased $1.0 million from 1998 to 1999 with the increase primarily attributable to a tax benefit being recorded in 1998 as IOI expected to realize the tax asset related to IOI's net operating loss. In 1999, IOI recorded a valuation allowance as it was determined that a portion of the deferred tax asset may not be realized.

     General and Administrative Expenses. General and administrative expenses for discontinued operations decreased from $1.6 million in 1998 to $1.3 million in 1999, or a decrease of $249,000. This decrease is primarily due to a decrease in corporate office personnel to support the discontinued operating segments.

EXTRAORDINARY LOSS

     Extraordinary loss increased to $152,000, net of tax as a result of terminating a credit agreement and credit facility in June 1999.

NET LOSS/LOSS PER COMMON SHARE

     Net loss, net loss from continuing operations applicable to common shares and net loss from continuing operations per common share for the year ended December 31, 1999 were $10.0 million, $7.7 million and $1.18, respectively, compared to $4.9 million, $6.3 million and $0.98, respectively, for the same period in 1998. The increase in the loss from continuing operations applicable to common shares from 1998 to 1999 is a result of an increase in the loss from continuing operations of $1.1 million during 1999 attributable to the reasons noted above and an incremental increase in the annual stock dividend of $235,000 on the series B preferred stock during 1999. The net loss per share from discontinued operations increased $0.59 from $0.18 in 1998 to net loss of $0.77 in 1999. The increase in net loss from discontinued operations per share from 1998 to 1999 is due to the $3.9 million of additional losses from discontinued operations.

     Weighted average shares outstanding at December 31, 1999 and December 31, 1998 are comparable.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash used in operating activities for the year ended December 31, 1999 was $3.0 million, compared to $2.8 million for the same period of 1998. Net cash used in investing activities decreased $4.1 million from $5.0 million in 1998 to $858,000 in 1999, primarily due to cash used in 1998 of $4.7 million to enter into the Colorado medical practice transaction. Net cash used in financing activities was $226,000 in 1999, as compared to net cash used in financing activities of $2.9 million in 1998. The $2.7 million decrease in the cash used in financing activities is primarily due to the refund in 1999 of $414,000 of deferred financing costs related to the termination of the Nations Bank credit facility, the payment in 1998 of $1.0 million of deferred financing costs, and $1.5 million of note payments related to the acquisition of a medical practice.

     In 1998, IOI entered into a credit agreement, which provided for a $65.0 million three-year revolving credit facility. Due to changes in IOI's business strategy and general market conditions, the credit agreement and credit facility were terminated on June 4, 1999.

     IOI's new business strategy focused on the development of services ancillary to physician visits such as ambulatory surgery centers, specialty surgical hospitals and other ancillary services in conjunction with orthopaedic and other surgical specialty physicians. In an effort to focus its financial and personnel resources on the new business strategy, IOI decided to terminate its MSAs with its existing practices, contingent upon obtaining acceptable terms. Subsequent to December 31, 1999, IOI terminated all of its remaining MSAs.

     Under the new business model, IOI began renovations of the Westbank Ambulatory Care Center in Marrero, Louisiana. As of December 31, 1999, IOI had funded $517,000 in start-up costs and $412,000 of construction in progress. At December 31, 1999, IOI had outstanding commitments of $2.2 million related to the equipment and construction of the Westbank Ambulatory Care Center. IOI was unable to obtain financing for the equipment and leasehold improvements as a result of the lack of capital available in the physician practice management sector and due to IOI's continued operating losses and cash position.

SECURITY OWNERSHIP OF IOI'S DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS


     The following table sets forth information regarding the beneficial ownership of IOI's common stock as of December 22, 2000 by the following:


     - each person who beneficially owns 5% of IOI's shares of common stock,

     - each of IOI's directors,

     - each of IOI's named executive officers; and

     - all of IOI's directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable.

     Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned by him as set forth opposite his name.

                                                               AMOUNT AND NATURE OF   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP     CLASS
------------------------------------                           --------------------   ----------
Chartwell Capital Investors, L.P............................         2,510,266(1)        8.44%
  1610 Independent Square
  Jacksonville, Florida 32202
FW Integrated Orthopaedics Investors I, LP..................        13,072,760(2)       40.81%
  201 Main Street, Suite 3100
  Ft. Worth, Texas 76102
FW Integrated Orthopaedics Investors II, LP.................        13,072,761(3)       40.81%
  201 Main Street, Suite 3100
  Ft. Worth, Texas 76102
Steven B. Gruber............................................            12,000(4)        *
  201 Main Street, Suite 3100
  Ft. Worth, Texas 76102
Scott J. Hancock............................................            12,000(4)        *
  201 Main Street, Suite 3100
  Ft. Worth, Texas 76102
Jose E. Kauachi.............................................         1,160,287(5)        3.91%
  P. O. Box 1846/1847
  Edwards, Colorado 81632
Ronald E. Pierce............................................           107,369(6)        *
  4918 Cambridge Street
  Sugar Land, Texas 77479
Gerald R. Wicker............................................             1,000(7)        *
  562 Castlebridge Lane
  Birmingham, Alabama 35242
Mark A. Wolfson.............................................            12,000(4)        *
  201 Main Street, Suite 3100
  Ft. Worth, Texas 76102
Directors and executive officers as a group (8 persons).....         1,459,323           4.89%

---------------
 *  Less than 1%


(1) Includes warrants to purchase 136,403 shares of common stock and 2,373,863 shares of common stock. These shares do not reflect the additional shares of IOI's common stock (between 38,936 and 67,994) that will be purchasable under the holder's warrants as an anti-dilution adjustment resulting from the issuance as of December 19, 2000 by IOI to its shareholders of warrants to purchase 14,796,370 shares of common stock, before the reverse stock split.



(2) Includes warrants to purchase 2,431,798 shares of common stock and 10,640,962 shares of common stock. These shares do not reflect the additional shares of IOI's common stock (between 694,145 and 1,212,207) that will be purchasable under the holder's warrants as an anti-dilution adjustment resulting from the issuance as of December 19, 2000 by IOI to its shareholders of warrants to purchase 14,796,370 shares of common stock, before the reverse stock split.



(3) Includes warrants to purchase 2,431,799 shares of common stock and 10,640,962 shares of common stock. These shares do not reflect the additional shares of IOI's common stock (between 694,146 and 1,212,207) that will be purchasable under the holder's warrants as an anti-dilution adjustment resulting from the issuance as of December 19, 2000 by IOI to its shareholders of warrants to purchase 14,796,370 shares of common stock, before the reverse stock split.

(4) Includes an option to purchase 12,000 shares, which is currently exercisable.

(5) Represents 1,097,537 shares directly owned by Mr. Kauachi, 750 shares owned by Mr. Kauachi's wife and an option to purchase 62,000 shares, which is currently exercisable. Mr. Kauachi disclaims any beneficial ownership with respect to securities owned by his wife.

(6) Represents 107,179 shares directly owned and 190 shares owned by Mr. Pierce's wife.

(7) Represents 1,000 shares owned by Mr. Wicker's wife.

IOI'S DIRECTORS


     The following table sets forth, as of December 22, 2000, the name, age and principal position of each of IOI's directors:



NAME                                    AGE                  POSITION
----                                    ---                  --------
Jose E. Kauachi.......................  61    Chairman of the Board and President
Steven B. Gruber......................  43    Director
Scott J. Hancock......................  42    Director
Mark A. Wolfson.......................  48    Director



     Jose E. Kauachi, a founder of IOI, serves as Chairman of the Board and has served as a director since October 1986. From June 1999 to present, he has served as President of IOI. From October 1986 to December 1997, Mr. Kauachi served as President, Chairman of the Board and Chief Executive Officer of IOI. From 1984 to 1987, he was a consultant to various healthcare related companies, including Mexican and Spanish companies interested in establishing and developing business operations in the southwestern United States. Prior thereto, he held various senior management positions with companies in the investment and banking industries, including the Mexican Division of Financiera de Nuevo Leon, SA de CV, Banamex, International Bank of America and Carte Blanche Corporation. Mr. Kauachi received his degree in Mechanical Engineering Route to Business Administration in 1965 from the University of Texas.


     Steven B. Gruber has served as a director of IOI since February 1999. He has served as a Vice President of Keystone, Inc. since 1992 and a managing partner of Oak Hill Capital Management, Inc., investment advisor to Oak Hill Capital Partners, L.P., since 1998. Mr. Gruber co-founded and serves as a co-managing partner of Insurance Partners, L.P. He serves on the board of Superior National Insurance Group, Inc. Prior to joining Keystone, Inc., Mr. Gruber was a managing director and co-head of High Yield Securities at Lehman Brothers and a managing director of its Merchant Banking Group. Mr. Gruber holds an MBA from the University of Chicago Graduate School of Business where he was a Merrill Fellow, and a BA degree from the University of Michigan. Mr. Gruber is a member of the Board of the Children's Museum of Manhattan.

     Scott J. Hancock has served as a director of IOI since December 1997. He has served as a Vice President of Keystone, Inc. since 1996, a principal of Arbor Investors, L.L.C. from 1996 to 1998 and a partner of Oak Hill Capital Management, Inc. from 1998 to present. From 1993 until 1996, Mr. Hancock was with Bain Capital, Inc. where he made private equity investments in the healthcare, information technology and software industries. He holds a BS degree from the University of California, Berkeley and an MBA from Stanford Graduate School of Business.


     Mark A. Wolfson has served as a director of IOI since December 1997. He has served as a Vice President of Keystone, Inc. since 1985 and a managing partner of Oak Hill Capital Management, Inc. since 1998. He serves on the Board of Directors of Investment Technology Group and eGain Communications, Inc. Mr. Wolfson has been a faculty member at the Stanford Graduate School of Business since 1977, where he has held various titles, including Dean Witter Professor, and served a three-year term as Associate Dean. He has also taught at the Harvard Business School and the University of Chicago and has been a Visiting Scholar at the Sloan School of Management at Massachusetts Institute of Technology and the Hoover Institution at Stanford University. Mr. Wolfson has been a research Associate at the National Bureau of Economic Research since 1988.

NEW POWERBRIEF'S DIRECTORS

     IOI intends to designate Mr. Hancock as a director of New PowerBrief, but has not determined who else it will designate to New PowerBrief's board. See "The Merger Agreement -- Board of Directors of New PowerBrief" for a discussion regarding the designation of New PowerBrief's board members.

IOI'S EXECUTIVE OFFICERS


     The following table sets forth, as of December 22, 2000, the names, ages and positions of the persons who are not directors and who are executive officers of IOI.


NAME                                    AGE                  POSITION
----                                    ---                  --------
Douglas P. Badertscher................  45    Senior Vice President and Chief
                                              Operating Officer
Laurie H. Gutierrez...................  34    Senior Vice President, Chief Financial
                                                Officer, Secretary and Treasurer


     Douglas P. Badertscher has served as Senior Vice President and Chief Operating Officer since joining IOI on May 1, 1999. Prior to joining IOI, Mr. Badertscher was President and Chief Operating Officer of Pendulum Practice Management Company from March 1997 to April 1999. From January 1994 to April 1997, Mr. Badertscher was President and Chief Executive Officer of Medical Transition Resources, which provided consulting services regarding mergers and acquisitions to physician practice management companies, independent practice associations and management services organizations. Mr. Badertscher was educated at Ouachita Baptist University and Williams College where he studied psychology and sociology.


     Laurie H. Gutierrez, CPA, has served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary since joining IOI on September 7, 1999. Ms. Gutierrez was Controller/Senior Director of Finance of Memorial Sisters of Charity Health Plan, or MSCH, from January 1996 through April 1999. MSCH provided managed care, indemnity, third-party administration, and rental network products throughout southwest and southeast Texas. Prior thereto, Ms. Gutierrez was a healthcare manager at Ernst & Young LLP. She began her professional career at Ernst & Young LLP in 1988. Ms. Gutierrez holds a Bachelor of Business Administration with a major in Accounting.

EXECUTIVE EMPLOYMENT CONTRACTS

     IOI amended and restated its executive agreements with Douglas P. Badertscher and Laurie H. Gutierrez on October 24, 2000. Under these agreements, each of the executives is entitled to a bonus based on their continued employment with IOI for specified periods of time.


     - If Mr. Badertscher remains employed with IOI until the completion of IOI's sale of its interest in the Westbank Ambulatory Care Center, he will receive a bonus of $27,167. In addition, if his employment is terminated before December 31, 2001, his balance related to unearned advances by IOI will be forgiven. His unearned advances balance was $68,834 at December 22, 2000.


     - If Ms. Gutierrez remains employed with IOI for 60 days after the signing of definitive documents relating to the sale of its interest in, or closure of, the Westbank Ambulatory Care Center, she will receive a bonus of $54,333 plus $3,125 for each month during the period from January 1, 2000 until the final day of her employment with IOI.

Additionally, upon satisfaction of the applicable employment condition by an executive, 100% of that executive's IOI options will vest and remain exercisable until the later of 120 days following termination of the executive's employment or 90 days following the completion of any restructuring of IOI related to a change of control of IOI.

     If IOI terminates these executives' employment for any reason other than for cause, death or disability, the terminated executive will receive all accrued but unpaid compensation earned before termination, all earned and unused vacation pay and family health and dental insurance coverage for a period of one month following termination. Additionally, if not already received at the time of termination, the terminated executive will receive the longevity bonus described above and all of the executive's IOI options will vest and remain exercisable until the later of 120 days following termination of the executive's employment or 90 days following the completion of any restructuring of IOI related to a change of control of IOI.

     A termination by IOI of an executive's employment for cause means a termination by IOI following:

     - the executive's material acts of fraud, dishonesty or deceit;

     - the executive's competition with IOI or its subsidiaries;

     - the executive's unauthorized use of IOI's or its subsidiaries' trade secrets or confidential information;

     - conviction of the executive of a felony involving moral turpitude;

     - any material violation by the executive of any other material duty to IOI or its shareholders imposed by law or IOI's board of directors; or

     - the executive's material breach of any representation, covenant, duty or responsibility under the executive agreement.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In May 1999, pursuant to an agreement entered into between IOI and Mr. Pierce in conjunction with his resignation as President and Chief Executive Officer, IOI paid Mr. Pierce $412,520. Additionally, IOI accelerated vesting of options granted to Mr. Pierce to purchase 350,000 and 150,000 shares of common stock at $5.125 and $3.25 per share, respectively. Mr. Pierce had until August 22, 1999 to exercise those options, at which time any portion that was not exercised was forfeited and cancelled. All of the options were forfeited and cancelled.

     In July 1999, pursuant to an agreement entered into between IOI and Mr. Wicker in conjunction with his resignation as Chief Financial Officer, IOI paid Mr. Wicker $270,833. Additionally, IOI accelerated vesting of options granted to Mr. Wicker to purchase 200,000 shares of common stock at $3.1875 per share. Mr. Wicker had until September 28, 1999 to exercise those options, at which time any portion that was not exercised was forfeited and cancelled. All of the options were forfeited and cancelled.

                          INFORMATION ABOUT POWERBRIEF

BUSINESS

     PowerBrief is a software development company that plans to deliver its products and services as an application service provider, or ASP. PowerBrief is focused on merging the powers of electronic business, or eBusiness, with the practice of law. As a 100% Internet-based application, the PowerBrief system, which is PowerBrief's legal application, is being designed to provide attorneys with enhanced mobility, information and technology resources to compete and excel in this new electronic economy.

THE POWERBRIEF CONCEPT

     PowerBrief's founders, Robert W. Ohnesorge and K. Wade Bennett, were trial attorneys in a large law firm before founding PowerBrief. As practicing attorneys, Mr. Ohnesorge and Mr. Bennett wanted to design, build and market an Internet-based service for legal professionals, their clients and courts with two primary features:

     - a business-to-business Internet-based application with time-saving functionalities currently unavailable to lawyers, corporate counsel and judges, but available in terms of technology; and

     - a seamless, Internet-based application where the entire legal enterprise, including in-house counsel, outside counsel, clients, legal staff, back office and court personnel, could interact and do business on a single platform.

     PowerBrief plans to actually merge the practice of law with the business of law. Specifically, the PowerBrief system is being designed to allow corporate law departments and law firms to move to a more paperless environment with interactive matter management, enhanced collaboration tools, multi-media briefing, electronic document libraries and desktop access to attorney work product. PowerBrief intends to create a platform that will also enable lawyers to quickly access third party content and services, including litigation support services, imaging services, legal research materials, expert witnesses and court reporters. PowerBrief intends for its platform to serve as (1) the core practice and information management system for the "front office," linking outside counsel with corporate counsel as well as other stakeholders in a legal matter, and (2) the administrative "back office" solution for corporate law departments and law firms. In short, PowerBrief is striving to become the end-to-end "Legal Desktop" solution, providing users with timely, extensive, multi-media and interactive information that enhances work quality and productivity.

     PowerBrief is focused on developing a product that will allow the professional to be more time efficient with everyday tasks such as file management, brief preparation, legal research, and time reporting. In addition, PowerBrief will enhance legal professionals' ability to communicate with other professionals, such as in-house counsel, outside counsel and clients, through the collaborative tools and functionality that the PowerBrief application will provide. PowerBrief will also enable the attorney to spend more time on value-added activities such as intellectual evaluation and less time on administrative tasks.

     PowerBrief believes that the PowerBrief system's productivity improvements will generate substantial savings for the law department or law firm as a whole when the sum of individual productivity gains is aggregated.

POWERBRIEF'S OPPORTUNITY

     The legal industry is a large and growing market. Because the legal industry relies on information, PowerBrief views it as an especially attractive industry for integrating the dynamics of the Internet. In addition, PowerBrief believes that there are five primary forces that make the legal marketplace extremely attractive:

     - the legal industry is large and continues to grow annually;

     - no single vendor provides a complete product that meets the needs of the fragmented legal market by connecting corporate law departments to their outside legal counsel and other services providers;

     - eBusiness is changing all industries, including the legal marketplace;

     - there are significant administrative inefficiencies in the legal marketplace; and

     - the ASP business model is being validated in the capital markets, industry and the legal market.

     PowerBrief believes that these five dynamics create a lucrative market opportunity for companies able to execute strong online legal strategies.

POWERBRIEF'S MISSION

     PowerBrief's mission is to provide corporate law departments, law firms, third party service providers, legal content providers and others with an easy-to-use and uniform portal on the Internet to facilitate:

     - matter management;

     - multi-media brief drafting and publishing;

     - document management and archiving;

     - discovery management;

     - online collaboration;

     - time and billing management;

     - online marketplaces; and

     - knowledge management for the millions of legal documents created by attorneys every year.

     PowerBrief believes these initial services, however, represent only a portion of PowerBrief's potential revenue-generating capabilities. PowerBrief is being designed to create a "legal community" on the Internet for legal professionals and be the platform for new and additional revenues through value-added activities, such as advertising and online marketplace services, as PowerBrief's market share expands.

     In addition to the core services outlined above, PowerBrief intends to expand into the full array of "back office" and administrative applications for corporate law departments and law firms. Examples of these "back office" applications include billing and accounting applications, scheduling and docketing applications, customer-tracking applications, human resource tools and other data mining tools.


POWERBRIEF'S IMMEDIATE OBJECTIVES


     - Speed to Market. PowerBrief is focused on increasing its speed to market without unduly compromising quality, breadth or depth of functionality. The PowerBrief team is building product offerings internally with a talented development team while simultaneously evaluating whether to acquire and/or partner with strategic targets.

     - Marketing and Sales. First, PowerBrief intends to establish itself as the "information headquarters" for briefing, file management and on-line case management primarily with corporate law departments and large law firms. Second, as product offerings evolve, PowerBrief plans to increase its focus on establishing "community" through further offerings from third party service providers and legal content providers. Lastly, from a strategic marketing viewpoint, PowerBrief intends to then focus on reaching the very large governmental legal sector, law students, pro bono organizations, judges and clerks.

     - Business Relationship and Customer Relationship Management. PowerBrief estimates that its product will be commercially available either in March or April 2001, and PowerBrief is currently testing its product with 12 corporations and approximately 80 attorneys serving as their outside legal counsel on a few select cases. These corporations include Fortune 500 companies and the participating attorneys practice with some of the largest law firms in the United States. PowerBrief is building business relationships in the legal community through these test groups, with the goal of converting these test groups into paying customers when PowerBrief's product is commercially available.

     - Build and Cultivate Supplier Relationships. PowerBrief has established relationships with a variety of legal service providers, technology companies, Internet content providers and other third party suppliers. PowerBrief plans to provide additional value to its customers by building upon its current third party relationships and developing new alliances with companies whose services can enhance PowerBrief's product offering.

     - Optimize Organization Structure. PowerBrief is striving to design, build and engrain a culture that focuses on PowerBrief's core values, which are customer-focus, innovation, teamwork and confidence.

POWERBRIEF PRODUCT DEVELOPMENT

     PowerBrief began testing the PowerBrief system with potential customers in September 2000. The PowerBrief system released for testing included a wide array of tools that will enable litigation attorneys and other professionals to efficiently manage cases ranging from complex commercial litigation to more simple cases between individuals. These tools included the following:

     - Online document management and organization;

     - Team collaboration;

     - Matter management and reporting;

     - Multi-media brief development;

     - World-wide web access to information; and

     - Legal research tools.

These features combine to allow individuals, through a web-based application, to upload, prepare, share and work on documents in electronic format and ultimately manage the documents and team communications around the case. PowerBrief believes that this capability will be extremely valuable to customers because it allows attorneys and legal assistants to manage complex litigation dockets or other workloads, such as tracking hundreds of active cases for a large corporate law department.


     PowerBrief's testing program is ongoing and the first release of the PowerBrief system has been well received by the potential customers participating in the testing program. PowerBrief has determined, however, based on feedback from the testing program participants, that additional features should be added to the PowerBrief system before PowerBrief attempts to capitalize on its target market and generate revenue. These additional features will be included in the next release of the PowerBrief system currently scheduled to occur between January 15, 2001 and February 15, 2001. After the new features have been added, PowerBrief will reintroduce the PowerBrief system to the participants in its testing program for further testing. Assuming that the next release satisfies customer demands for functionality, and is therefore marketable, PowerBrief currently estimates that it will initially begin generating revenue between March and April 2001. See "Risk Factors -- Risk Factors Related to PowerBrief and its Business -- New PowerBrief's product development may be delayed or unsuccessful, causing harm to New PowerBrief's business, financial condition and results of operations" and "Risk
Factors -- Risk Factors Related to PowerBrief and its Business -- The failure of New PowerBrief's new products and services to achieve market acceptance and generate revenue could have a material adverse effect on its business, financial condition and results of operations."

     Assuming that PowerBrief successfully releases the PowerBrief system, PowerBrief expects that continued development of the PowerBrief system will be an ongoing process driven by customer requests for additional features and innovations developed by PowerBrief or its competitors. PowerBrief currently anticipates new developments in the following areas: document management, matter management, time and billing, knowledge and risk management, legal market place and integration with applications for legal research and corporate finance.

COMPETITION

     PowerBrief's industry is characterized by intense competition, innovation, extensive research and development efforts and rapid technological progress. New developments occur and are expected to continue to occur at a rapid pace. PowerBrief cannot guarantee that developments by PowerBrief's competitors will not render some or all of PowerBrief's products and services obsolete or non-competitive, which would have a material adverse effect on PowerBrief's business, financial condition and results of operations.

     PowerBrief faces intense competition from well established competitors such as Justice Link, Westlaw's affiliate WestWorks, Lexis' affiliate LexisONE, Law.com, JDUSA, Inc., Niku Corporation, CaseCentral, Inc., Serengeti, Inc., IT consulting firms, litigation consulting firms (including the large accounting firms), branches or divisions of various federal, state and local governments, academic institutions, in-house technology departments at major law firms and in-house technology and legal departments at major corporations. PowerBrief will also compete for customers with the current paper form of handling and managing legal documents, and with other companies offering online creation, filing, storage and retrieval technology, publishers and distributors of traditional print media that use or license their legal research content for use on the Internet, commercial publishing companies, and corporate materials and information market companies. PowerBrief expects competition to increase because these markets, particularly the markets for Internet-related products and services, pose no substantial barriers to entry. Competition may also increase as a result of industry consolidation.

     There are many companies, both public and private, that have developed and are developing systems, products and services for the legal technology and document management markets that will compete with the systems that PowerBrief is seeking to develop. Many, if not all, of these companies possess substantially greater financial, research and development, programming, marketing and lobbying experience and resources. These companies represent substantial long-term competition for PowerBrief. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large legal technology, legal research, consulting or document management companies. Academic institutions, governmental agencies and other public and private organizations also develop, seek copyright and patent protection and establish collaborative arrangements for the development of legal research, document management and other systems. PowerBrief cannot be certain that its competitors will not (1) develop an easier to use, more reliable or more effective product that achieves greater governmental or market acceptance than systems that PowerBrief may develop, (2) obtain patent, copyright or intellectual property rights that limit PowerBrief's ability to commercialize systems that it may develop, or (3) commercialize products and services earlier than PowerBrief.

     There is an extremely high degree of fragmentation of participants and tools in the online legal industry. The market for PowerBrief's services is subject to rapid technological change and increased competition from existing specialty participants and new entrants. PowerBrief believes the principal competitive factors in its market include:

     - degree of Internet expertise, talent and enablement;

     - breadth of existing or expected product offerings; and

     - vision and ability to execute.

PowerBrief believes it will compete favorably with respect to these factors. PowerBrief also believes the market will continue to offer significant opportunity for multiple players.

PROPRIETARY RIGHTS

     PowerBrief relies primarily on intellectual property and trade secret laws and confidentiality agreements signed by its employees to protect its intellectual property and proprietary rights. PowerBrief has trademark applications pending in the United States for "PowerBrief," "Transforming the Practice of Law" and "The Legal Desktop." Mr. Ohnesorge has a patent application pending in the United States for the technology that is the basis for the PowerBrief system. PowerBrief has an exclusive, royalty-free, worldwide license to use this technology within the legal industry. See "-- Relationships and Related Party Transactions" for a description of PowerBrief's license agreement with Mr. Ohnesorge.

     PowerBrief owns the Internet domain name "powerbrief.com" and various other domain names. Domain names in the United States and in foreign countries are regulated by the continually evolving laws and regulations regarding the Internet. The relationship between laws governing domain names and laws protecting intellectual property is uncertain. Therefore, PowerBrief cannot guarantee that it will be able to prevent third parties from acquiring domain names that infringe upon or otherwise decrease the value of PowerBrief's intellectual property rights.

     In addition, PowerBrief currently licenses portions of its technology from third parties. PowerBrief cannot assure you that these licenses will continue to be available to it on commercially reasonable terms, or at all.

     PowerBrief cannot guarantee that patents or copyrights issued to or licensed by PowerBrief or PowerBrief's other proprietary rights will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to PowerBrief.

     PowerBrief also cannot guarantee that it will be able to protect its proprietary programming and code from duplication. The open-code programming that the Internet relies on is subject to duplication. Many successful Internet-based companies have had their systems and methods of operation duplicated, almost entirely, by new competitors. PowerBrief cannot assure you that a competitor will not attempt to duplicate and improve upon the systems that PowerBrief may develop.

     In addition, PowerBrief may be subject to various intellectual property infringement claims from time to time. Even if these claims are unsuccessful, PowerBrief could incur substantial attorneys' fees and other legal costs in defending any patent infringement, copyright infringement or other infringement claims. PowerBrief could also incur substantial attorneys' fees and other legal costs in its efforts to protect patent rights, copyrights or other proprietary rights, including those granted to PowerBrief by third parties.

THIRD PARTY SUPPLIERS

     PowerBrief does not operate and does not currently plan to operate data storage or data processing facilities. PowerBrief's systems, however, will exist on and rely on these facilities. PowerBrief intends to contract with third parties for the manufacture and operation of the data storage and processing hardware that its systems will run on. PowerBrief cannot assure you that it will be able to obtain data storage or data processing facilities from third party suppliers that are adequately reliable and that have adequate capacity, on terms and conditions or in quantities acceptable to PowerBrief. PowerBrief's failure to do so would have a material adverse effect on its business, financial condition and results of operations. PowerBrief will also rely on third party supplies for connectivity. The failure of any third party communications network or systems could have a material adverse effect on PowerBrief's business, financial condition and results of operation.

     PowerBrief also has no plans to create its own database of primary legal data. The coverage and accuracy of PowerBrief's products and services is substantially dependent on the coverage and accuracy of legal research data it licenses from third parties. There are a limited number of providers of this data. Given the short term of PowerBrief's data licenses and data sharing arrangements, it will have to renegotiate its contracts in the near future, which may result in contractual terms that are not as favorable to PowerBrief as existing licenses and arrangements. If PowerBrief cannot maintain these data licenses and data sharing arrangements or any other third party license arrangement on commercially reasonable terms, the utility and accuracy of its systems and products will suffer. As a result, the marketability of PowerBrief's systems would suffer.

     Additionally, PowerBrief's strategy for the programming, development, maintenance, commercialization and marketing of its systems depends upon entering into various alliances with corporate partners, subcontractors, licensors, licensees and others, and is contingent upon the subsequent success of these third parties in performing their responsibilities under these alliances. PowerBrief cannot guarantee that third parties will perform their obligations as expected or that PowerBrief will derive any benefit from these arrangements.

EMPLOYEES


     As of December 22, 2000, PowerBrief had 50 full-time employees and no part-time employees. Of these employees, 26 were development personnel, 13 were sales and marketing personnel and 11 were general and administrative personnel. None of PowerBrief's employees are represented by a labor union, and PowerBrief considers its employee relations to be good.


DESCRIPTION OF PROPERTY

     PowerBrief does not own any real property. PowerBrief subleases approximately 17,000 square feet in Houston, Texas from IOI, which houses PowerBrief's executive offices. See "The Merger -- Relationships Between IOI and PowerBrief -- Sublease and Lease Assignment." PowerBrief's facilities are insured and are maintained in good operating conditions.

LEGAL PROCEEDINGS

     PowerBrief is not currently involved in any litigation, but in the ordinary course of its business, PowerBrief may be subject, from time to time, to claims and legal actions. PowerBrief cannot predict the outcome of any litigation actions that could arise in the future, and PowerBrief cannot give you any assurance that any claims and actions will be adequately covered by insurance or that such claims and actions will not have a material adverse effect on PowerBrief's financial condition, results of operations or liquidity.

     PowerBrief may be subject to a claim by its former web developer, although PowerBrief has not been informed of any present intention to bring a claim against it. PowerBrief's contract with its former web developer obligated the developer to develop software in accordance with PowerBrief's specifications by an agreed deadline and obligated PowerBrief to pay development fees upon completion. The developer failed to deliver a satisfactory product by the deadline in the first quarter of 2000 and PowerBrief delivered a formal notice of breach of contract to the developer. The developer subsequently requested that PowerBrief pay a balance of fees estimated at $350,000, which PowerBrief has declined to pay due to the developer's breach. PowerBrief's management strongly believes that it has valid defenses to any claim the developer might bring, and believes that any damages the developer could prove would be offset by PowerBrief's potential counterclaim for the developer's breach of contract. See "Risk Factors -- Risk Factors Related to PowerBrief and its
Business -- PowerBrief or New PowerBrief may be subject to a claim by PowerBrief's former web developer."

MARKET PRICE AND DIVIDENDS


     There is no active public trading market for the PowerBrief stock. At December 22, 2000, PowerBrief's 11,250,000 outstanding shares of common stock were held by two holders of record and PowerBrief's 2,566,223 outstanding shares of series A preferred stock were held by 130 holders of record.

     PowerBrief's series A preferred stock is convertible at any time, at the holder's option, into three shares of PowerBrief's common stock. At December 22, 2000, 551,025 shares of PowerBrief's common stock were subject to warrants to purchase PowerBrief's common stock and 3,045,105 shares of PowerBrief's common stock were subject to options to purchase PowerBrief's common stock.


     PowerBrief has never paid dividends. Pursuant to the terms of PowerBrief's certificate of incorporation, if PowerBrief declares a dividend on its common stock, no dividend can be paid to the common stockholders until the holders of PowerBrief's series A preferred stock receive the dividend they would have been entitled to receive if they had converted the series A preferred stock into common stock.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                            OPERATIONS OF POWERBRIEF

     The following section should be read in conjunction with PowerBrief's financial statements and notes thereto beginning on page F-1 of this joint proxy statement/prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions which could cause actual results to differ materially from management's expectations. Factors that could cause these differences include those discussed in "Risk Factors."

GENERAL

     PowerBrief is a software development company that plans to deliver its products and services as an ASP. PowerBrief is focused on merging the powers of eBusiness with the practice of law. As a 100% Internet-based application, the PowerBrief system is being designed to provide attorneys with enhanced mobility, information and technology resources to compete and excel in this new electronic economy.

     The per share data set forth in this section does not give effect to the proposed merger between PowerBrief and IOI or the five to one reverse stock split concurrently with the completion of the merger.

RESULTS OF OPERATIONS (IN THOUSANDS)

                                         PERIOD FROM INCEPTION      NINE MONTHS       PERIOD FROM INCEPTION
                                          (JULY 20, 1999) TO           ENDED           (JULY 20, 1999) TO
                                           DECEMBER 31, 1999     SEPTEMBER 30, 2000    SEPTEMBER 30, 1999
                                         ---------------------   ------------------   ---------------------
                                                                    (UNAUDITED)            (UNAUDITED)
Revenue................................         $   --                $    --                $   --
                                                ======                =======                ======
Research and development costs.........         $  308                $ 1,237                $   13
                                                ======                =======                ======
General and administrative costs.......         $  193                $ 2,598                $   75
                                                ======                =======                ======
Loss from operations...................         $ (501)               $(3,835)               $  (88)
                                                ======                =======                ======
Net loss...............................         $ (494)               $(3,814)               $  (88)
                                                ======                =======                ======
Loss from operations per common share:
  basic and diluted....................         $(0.04)               $ (0.34)               $(0.01)
                                                ======                =======                ======

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED WITH THE PERIOD FROM JULY 20, 1999 THROUGH SEPTEMBER 30, 1999

     PowerBrief began operations on July 20, 1999. Research and development expenses increased to approximately $1.2 million for the nine months ended September 30, 2000 from approximately $13,000 for the period from July 20, 1999 through September 30, 1999. The increase is due to increased personnel, on-line services, software support costs and consulting costs, as well as the comparison to the short period from July 20, 1999 through September 30, 1999.

     General and administrative expenses increased to approximately $2.6 million for the nine months ended September 30, 2000 from approximately $75,000 for the period from July 20, 1999 through September 30, 1999. The increase is due to increased personnel, legal and professional costs, rent and other office expenses, as well as the comparison to the short period from July 20, 1999 through September 30, 1999.

     Interest expense increased to approximately $11,000 for the nine months ended September 30, 2000 from $0 for the period from July 20, 1999 through September 30, 1999. The increase is due to interest associated with PowerBrief's capital lease obligations for furniture and equipment.

     Interest income increased to approximately $39,000 for the nine months ended September 30, 2000 from $0 for the period from July 20, 1999 through September 30, 1999. The increase is due to the investment of available cash in interest bearing accounts during the nine months ended September 30, 2000.

     Other expenses increased to approximately $7,300 for the nine months ended September 30, 2000 from $0 for the period from July 20, 1999 through September 30, 1999. The increase is due to the write-off of miscellaneous furniture at PowerBrief's previous office space.

     Net loss increased to approximately $3.8 million, or $0.34 per share, for the nine months ended September 30, 2000 from approximately $88,000 for the period from July 20, 1999 through September 30, 1999, as a result of the foregoing factors.

PERIOD FROM JULY 20, 1999 THROUGH DECEMBER 31, 1999

     PowerBrief began operations on July 20, 1999. Research and development expenses for the period from July 20, 1999 through December 31, 1999 were approximately $308,000. Research and development expenses during this period primarily were comprised of compensation to development staff, as well as third party consulting expenses.

     General and administrative expenses for the period from July 20, 1999 through December 31, 1999 were approximately $193,000. General and administrative expenses during this period primarily were comprised of compensation, legal and professional costs, rent and other office expenses.

     Other income for the period from July 20, 1999 through December 31, 1999 was approximately $6,000. This other income was derived from one consulting engagement, which related to services outside of PowerBrief's primary line of business.

     Net loss for the period from July 20, 1999 through December 31, 1999 was approximately $494,000, or $0.04 per share, as a result of the foregoing factors.

LIQUIDITY AND CAPITAL RESOURCES

     Between July 20, 1999 and December 31, 1999, PowerBrief raised approximately $800,000 through the issuance of preferred stock. Between January 1, 2000 and September 30, 2000, PowerBrief raised approximately $4.4 million in additional funds through the sale of preferred stock. As of September 30, 2000, PowerBrief had cash and cash equivalents of approximately $940,000.


     On September 15, 2000, in conjunction with the merger agreement between PowerBrief and IOI, PowerBrief and IOI entered into a promissory note which allows PowerBrief to borrow up to $3.0 million from IOI at an annual interest rate of 12%. Under the promissory note, IOI agreed to make advances to PowerBrief from time to time beginning on October 1, 2000 and until the earlier of (1) March 31, 2001, (2) termination of the merger agreement or (3) a date on which PowerBrief's debt under the promissory note is accelerated. As of December 22, 2000, PowerBrief had borrowed $1,450,000 under the promissory note. See "The Merger -- Relationships Between IOI and PowerBrief -- Line of Credit" for a more detailed description of the promissory note.


     PowerBrief cannot be sure that it will be able to achieve profitability or that it can sustain profitability, if achieved. PowerBrief is a development stage company. To date, PowerBrief has generated no revenues from sales and has dedicated most of its financial resources to (1) organizational expenses, (2) preliminary programming and research and development expenses, (3) general and administrative expenses, (4) marketing expenses and (5) the prosecution of copyright and domain name applications. PowerBrief expects to incur significant operating losses for at least the next several quarters, primarily due to programming, research and development programs costs, marketing costs and costs associated with the commercialization of products and services.

     PowerBrief's ability to achieve profitability will depend upon, among other things:

     - successfully completing the development of marketable products and services in a timely manner;

     - developing products and services that will compete favorably with other systems that have been and/or may be developed by competitors with superior resources;

     - obtaining judicial, administrative and private-sector approvals and acceptance for use of PowerBrief's proprietary systems and/or judicial, legislative, administrative or regulatory mandates that PowerBrief's products and services be used by third parties;

     - obtaining and maintaining content agreements and alliances for use within PowerBrief's systems;

     - establishing and maintaining advantageous sales and marketing capabilities or collaborative arrangements; and

     - raising sufficient funds to finance future activities.


     To ensure that PowerBrief can continue its current plan of operations, management believes that PowerBrief will need to raise additional capital in the second quarter of 2001, or possibly earlier depending upon the ability of IOI to sell for cash IOI's interest in the Westbank Ambulatory Care Center in Louisiana. PowerBrief may raise this additional capital from the sale of common or preferred stock, the exercise of outstanding options or warrants or from borrowings, including using the Westbank Ambulatory Care Center as collateral for those borrowings.


     PowerBrief's activities to date have been financed primarily through the sale of preferred stock. Currently, PowerBrief is exploring various methods to raise additional capital to fund continued product development that would be in addition to cash obtained from the merger. However, PowerBrief cannot guarantee that the merger will be completed and that PowerBrief will be able to obtain additional financing on acceptable terms.

     PowerBrief's operating plan for the year 2001 includes continued development of key functionality and features to the PowerBrief system. Beginning in the first and second quarters of 2001, PowerBrief intends to approach the corporations and outside legal counsel who have been testing PowerBrief's product since September 2000 and potential new customers to convert these testers and potential new customers into its initial revenue producing customers. If PowerBrief is successful in converting testers into revenue producing customer, PowerBrief believes that its revenues will grow, as more legal matters and cases are started and maintained on the PowerBrief system. PowerBrief also will seek to expand its sales and distribution channels through various means, including a direct sales force and possible strategic resale and distribution alliance agreements. PowerBrief cannot guarantee that it will be able to execute its operating plan or otherwise expand its business because PowerBrief is still in its early stages of development and customer acceptance.

     At September 30, 2000, PowerBrief had net operating loss carry-forwards for federal income tax purposes of approximately $1.8 million. The net operating loss and credit carry-forwards expire in 2015. Additionally, PowerBrief's ability to use its net operating loss carry-forwards may be subject to annual limitations pursuant to Section 382 of the Code.

SECURITY OWNERSHIP OF POWERBRIEF'S DIRECTORS, OFFICERS AND PRINCIPAL
STOCKHOLDERS


     The following table sets forth information regarding the record ownership of PowerBrief's common stock and series A preferred stock as of December 22, 2000 by the following:


     - each person who owns more than 10% of PowerBrief's shares of common stock or series A preferred stock, including those shares subject to outstanding options;

     - each of PowerBrief's three highest paid officers or directors; and

     - all of PowerBrief's directors and officers as a group.

     Unless otherwise noted (1) each of the persons listed below has sole voting and investment power with respect to the shares owned by him as set forth opposite his name and (2) the address for each of the persons listed below is c/o PowerBrief, Inc., 5858 Westheimer, Suite 500, Houston, Texas 77057.

                                                COMMON STOCK(1)             SERIES A PREFERRED STOCK(1)
                                        -------------------------------   -------------------------------
NAME AND ADDRESS                        AMOUNT AND NATURE OF   PERCENT    AMOUNT AND NATURE OF   PERCENT
OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP   OF CLASS   BENEFICIAL OWNERSHIP   OF CLASS
-------------------                     --------------------   --------   --------------------   --------
Ernest D. Rapp........................               --          *                20,000           *
Robert W. Ohnesorge...................        5,625,000          50.0%                --           *
K. Wade Bennett.......................        5,625,000          50.0%                --           *
Mark Foster...........................               --          *                40,000            1.6%
Dr. Leslie Butterfield ...............               --          *                10,000           *
A. John Knapp, Jr. ...................           15,000(2)       *               307,576(3)        12.0%
Directors and officers as a group (8
  persons)............................       11,265,000         100.0%           589,576           23.0%

---------------

 *  Less than 1%.


(1) The calculations in this table of the percentage of outstanding shares of a class of PowerBrief's capital stock are based on 11,250,000 shares of PowerBrief's common stock outstanding as of December 22, 2000 and 2,566,223 shares of PowerBrief's series A preferred stock outstanding as of December 22, 2000. With respect to the holders of 10% of a class of PowerBrief's capital stock, shares of PowerBrief's common stock subject to outstanding options as of December 22, 2000 are deemed to be outstanding and owned of record by the person holding such options for the purpose of computing the percentage of ownership of common stock of that person but are not treated as outstanding for the purpose of computing the percentage of any other person. Each share of PowerBrief's series A preferred stock is convertible at any time, at the holder's option, into three shares of PowerBrief's common stock.


(2) Includes 15,000 shares of common stock issuable upon exercise of outstanding stock options, all of which are exercisable at this time.

(3) Includes 307,576 shares of series A preferred stock held in a trustee capacity.

POWERBRIEF'S DIRECTORS


     The following table sets forth, as of December 22, 2000, the name, age and principal position of each of PowerBrief's directors:


NAME                                    AGE                  POSITION
----                                    ---                  --------
Ernest D. Rapp........................  39    Director; Chief Executive Officer
Robert W. Ohnesorge...................  31    Director; President and General
                                              Counsel
K. Wade Bennett.......................  30    Chairman of the Board; Secretary and
                                                Treasurer
Richard V. Bays.......................  42    Director
David H. Burrow.......................  64    Director
A. John Knapp, Jr. ...................  49    Director

     Ernest D. Rapp has been Chief Executive Officer and a director of PowerBrief since March 2000. Mr. Rapp joined PowerBrief from Internet America, Inc., a Nasdaq-listed Internet service provider, where he served as Chief Operating Officer of Internet America and President of its subsidiary, PDQ.net, from December 1998 to February 2000. From April 1996 to September 1998, Mr. Rapp was Chief Financial Officer and Acting Chief Operating Officer of The ForeFront Group, Inc., an Internet software and computer-based training company. During his tenure, ForeFront Group, Inc. was sold to CBT Systems, a Nasdaq-listed company, for $160 million. From January 1994 to March 1995, Mr. Rapp served as Chief Financial Officer and Chief Operating Officer of Multimedia Publishing Corp. Mr. Rapp is a Certified Public Accountant and began his career at Arthur Andersen LLP, where he worked with public and private companies in the service and wholesale/retail sectors.

     Robert W. Ohnesorge, a founder of PowerBrief, has been President and a director of PowerBrief since its inception in July 1999. Mr. Ohnesorge has also served as PowerBrief's General Counsel since February 2000. Mr. Ohnesorge is a licensed attorney in the State of Texas and also is admitted to practice in the United States District Courts for the Southern, Northern, Eastern and Western Districts of Texas. Prior to co-founding PowerBrief, Mr. Ohnesorge spent his legal career at Locke Liddell & Sapp LLP, where he successfully represented numerous Fortune 500 and other noteworthy clients in multiple complex commercial litigation matters. He graduated cum laude with a BA in Philosophy from Texas Tech University in 1991 and graduated magna cum laude from the University of Houston Law Center in 1996. Among his educational honors and affiliations, Mr. Ohnesorge was a member of the Order of the Coif and Order of the Barons and a recipient of the Griggs & Harrison Award, the American Jurisprudence Award, the Corpus Juris Secundum Award and the Claude V. Bridges Scholarship in Philosophy.

     K. Wade Bennett, a founder of PowerBrief, has served as its Chairman of the Board, Secretary and Treasurer since its inception. Mr. Bennett is an experienced trial attorney. Prior to co-founding PowerBrief, he began his professional career as an oil and petrochemical tanker chartering broker. In 1996, he earned a doctorate of jurisprudence from the University of Houston Law Center and began practicing maritime, energy and commercial litigation with the Houston-based law firm of Hutcheson & Grundy, L.L.P. in January 1997. In January 1998, he moved to the law firm of Locke Liddell & Sapp LLP. Mr. Bennett left Locke Liddell & Sapp LLP in July 1999 to found PowerBrief with fellow trial attorney, Mr. Ohnesorge.

     Richard V. Bays has been a director of PowerBrief since November 1999. Mr. Bays is a senior partner with the law firm of Locke Liddell & Sapp LLP in Houston, Texas. Mr. Bays joined Locke Liddell & Sapp LLP in January 1985. He is the co-founder and head of the firm's Technology and Commercial Transactions section. His practice focuses on assisting clients with transactional matters which create the infrastructure for the conduct of their business (including software licenses, outsourcing, web site development and privacy policies) or which are the conduct of their business (including alliance agreements, distribution agreements and joint marketing agreements). Mr. Bays graduated from the University of Texas School of Law in December 1984 with high honors where he was a member of the Texas Law Review and a Chancellor.

     David H. Burrow has been a director of PowerBrief since November 1999. Mr. Burrow is an experienced and successful trial lawyer with the firm of Burrow & Parrott, L.L.P. in Houston, Texas. His many accomplishments and memberships include: listing in "The Best Lawyers in America" and certification to the rank of Diplomat by the American Board of Trial Advocates (National President 1989-1990, National Vice President 1988-1989 and President of the Houston Chapter 1978-1979). His memberships include: Fellow, American College of Trial Lawyers; Fellow, International Academy of Trial Lawyers; and Fellow, International Society of Barristers.

     A. John Knapp, Jr. has been a director of PowerBrief since November 1999. Mr. Knapp has been President of Andover Group, Inc., a private real estate development and investment firm, since 1981. Mr. Knapp is also an active shareholder of Chilton Capital Management and an investor in several technology firms, including Networkoil and VSI Enterprises.

NEW POWERBRIEF'S DIRECTORS

     PowerBrief intends to designate Messrs. Rapp, Ohnesorge, Bennett and Bays as directors of New PowerBrief. In addition, if PowerBrief is entitled to designate a fifth member of New PowerBrief's board, PowerBrief intends to designate Mr. Knapp. See "The Merger Agreement -- Board of Directors of New PowerBrief" for a discussion regarding the designation of New PowerBrief's board members.

POWERBRIEF'S EXECUTIVE OFFICERS


     The following table sets forth, as of December 22, 2000, the names, ages and positions of the persons who are not directors and who are executive officers of PowerBrief.


NAME                                                  AGE            POSITION
----                                                  ---            --------
Mark Foster.........................................  34    Chief Technology Officer
Dr. Leslie Butterfield..............................  45    Vice President of Marketing

     Mark Foster has been Chief Technology Officer of PowerBrief since January 2000. Mr. Foster joined PowerBrief from BMC Software, a Nasdaq-listed company. At BMC Software, Mr. Foster served on the management team in research and development from November 1997 to January 2000. Previously, from May 1990 to January 1997, he was a co-founder and Chief Technology Officer of BindView Development Corporation, a Nasdaq-listed software company that currently employs over 600 people. Mr. Foster attended Rice University.

     Dr. Leslie Butterfield has been Vice President of Marketing of PowerBrief since April 2000. Dr. Butterfield joined PowerBrief from BMC Software, a Nasdaq-listed software company. Dr. Butterfield served as Corporate Web Strategist at BMC Software from April 1998 to April 2000. At BMC Software, she was also responsible for growing the product marketing organization from three to 150 people. Dr. Butterfield served as Senior Business Manager of Marketing Operations at BMC Software from August 1996 to March 1998, and as Product Marketing Manager at BMC Software from August 1994 to September 1996. Previously, Dr. Butterfield was Worldwide Marketing Manager for Welcom Software from 1992 to 1994, and Vice President of Marketing & Sales for Texim Inc. from 1990 to 1992, both project management software vendors. She was a co-founder of Texim. Dr. Butterfield holds a Ph.D. in Communications and an MA in Design Theory from the University of Minnesota, where she graduated magna cum laude.

NEW POWERBRIEF'S EXECUTIVE OFFICERS

     Messrs. Rapp, Ohnesorge, Bennett and Foster and Dr. Butterfield will be executive officers of New PowerBrief. See "The Merger Agreement -- Executive Officers of New PowerBrief."

     The following table sets forth, as of December 22, 2000, the names, ages and future positions of each person who will be an executive officer of New
PowerBrief:


NAME                                    AGE                  POSITION
----                                    ---                  --------
Ernest D. Rapp........................  39    Chief Executive Officer
Robert W. Ohnesorge...................  31    President and General Counsel
K. Wade Bennett.......................  30    Vice President Business Development,
                                                Secretary and Treasurer
Mark Foster...........................  34    Chief Technology Officer
Dr. Leslie Butterfield................  45    Vice President of Marketing

REMUNERATION OF DIRECTORS AND OFFICERS

     The following table sets forth for each of the three highest paid officers and directors at PowerBrief all remuneration paid, distributed or accrued for services rendered in all capacities to PowerBrief during the fiscal year ended December 31, 2000. None of PowerBrief's officers or directors received or accrued remuneration from PowerBrief during the fiscal year ended December 31, 1999. Remuneration for the periods listed is calculated on an accrual basis:


                                                           CAPACITIES IN WHICH
                                                            REMUNERATION WAS          AGGREGATE
NAME                                            YEAR            RECEIVED             REMUNERATION
----                                            ----       -------------------       ------------
Ernest D. Rapp................................  2000   Chief Executive Officer         $111,346(1)
                                                1999     and Director                        --
Mark Foster...................................  2000   Chief Technology Officer          92,308(2)
                                                1999                                         --
Dr. Leslie Butterfield........................  2000   Vice President of Marketing       80,721(3)
                                                1999                                         --


---------------


(1) Mr. Rapp joined PowerBrief in March 2000. Remuneration shown represents Mr. Rapp's base salary and non-compete fee from March 1, 2000 through November 30, 2000.



(2) Mr. Foster joined PowerBrief in January 2000. Remuneration shown represents Mr. Foster's base salary from January 13, 2000 through November 30, 2000.



(3) Dr. Butterfield joined PowerBrief in April 2000. Remuneration shown represents Dr. Butterfield's base salary from April 12, 2000 through November 30, 2000.


OPTIONS, WARRANTS AND RIGHTS


     The following table sets forth information regarding the options, warrants or rights to purchase common stock from PowerBrief held as of December 22, 2000 by the following:


     - each person who owns more than 10% of PowerBrief's shares of common stock or series A preferred stock, including those shares subject to outstanding options;

     - each of PowerBrief's three highest paid officers or directors; and

     - all of PowerBrief's directors and officers as a group.

                                                            TITLE AND AMOUNT
                                                          OF SECURITIES CALLED
                                                            FOR BY OPTIONS,      EXERCISE     DATE OF
NAME                                                       WARRANTS OR RIGHTS     PRICE     EXERCISE(1)
----                                                      --------------------   --------   -----------
Ernest D. Rapp..........................................         685,713          $0.83       2/29/00(2)
                                                                 514,287          0.083              (3)
Robert W. Ohnesorge.....................................              --             --            --
K. Wade Bennett.........................................              --             --            --
Mark Foster.............................................         600,000           0.83       1/13/01(4)
Dr. Leslie Butterfield..................................         256,500           0.83       4/12/01(5)
A. John Knapp, Jr. .....................................          15,000           1.10       7/20/00(6)
Directors and officers as a group (8 persons)...........       2,101,500               (7)           (7)

---------------

(1) Date of exercise represents the first date options listed in the table are exercisable. Except as otherwise noted in the table, options generally vest in equal parts on the first, second and third anniversaries of the date the options were granted.

(2) Options to purchase 257,142 shares of PowerBrief's common stock vested on February 29, 2000. Options to purchase 142,857 shares of PowerBrief's common stock vest on February 8, 2001, with options to purchase 285,714 shares vesting pro rata over the following 24 months.

(3) Options vest upon the achievement of specified corporate events and performance criteria or on the sixth anniversary of the date the options were granted, whichever occurs first.

(4) Options to purchase 225,000 shares of PowerBrief's common stock vest upon the achievement of specified performance criteria or on the sixth anniversary of the date the options were granted, whichever occurs first.


(5) Options to purchase 85,500 shares of PowerBrief's common stock vest upon the achievement of specified corporate events and performance criteria or on the sixth anniversary of the date the options were granted, whichever occurs first.


(6) Options vested on July 20, 2000.

(7) Options for all officers and directors not specifically identified in the table have a per share exercise price of $1.10 and vested 50% on November 9, 1999 and 50% on July 20, 2000.

EMPLOYMENT AND NONCOMPETITION ARRANGEMENTS

     Ernest D. Rapp. On February 29, 2000, PowerBrief entered into an employment agreement with Ernest D. Rapp. Mr. Rapp's employment agreement has a three year term, expiring on February 28, 2003. Pursuant to his employment agreement, Mr. Rapp. serves as Chief Executive Officer of PowerBrief.


     As of December 22, 2000, Mr. Rapp's annual base salary was $150,000, including non-compete payments discussed below. Under his employment agreement, Mr. Rapp is entitled to receive a $50,000 bonus if PowerBrief receives $10.0 million of equity financing and another $50,000 bonus if PowerBrief reaches various 12 month objectives agreed upon by Mr. Rapp and PowerBrief's board of directors. PowerBrief estimates that Mr. Rapp will not receive a bonus for the year ended December 31, 2000. The employment agreement also obligates PowerBrief to grant Mr. Rapp options to purchase 1,200,000 shares of PowerBrief's common stock, as provided in his employment agreement and subject to vesting schedules.


     PowerBrief can terminate the employment agreement (1) for cause, (2) on 30 days prior written notice, which is referred to as an involuntary termination, or (3) on Mr. Rapp's death or disability. Mr. Rapp's employment agreement defines cause as Mr. Rapp's (1) gross misconduct, (2) conviction of a felony, fraud or a crime of moral turpitude or (3) breach of any material provision of his employment agreement. Mr. Rapp can terminate his employment agreement on 30 days prior written notice to PowerBrief, which is referred to as a voluntary termination.

     In the case of an involuntary termination, Mr. Rapp's vested options remain exercisable until the earlier of (1) the expiration date of the options or (2) 30 months after the involuntary termination. If PowerBrief's stock is publicly traded, the time period in (2) is 90 days after termination. In addition, in the case of an involuntary termination, Mr. Rapp will receive his base salary and annual non-compete fee, as described below, through the date of termination, plus:

     - three months of his base salary if PowerBrief has raised less than $10.0 million in equity financing as of his termination;

     - six months of his base salary and one-half of his bonuses earned as of his termination if PowerBrief has raised more than $10.0 million but less than $20.0 million in equity financing as of his termination and has not entered into an engagement letter with an investment bank to conduct an initial public offering of PowerBrief's stock; or

     - one year of his base salary and all bonuses payable, whether or not earned, under the employment agreement if PowerBrief has entered into an engagement letter with an investment bank in connection with an initial public offering of PowerBrief's stock.

     If Mr. Rapp's employment is terminated as a result of his death or disability, his vested options remain exercisable until the earlier of (1) the expiration date of the options or (2) 30 months after the termination. If PowerBrief's common stock is publicly traded, the time period in (2) is 90 days after termination. In addition, Mr. Rapp or his estate will receive his base salary and annual non-compete fee through the date of termination, plus a lump sum payment equal to two months of his base salary and two months of his annual non-compete fee.

     If Mr. Rapp's employment is terminated for cause or if Mr. Rapp voluntarily terminates his employment, his right to exercise any vested options terminates on the date his employment is terminated. Mr. Rapp will be entitled to receive his base salary and annual non-compete fee only through the date of his termination.

     Mr. Rapp's agreement contains standard provisions regarding confidentiality, non-solicitation, non-competition and PowerBrief's ownership of intellectual property rights. Under his employment agreement, Mr. Rapp is entitled to a non-compete fee equal to $25,000 in his first year of employment by PowerBrief, $15,000 in the second year and $5,000 in the third year.

     Mark Foster and Dr. Leslie Butterfield. PowerBrief entered into employment agreements with Mark Foster and Dr. Leslie Butterfield on January 13, 2000 and April 12, 2000, respectively. Each of the employment agreements has a three year term, with Mr. Foster's employment agreement expiring on January 12, 2000 and Dr. Butterfield's employment agreement expiring on April 11, 2003. Mr. Foster serves as Chief Technology Officer of PowerBrief and Dr. Butterfield serves as Vice President of Marketing of PowerBrief.


     As of December 22, 2000, Mr. Foster's annual base salary was $120,000 and Dr. Butterfield's annual base salary was $115,000. Under his employment agreement, Mr. Foster is eligible to receive, at the sole discretion of PowerBrief's board, an annual bonus of up to $40,000 based on performance criteria. Under her employment agreement, Dr. Butterfield is eligible to receive an annual bonus of up to 40% of her base annualized salary, subject to milestones agreed upon by Dr. Butterfield and PowerBrief's board of directors. The employment agreements also obligate PowerBrief to grant Mr. Foster options to purchase 600,000 shares of PowerBrief's common stock and Dr. Butterfield options to purchase 256,500 shares of PowerBrief's common stock, as provided in their respective employment agreements and subject to vesting schedules.


     PowerBrief can terminate the employment agreements with or without cause at any time. The employment agreements define cause as the employee's (1) inability or refusal to perform his or her duties, (2) material breach of the employment agreement, (3) misconduct, (4) failure to follow PowerBrief's policies, directives or orders, (5) failure to provide adequate performance as determined by PowerBrief's board, (6) insubordination or disruptive influence, (7) unauthorized or excessive absence,
(8) destruction of PowerBrief's property or destruction of its documents, (9) conviction of a crime of moral turpitude or felony or (10) acts of gross negligence, dishonesty or disloyalty.

     In the case of a termination without cause, Mr. Foster will receive his compensation and benefits for the remainder of the term of his agreement and the non-competition provisions of his agreement will no longer be effective. If Dr. Butterfield's employment is terminated without cause, she will continue to receive her base salary for six months after the date of termination.

     If Mr. Foster or Dr. Butterfield is terminated for any reason other than cause, death or disability, their vested options will remain exercisable until the earlier of (1) the expiration date of the options or (2) three months after the termination. If Mr. Foster or Dr. Butterfield is terminated because of death or disability, their vested options will remain exercisable until the earlier of
(1) the expiration date of the options or (2) 12 months after the termination.

     In the case of a termination for cause, all options expire on the date of termination and the employee only receives base salary earned through the date of termination.

     Mr. Foster's and Dr. Butterfield's agreements contain standard provisions regarding confidentiality, non-solicitation, non-competition and PowerBrief's ownership of intellectual property rights. Mr. Foster and Dr. Butterfield do not receive additional non-compete fees.

     K. Wade Bennett and Robert W. Ohnesorge. Messrs. Bennett and Ohnesorge do not have employment agreements. However, Messrs. Bennett and Ohnesorge entered into a noncompetition agreement with PowerBrief on July 26, 1999 in connection with the founding of PowerBrief. The noncompetition agreement contains standard confidentiality, non-solicitation and non-competition provisions.

DIRECTOR COMPENSATION

     Directors will be reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings of PowerBrief's board of directors or committees of the board. In July 2000, each of PowerBrief's non-employee directors received an option to purchase 15,000 shares of PowerBrief's common stock under the PowerBrief, Inc. 2000 Equity Incentive Plan at an exercise price of $1.10 per share. All of these options are vested. All PowerBrief directors are eligible to participate in the PowerBrief, Inc. 2000 Equity Incentive Plan. Directors receive no additional compensation for their services as directors of PowerBrief.

POWERBRIEF, INC. 2000 EQUITY INCENTIVE PLAN

     The Equity Incentive Plan, which is administered by the compensation committee or the entire board acting as the committee, provides for the grant of restricted stock, stock bonuses, and incentive stock options and non-qualified stock options to purchase PowerBrief's common stock. All of the employees, directors, officers, consultants or independent contractors or advisors of PowerBrief are eligible to participate in the Equity Incentive Plan. The purpose of the Equity Incentive Plan is to provide incentives to attract, retain and motivate participants whose contributions are important to the success of PowerBrief by offering them an opportunity to participate in PowerBrief's future performance through awards of restricted stock, stock bonuses and options. The maximum number of shares of PowerBrief's common stock for which restricted stock, stock bonuses and options may be granted under the Equity Incentive Plan is 2,866,575 shares.


     The purchase price and other terms of restricted stock awards are at the discretion of the committee. Restricted stock must be awarded pursuant to a restricted stock purchase agreement. As of December 22, 2000, no shares of restricted stock have been awarded under the Equity Incentive Plan.

     A stock bonus award under the Equity Incentive Plan may consist of restricted stock. The committee has discretion over the terms of any stock bonuses, which may be paid in cash, shares of stock or a combination of cash and stock and may be paid either in a lump sum or in installments. A stock bonus must be awarded pursuant to a stock bonus agreement, and may be awarded upon satisfaction of performance goals set in advance in a performance stock bonus agreement. As of December 22, 2000, no stock bonuses have been awarded under the Equity Incentive Plan.


     The Equity Incentive Plan provides for purchases pursuant to an option at no less than 85% of the fair market value of the stock. All previously granted options under the Equity Incentive Plan have been at fair market value of the stock, as determined by PowerBrief's board of directors at the time of the grant. Options are generally exercisable for 10 years after the grant date, except that incentive stock options granted to 10% stockholders are only exercisable for five years after the grant date. Options granted under the Equity Incentive Plan generally are not transferable by the optionee.


     As of December 22, 2000, there were options outstanding under the Equity Incentive Plan to purchase 2,530,818 shares of PowerBrief's common stock at a weighted average price of $0.69 per share, of which 204,214 were exercisable as of December 22, 2000.


STOCKHOLDERS' AGREEMENT

     PowerBrief and all of PowerBrief's stockholders are parties to a stockholders' agreement that contains voting agreements and restrictions on transfer. It is a condition to IOI's obligation to complete the merger that this stockholders' agreement be terminated at or before the completion of the merger. The stockholders' agreement will be terminated before the PowerBrief special meeting, with the termination to be effective on the completion of the merger.

REGISTRATION RIGHTS AGREEMENT

     Mr. Ohnesorge, Mr. Bennett and affiliates of Mr. Knapp are parties to a registration rights agreement. It is a condition to IOI's obligation to complete the merger that this registration rights agreement be terminated at or before the completion of the merger. The registration rights agreement will be terminated before the PowerBrief special meeting, with the termination to be effective on the completion of the merger. If the merger is completed, PowerBrief's stockholders will have registration rights as described under "The Merger Agreement -- Significant Covenants -- Registration Rights."

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Robert W. Ohnesorge, PowerBrief's President, General Counsel and a director, has a patent application pending in the United States for the technology that is the basis for the PowerBrief system. Pursuant to a license agreement effective as of July 20, 1999, Mr. Ohnesorge granted PowerBrief an exclusive, royalty-free, worldwide license to use this technology within the legal industry. Under the license agreement, PowerBrief is obligated to pay all reasonable expenses associated with the filing and prosecution of any United States patents associated with the technology. The license agreement continues until the expiration of the last to expire patent covered by the license agreement and is then perpetual with respect to the technology covered by the license agreement.

     PowerBrief has retained the law firm of Locke Liddell & Sapp LLP as its outside legal counsel in connection with the merger and related transactions. K. Wade Bennett, PowerBrief's Chairman of the Board, Secretary and Treasurer, and Robert W. Ohnesorge, PowerBrief's President, General Counsel and a director, were associates with Locke Liddell & Sapp LLP prior to founding PowerBrief. Richard V. Bays, a director of PowerBrief, is a partner with Locke Liddell & Sapp LLP.

     Partners and employees of Locke Liddell & Sapp LLP, including Mr. Bays, own shares of PowerBrief's series A preferred stock and Mr. Bays has options to purchase shares of PowerBrief's common stock. In addition, PowerBrief granted Locke Liddell & Sapp LLP warrants to purchase shares of PowerBrief's common stock as payment for part of the services rendered by Locke Liddell & Sapp LLP to PowerBrief.

                   RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS


     PricewaterhouseCoopers LLP served as IOI's independent auditors continuously since 1990. By unanimous written consent on February 3, 1999, the board of directors of IOI dismissed the firm of PricewaterhouseCoopers LLP as IOI's principal accountant and engaged the accounting firm of Ernst & Young LLP as principal accountant to audit IOI's financial statements for the year ended December 31, 1998. During the two most recent fiscal years ended December 31, 1997 and the subsequent interim period preceding the dismissal, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference to those disagreements in their report on the financial statements for those years. PricewaterhouseCoopers LLP's report on the financial statements of IOI for the past two years contained no adverse opinion or disclaimer of opinion, or was not qualified or modified as to uncertainty, audit scope or accounting principles. IOI requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the Commission stating whether it agrees with the above statements. A copy of PricewaterhouseCoopers LLP's letter to the Commission, dated February 4, 1999, was filed as Exhibit 16 to IOI's Current Report on Form 8-K dated February 11, 1999.


     PowerBrief's board of directors appointed Ernst & Young LLP as independent auditors for PowerBrief for the period from inception through December 31, 1999 and for the year ended December 31, 2000. Ernst & Young LLP was appointed as PowerBrief's independent auditors in September 2000.

     IOI has been advised by Ernst & Young LLP that Ernst & Young LLP has no direct financial interest or any material indirect financial interest in IOI other than arising from that firm's employment as auditor for IOI.

     PowerBrief has been advised by Ernst & Young LLP that Ernst & Young LLP has no direct financial interest or any material indirect financial interest in PowerBrief other than arising from that firm's employment as auditor for PowerBrief.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of IOI at December 31, 1999 and 1998, and for each of the two years in the period ended December 31, 1999, as set forth in their report. Ernst & Young LLP has also audited the financial statements of PowerBrief at December 31, 1999, and for the period from inception (July 20, 1999) to December 31, 1999, as set forth in their report. We have included the financial statements referenced above in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     Weil, Gotshal & Manges LLP has rendered an opinion concerning the validity of the securities being offered pursuant to this document and an opinion concerning the treatment of the merger as a reorganization within the meaning of
Section 368(a) of the Code. The receipt by IOI of the opinion of Weil, Gotshal & Manges LLP as to the treatment of the merger as a reorganization within the meaning of Section 368(a) of the Code is a condition to closing the merger. Locke Liddell & Sapp LLP has rendered an opinion concerning the treatment of the merger as a reorganization within the meaning of Section 368(a) of the Code, and the receipt by PowerBrief of that opinion of Locke Liddell & Sapp LLP is a condition to closing the merger. See "Information About
PowerBrief -- Relationships and Related Party Transactions" for a description of the relationships between PowerBrief and Locke Liddell & Sapp LLP.

                                INDEMNIFICATION

     IOI's charter and bylaws and PowerBrief's charter and bylaws contain provisions authorizing IOI and PowerBrief to indemnify their officers, directors, employees and agents to the full extent permitted by law. See "Comparison of Shareholder Rights -- Indemnification of Directors and Officers."

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling IOI, IOI has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 OTHER MATTERS

     As of the date of this joint proxy statement/prospectus, the board of directors of each of IOI and PowerBrief does not know of any matters to be presented at the special meetings other than those described in this joint proxy statement/prospectus. If any other matters are properly brought before the special meetings or any adjournments thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein and will be voted in accordance with the recommendations of IOI's and PowerBrief's respective boards of directors unless "Authority Withheld" is indicated in the appropriate box on the proxies.

                             SHAREHOLDER PROPOSALS

     Any proposal of holders of IOI's common stock intended to be presented at the annual meeting of shareholders of IOI to be held in 2001 must be received by IOI, addressed to the Secretary of IOI, no later than December 13, 2000, to be included in the proxy statement related to that meeting.

     Any shareholder of IOI desiring to bring business before the 2001 annual meeting of shareholders in a form other than a shareholder proposal in accordance with the preceding paragraph must give written notice that is received by IOI, addressed to the Secretary of IOI, not later than March 14, 2001.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

POWERBRIEF, INC.
Report of Independent Auditors -- Ernst & Young LLP.........    F-2
Balance Sheets as of December 31, 1999 and September 30,
  2000 (unaudited)..........................................    F-3
Statement of Operations for the period from inception (July
  20, 1999) to December 31, 1999, for the period from
  inception (July 20, 1999) to September 30, 1999
  (unaudited), nine months ended September 30, 2000
  (unaudited) and period from inception (July 20, 1999) to
  September 30, 2000 (unaudited)............................    F-4
Statement of Stockholders' Equity for the period from
  inception (July 20, 1999) to December 31, 1999 and nine
  months ended September 30, 2000 (unaudited)...............    F-5
Statements of Cash Flows for the period from inception (July
  20, 1999) to December 31, 1999, for the period from
  inception (July 20, 1999) to September 30, 1999
  (unaudited), nine months ended September 30, 2000
  (unaudited) and period from inception (July 20, 1999) to
  September 30, 2000 (unaudited)............................    F-6
Notes to Financial Statements...............................    F-7
INTEGRATED ORTHOPAEDICS, INC.
Report of Independent Auditors -- Ernst & Young LLP.........   F-15
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................   F-16
Consolidated Statements of Operations for the years ended
  December 31, 1999 and 1998................................   F-17
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1999 and 1998....................   F-18
Consolidated Statements of Cash Flows for the years ended
  December 31, 1999 and 1998................................   F-19
Notes to Consolidated Financial Statements..................   F-20
Consolidated Balance Sheets as of September 30, 2000
  (unaudited) and December 31, 1999.........................   F-34
Consolidated Statements of Operations for the three months
  and nine months ended September 30, 2000 and 1999
  (unaudited)...............................................   F-35
Consolidated Statement of Stockholders' Equity for the nine
  months ended September 30, 2000 (unaudited)...............   F-36
Condensed Consolidated Statements of Cash Flows for the nine
  months ended September 30, 2000 and 1999 (unaudited)......   F-37
Notes to Interim Condensed Consolidated Financial
  Statements................................................   F-38

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
PowerBrief, Inc.

     We have audited the accompanying balance sheet of PowerBrief, Inc. (the "Company") (a development stage enterprise) as of December 31, 1999, and the related statements of operations, shareholders' equity, and cash flows for the period from inception (July 20, 1999) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PowerBrief, Inc. at December 31, 1999, and the results of its operations and its cash flows for the period from inception (July 20, 1999) to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, has not yet completed development of its first product and has incurred losses since inception. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. In order for the Company to emerge out of the development stage and continue as a going concern, the Company must obtain sufficient capital to complete development of a successful product and sustain a level of operations sufficient to recover the development costs incurred. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

                                          /s/  ERNST & YOUNG LLP

Houston, Texas
November 1, 2000

                                POWERBRIEF, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           2000
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 211,316      $   942,354
  Accounts receivable.......................................       6,231            2,123
  Other assets -- current...................................      26,375           31,187
  Prepaid license...........................................     125,000               --
                                                               ---------      -----------
          Total current assets..............................     368,922          975,664
Property and equipment, net.................................      60,780          671,829
Note receivable from stockholders...........................      55,000           55,000
Software and website development costs......................          --          253,000
                                                               ---------      -----------
          Total assets......................................   $ 484,702      $ 1,955,493
                                                               =========      ===========

                           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses.....................   $ 136,548      $   620,931
  Current portion of capital lease obligation...............          --           80,319
                                                               ---------      -----------
          Total current liabilities.........................     136,548          701,250
Capital lease obligation, net of current portion............          --          102,169
COMMITMENTS AND CONTINGENCIES
Shareholders' equity:
  Preferred Stock, $.01 par value:
     Authorized shares -- 10,000,000
     Issued and outstanding shares  -- 1,009,325 at
     December 31, 1999 and 2,566,223 at September 30,
      2000..................................................      10,093           25,662
  Common Stock, $.01 par value:
     Authorized shares -- 50,000,000
     Issued and outstanding shares -- 11,250,000 at December
      31, 1999 and at September 30, 2000....................     112,500          112,500
  Additional paid-in capital................................     824,557        5,427,211
  Deficit accumulated during the development stage..........    (598,996)      (4,413,299)
                                                               ---------      -----------
          Total shareholders' equity........................     348,154        1,152,074
                                                               ---------      -----------
          Total liabilities and shareholders' equity........   $ 484,702      $ 1,955,493
                                                               =========      ===========

                            See accompanying notes.

                                POWERBRIEF, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                      PERIOD FROM          PERIOD FROM                          PERIOD FROM
                                       INCEPTION            INCEPTION         NINE MONTHS        INCEPTION
                                   (JULY 20, 1999) TO   (JULY 20, 1999) TO       ENDED       (JULY 20, 1999) TO
                                      DECEMBER 31,        SEPTEMBER 30,      SEPTEMBER 30,     SEPTEMBER 30,
                                          1999                 1999              2000               2000
                                   ------------------   ------------------   -------------   ------------------
                                                           (UNAUDITED)        (UNAUDITED)       (UNAUDITED)
Revenue..........................      $      --             $     --         $        --       $        --
Operating expenses:
  Research and development
     costs.......................       (307,621)             (12,827)         (1,236,941)       (1,544,562)
  General and administrative.....       (192,606)             (75,294)         (2,598,221)       (2,790,827)
                                       ---------             --------         -----------       -----------
          Total operating
            expenses.............       (500,227)             (88,121)         (3,835,162)       (4,335,389)
                                       ---------             --------         -----------       -----------
          Loss from operations...       (500,227)             (88,121)         (3,835,162)       (4,335,389)
Other income (expenses):
  Interest expense...............             --                   --             (10,678)          (10,678)
  Interest income................                                                  38,820            38,820
  Other income (expense).........          6,231                   --              (7,283)           (1,052)
                                       ---------             --------         -----------       -----------
          Loss before income
            taxes................       (493,996)             (88,121)         (3,814,303)       (4,308,299)
Income tax provision.............             --                   --                  --                --
                                       ---------             --------         -----------       -----------
          Net loss...............      $(493,996)            $(88,121)        $(3,814,303)      $(4,308,299)
                                       ---------             --------         -----------       -----------
          Basic and diluted loss
            per share............      $   (0.04)            $  (0.01)        $     (0.34)      $     (0.38)
                                       =========             ========         ===========       ===========

                            See accompanying notes.

                                POWERBRIEF, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
           PERIOD FROM INCEPTION (JULY 20, 1999) TO DECEMBER 31, 1999
                AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                  (UNAUDITED)

                                                                                                  DEFICIT
                                                                                                ACCUMULATED
                                                                                   ADDITIONAL   DURING THE        TOTAL
                                 COMMON       COMMON     PREFERRED     PREFERRED    PAID-IN     DEVELOPMENT   STOCKHOLDERS'
                              STOCK SHARES    STOCK     STOCK SHARES     STOCK      CAPITAL        STAGE         EQUITY
                              ------------   --------   ------------   ---------   ----------   -----------   -------------
Balance at inception (July
  20, 1999).................           --    $     --           --      $    --    $       --   $        --    $        --
  Issuance of common stock
    to founders.............   11,250,000     112,500           --           --            --      (105,000)         7,500
  Issuance of Series A
    preferred stock, net of
    costs of $125,000.......           --          --      996,665        9,967       768,033            --        778,000
  Warrants issued in
    connection with private
    placement...............           --          --           --           --        25,000            --         25,000
  Preferred stock issued in
    lieu of cash for rent...           --          --       12,660          126        31,524            --         31,650
  Net loss..................           --          --           --           --            --      (493,996)      (493,996)
                               ----------    --------    ---------      -------    ----------   -----------    -----------
Balance at December 31,
  1999......................   11,250,000    $112,500    1,009,325      $10,093    $  824,557   $  (598,996)   $   348,154
  Issuance of Series A
    preferred stock, net of
    costs of $75,000
    (unaudited).............           --          --    1,556,898       15,569     4,264,654            --      4,280,223
  Warrants issued in
    connection with private
    placement (unaudited)...           --          --           --           --        75,000            --         75,000
  Warrants issued for other
    services (unaudited)....           --          --           --           --       253,000            --        253,000
  Compensation expense
    related to stock options
    (unaudited).............           --          --           --           --        10,000            --         10,000
  Net Loss (unaudited)......           --          --           --           --            --    (3,814,303)    (3,814,303)
                               ----------    --------    ---------      -------    ----------   -----------    -----------
Balance at September 30,
  2000 (unaudited)..........   11,250,000    $112,500    2,566,223      $25,662    $5,427,211   $(4,413,299)   $ 1,152,074
                               ==========    ========    =========      =======    ==========   ===========    ===========

                            See accompanying notes.

                                POWERBRIEF, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                           PERIOD FROM       PERIOD FROM                       PERIOD FROM
                                            INCEPTION         INCEPTION                         INCEPTION
                                         (JULY 20, 1999)   (JULY 20, 1999)    NINE MONTHS    (JULY 20,1999)
                                               TO                TO              ENDED             TO
                                          DECEMBER 31,      SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,
                                              1999              1999             2000             2000
                                         ---------------   ---------------   -------------   ---------------
                                                             (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
OPERATING ACTIVITIES
Net loss...............................     $(493,996)        $(88,121)       $(3,814,303)     $(4,308,299)
Adjustments to reconcile net loss to
  net cash used in operating
  activities:
  Depreciation.........................         2,068              516            127,167          129,235
  Issuance of stock to founders........         7,500               --                 --            7,500
  Stock compensation...................        31,650               --            263,000          294,650
  Loss from sale of assets.............                                             7,283            7,283
  Change in operating assets and
     liabilities:
     Accounts receivable...............        (6,231)              --              4,108           (2,123)
     Prepaid expenses and other
       assets..........................      (151,375)              --            120,188          (31,187)
     Notes receivable from
       shareholders....................       (55,000)         (25,000)                --          (55,000)
     Accounts payable and accrued
       expenses........................       136,548           56,952            484,384          620,932
                                            ---------         --------        -----------      -----------
          Net cash used in operating
            activities.................      (528,836)         (55,653)        (2,808,173)      (3,337,009)
INVESTING ACTIVITIES
Purchases of property and equipment....       (62,848)         (10,269)          (529,846)        (592,694)
Proceeds from sales of fixed assets....            --               --                 65               65
Capitalized software and website
  development costs....................            --               --           (253,000)        (253,000)
                                            ---------         --------        -----------      -----------
          Net cash used in investing
            activities.................       (62,848)         (10,269)          (782,781)        (845,629)
FINANCING ACTIVITIES
Proceeds from issuance of preferred
  stock................................       803,000          293,000          4,355,223        5,158,223
Payments made under capital lease
  obligation...........................            --               --            (33,231)         (33,231)
                                            ---------         --------        -----------      -----------
Net cash provided by financing
  activities...........................       803,000          293,000          4,321,992        5,124,992
                                            ---------         --------        -----------      -----------
Net increase in cash and cash
  equivalents..........................       211,316          227,078            731,038          942,354
Cash and cash equivalents at beginning
  of period............................            --               --            211,316               --
                                            ---------         --------        -----------      -----------
          Cash and cash equivalents at
            end of period..............     $ 211,316         $227,078        $   942,354      $   942,354
                                            =========         ========        ===========      ===========

                            See accompanying notes.

                                POWERBRIEF, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
              DECEMBER 31, 1999 AND SEPTEMBER 30, 2000 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company

     PowerBrief, Inc. (the "Company") is a development stage company that is developing software for use in the practice of law. The Company plans to provide corporate law departments, law firms, third-party service providers, legal content providers, and others with a uniform portal on the Internet to facilitate management for the millions of legal documents created by attorneys each year. PowerBrief, Inc. intends to create a "legal community" on the Internet for legal professionals. The Company was incorporated on July 20, 1999 under the laws of the State of Delaware.

     The Company has generated no revenues from sales and has incurred cash deficits from operations since inception (July 20, 1999) and does not project operating profits or positive cash flows from operations through 2000. The Company has dedicated most of its financial resources to organizational expenses, preliminary programming and research and development expenses, general and administrative expenses, marketing expenses and expenses related to the prosecution of copyright and domain name applications. Management has developed and is in the process of implementing a plan to grow the Company to profitability. This plan includes increases in revenues from Internet subscriptions and premium services. The plan does not project profitability or positive operating cash flows through 2000 and the Company will be required to seek additional capital and/or financing sources to fund operations. Without the assurance of new capital to fund operations, these conditions raise substantial doubt about the Company's ability to continue as a going concern.

     The Company's activities to date have been financed primarily through the sale of preferred stock. At the report date the Company is exploring various methods to raise additional capital to fund continued product development that would be in addition to cash obtained from the merger discussed in note 7. However, there can be no assurance that the merger will be completed and that the Company will be able to obtain additional financing on acceptable terms.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The Company's financial instruments consist primarily of cash and cash equivalents and accounts payable and accrued expenses. The Company believes all of the financial instruments' recorded values approximate current values.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash and short-term investments with original maturities of ninety days or less.

  Income Taxes

     The Company uses the liability method of accounting for income taxes whereby deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse.

                                POWERBRIEF, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Deferred tax assets are recognized and measured based on the likelihood of realization of the related tax benefit in the future.

  Research and Development Expenditures

     Research and development expenditures are expensed in the period incurred.

  Software and Website Development Costs

     The Company follows Statement of Position 98-1 ("SOP 98-1"), Accounting for Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires capitalization of certain costs incurred in connection with developing or obtaining internal use software depending upon the stage of development. All costs not meeting the criteria of SOP 98-1 are expensed as incurred as research and development costs. All development costs incurred through December 31, 1999 have been expensed as research and development expenditures based upon the nature of the costs incurred. The Company capitalized $253,000 during the nine months ended September 30, 2000.

     Emerging Issues Task Force Issue 00-2 ("EITF 00-2"), Accounting for Website Development Costs, was issued in March 2000. EITF 00-2 clarifies the application of the accounting model developed in SOP 98-1 as it pertains to website development. EITF 00-2 is effective prospectively for all costs incurred for quarters beginning after June 30, 2000, although early adoption is encouraged. The Company's current accounting policy under SOP 98-1 is consistent with EITF 00-2.

  Recent Accounting Pronouncements

     In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes new standards for recording derivatives in interim and annual financial statements. This statement requires recording all derivative instruments as assets or liabilities, measured at fair value. In June, 1999, the FASB issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of Effective Date of FASB Statement No. 133. As amended, Statement No. 133 is effective for fiscal years beginning after June 15, 2000. Management does not anticipate that the adoption of the new statement will have a significant impact on the results of operations or financial position of the Company.

  Interim Financial Statements (Unaudited)

     The accompanying unaudited financial statements contain information that was not audited and, accordingly, for which an opinion has not been expressed. Interim information and footnote disclosures included in financial statements have been prepared in accordance with generally accepted accounting principles. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company, and its results of operations and cash flows.

                                POWERBRIEF, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost. Depreciation is provided on a straight-line basis over the assets' estimated useful lives ranging from three to five years. Property and equipment are comprised of the following:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           2000
                                                              ------------   -------------
                                                                              (UNAUDITED)
Office furniture and equipment..............................    $ 8,218        $   4,678
Computer software and equipment.............................     54,630          580,669
Capitalized lease...........................................         --          215,719
                                                                -------        ---------
                                                                 62,848          801,065
Less accumulated depreciation...............................     (2,068)        (129,237)
                                                                -------        ---------
                                                                $60,780        $ 671,829
                                                                =======        =========

     The Company entered into a lease agreement for lease of furniture and telephone system equipment with Integrated Orthopaedics, Inc. ("IOI"), a company with which the Company has entered into a definitive agreement to merge (see
Note 7). The term of the agreement is from March 1, 2000 to November 1, 2002. At the end of the lease term, the ownership of the furniture and telephone system equipment will be transferred to the Company; thus, the related costs have been capitalized. Monthly obligations for lease of the furniture and telephone system equipment are $7,667. As of September 30, 2000, $215,719 has been capitalized under this lease obligation; the related liability as of September 30, 2000 was $182,488.

     The Company also entered into a lease agreement for lease of office space with IOI. The term of the agreement is from March 1, 2000 to November 1, 2002. Monthly rent obligation is $20,913.

3. SHAREHOLDERS' EQUITY

  Stock Split

     On December 16, 1999, the Company's Board of Directors authorized a 5-for-1 stock split of its Common Stock and Series A Convertible Preferred Stock. Further, on March 16, 2000, the Company's Board of Directors authorized a 3-for-1 stock split of its Common Stock and changed the Series A Convertible Preferred Stock conversion rate proportionately. All share amounts in the accompanying financial statements have been retroactively restated to give effect to the stock split.

  Common Stock

     As part of its formation, the Company sold 11,250,000 shares of Common Stock, par value $0.01, to its founders. The Company recorded compensation expense of $7,500 in connection with this issuance.

  Preferred Stock

     The Company has authorized 10,000,000 shares of $0.01 par value Preferred Stock of which 5,000,000 are designated as Series A Convertible Preferred Stock ("Preferred A"). As of December 31, 1999 and September 30, 2000, the Company had 1,009,325 and 2,566,223 shares of Preferred A, issued and outstanding, respectively.

     Each outstanding share of Preferred A is convertible into three shares of Common Stock and the holder of each share of Preferred A is entitled to three votes. The holders of Preferred A are entitled to

                                POWERBRIEF, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

receive dividends or distributions at the discretion of the Company's Board of Directors. If the Company declares dividends on shares of the Common Stock, the Company is required to pay each holder of the Preferred A, a dividend equal to the dividend which would have been payable to such holder if the shares of Preferred A had been converted into Common Stock. Any dividends declared are paid in full to holders of the Preferred A prior to any payment of dividends to holders of Common Stock. Upon consummation of a qualifying public offering, all outstanding shares of Preferred A will be converted into three shares of Common Stock of the Company.

     In July 1999 the Company commenced a private placement and during the period from June 26, 1999 to October 19, 1999, the Company sold 350,000, 266,665, 5,000, and 325,000 shares of its Preferred A at an offering prices of $0.20, $0.30, $0.60, and $2.00, respectively.

     The Company commenced its second and third private placements of its Preferred A on December 21, 1999 and May 19, 2000, respectively. The Company sold 966,300 shares at an offering price of $2.50 per share, of which none were sold by December 31, 1999, and 590,598 shares at an offering price of $3.30 per share of its Preferred A in its second and third private placements, respectively.

     In August 1999, the Company issued 50,000 shares, of its Preferred A to nonemployees for services provided in obtaining financing for the Company's private placement. The fair value of the shares was $100,000 and has been recorded as a cost of the private placement.

     In December 1999, the Company issued 12,660 shares of Preferred A, at a fair value totaling $31,650 of which $5,275 and $26,375 has been recorded as rent expense and prepaid rent, respectively, as of December 31, 1999.

  Warrants

     During the period from Inception to December 31, 1999 and the nine months ended September 30, 2000, the Company issued warrants to purchase Common Stock of 23,619 at an exercise price of $0.01 and of 527,406 at exercise prices ranging from $0.01 to $1.10, respectively. These warrants were issued for payment of services that were rendered in connection with the private placements, development of electronic databases and consulting services. These warrants are exercisable at any time from the date of grant to the earlier date of two years from the date of grant or twenty days from the date of a qualifying public offering. None of these warrants were exercised as of September 30, 2000.

     The fair value of the warrant grants was estimated based on the Black-Scholes option pricing model using the following assumptions: risk-free interest rates of 5.84%; expected life ranging from 2 to 3 years; dividend yield of zero and volatility of 60 percent. For the period from Inception (July 20, 2000) to December 31, 1999, the total fair value of the warrant grants of $25,000 was recorded as a cost of the private placement because the warrants were issued for payment of services rendered in connection with the Company's private placements.

     Of the 527,406 warrants issued during the nine months ended September 30, 2000, 235,965 were for services directly related to the private placements; the fair value of the warrants of $75,000 was recorded as a cost of the private placement. The remaining 291,441 warrants were for development of electronic databases and consulting services; the fair value of the warrants of $253,000 was expensed as incurred.

  Stock Options

     Subsequent to December 31, 1999, on January 15, 2000, the Company adopted the 2000 Equity Incentive Plan (the "Plan"). The effective date of the Plan is January 1, 2000 and 2,866,575 common shares are reserved and available for grant and issuance under the Plan. The Board of Directors

                                POWERBRIEF, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

administers the Plan. Awards granted under the Plan may be nonqualified stock options or incentive stock options. The plan also allows for restricted stock and bonus stock awards. As of December 31, 1999 and September 30, 2000, options to purchase 191,250 and 2,368,968 of Common Stock were issued and outstanding, respectively. There were no restricted stock or bonus stock awards as of December 31, 1999 and September 30, 2000.

     On July 20, 2000, the Company issued options to directors of the Company to purchase 60,000 shares of common stock. These grants were exercisable upon grant and were awarded at fair market value; thus, no compensation expense has been recorded.

     The Company has elected to follow Accounting Principals Board Opinion No. 25, Accounting for stock Issued to Employees ("APB 25") and related interpretations in accounting for its stock-based compensation arrangements. Under APB 25, compensation has been for the difference between the exercise price of the Company's employee stock options and the fair value of the underlying stock on the date of grant.

     Certain of the options granted during the nine months ended September 30, 2000 have the following features: exercisability upon a qualifying public offering, exercisability upon release of new versions of product, exercisability based on revenue targets and exercisability at the Board of Directors' discretion based on performance. Because of these features, those specific stock options are accounted for in accordance with variable plan accounting and compensation expense related to these variable awards will be recognized either on the date the triggering event occurs or at each reporting period based on estimates. Deferred compensation will be recognized for the differences between the fair value of the underlying common stock at each reporting date and the exercise price for amounts not previously recognized as compensation expense. Effective November 7, 2000, the Company amended all agreements with these features to add a fixed vesting date of six years after the date of grant. The amendment date is a new measurement date for the options and prospectively the options will be accounted for in accordance with fixed plan accounting. The total compensation charge to be recognized for these options is the difference between the fair value of the common stock and the exercise price at the amendment date of approximately $693,000. Compensation expense would be recognized over the vesting period or upon the occurrence of the triggering events.

     In February 2000, the Company granted 514,287 options to purchase shares of common stock at an exercise price of $0.083 per share. These grants were outside of the Plan and had certain of the exercisability features discussed above. None of these options were exercised as of September 30, 2000 and the resulting deferred compensation charge is included below.

     The Company has a total deferred compensation charge for these grants of $25,500 and $693,000 at December 31, 1999 and September 30, 2000, respectively. The deferred compensation charge will be expensed over the vesting period or upon the occurrence of the triggering events. The Company recognized $-0- and $10,000 as compensation expense for the period from Inception (July 20, 1999) to December 31, 1999 and the nine months ended September 30, 2000, respectively.

                                POWERBRIEF, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Following is a summary of stock option activity for the period from Inception (July 20, 1999) to September 30, 1999.

                                                                            WEIGHTED AVERAGE
                                                         WEIGHTED AVERAGE      FAIR VALUE
                                              OPTIONS     EXERCISE PRICE       PER SHARE
                                             ---------   ----------------   ----------------
Inception, July 20, 1999...................         --        $   --             $  --
Granted....................................    191,250          0.57              0.23
                                             =========        ======             =====
December 31, 1999..........................    191,250          0.57              0.23
Granted....................................    514,287         0.083              1.04
Granted....................................  2,117,718          0.81              0.25
Granted....................................     60,000          1.10              0.23
                                             ---------        ------             -----
September 30, 2000 (unaudited).............  2,883,255        $ 0.67             $0.39
                                             =========        ======             =====

     The weighted average remaining contractual life of the options outstanding at December 31, 1999 and September 30, 2000 is 9.8 years and 9.2 years, respectively. Options are exercisable within the times determined by the stock option agreement generally vesting over a 2 to 3 year period; however, no option is exercisable after the expiration of 10 years from the date the option is granted. As of December 31, 1999 and September 30, 2000, none and 347,152 of the stock option grants were exercisable, respectively.

     SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123") requires the Company to disclose the pro forma effect of the method of accounting prescribed in SFAS 123, which would generally require the Company to record compensation expense equal to the valuation of a stock option on the grant date.

     The value of the Company's stock options granted to employees was estimated using the minimum value method, which does not consider stock price volatility. The fair value of the Company's stock-based awards granted to employees was estimated assuming no expected dividends, a weighted-average expected life of between 2 to 3 years and a weighted-average risk-free interest rate of 5.84%.

     For pro forma purposes, the estimated minimum value of the Company's stock-based awards to employees is amortized over the vesting period of the underlying instruments. Had the Company determined stock based compensation in accordance with SFAS 123 the Company's net loss would have been adjusted to the pro forma amounts indicated below:

                             PERIOD FROM
                              INCEPTION          INCEPTION         NINE MONTHS        INCEPTION
                           (JULY 20, 1999)   (JULY 20, 1999) TO       ENDED       (JULY 20, 1999) TO
                           TO DECEMBER 31,     SEPTEMBER 30,      SEPTEMBER 30,     SEPTEMBER 30,
                                1999                1999              2000               2000
                           ---------------   ------------------   -------------   ------------------
Net loss, as reported....     $(493,996)          $(88,121)        $(3,814,303)      $(4,308,299)
Basic and diluted loss
  per share, as
  reported...............     $   (0.04)          $  (0.01)        $     (0.34)      $     (0.38)
Pro forma net loss.......     $(494,954)          $(88,121)        $(3,978,031)      $(4,472,958)
Pro forma basic and
  diluted loss per
  share..................     $   (0.04)          $  (0.01)        $     (0.35)      $     (0.40)

4. RELATED PARTY

     During 1999, the founders of the Company borrowed $55,000 from the Company. The notes do not carry a specified interest rate, however, any interest imputed on the notes during 1999 would not be material to the financial statements.

                                POWERBRIEF, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. INCOME TAXES

     No provisions for federal and state income taxes have been recorded for the period from inception (July 20, 1999) to December 31, 1999 and the nine months ended September 30, 2000 as the Company incurred a net operating loss. Due to uncertainty regarding the realization of the resulting deferred tax assets, full valuation allowances have been established.

     Significant components of the Company's deferred tax assets are as follows:

                                                             DECEMBER 31,   SEPTEMBER 30,
                                                                 1999           2000
                                                             ------------   -------------
                                                                             (UNAUDITED)
Deferred tax assets:
  Net operating loss carryforward..........................   $ 113,440      $   616,123
  Expenses not yet deductible for tax......................      65,280          948,880
  Stock based compensation.................................      10,761          100,181
                                                              ---------      -----------
Total deferred tax assets..................................     189,481        1,665,184
                                                              ---------      -----------
Net deferred tax assets....................................     189,481        1,665,184
Valuation allowance........................................    (189,481)      (1,665,184)
                                                              ---------      -----------
Net deferred taxes.........................................   $      --      $        --
                                                              =========      ===========

     The valuation allowance for the full amount of deferred tax assets has been reserved due to the uncertainty concerning the Company's ability to utilize the benefit of the net operating loss.

     At December 31, 1999 and September 30, 2000, the Company has a net operating loss carryforward of approximately $334,000 and $1,812,000, respectively expiring in 2014 and 2015, respectively.

     Due to the "change of ownership" provision of the Tax Reform Act of 1986, utilization of the Company's net operating loss carryforwards may be subject to an annual limitation against taxable income in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future income tax liabilities.

6. LOSS PER SHARE

     Basic Loss Per Share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted Loss Per Share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of the incremental common shares issuable upon the conversion of convertible preferred stock (using the "if converted" method) and upon exercise of stock options and warrants.

                                POWERBRIEF, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     A reconciliation of the numerator and denominator of basic and diluted Loss Per Share is provided as follows:

                               INCEPTION            INCEPTION         NINE MONTHS        INCEPTION
                           (JULY 20, 1999) TO   (JULY 20, 1999) TO       ENDED       (JULY 20, 1999) TO
                              DECEMBER 31,        SEPTEMBER 30,      SEPTEMBER 30,     SEPTEMBER 30,
                                  1999                 1999              2000               2000
                           ------------------   ------------------   -------------   ------------------
                                                   (UNAUDITED)        (UNAUDITED)       (UNAUDITED)
Numerator -- net loss....     $  (493,996)         $   (88,121)       $(3,814,303)      $(4,308,299)
Denominator -- basic and
 diluted-weighted-average
  number of common shares
  outstanding............      11,250,000           11,250,000         11,250,000        11,250,000
Basic and diluted loss
  per share..............     $     (0.04)         $     (0.01)       $     (0.34)      $     (0.38)

     The convertible preferred stock, stock options and warrants have been excluded from the computation of diluted net loss per share because of their antidilutive effect.

7. LINE OF CREDIT


     The Company and IOI, a company with which the Company has entered into a definitive agreement to merge, entered into a promissory note on September 15, 2000 which allows the Company to borrow up to $3.0 million from IOI. Subsequent to September 30, 2000, as of December 22, 2000, the Company had borrowed $1,450,000 under the promissory note.


8. MERGER

     On September 15, 2000, the Company entered into a definitive agreement to merge with Integrated Orthopaedics, Inc. ("IOI"), a publicly traded shell company. Since IOI is a non-operating shell company, the merger will be treated as a recapitalization of the Company for accounting purposes. As a result, the Company will record the transaction as the issuance of common stock for the net monetary asset of IOI (principally cash and investments), accompanied by a recapitalization of equity. In the merger, IOI will issue approximately 57.2 million shares of its common stock (before a five to one reverse stock split by IOI) in exchange for all of the outstanding common and preferred stock of the Company. Holders of the common stock warrants and stock options will receive like securities of IOI, adjusted to reflect the increased number of shares of common stock such holders will be entitled to purchase. The officers and the directors of the Company will retain their position with the surviving company. The stockholders of the Company will own more than 60% of the outstanding stock of IOI and accordingly the transaction will be accounting for by the Company as a recapitalization. IOI will change its name to PowerBrief upon closing of the merger.

     In connection with the merger, IOI (New PowerBrief) will grant between approximately 7.7 million and 8.2 million new warrants (before a five to one reverse stock split by IOI) to existing common stock, preferred stock, and warrant holders of the Company with exercise prices equal to or greater than the deemed fair value per share of the merger.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Integrated Orthopaedics, Inc.

     We have audited the accompanying consolidated balance sheets of Integrated Orthopaedics, Inc., as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Integrated Orthopaedics, Inc., at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                            /s/ ERNST & YOUNG LLP

Houston, Texas
April 12, 2000,
except for notes 1, 2, and 8, as to which the date is September 18, 2000

                         INTEGRATED ORTHOPAEDICS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  DECEMBER 31
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,889   $  6,018
  Prepaid expenses..........................................       212        245
  Other current assets......................................        11        448
  Net assets of discontinued operations:
    Practice Management Services............................    17,367     23,342
    Ambulatory Surgery Centers..............................       418         --
    Work Hardening Services.................................       138         87
                                                              --------   --------
         Total current assets...............................    20,035     30,140
Property and equipment:
  Equipment (including capital leases)......................     1,037      1,001
  Leasehold improvements....................................        69         69
  Furniture and fixtures (including capital leases).........       454        417
                                                              --------   --------
                                                                 1,560      1,487
  Less -- accumulated depreciation and amortization.........      (860)      (622)
                                                              --------   --------
                                                                   700        865
Deferred income taxes.......................................     1,509        748
Other assets................................................       101        622
                                                              --------   --------
         Total assets.......................................  $ 22,345   $ 32,375
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $     87   $    176
  Accrued liabilities.......................................       986      1,320
  Current obligations under capital leases..................        89         95
  Current portion of notes payable..........................        --        194
                                                              --------   --------
         Total current liabilities..........................     1,162      1,785
Obligations under capital leases............................       183        228
Dividend payable............................................       735        531
Deferred income taxes.......................................     1,509        748
                                                              --------   --------
         Total liabilities..................................     3,589      3,292
COMMITMENT AND CONTINGENCIES
Stockholders' equity:
  Preferred stock, $.01 par value, 10,000,000 shares
    authorized:
    Series A, cumulative convertible, 25,226 shares issued
      and outstanding.......................................        --         --
    Series B, cumulative convertible, non-redeemable,
      300,236 shares issued and outstanding in 1999 and
      274,544 in 1998.......................................         3          3
  Common stock, $.001 par value, 50,000,000 shares
    authorized, 6,557,454 issued in 1999 and 1998...........         7          7
  Additional paid-in capital................................    49,316     46,744
  Common stock to be issued.................................        --         78
  Accumulated deficit.......................................   (30,320)   (17,499)
  Treasury shares, 60,914 in 1999 and 1998..................      (250)      (250)
                                                              --------   --------
         Total stockholders' equity.........................    18,756     29,083
                                                              --------   --------
         Total liabilities and stockholders' equity.........  $ 22,345   $ 32,375
                                                              ========   ========

                            See accompanying notes.

                         INTEGRATED ORTHOPAEDICS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              YEAR ENDED DECEMBER 31
                                                              -----------------------
                                                                 1999         1998
                                                              ----------    ---------
Revenues....................................................   $     --      $    --
Costs and expenses:
  General and administrative................................      3,658        5,016
  Special charges...........................................        768          446
  Depreciation and amortization.............................        238          242
                                                               --------      -------
                                                                  4,664        5,704
                                                               --------      -------
Loss from operations........................................     (4,664)      (5,704)
Interest income.............................................        202          493
Interest expense............................................       (284)        (358)
                                                               --------      -------
Loss from continuing operations before provision for income
  taxes.....................................................     (4,746)      (5,569)
Income tax (provision) benefit..............................       (133)       1,772
                                                               --------      -------
Loss from continuing operations.............................     (4,879)      (3,797)
Loss from discontinued operations, net of taxes (Note 2)....     (5,016)      (1,130)
                                                               --------      -------
Net loss before extraordinary items.........................     (9,895)      (4,927)
Extraordinary loss on termination of credit agreement,
  net.......................................................       (152)          --
                                                               --------      -------
Net loss....................................................   $(10,047)     $(4,927)
                                                               ========      =======
Net loss from continuing operations applicable to common
  shares....................................................   $ (7,653)     $(6,336)
                                                               ========      =======
Loss per share basic and diluted:
  Net loss from continuing operations.......................   $  (1.18)     $ (0.98)
  Net loss from discontinued operations.....................      (0.77)       (0.18)
  Extraordinary loss........................................      (0.02)          --
                                                               --------      -------
          Net loss..........................................   $  (1.97)     $ (1.16)
                                                               ========      =======
          Weighted average shares outstanding...............      6,496        6,459
                                                               ========      =======

                            See accompanying notes.

                         INTEGRATED ORTHOPAEDICS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                COMMON     RETAINED
                               SHARES               AMOUNT         ADDITIONAL    STOCK     EARNINGS/
                         ------------------   ------------------    PAID-IN      TO BE    ACCUMULATED   TREASURY
                         PREFERRED   COMMON   PREFERRED   COMMON    CAPITAL     ISSUED      DEFICIT      STOCK      TOTAL
                         ---------   ------   ---------   ------   ----------   -------   -----------   --------   --------
Balance at December 31,
  1997.................     276      5,886       $3         $6      $41,803     $1,643     $(10,033)     $  --     $ 33,422
Treasury stock
  repurchased at
  cost.................      --         --       --         --           --         --           --       (250)        (250)
Medical practice
  transactions:
  Stock issued.........      --        157       --         --          747         --           --         --          747
  Value of 30,001
    shares to be
    issued.............      --         --       --         --           --         78           --         --           78
Delivery of common
  stock to be issued...      --        424       --          1        1,642     (1,643)          --         --           --
Issuance cost of
  Preferred Stock
  Series B.............      --         --       --         --          (85)        --           --         --          (85)
Dividends on Preferred
  Stock:
  Series A.............      24         --       --         --           --         --         (202)        --         (202)
  Series B.............      --         --       --         --        2,337         --       (2,337)        --           --
Options exercised......      --         90       --         --          300         --           --         --          300
Net loss...............      --         --       --         --           --         --       (4,927)        --       (4,927)
                            ---      -----       --         --      -------     -------    --------      -----     --------
Balance at December 31,
  1998.................     300      6,557        3          7       46,744         78      (17,499)      (250)      29,083
Dividends on Preferred
  Stock:
  Series A.............      26         --       --         --           --         --         (202)        --         (202)
  Series B.............      --         --       --         --        2,572         --       (2,572)        --           --
Termination of common
  stock to be issued...      --         --       --         --           --        (78)          --         --          (78)
Net loss...............      --         --       --         --           --         --      (10,047)        --      (10,047)
                            ---      -----       --         --      -------     -------    --------      -----     --------
Balance at December 31,
  1999.................     326      6,557       $3         $7      $49,316     $   --     $(30,320)     $(250)    $ 18,756
                            ===      =====       ==         ==      =======     =======    ========      =====     ========

                            See accompanying notes.

                         INTEGRATED ORTHOPAEDICS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              YEAR ENDED DECEMBER 31
                                                              ----------------------
                                                                1999          1998
                                                              --------      --------
OPERATING ACTIVITIES
Net loss....................................................  $(10,047)     $ (4,927)
Noncash adjustments:
  Impairment charges........................................     4,678         2,500
  Extraordinary loss on termination of credit agreement,
    net.....................................................       152            --
  Depreciation and amortization.............................     1,754         1,531
  Deferred income taxes.....................................       343        (2,300)
  Other.....................................................       139           164
  Changes in assets and liabilities, excluding acquisitions
    and dispositions:
    Accounts receivable, net................................        54           421
    Other assets............................................       363           (70)
    Accounts payable and accrued liabilities................      (401)         (490)
    Due from/to affiliated medical groups...................       (78)         (306)
    Income taxes receivable.................................        (2)          712
                                                              --------      --------
         Net cash used in operating activities..............    (3,045)       (2,765)
INVESTING ACTIVITIES
Acquisition of property and equipment.......................      (858)         (573)
Proceeds from sale of marketable securities.................        --           111
Proceeds from sale of equipment.............................        --           199
Net payments in medical practice transitions................        --        (4,688)
                                                              --------      --------
Net cash used in investing activities.......................      (858)       (4,951)
FINANCING ACTIVITIES
Payments on other notes.....................................      (411)       (1,747)
Payments on capital lease obligations.......................      (229)         (126)
Refund (payment) of deferred financing costs................       414        (1,000)
Payment to repurchase common shares.........................        --          (250)
Direct costs of preferred stock issuance....................        --           (85)
Proceeds from exercise of stock options.....................        --           300
                                                              --------      --------
Net cash used in financing activities.......................      (226)       (2,908)
                                                              --------      --------
Decrease in cash and cash equivalents.......................    (4,129)      (10,624)
Cash and cash equivalents:
  Beginning of year.........................................     6,018        16,642
                                                              --------      --------
  End of year...............................................  $  1,889      $  6,018
                                                              ========      ========
SUPPLEMENTAL DISCLOSURES:
Interest paid...............................................  $    471      $    136
Income taxes paid (refunded)................................  $    155      $   (509)
NONCASH TRANSACTIONS:
Details of medical practice transactions:
  Common stock and additional paid-in capital issued........  $     --      $    747
  Common stock and additional paid-in capital to be issued
    (terminated)............................................  $    (78)     $     78
  Deferred tax liability for book and tax basis
    differences.............................................  $     --      $  2,204
  Liabilities assumed.......................................  $     --      $     20
Others:
  Series B Preferred Stock -- accumulated deficit related to
    stock dividends.........................................  $  2,572      $  2,337
  Series A Preferred Stock -- increase in dividends
    payable.................................................  $    202      $    202
  Furniture and equipment acquired under capital leases.....  $    760      $    246

                            See accompanying notes.

                         INTEGRATED ORTHOPAEDICS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Integrated Orthopaedics, Inc. ("IOI" or the "Company"), a Texas corporation, was organized to provide management, consulting, and ancillary development services to orthopedic medical practices and other organizations.

     On May 24, 2000, the Company decided to discontinue operations in its operating segments due to continuing operating losses, difficult financing markets, and limited investor support for physician service companies. The Company has restated the accompanying consolidated financial statements to reflect its practice management services, ambulatory surgery center, and work hardening services practices as discontinued operations (See Note 2).

     On September 15, 2000, the Company signed a merger agreement with PowerBrief, Inc. ("PowerBrief") a private company developing integrated online solutions for legal professionals. Following the merger, existing shareholders of the Company will own approximately 34% of the post merger outstanding common stock of the surviving company and existing shareholders, warrants holders, and option holders of the Company will own approximately 40% of the outstanding common stock of the surviving company on a fully diluted basis. These percentages are subject to further adjustment as set forth in greater detail in the merger agreement, based on the amount of cash and liabilities the Company has following the merger, which will depend, in part on the amount for which the Company can sell its interest in the ambulatory surgery center in Louisiana.

     Although there can be no assurances that the merger will close, the merger is expected to be completed during the first quarter of 2001. The completion of the merger depends on meeting a number of conditions, including without limitation, the shares of the Company's common stock issuable in the merger be listed on the American Stock Exchange. In the event that these conditions are not met, the merger may not be completed. If the merger is not completed, the Company will evaluate other possible opportunities to acquire operations through an acquisition or merger. There can be no assurances that the Company will be successful in identifying suitable merger candidates, raising equity capital, or obtaining financing to implement new business strategies. Management believes that available cash, including cash resulting from its divestitures, will be sufficient to fund remaining loss during fiscal 2000.

     The following is a summary of the Company's significant accounting policies:

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated. Certain reclassifications to the prior year's financial statements have been made to conform to the 1999 presentation.

USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Actual future results could differ from those expected at the reporting date.

CASH EQUIVALENTS

     The Company considers its investments in highly liquid debt securities with original maturities of three months or less to be cash equivalents.

                         INTEGRATED ORTHOPAEDICS, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation of property and equipment is recorded using the straight-line method over the estimated useful lives of three to ten years for equipment, furniture and fixtures. Leasehold improvements are amortized over the shorter of the useful life of the improvement or the terms of the respective leases, and the amortization is included in depreciation and amortization expense.

MANAGEMENT SERVICE AGREEMENTS

     Management service agreements ("MSAs") consist of intangible assets attributable to the affiliated medical practices. As a result of certain developments in the physician practice management ("PPM") industry, the Company elected to change the amortization period of all its MSAs from 40 years to 25 years on a prospective basis beginning July 1, 1998. This 25 year amortization period initiates at the execution date of the MSA. This change in accounting estimate increased loss per share by $0.04 for the year ended December 31, 1998.

     Under the agreements, the affiliated medical practices have agreed to provide medical services on an exclusive basis only through the facilities managed by the Company. The MSAs can be unilaterally terminated without penalty by the affiliated medical practices only for cause. At any time, any affiliated medical practice can terminate an MSA by tendering to IOI the MSA and the assets of the practice. If the affiliated medical practice breaches the MSA, the practice is responsible to pay liquidated damages to IOI in the same amount as that which would be due if the practice terminated the MSA without cause. As discussed further in Note 2, subsequent to December 31, 1999, the Company executed agreements with all of its remaining affiliated medical practices to terminate the respective MSAs.

     The Company regularly evaluates the carrying value of the MSAs versus the discounted cash benefit expected to be realized from the performance of the underlying physician practices and adjusts for any impairment in value if there are indicators that the value of the MSA may be impaired. Additionally, the Company recognizes an impairment charge, if necessary, at the time a decision is made to terminate a MSA (see Note 2) if the termination agreement results in the Company receiving less than the recorded asset value.

DEFERRED FINANCING COSTS

     Deferred financing costs are amortized on a straight-line basis (which approximates the interest method) over the term of the related debt, and are included in interest expense.

REVENUE RECOGNITION AND RECEIVABLES

     Medical service revenue for services to patients by the affiliated medical practices affiliated with the Company is recorded when services are rendered based on established or negotiated charges reduced by contractual adjustments and allowances for doubtful accounts. Differences between estimated contractual adjustments and final settlements are reported in the period when the final settlements are determined. Medical service revenue of the affiliated medical practices is reduced by the contractual amounts retained by the affiliated medical practices to arrive at the Company's revenue. The affiliated medical practices maintain exclusive control of all aspects of the practice of medicine and the delivery of medical services. With respect to the medical practice affiliations, substantially all of the amounts retained by affiliated medical practices were contractually guaranteed as a minimum percentage of practice gross profit.

     The Company's revenues represent the contractual fees earned under the MSAs with orthopaedic groups. Under the agreements, the Company is contractually responsible and at risk for the operating costs of the affiliated medical practices with the exception of the amounts retained by physicians. The

                         INTEGRATED ORTHOPAEDICS, INC.

Company's revenues include the reimbursement of all medical practice operating costs and the fixed and variable contractual management fees as defined and stipulated in the agreements. Revenues related to MSAs are accrued when collection is probable.

     Under its MSAs, receivables generated by affiliated medical practices from patient services are purchased by the Company at their net collectible value on a full recourse basis. The Company, therefore, does not have an allowance for doubtful accounts. As a result, the Company's accounts receivable are a function of medical service revenue of the affiliated medical practices rather than the Company's revenue. Such receivables are recorded by the affiliated medical practices net of contractual adjustments and allowance for doubtful accounts and are not collateralized.

INCOME TAXES

     The Company records its income taxes under the liability method. Under this method, deferred income tax assets and liabilities are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The Company provides an allowance for tax assets not considered to be realizable based upon expected future levels of taxable income and the turnaround effect of deferred tax assets.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     Due generally to their short-term nature and current interest rates and terms, where applicable, the carrying value of the Company's financial instruments is believed to approximate their fair values unless otherwise indicated.

EARNINGS PER SHARE

     Basic earnings per share ("EPS") is computed by dividing loss applicable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock on the first day of the fiscal year. However, if the inclusion of such exercise or conversion reduces the loss per share, then such conversion or exercise would be excluded from the calculation.

STOCK-BASED COMPENSATION

     The Company measures stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. See Note 11 for the pro forma disclosures of the effect on net loss and loss per common share as if the fair value-based method had been applied in measuring compensation expense.

2. DISCONTINUED OPERATIONS

     On May 24, 2000 the Board of Directors of the Company adopted a plan to discontinue the operations and divest of its Practice Management Services, Ambulatory Surgery Center, and Work Hardening Services operating segments. These segments represented 100% of the Company's existing operating revenues. In accordance with Accounting Principle Board Opinion No. 30, the following financial

                         INTEGRATED ORTHOPAEDICS, INC.

data reflects the net assets at December 31, 1999 and 1998 and the summary of operating results for the years then ended for these discontinued operations (in thousands).

                                                                 DECEMBER 31
                                                              -----------------
                                                               1999      1998
                                                              -------   -------
NET ASSETS OF DISCONTINUED OPERATIONS
Assets:
  Accounts receivable.......................................  $ 2,101   $ 3,140
  Prepaid expenses and other................................      528       873
  Property and equipment, net of accumulated depreciation...    1,637       973
  Management Services Agreements, net of amortization.......   20,581    28,272
  Assets to be disposed of..................................    2,424        --
  Other assets..............................................       34        84
  Deferred income taxes.....................................      416     1,693
                                                              -------   -------
          Total assets......................................   27,721    35,035
Liabilities:
  Accounts payable and accrued liabilities..................      774       704
  Obligations under capital leases..........................      485       150
  Notes payable.............................................      868     1,085
  Deferred income taxes.....................................    7,671     9,667
                                                              -------   -------
          Total liabilities.................................    9,798    11,606
                                                              -------   -------
Net assets of discontinued operations.......................  $17,923   $23,429
                                                              =======   =======

     The following is a summary of the loss from discontinued operations (in thousands except per share data).

                                                              YEAR ENDED DECEMBER 31
                                                              -----------------------
                                                                1999          1998
                                                              ---------     ---------
Revenues:...................................................   $11,745       $12,218
Costs and expenses:
  Practice compensation and benefits........................     4,296         4,374
  Other direct costs........................................     4,291         4,047
  General and administrative................................     1,328         1,577
  Depreciation and amortization.............................     1,516         1,289
  Interest expense..........................................       148            89
  Impairment charge.........................................     4,678         2,500
                                                               -------       -------
                                                                16,257        13,876
                                                               -------       -------
Loss from discontinued operations before income taxes.......    (4,512)       (1,658)
Income tax (provision) benefit..............................      (504)          528
                                                               -------       -------
Loss from operations, net of taxes..........................    (5,016)       (1,130)
                                                               -------       -------
Loss from discontinued operations per common share, basic
  and diluted...............................................   $ (0.77)      $ (0.18)
                                                               =======       =======

                         INTEGRATED ORTHOPAEDICS, INC.

The following is a summary of the significant activity related to discontinued segments:

DIVESTITURES -- ASSETS TO BE DISPOSED OF

     In December 1999, the Company entered into discussions with its practice in Colorado regarding terminating its MSA. In January 2000, a definitive agreement was executed to terminate the MSA. In conjunction with this transaction the Company sold the related net accounts receivable and net property and equipment to the practice and an affiliated entity of the practice. Total consideration to be received related to the transaction is $1,940,000 of which $700,000 was received in cash, a note receivable of $974,000 which was subsequently paid off in July 2000, and the assumption by the practice of certain liabilities. The MSA, net accounts receivable and net property and equipment have been reduced to their net realizable value at December 31, 1999 based upon the terms of the agreement. The resulting write-down of $2,599,000 is reflected as an impairment charge at December 31, 1999. The practice's income before taxes for 1999 and 1998 was $354,000 and $117,000, respectively.

     In January 1999, the Company and a subsidiary of the Company filed a lawsuit against the medical practice located in Connecticut seeking to enforce certain repurchase obligations under the related MSA. The MSA was terminated by the Company in January 1999 due to the failure of the practice to satisfy certain of its obligations thereunder. Upon such termination for cause, the Company and its subsidiary were entitled under the MSA to require the practice to comply with certain repurchase obligations regarding certain assets, including without limitation, accounts receivable, equipment, contract, and intangibles. In March 2000 a settlement of $750,000 was reached between the Company and the practice. The MSA and net property and equipment have been reduced to their net realizable value at December 31, 1999 based on the terms of the agreement. A loss of $2,079,000 and $2,500,000 on the disposal is included in impairment charges for the years ended December 31, 1999 and 1998, respectively. During 1999, there was no operations related to the practice. The practice's income before taxes for 1998 was $308,000.

DIVESTITURES -- SUBSEQUENT ACTIVITY

     In September 2000, a definitive agreement was executed to terminate the Company's MSA with its Louisiana practice effective August 31, 2000. In connection with the transaction, the Company sold the related net accounts receivable and net property and equipment to a newly formed entity owned by the partner physicians of the practice. In addition, the new entity assumed certain liabilities and forgave certain debts of the Company. Total consideration received related to the transaction was $1,266,000, which includes cash, forgiveness of debt and the assumption of debt. A write-down of $2,732,000 was recognized during fiscal 2000.

     In August 2000, a definitive agreement was executed to sell the fixed assets of the Company's work hardening practices effective August 31, 2000. Total consideration received related to the transaction was $120,000 in cash and notes receivable. A write-down of $35,000 was recognized in fiscal 2000.

     In April 2000, a definitive agreement was executed to terminate the Company's MSA with its Pennsylvania practice effective March 31, 2000. In conjunction with the transaction, the Company sold the related net accounts receivable and net property and equipment to the practice. Total consideration received related to the transaction was $4,210,000, which is comprised of cash and the assumption by the Pennsylvania practice of certain liabilities. A write-down of $7.6 million was recognized in fiscal 2000.

DIVESTITURES -- PENDING TRANSACTIONS

     The Company is in the process of selling its remaining operating asset, which is an interest in an ambulatory surgery center in Louisiana.

                         INTEGRATED ORTHOPAEDICS, INC.

3. LOSS PER SHARE

     The components of basic EPS are as follows (in thousands, except per share data) for the years ended December 31:

                                                    1999      EPS      1998      EPS
                                                   -------   ------   -------   ------
Net loss from continuing operations..............  $(4,879)  $(0.75)  $(3,797)  $(0.59)
Series A Preferred Stock dividends...............     (202)   (0.03)     (202)   (0.03)
Series B Preferred Stock dividends...............   (2,572)   (0.40)   (2,337)   (0.36)
                                                   -------   ------   -------   ------
Net loss available to common stockholders........  $(7,653)  $(1.18)  $(6,336)  $(0.98)
                                                   -------   ------   -------   ------
Weighted average common shares outstanding.......    6,496              6,459
                                                   =======            =======

     For the years ended December 31, 1999 and 1998, the diluted weighted average shares excluded the following as the issuance or conversion of these instruments results in anti-dilution (shares in thousands). The number of shares listed assumes the conversion occurred on January 1, 1999 and 1998, respectively:

                                                   1999                        1998
                                         -------------------------   -------------------------
                                                  WEIGHTED AVERAGE            WEIGHTED AVERAGE
                                         SHARES    EXERCISE PRICE    SHARES    EXERCISE PRICE
                                         ------   ----------------   ------   ----------------
Employee stock options to purchase
  common stock.........................    942         $1.90         1,459         $3.71
Warrants to purchase common stock......     --         $  --           200         $2.13
Non-employee stock options to purchase
  common stock.........................     35         $5.00            58         $4.15
Series A Preferred Stock convertible
  into common stock....................  1,075         $  --           872         $  --
Series B Preferred Stock convertible
  into common stock....................  9,667         $  --         4,576         $  --

The Series A Preferred Stock and Series B Preferred Stock have been subsequently converted (see Note 8).

4. SPECIAL CHARGES

     During 1999 and 1998, the Company recorded special charges of $768,000 and $446,000 respectively, relating primarily to corporate restructuring charges.

                         INTEGRATED ORTHOPAEDICS, INC.

5. INCOME TAXES

     The Company's income tax provision (benefit) consists of the following (in thousands):

                                                                YEAR ENDED
                                                               DECEMBER 31
                                                              --------------
                                                              1999    1998
                                                              ----   -------
Continuing operations
Current:
  Federal...................................................  $ --   $  (918)
  State.....................................................   133      (179)
Deferred:
  Federal...................................................    --      (564)
  State.....................................................    --      (111)
                                                              ----   -------
Total income tax provision (benefit) from continuing
  operations................................................   133    (1,772)
Income tax provision (benefit) from discontinued
  operations................................................   504      (528)
Income tax benefit from extraordinary loss..................   (91)       --
                                                              ----   -------
          Total income tax provision (benefit)..............  $546   $(2,300)
                                                              ====   =======

     The difference between the effective income tax rate and the amount which would be determined by applying the statutory U.S. income tax rate to loss before income tax (provision) benefit is as follows (in thousands):

                                                                 YEAR ENDED
                                                                DECEMBER 31
                                                              ----------------
                                                               1999      1998
                                                              -------   ------
Income tax benefits at U.S. statutory rates.................  $ 1,614   $1,893
State income taxes, net of federal benefit..................      176      207
Change in valuation allowance...............................   (1,790)      --
Nondeductible expenses and other............................     (133)    (328)
                                                              -------   ------
                                                              $  (133)  $1,772
                                                              =======   ======

                         INTEGRATED ORTHOPAEDICS, INC.

Deferred income taxes including amounts related to discontinued operations at December 31 are comprised of (in thousands):

                                                               1999       1998
                                                              -------   --------
Deferred tax assets:
  Accrued expenses..........................................  $    21   $    281
  Allowance for doubtful accounts...........................      395        296
  Special charges not currently deductible for tax..........       --        923
  Net operating loss carryforward...........................    5,883      1,257
  Other.....................................................       --        193
                                                              -------   --------
                                                                6,299      2,950
  Valuation allowance.......................................   (4,374)      (509)
                                                              -------   --------
                                                                1,925      2,441
Deferred tax liabilities:
  Other.....................................................     (975)      (215)
  Intangible assets, net of amortization (MSAs).............   (8,003)   (10,127)
  Depreciation..............................................     (202)       (73)
                                                              -------   --------
                                                               (9,180)   (10,415)
                                                              -------   --------
          Net deferred tax liability........................  $(7,255)  $ (7,974)
                                                              =======   ========

     At December 31, 1999, the Company has a net operating loss carryforward of approximately $15,595,000 available for federal income tax purposes. Of the net operating loss carryforward, $3,381,000 will expire in 2012 and $3,433,000 will expire in 2018. The current year's portion, or $8,782,000, expires in 2019. The Company increased its valuation allowance from $509,000 at December 31, 1998 to $4,374,000 at December 31, 1999. The increase in the valuation allowance resulted from subsequent events which led to management's determination that a portion of the deferred tax asset related to the Company's net operating loss may not be realized.

6. INDEBTEDNESS (INCLUDING OBLIGATIONS OF DISCONTINUED OPERATIONS)

     Indebtedness at December 31, 1999 and 1998 consists of the following (in thousands):

                                                               1999     1998
                                                              ------   ------
Nonnegotiable subordinated convertible note payable.........  $  868   $1,085
Capital lease obligations (see Note 7)......................     757      473
Other.......................................................      --      194
                                                              ------   ------
                                                               1,625    1,752
          Less: current maturities..........................    (432)    (533)
                                                              ------   ------
                                                              $1,193   $1,219
                                                              ======   ======

REVOLVING CREDIT FACILITY

     In 1998, the Company entered into a credit agreement (the "Credit Agreement"), which provided for a $65.0 million three-year Revolving Credit Facility (the "Credit Facility"). Due to changes in its business strategy and general market conditions, the Credit Agreement and Credit Facility were terminated on June 4, 1999 and the Company was refunded $414,000 of related financing costs by the bank. The termination resulted in an extraordinary loss related to the write-off of deferred financing costs which were not refunded of $152,000 (net of income taxes $91,000). The Company incurred approximately

                         INTEGRATED ORTHOPAEDICS, INC.

$1.0 million in financing costs in connection with the Credit Agreement and recorded amortization expense related to the financing costs of $139,000 and $164,000 in 1999 and 1998, respectively.

NONNEGOTIABLE SUBORDINATED CONVERTIBLE NOTES PAYABLE

     Pursuant to a practice affiliation transaction in 1997, the Company issued nonnegotiable subordinated convertible promissory notes to certain physicians. These notes bear simple interest at seven percent per annum. Payments of principal plus the amount of interest accrued to date on the outstanding principal are due in five equal installments on the second through sixth anniversaries of issuance date. At each principal due date, the holder of the note may elect to receive payment in cash for both principal and interest or take payment in the form of Company common stock. If the holder elects to take payment in the form of Company common stock, the Company will issue approximately one-fifth of one share for each dollar of principal payment converted. If payment is taken in the form of Company stock, the accrued interest is waived by the holder.

     If the Company fails to make payment under any of the notes, the respective physician group can terminate the related MSA for cause.

     Future principal maturities (in thousands) are $217 in 2000, $217 in 2001, $217 in 2002, $217 in 2003 and $-0- thereafter.

OTHER DEBT

     Other debt at December 31, 1998 consisted primarily of unsecured notes. These obligations matured in various installments through 1999 at interest rates ranging from 7.5% to 8.25% in 1998.

7. LEASES (INCLUDING OBLIGATIONS OF DISCONTINUED OPERATIONS)

     The Company leases property and equipment under cancelable and non-cancelable leases. Future minimum operating and capital lease payments for the next five years and thereafter are (in thousands):

                                                              CAPITAL   OPERATING
                                                              -------   ---------
Year ending December 31:
  2000......................................................   $ 285     $  867
  2001......................................................     261        767
  2002......................................................     220        729
  2003......................................................     119        359
  2004......................................................      18        308
Years after 2004............................................      --      3,044
                                                               -----     ------
Total minimum lease payments................................     903     $6,074
                                                                         ======
Less: Amount representing interest..........................    (146)
                                                               -----
Present value of net minimum lease payments.................   $ 757
                                                               =====

     Future minimum lease payments under operating leases have been reduced for sublease rentals of $1,371,000. Rental expense was $1,260,000 and $1,065,000 for 1999 and 1998, respectively. Rental expense has been reduced for sublease rental income of $166,000 and $200,000 in 1999 and 1998, respectively.

                         INTEGRATED ORTHOPAEDICS, INC.

     The following summarized amounts relate to assets leased by the Company under capital leases (in thousands):

                                                               DECEMBER 31
                                                              -------------
                                                              1999    1998
                                                              -----   -----
CLASSES OF PROPERTY
Equipment...................................................  $ 806   $ 330
Furniture and fixtures......................................    354     354
Less: accumulated amortization..............................   (362)   (147)
                                                              -----   -----
                                                              $ 798   $ 537
                                                              =====   =====

     Amortization of assets recorded under capital leases is included with depreciation expense in the statement of operations.

8. STOCKHOLDERS' EQUITY

  Common and Preferred Stock

     The Company has authorized capital stock consisting of (i) 50,000,000 shares of Common Stock, $.001 par value, and (ii) 10,000,000 shares of Preferred Stock, $.01 par value. The Preferred Stock may be issued in such series and have such rights, preferences, and other provisions as may be determined by the Board of Directors without approval by the holders of Common Stock. As of December 31, 1999, the Company has designated 26,000 shares and 400,000 shares of its authorized Preferred Stock as Series A Cumulative Convertible Preferred Stock (the "Series A Preferred") and Series B Cumulative Convertible Preferred Stock (the "Series B Preferred") of which 25,226 and 300,236 were issued and outstanding, respectively.

     Holders of Common Stock are entitled to one vote per share in the election of five of eight of the Company's directors and on all other matters submitted to a vote at a meeting of shareholders. Holders of Series A Preferred and Series B Preferred have weighted voting rights equal to that number of shares of Common Stock into which it can be converted. Holders of Series B Preferred also have certain exclusive rights regarding the election of three of the Company's eight directors, and in an event of a breach by the Company of certain financial covenants, can elect a majority of the directors of the Company. As of December 31, 1999, the Company was not in compliance with these financial covenants. As a result, the holders of Series B Preferred have the permanent right to designate a majority of the directors of the Company. The holders of Series B Preferred currently have not designated any additional directors of the Company.

     In addition, the consent of the holders of Series A Preferred and Series B Preferred, voting as a class, are necessary for certain matters, including but not limiting to merger, consolidation, change in the capital structure, affiliation transactions, and capital expenditures.

     The Series A Preferred provides for quarterly, cumulative dividends that accrue at the following rate per share per annum: (i) $8.00 for the period commencing on the date of issuance though June 30, 2001; (ii) $10.00 from July 1, 2001 through June 30, 2002; (iii) $12.00 from July 1, 2002 through June 30, 2003, and (iv) $16.00 after July 1, 2003. Such dividends shall be first payable on June 30, 1999, subject to certain extensions, in preference and priority to any dividends paid to holders of Common Stock and on parity with the holders of the Series B Preferred. No dividends were paid in 1999 as there was not available cash flow. At December 31, 1999 $733,000 or $29.06 per share of dividends are in arrears related to the Series A Preferred Stock. In the event of liquidation, the holder of each Series A Preferred will be entitled to receive a liquidation payment of $100 per share plus any accrued but unpaid dividends. The Series A Preferred is convertible into shares of Common Stock at a rate equal to the liquidation payment

                         INTEGRATED ORTHOPAEDICS, INC.

divided by a factor of the lesser of (i) $3.50 or (ii) the average closing sales price of Common Stock for the twenty trading days immediately preceding the conversion. Holders of Series A Preferred may elect to convert at any time into Common Stock at the then established conversion rate. If shares of the Series A Preferred are outstanding after June 30, 2001, the Company's Board of Directors shall be increased by one, and the holders of such shares, voting as a separate series, shall be entitled to elect a director to fill such newly created directorship.

     The Series B Preferred provides for quarterly, cumulative dividends that accrue at the rate of $9.00 per share per annum, subject to certain adjustments. No cash dividends were paid in 1999 or 1998. Payment of such dividends shall be in preference and priority to any dividends paid to holders of the Common Stock and on parity with the holders of the Series A Preferred. At the option of the Company, such dividends may be paid in shares of Series B Preferred. In the event of liquidation, the holder of each Series B Preferred will be entitled to receive a liquidation payment of $100 per share plus any accrued but unpaid dividends. The Series B Preferred is convertible into shares of Common Stock at a rate equal to the liquidation payment divided by a factor of the lesser of (i) $6.00 or (ii) the average closing sales price of Common Stock for the twenty trading days immediately preceding the conversion. Holders of the Series B Preferred may elect to convert at any time into Common Stock at the then established conversion rate.

     The Company may elect to require the conversion of Series B Preferred into Common Stock at the then-established conversion rate any time after the fifth anniversary of the Series B Preferred issuance date.

  Conversion of Convertible Preferred Stock

     On August 2, 2000, the Company issued 2,373,863 shares of its Common Stock in connection with the conversion and cancellation of all its Series A Preferred Stock and the related accrued and unpaid dividends of $207,342. The Series A Preferred Shareholder irrevocably waived, assigned, and transferred to the Company $643,026 of its accrued and unpaid dividends. In addition, the Company issued 21,092,174 shares of it's Common Stock in connection with the conversion and cancellation of 242,560 shares of its Series B Preferred Stock. The Series B Preferred Shareholders irrevocably waived, assigned and transferred to the Company 73,796 of its Series B Preferred Stock and $2,786 of accrued and unpaid dividends.

     The following table shows the effects of the conversion of the convertible preferred stock on the Company's basic and diluted loss per share assuming the conversion took place on January 1, 1999 and 1998 (in thousands, except per share data):

                                                              YEAR ENDED DECEMBER 31
                                                              -----------------------
                                                                1999          1998
                                                              ---------     ---------
Pro forma loss from continuing operations applicable to
  common shares.............................................   $(4,879)      $(3,797)
                                                               -------       -------
Pro forma loss from continuing operations per common share:
  basic and diluted.........................................   $ (0.16)      $ (0.13)
                                                               -------       -------
Pro forma weighted average common shares outstanding........    29,963        29,925
                                                               -------       -------

  Warrants

     In conjunction with the issuance of the Series B Preferred, the Company issued contingent warrants ("Warrants"), giving the holders of the Warrants the right to acquire five million shares ("Warrant Shares") of the Company's Common Stock at the lesser of (i) $8.00 per share, (ii) the average closing sales price of the Common Stock for the twenty trading days immediately following March 29, 1999 or

                         INTEGRATED ORTHOPAEDICS, INC.

(iii) the average closing sales price of the Common Stock for the twenty trading days immediately following public disclosure of the Company's earnings for calendar year 1999. The Warrants are not exercisable until June 30, 2000 and shall expire in its entirety if the Company achieves all financial performance objectives as set forth in the Warrant Agreement. The Company did not achieve the financial performance objectives in 1998 or 1999 thus, none of the Warrants expired. Vested Warrants may be exercised at any time until June 30, 2005 at which time all vested but unexercised Warrants will expire. Other provisions of the Warrant notwithstanding, the Warrant shall become exercisable immediately upon a Change of Control, as defined in the Warrant Agreement.

     In February 1989, the Company issued warrants to purchase 100,000 shares of Common Stock each to Jose E. Kauachi, the Company's Chairman of the Board and William F. Donovan, M.D., a then member of the Board. These warrants were issued as compensation for services rendered and for each individual's personal guarantee of corporate debt and other obligations. By amendments effective in February 1994 and 1995, the expiration date of the warrants was extended to February 22, 1999 and the exercise price was adjusted from $1.75 to the then market value of $2.125 per share. Such warrants were not exercised on February 22, 1999 and as such have expired.

  Stock Options

     The Company has two stock option plans, the 1988 Stock Option Plan (the "1988 Plan") and the 1997 Long Term Incentive Plan (the "1997 Plan"), that provide for the granting of either incentive stock options ("ISO"), nonqualified stock options ("NQO") and stock appreciation rights to key employees, nonemployee members of the Company's Board of Directors and consultants. Individual option vesting and related terms are set by the Board of Directors. All individual option grants generally vest over time or based on pre-determined performance targets. Both plans provide that ISOs may not be granted at less than fair market value and NQOs cannot be granted at less than 85% of fair market value as of the date of grant.

     There are a total of 1,000,000 shares and 2,500,000 available for grant in the 1988 Plan and the 1997 Plan, respectively. As of December 31, 1999, options to purchase 50,000 shares of Common Stock were outstanding under the 1988 Plan at exercise price of $2.50 per share, 50,000 were exercisable and no shares were available for future grant. Options to purchase 892,000 shares of Common Stock were outstanding under the 1997 Plan at exercise prices of $0.80 to $8.38 per share, 246,000 were exercisable and 1,608,000 were available for future grant.

     The following summarizes the activity for the 1999 and 1998 option plans:

                                                                        WEIGHTED AVERAGE
                                                             SHARES      EXERCISE PRICE
                                                           ----------   ----------------
Balance, December 31, 1997...............................   1,368,500        $4.99
  Granted................................................     682,500        $5.40
  Exercised..............................................     (89,750)       $3.44
  Expired or forfeited...................................    (502,750)       $5.66
                                                           ----------        -----
Balance, December 31, 1998...............................   1,458,500        $3.71
  Granted................................................     769,500        $0.90
  Expired or forfeited...................................  (1,286,000)       $4.88
                                                           ----------        -----
Balance, December 31, 1999...............................     942,000        $1.90
                                                           ----------        -----
Exercisable at December 31, 1999.........................     296,000        $2.62
                                                           ----------        -----
Available for future grant...............................   1,608,000
                                                           ----------

                         INTEGRATED ORTHOPAEDICS, INC.

                            OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                     ---------------------------------   ----------------------------------------------------
                         NUMBER       WEIGHTED-AVERAGE                          NUMBER
     RANGE OF        OUTSTANDING AT      REMAINING       WEIGHTED-AVERAGE   EXERCISABLE AT   WEIGHTED-AVERAGE
  EXERCISE PRICES       12/31/99      CONTRACTUAL LIFE    EXERCISE PRICE       12/31/99       EXERCISE PRICE
-------------------  --------------   ----------------   ----------------   --------------   ----------------
  $2.50 and under       776,000          9.3 years            $0.95            210,000            $1.27
    $2.51-$5.00          22,500          8.7 years            $4.06                 --               --
    $5.01-$7.50          67,000          6.7 years            $5.22             62,000            $5.13
      $7.51+             76,500          7.9 years            $8.00             24,000            $8.00
                        -------                                                -------
                        942,000                                                296,000
                        -------                                                -------

     The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has been recognized for fixed options granted to Company employees. The Company's pro forma information for the years ended December 31, 1999 and 1998 under the fair value method of SFAS No. 123 is as follows (in thousands, except for earnings per share data):

                                                              YEAR ENDED DECEMBER 31
                                                              -----------------------
                                                                 1999         1998
                                                              ----------    ---------
Net loss -- as reported.....................................   $ (9,895)     $(4,927)
Net loss -- pro forma.......................................    (10,017)      (4,949)
Earnings per share -- as reported:
  Basic and diluted.........................................      (1.97)       (1.16)
Earnings per share -- pro forma:
  Basic and diluted.........................................      (1.99)       (1.16)

     Options granted in 1999 and 1998 had weighted average fair values of $0.57 and $2.16, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                               1999      1998
                                                              -------   -------
Expected dividend yield.....................................       0%        0%
Expected stock price volatility.............................      81%       37%
Expected life...............................................  5 years   5 years
Risk-free interest rate.....................................     5.9%      4.7%

     As of December 31, 1999, nonemployee options to purchase 35,000 shares of Common Stock, granted under certain other agreements, were outstanding at an exercise prices of $5.00 per share all of which were vested.

9. COMMITMENTS AND CONTINGENCIES

  Commitments

     As of December 31, 1999, the Company had capital expenditure purchase commitments outstanding of approximately $2,185,000 associated with the construction of an ambulatory surgery center in Louisiana.

  Professional and Liability Risks

     In the ordinary course of its business, the Company may be subject, from time to time, to claims and legal actions. While the Company cannot predict the outcome of litigation actions, the Company believes that all such claims and actions are either adequately covered by insurance or will not have a material adverse effect on the Company's financial condition, results of operations, or liquidity.

                         INTEGRATED ORTHOPAEDICS, INC.

     The Company and its affiliated medical practices maintain professional liability insurance with respect to medical malpractice risks on a claims-made basis in amounts believed to be customary and adequate. In conjunction with the termination of its management agreement with the Houston musculoskeletal related healthcare delivery system, the Company purchased an unlimited extended reporting period endorsement ("tail coverage") for itself and all Houston, Texas based medical and ancillary services, which had been under its management through November 30, 1997. Management is not aware of any outstanding claims or unasserted claims likely to be asserted against it or its affiliated medical practices, which would have a material impact on the Company's financial position or results of operation.

     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes its billing activities on behalf of its affiliated medical practices are materially in compliance with applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. Compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.

                         INTEGRATED ORTHOPAEDICS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
                                                               (UNAUDITED)      (NOTE 1)
                                          ASSETS

Current assets:
  Cash and cash equivalents.................................    $  3,386        $  1,889
  Prepaid expenses..........................................          40             212
  Note receivable...........................................         111              --
  Other current assets......................................           7              11
  Net assets of discontinued operations -- practice
     management services....................................          --          17,367
  Net assets of discontinued operations -- work hardening
     services...............................................          --             138
  Net assets of discontinued operations -- ambulatory
     surgery center.........................................       2,735             418
                                                                --------        --------
          Total current assets..............................       6,279          20,035
Property and equipment (including capital leases)...........         251           1,560
Less: accumulated depreciation and amortization.............        (221)           (860)
                                                                --------        --------
Net property and equipment..................................          30             700
Deferred income taxes.......................................          --           1,509
Other assets................................................         133             101
                                                                --------        --------
          Total assets......................................    $  6,442        $ 22,345
                                                                ========        ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................    $     11        $     87
  Accrued liabilities.......................................         871             986
  Net liabilities of discontinued operations -- practice
     management services....................................          16              --
  Net liabilities of discontinued operations -- work
     hardening services.....................................          33              --
  Current maturities of notes payable and capital lease
     obligations............................................          54              89
                                                                --------        --------
          Total current liabilities.........................         985           1,162
Obligations under capital leases............................         129             183
Deferred income taxes.......................................          --           1,509
Dividends payable...........................................          --             735
                                                                --------        --------
          Total current liabilities.........................       1,114           3,589
Commitments and contingencies
Stockholders' equity:
  Preferred stock...........................................          --               3
  Common stock..............................................          30               7
  Additional paid-in-capital................................      52,238          49,316
  Accumulated deficit.......................................     (46,219)        (30,320)
  Treasury shares...........................................        (721)           (250)
                                                                --------        --------
          Total stockholders' equity........................       5,328          18,756
                                                                --------        --------
          Total liabilities and stockholders' equity........    $  6,442        $ 22,345
                                                                ========        ========

         The accompanying notes are an integral part of this statement.

                         INTEGRATED ORTHOPAEDICS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                 THREE MONTHS ENDED               NINE MONTHS ENDED
                                            -----------------------------   -----------------------------
                                            SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                2000            1999            2000            1999
                                            -------------   -------------   -------------   -------------
Revenues..................................     $   --          $    --        $     --         $    --
                                               ------          -------        --------         -------
Costs and expenses:
  General and administrative..............        677            1,222           2,197           2,821
  Special charges.........................         --                5             884             773
  Depreciation and amortization...........         12               60             110             179
                                               ------          -------        --------         -------
                                                  689            1,287           3,191           3,773
Loss from operations......................       (689)          (1,287)         (3,191)         (3,773)
Interest income...........................         54               45             166             172
Interest expense..........................         (3)             (14)            (25)           (318)
                                               ------          -------        --------         -------
Loss from continuing operations before
  provision for income taxes..............       (638)          (1,256)         (3,050)         (3,919)
Income tax provision......................        (14)             (14)            (47)            (44)
                                               ------          -------        --------         -------
Loss from continuing operations...........       (652)          (1,270)         (3,097)         (3,963)
Discontinued operations (Note 4)
  Income (loss) from operations, net of
     taxes................................         --              361          (7,836)          1,361
  Income (loss) from disposal of
     operations, net of taxes.............         54               --          (3,236)             --
                                               ------          -------        --------         -------
Income (loss) from discontinued
  operations..............................         54              361         (11,072)          1,361
Net loss before extraordinary items.......       (598)            (909)        (14,169)         (2,602)
Extraordinary loss related to retirement
  of NationsBank debt, net................         --               --              --            (152)
                                               ------          -------        --------         -------
          Net loss........................     $ (598)         $  (909)       $(14,169)        $(2,754)
                                               ======          =======        ========         =======
          Loss from continuing operations
            applicable to common shares...     $ (909)         $(1,979)       $ (4,827)        $(6,016)
                                               ======          =======        ========         =======
          Loss from continuing operations
            per common share: basic and
            diluted.......................     $(0.05)         $ (0.30)       $  (0.45)        $ (0.93)
                                               ======          =======        ========         =======
          Weighted average common shares
            outstanding...................     19,390            6,496          10,693           6,496
                                               ======          =======        ========         =======

         The accompanying notes are an integral part of this statement.

                         INTEGRATED ORTHOPAEDICS, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                 SHARES               AMOUNT
                           ------------------   ------------------   ADDITIONAL PAID   ACCUMULATED   TREASURY
                           COMMON   PREFERRED   COMMON   PREFERRED     IN CAPITAL        DEFICIT      STOCK      TOTAL
                           ------   ---------   ------   ---------   ---------------   -----------   --------   --------
Balance at December 31,
  1999...................   6,557      326       $ 7        $ 3          $49,316        $(30,320)     $(250)    $ 18,756
Dividends -- preferred
  stock series A.........      --       --        --         --               --            (121)        --         (121)
Dividends -- preferred
  stock series B.........      --       16        --         --            1,609          (1,609)        --           --
Treasury
  stock -- received in
  connection with
  settlement of
  litigation (Note 3)....      --       --        --         --              471              --       (471)          --
Conversion of preferred
  stock series A.........   2,374      (25)        2         --               --              --         --            2
Conversion of preferred
  stock series B.........  21,092     (317)       21         (3)             833              --         --          851
Exercise of stock
  options................       7       --        --         --                9              --         --            9
Net loss.................      --       --        --         --               --         (14,169)        --      (14,169)
                           ------     ----       ---        ---          -------        --------      -----     --------
Balance at September 30,
  2000...................  30,030       --       $30        $--          $52,238        $(46,219)     $(721)    $  5,328
                           ======     ====       ===        ===          =======        ========      =====     ========

         The accompanying notes are an integral part of this statement.

                         INTEGRATED ORTHOPAEDICS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                                2000      1999
                                                              --------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(14,169)  $(2,754)
  Non-cash adjustments:
     Impairment charge......................................    11,618
                                                                             ---
     Minority interest in loss..............................      (175)
                                                                             ---
     Depreciation and amortization..........................       684     1,312
     Changes in operating assets and liabilities............      (395)     (405)
                                                              --------   -------
          Net cash used by operating activities.............    (2,437)   (1,847)
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................    (2,509)     (562)
  Proceeds from sale of assets..............................     4,707        --
  Collection of note receivable.............................     1,701       110
                                                              --------   -------
          Net cash provided (used) by investing
           activities.......................................     3,899      (452)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Minority interest.........................................        75        --
  Proceeds from exercise of stock options...................         9        --
  Net borrowings on notes and capital lease obligations.....       (49)     (420)
                                                              --------   -------
          Net cash provided (used) by financing
           activities.......................................        35      (420)
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................     1,497    (2,719)
Cash and cash equivalents beginning of period...............     1,889     6,018
                                                              --------   -------
Cash and cash equivalents end of period.....................  $  3,386   $ 3,299
                                                              ========   =======
SUPPLEMENTAL DISCLOSURES:
  Interest paid.............................................  $     34   $   318
  Income taxes paid.........................................  $    111   $    51
  Capital lease obligations for equipment...................  $     --   $   661
NON CASH TRANSACTIONS AND OTHERS:
  Series B preferred stock -- accumulated deficit related to
     stock dividends........................................  $  1,609   $ 1,899
  Series A preferred stock -- increase in accrued
     liabilities related to unpaid dividends................  $    121   $   154
  Receipt of company stock in connection with settlement of
     litigation.............................................  $    471   $    --
  Capital lease receivable for sublease of furniture........  $    156   $    --

         The accompanying notes are an integral part of this statement.

                         INTEGRATED ORTHOPAEDICS, INC.

                    NOTES TO INTERIM CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

     Organization -- Integrated Orthopaedics, Inc. ("IOI" or the "Company"), a Texas corporation, was organized to provide management, consulting and ancillary development services to orthopedic medical practices and other surgical specialty physicians. In May 2000, the Company decided to discontinue its physician service operations due to difficult financing markets and limited investor support for physician service companies. The Company had previously terminated its management services agreement ("MSA") with its Colorado practice in January 2000, effective December 31, 1999, and terminated its MSA with its Pennsylvania practice in April 2000 effective March 31, 2000. The Company terminated its MSA with its Louisiana practice in September 2000, effective August 31, 2000. In addition, it sold the fixed assets related to its work hardening centers, effective August 31, 2000. The Company is in the process of pursuing the sale of its interest in the Westbank Ambulatory Care Center, which is its remaining operating asset.

     The Company provided comprehensive management services under agreements to its Louisiana practice for eight months, and its Pennsylvania practice for three months, during the nine months ended September 30, 2000. The Company completed construction of an ambulatory surgery center ("ASC") in Louisiana in April 2000, which was operational in May of 2000. The Company owns a majority interest in the ASC and also provides management services to the ASC. In addition, the Company operated two work hardening centers in Texas for eight months during the nine months ended September 30, 2000.


     On September 15, 2000, the Company signed a merger agreement with PowerBrief, Inc. ("PowerBrief") a private company developing integrated online solutions for legal professionals. Following the merger, existing shareholders of the Company will own approximately 34% of the post merger outstanding common stock of the surviving company, and existing shareholders, warrants holders and option holders of the Company will own approximately 40% of the outstanding common stock of the surviving company on a fully diluted basis. These percentages are subject to further adjustment as set forth in greater detail in the merger agreement, based on the amount of cash and liabilities the Company has following the merger, which will depend, in part on the amount for which the Company can sell its interest in its ambulatory surgery center in Louisiana.


     Although there can be no assurances that the merger will close, the merger is expected to be completed during the first quarter of 2001. The completion of the merger depends on meeting a number of conditions, including, without limitation, that the shares of the Company's common stock issuable in the merger be listed on the American Stock Exchange. In the event that these conditions are not met the merger may not be completed. If the merger is not completed the Company will evaluate other possible alternatives.

     Basis of Presentation -- The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000 (See Note 4). These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 1999, as filed with the Securities and Exchange Commission on the Company's Annual Report on Form 10-KSB.

                         INTEGRATED ORTHOPAEDICS, INC.

                    NOTES TO INTERIM CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosures of contingent assets and liabilities. Because of the inherent uncertainties in this process, actual future results could differ from those expected at the reporting date.

     Comprehensive Income -- The Company had no other comprehensive income
(loss) for the nine months ended September 30, 2000 and 1999. Comprehensive income (loss) equals net income (loss) for each of the periods presented on the accompanying consolidated statement of operations.

NOTE 2  -- LOSS PER COMMON SHARE

     Basic loss per share excludes dilution and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period.

     The components of basic loss per share are as follows (in thousands, except per share data):

                                                    THREE MONTHS ENDED SEPTEMBER 30,
                                                   -----------------------------------
                                                    2000      EPS      1999      EPS
                                                   -------   ------   -------   ------
Net loss from continuing operations..............  $  (652)  $(0.04)  $(1,270)  $(0.19)
Series A preferred stock dividend................      (17)      --       (53)   (0.01)
Series B preferred stock dividend................     (240)   (0.01)     (656)   (0.10)
                                                   -------   ------   -------   ------
Loss applicable to common share..................  $  (909)  $(0.05)  $(1,979)  $(0.30)
                                                   =======   ======   =======   ======
Weighted average common shares outstanding.......   19,390              6,496
                                                   =======            =======

                                                     NINE MONTHS ENDED SEPTEMBER 30,
                                                   -----------------------------------
                                                    2000      EPS      1999      EPS
                                                   -------   ------   -------   ------
Net loss from continuing operations..............  $(3,097)  $(0.29)  $(3,963)  $(0.61)
Series A preferred stock dividend................     (121)   (0.01)     (154)   (0.03)
Series B preferred stock dividend................   (1,609)   (0.15)   (1,899)   (0.29)
                                                   -------   ------   -------   ------
Loss applicable to common share..................  $(4,827)  $(0.45)  $(6,016)  $(0.93)
                                                   =======   ======   =======   ======
Weighted average common shares outstanding.......   10,693              6,496
                                                   =======            =======

     Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock on the first day of the fiscal year. In accordance with Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, the computation of diluted EPS shall not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect on earnings per share. For the nine months ended September 30, 2000 and 1999, basic loss per share and diluted loss per share are the same as the conversion of outstanding stock options, warrants and convertible stock would have an anti-dilutive effect on earnings per share.

NOTE 3 -- LEGAL PROCEEDINGS

     In January 1999, the Company and a subsidiary of the Company filed a lawsuit against the medical practice located in Connecticut seeking to enforce certain repurchase obligations under the related MSA. The Company terminated the MSA in January 1999 due to the failure of the practice to satisfy certain of its obligations thereunder. Upon such a termination for cause, the Company and its subsidiary were entitled under the MSA to require the practice to comply with certain repurchase obligations regarding certain assets, including, without limitation, accounts receivable, equipment, contract and intangibles. In

                         INTEGRATED ORTHOPAEDICS, INC.

                    NOTES TO INTERIM CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

March 2000, a settlement was reached between the Company and the practice. The settlement is composed of cash, notes receivable and the return of 376,836 shares of Company stock. The shares are held in treasury and are recorded at market value as of the settlement date.

     In May 2000 a physician, formerly employed by the Company's Louisiana practice, filed suit against the Company and the Louisiana practice for an unspecified amount of damages. The Louisiana practice hired this physician in July 1999. On February 1, 2000, the Louisiana practice notified the physician that his employment was being terminated effective 90 days from the date of such notice pursuant to the terms of his employment contract. The physician alleged that the Company and the Louisiana practice misrepresented the condition of the Louisiana practice and that such misrepresentations induced him to leave his former practice. He is also claiming breach of contract, tortious interference by the Company with his contract with the Louisiana practice, and violations of the Louisiana Whistleblower Protection Act and other laws. He has also made claims for payment of medical malpractice coverage, vacation pay and continuing medical education leave. The Company has denied such claims. This case is pending in Louisiana.

NOTE 4 -- DISCONTINUED OPERATIONS

     On May 24, 2000 the Board of Directors of the Company adopted a plan to discontinue the operations of its Practice Management Services, Ambulatory Surgery Center and Work Hardening Services operating segments due to difficult financing markets and limited investor support for physician service companies.

  Loss on Disposal of Discontinued Operations

     The Company is pursuing the sale of its interest in its ambulatory surgery center ("ASC") in Louisiana. The Company's net investment in the asset is reflected as Net Assets of Discontinued Operations -- Ambulatory Surgery Center in the accompanying consolidated balance sheet.

     The following is a summary of the loss from discontinued operations.

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2000       1999
                                                              ---------   -------
Revenues....................................................  $   3,029   $ 8,359
Costs and expenses:
  Practice compensation and benefits........................      1,277     3,174
  Other direct costs........................................      1,172     3,135
  General and administrative................................        163     1,016
  Depreciation and amortization.............................        390     1,133
  Interest expense..........................................         46        53
  Loss on disposal of assets................................      7,630        --
                                                              ---------   -------
                                                                 10,678     8,511
Loss from discontinued operations before income taxes.......     (7,649)     (152)
Income tax provision (benefit)..............................       (187)    1,513
                                                              ---------   -------
Income (loss) from operations, net of taxes.................     (7,836)    1,361
Loss from disposal of operations, net of taxes..............     (3,236)       --
                                                              ---------   -------
Income (loss) from discontinued operations..................  $ (11,072)  $ 1,361
                                                              =========   =======
Loss from discontinued operations per common share: basic
  and diluted...............................................  $   (1.04)  $ (0.21)
                                                              =========   =======

                         INTEGRATED ORTHOPAEDICS, INC.

                    NOTES TO INTERIM CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     For the three months ended September 30, 2000 and 1999, earnings per common share from discontinued operations was $0.0 and $(0.06), respectively. The Company had net assets of $2,686,000, which are associated with the discontinued operations.

  Medical Service Revenue

     Medical service revenue for services to patients by the affiliated medical practices with the Company is recorded when the services are rendered based on established or negotiated charges reduced by contractual adjustments and allowances for doubtful accounts. Differences between estimated contractual adjustments and final settlements are reported in the period when the final settlements are determined. Medical service revenue of the affiliated medical practices is reduced by the contractual amounts retained by the medical practices to arrive at the Company's revenue. The affiliated medical practices maintain exclusive control of all aspects of the practice of medicine and the delivery of medical services. All of the amounts retained by affiliated medical practices under management in the first nine months of 2000 were contractually guaranteed as a minimum percentage of practice gross profit. As of September 30, 2000, all affiliated medical practices had been sold.

  Divestitures

     In April 2000, a definitive agreement was executed to terminate the Company's management services agreement ("MSA") with its Pennsylvania practice effective March 31, 2000. In conjunction with the transaction, the Company sold the related net accounts receivable and net property and equipment to the practice. Total consideration received related to the transaction was $4,210,000, which is comprised of cash and the assumption by the Pennsylvania practice of certain liabilities. A write-down of $7.6 million is included in the loss from discontinued operations in the consolidated statement of operations for the nine months ended September 30, 2000.

     In September 2000, a definitive agreement was executed to terminate the company's MSA with its Louisiana practice effective August 31, 2000. In connection with the transaction, the Company sold the related net accounts receivable and net property and equipment to a newly formed entity owned by the partner physicians of the practice. In addition, the new entity assumed certain liabilities and forgave certain debts of the Company. Total consideration received related to the transaction was $1,266,000, which includes cash, forgiveness of debt and the assumption of debt. A write down of $2,732,000 is included in the loss from disposal of discontinued operations in the consolidated statement of operations for the nine months ended September 30, 2000.

     In August 2000, a definitive agreement was executed to sell the fixed assets of the Company's work hardening practices effective August 31, 2000. Total consideration received related to the transaction was $120,000 in cash and notes receivable. A write down of $35,000 is included in the loss from disposal of discontinued operations for the nine months ended September 30, 2000.

NOTE 5 -- SPECIAL CHARGES

     For the nine months ended September 30, 2000 and 1999, the Company recorded special charges of $884,000 and $773,000 respectively relating to corporate restructuring charges. The charges for the nine months ended September 30, 2000 include severance costs for ten corporate employees, an impairment charge related to the corporate fixed assets, and lease termination costs. Management expects all severance costs to be paid prior to March 31, 2001.

                         INTEGRATED ORTHOPAEDICS, INC.

                    NOTES TO INTERIM CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6 -- CONVERSION OF CONVERTIBLE PREFERRED STOCK

     On August 2, 2000, the Company issued 2,373,863 shares of its Common Stock in connection with the conversion and cancellation of all its Series A Preferred Stock and the related accrued and unpaid dividends of $207,342. The Series A Preferred Shareholder irrevocably waived, assigned and transferred to the Company $643,026 of its accrued and unpaid dividends. In addition, the Company issued 21,092,174 shares of its Common Stock in connection with the conversion and cancellation of 242,560 shares of its Series B Preferred Stock. The Series B Preferred Shareholders irrevocably waived, assigned and transferred to the Company 73,796 of its Series B Preferred Stock and $2,786 of accrued and unpaid dividends.

NOTE 7 -- COMMITMENTS

     As of September 30, 2000, the Company had capital expenditure purchase commitments outstanding of approximately $116,000 associated with the construction of the ambulatory surgery center in Louisiana.

NOTE 8 -- SUBSEQUENT EVENTS


     In conjunction with the merger agreement with PowerBrief, Inc. dated September 15, 2000, the companies entered into a promissory note, which allows PowerBrief, Inc. to borrow up to $3.0 million from the Company at an annual interest rate of 12%. The principal of the note is due and payable at the earlier of March 31, 2001 or the date in which the merger agreement is terminated. As of December 22, 2000 PowerBrief, Inc. had borrowed $1,450,000 under the promissory note.



     On November 21, 2000, the Company declared a dividend to the holders of its common stock, of warrants to purchase an aggregate of 14.8 million additional shares of the Company's common stock. Under the terms of the dividend, each holder of the Company's common stock will receive a warrant to purchase 0.50 of a share of the Company's common stock for each share of common stock that a shareholder owns on the record date. The warrants will be exercisable for a price to be determined upon the Company's planned merger with PowerBrief, Inc. or upon the termination of the merger agreement with regard to such merger. The record date for the dividend is December 1, 2000 and the payment date will be December 19, 2000.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF SEPTEMBER 15, 2000

                                    BETWEEN

                                POWERBRIEF, INC.

                                      AND

                         INTEGRATED ORTHOPAEDICS, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Article I     THE MERGER....................................   A-1
  SECTION 1.1  The Merger...................................   A-1
  SECTION 1.2  Effective Time...............................   A-1
  SECTION 1.3  Closing of the Merger........................   A-2
  SECTION 1.4  Effects of the Merger........................   A-2
  SECTION 1.5  Articles of Incorporation and Bylaws.........   A-2
  SECTION 1.6  Directors....................................   A-2
  SECTION 1.7  Officers.....................................   A-2
Article II    CONVERSION OF SECURITIES......................   A-2
  SECTION 2.1  Conversion of Shares.........................   A-2
  SECTION 2.2  Stock Options and Warrants...................   A-5
  SECTION 2.3  Exchange Fund................................   A-7
  SECTION 2.4  Exchange Procedures..........................   A-7
  SECTION 2.5  Distributions with Respect to Unsurrendered
     Certificates...........................................   A-7
  SECTION 2.6  No Further Ownership Rights in Company Common
     Stock..................................................   A-8
  SECTION 2.7  No Fractional Shares of IOI Common Stock.....   A-8
  SECTION 2.8  Termination of Exchange Fund.................   A-8
  SECTION 2.9  No Liability.................................   A-8
  SECTION 2.10 Investment of the Exchange Fund..............   A-9
  SECTION 2.11 Lost Certificates............................   A-9
  SECTION 2.12 Withholding Rights...........................   A-9
  SECTION 2.13 Tax Consequences.............................   A-9
  SECTION 2.14 Stock Transfer Books.........................   A-9
  SECTION 2.15 Affiliates...................................   A-9
  SECTION 2.16 Appraisal Rights.............................   A-9
  SECTION 2.17 Escrow of Shares.............................  A-10
Article III   REPRESENTATIONS AND WARRANTIES OF THE
  COMPANY...................................................  A-10
  SECTION 3.1  Organization and Qualification; No
     Subsidiaries...........................................  A-10
  SECTION 3.2  Capitalization of the Company................  A-10
  SECTION 3.3  Authority Relative to This Agreement;
     Consents and Approvals.................................  A-11
  SECTION 3.4  Financial Statements; Accounts Receivable....  A-11
  SECTION 3.5  No Undisclosed Liabilities...................  A-12
  SECTION 3.6  Absence of Changes...........................  A-12
  SECTION 3.7  Consents and Approvals.......................  A-14
  SECTION 3.8  No Default...................................  A-14
  SECTION 3.9  Real Property................................  A-14
  SECTION 3.10 Litigation...................................  A-15
  SECTION 3.11 Permits......................................  A-15
  SECTION 3.12 Employee Plans...............................  A-15
  SECTION 3.13 Labor Matters................................  A-16
  SECTION 3.14 Environmental Matters........................  A-17
  SECTION 3.15 Tax Matters..................................  A-18
  SECTION 3.16 Absence of Questionable Payments.............  A-20
  SECTION 3.17 Material Contracts...........................  A-20
  SECTION 3.18 Insurance....................................  A-21
  SECTION 3.19 Subsidies....................................  A-21
  SECTION 3.20 Intellectual Property........................  A-21
  SECTION 3.21 Software.....................................  A-24
  SECTION 3.22 HSR Matters..................................  A-25

                                                              PAGE
                                                              ----
  SECTION 3.23 Brokers......................................  A-25
  SECTION 3.24 Product Liability; Recalls...................  A-25
  SECTION 3.25 Customers, Suppliers and Vendors.............  A-25
  SECTION 3.26 Compliance with Laws.........................  A-25
  SECTION 3.27 Takeover Statute.............................  A-25
  SECTION 3.28 Minute Books; Stock Record Books.............  A-26
  SECTION 3.29 Bank Accounts; Powers of Attorney............  A-26
  SECTION 3.30 Books and Records; Computer Network..........  A-26
  SECTION 3.31 Information Supplied.........................  A-26
  SECTION 3.32 Export Control Laws..........................  A-27
Article IV   REPRESENTATIONS AND WARRANTIES OF IOI..........  A-27
  SECTION 4.1  Organization and Qualification;
     Subsidiaries...........................................  A-27
  SECTION 4.2  Capitalization of IOI........................  A-27
  SECTION 4.3  Authority Relative to This Agreement; Consent
     and Approvals..........................................  A-28
  SECTION 4.4  Financial Statements; Accounts Receivable....  A-28
  SECTION 4.5  No Undisclosed Liabilities...................  A-29
  SECTION 4.6  Absence of Changes...........................  A-29
  SECTION 4.7  Consents and Approvals.......................  A-30
  SECTION 4.8  No Default...................................  A-31
  SECTION 4.9  Real Property................................  A-31
  SECTION 4.10 Litigation...................................  A-32
  SECTION 4.11 Permits......................................  A-32
  SECTION 4.12 Employee Plans...............................  A-32
  SECTION 4.13 Labor Matters................................  A-33
  SECTION 4.14 Environmental Matters........................  A-34
  SECTION 4.15 Tax Matters..................................  A-34
  SECTION 4.16 Absence of Questionable Payments.............  A-36
  SECTION 4.17 Material Contracts...........................  A-36
  SECTION 4.18 Insurance....................................  A-37
  SECTION 4.19 Subsidies....................................  A-37
  SECTION 4.20 Intellectual Property........................  A-37
  SECTION 4.21 Software.....................................  A-40
  SECTION 4.22 HSR Matters..................................  A-41
  SECTION 4.23 Brokers......................................  A-41
  SECTION 4.24 Product Liability; Recalls...................  A-41
  SECTION 4.25 [Intentionally left blank]...................  A-41
  SECTION 4.26 Compliance with Laws.........................  A-41
  SECTION 4.27 Takeover Statute.............................  A-41
  SECTION 4.28 Minute Books; Stock Record Books.............  A-42
  SECTION 4.29 Bank Accounts; Powers of Attorney............  A-42
  SECTION 4.30 Books and Records; Computer Network..........  A-42
  SECTION 4.31 Information Supplied.........................  A-42
  SECTION 4.32 Export Control Laws..........................  A-42
  SECTION 4.33 SEC Reports; Financial Statements............  A-43
Article V    COVENANTS RELATED TO CONDUCT OF BUSINESS.......  A-43
  SECTION 5.1  Conduct of Business of the Company...........  A-43
  SECTION 5.2  Conduct of Business of the IOI Companies.....  A-45
  SECTION 5.3  Access to Information........................  A-48
  SECTION 5.4  Continuation of Insurance Coverage...........  A-48

                                                              PAGE
                                                              ----
Article VI   ADDITIONAL AGREEMENTS..........................  A-48
  SECTION 6.1  Registration Statement on Form S-4 and Joint
     Proxy Statement/Prospectus.............................  A-48
  SECTION 6.2  Shareholder Meetings.........................  A-49
  SECTION 6.3  Reasonable Best Efforts......................  A-49
  SECTION 6.4  Acquisition Proposals........................  A-50
  SECTION 6.5  Public Announcements; Employee
     Announcements..........................................  A-51
  SECTION 6.6  Indemnification..............................  A-51
  SECTION 6.7  Notification of Certain Matters..............  A-52
  SECTION 6.8  Tax-Free Reorganization Treatment............  A-52
  SECTION 6.9  Employee Matters.............................  A-52
  SECTION 6.10 Affiliate Letters............................  A-52
  SECTION 6.11 Listing of Stock.............................  A-52
  SECTION 6.12 Anti-takeover Statutes.......................  A-52
  SECTION 6.13 Third Party Consents.........................  A-53
  SECTION 6.14 Commercially Reasonable Efforts and Certain
     Filings................................................  A-53
  SECTION 6.15 [Intentionally left blank]...................  A-53
  SECTION 6.16 IOI Warrants.................................  A-53
  SECTION 6.17 Registration Rights Agreement................  A-53
  SECTION 6.18 Registration Rights..........................  A-53
  SECTION 6.19 Post-Merger Board of Directors...............  A-53
  SECTION 6.20 Stock Options................................  A-54
  SECTION 6.21 Company Audited Financial Statements.........  A-54
  SECTION 6.22 Additional Investments.......................  A-54
Article VII  CONDITIONS TO CONSUMMATION OF THE MERGER.......  A-55
  SECTION 7.1  Conditions to Each Party's Obligations to
     Effect the Merger......................................  A-55
  SECTION 7.2  Conditions to the Obligations of IOI.........  A-55
  SECTION 7.3  Conditions to the Obligations of the
     Company................................................  A-56
Article VIII TERMINATION; AMENDMENT; WAIVER.................  A-57
  SECTION 8.1  Termination by Mutual Agreement..............  A-57
  SECTION 8.2  Termination by Either IOI or the Company.....  A-57
  SECTION 8.3  Termination by the Company...................  A-58
  SECTION 8.4  Termination by IOI...........................  A-58
  SECTION 8.5  Effect of Termination and Abandonment........  A-58
  SECTION 8.6  Amendment....................................  A-58
  SECTION 8.7  Extension; Waiver............................  A-58
Article IX   MISCELLANEOUS..................................  A-59
  SECTION 9.1  Entire Agreement; Assignment.................  A-59
  SECTION 9.2  Notices......................................  A-59
  SECTION 9.3  Governing Law................................  A-60
  SECTION 9.4  Expenses.....................................  A-60
  SECTION 9.5  Descriptive Headings.........................  A-60
  SECTION 9.6  Parties in Interest..........................  A-60
  SECTION 9.7  Severability.................................  A-60
  SECTION 9.8  Specific Performance.........................  A-60
  SECTION 9.9  Counterparts.................................  A-60
  SECTION 9.10 Further Assurances...........................  A-60
  SECTION 9.11 Interpretation...............................  A-60
  SECTION 9.12 Definitions..................................  A-61
  SECTION 9.13 Nonsurvival of Representations, Warranties,
     and Agreements.........................................  A-62

                                    EXHIBITS

Company Voting Agreement....................................    A
Company Affiliate Letter....................................    B
IOI Voting Agreement........................................    C
Articles of Merger..........................................    D
Certificate of Merger.......................................    E
Restated Articles of Incorporation..........................    F
Company Bylaws..............................................    G
Series B Warrant Agreement..................................    H
Series A Warrant Agreement..................................    I

                               INDEX OF SCHEDULES

1.7.....................  Officers of Surviving Corporation
3.2.....................  Capitalization of the Company
3.6(b)..................  Dividends, Distributions, Repurchases, Redemptions and
                          Acquisitions
3.6(m)..................  Capital Expenditures
3.6(o)..................  Revaluations of Company Assets
3.8.....................  Defaults, Consents, Accelerations, Losses or Creation of
                          Rights
3.9.....................  Leases
3.10....................  Litigation
3.12(b).................  Employee Agreements
3.12(K).................  Acceleration
3.15(L).................  Tax Returns
3.17....................  Material Contracts
3.18....................  Insurance Policies
3.20(A).................  Scheduled Inbound Intellectual Property
3.20(B).................  Scheduled Outbound Intellectual Property
3.20(C).................  Patents
3.20(L).................  Employees Without Assignment and Confidentiality Agreements
3.20(N).................  Encumbrances On Company Intellectual Property
3.20(O).................  Domain Names
3.20(T).................  Intellectual Property/Patent Infringements
3.21(B).................  Employment Agreement Defaults; Software Developed by
                          Contractors Without Assignment Obligations
3.21(C).................  Encumbrances/Defects in Ownership Software
3.21(D).................  Source Code Disclosures
3.25....................  Customers, Suppliers and Vendors
3.26....................  Noncompliance
3.29....................  Bank Accounts
4.1(a,b,c)..............  Organization and Qualification and Subsidiaries
4.2.....................  Capitalization of IOI
4.4(b)..................  Accounts Receivable
4.5.....................  Undisclosed Liabilities
4.6(b,g,i,m,n,p,r,x,y)... Absence of Changes
4.8.....................  Default
4.9.....................  Leases
4.10....................  Litigation
4.12(a,c,f,g)...........  Employee Benefit Plans
4.13....................  Labor Matters
4.15....................  Taxes
4.17....................  Material Contracts
4.18....................  Insurance
4.20....................  Intellectual Property
4.21....................  Software
4.29....................  Bank Accounts
5.1.....................  Conduct of Business of the Company
5.2(g,j,I,m)............  Conduct of Business of IOI
6.10....................  Affiliates
7.2(J)..................  Key Employees
7.3(F)..................  Non-Locked Affiliates

                           GLOSSARY OF DEFINED TERMS

DEFINED TERMS                                                  DEFINED IN SECTION
-------------                                                  ------------------
Acquisition Proposal........................................            6.4(a)(iv)
Adjusted Primary Ownership..................................           2.1(a)(iii)
Adjustment Date.............................................           2.1(a)(iii)
Affiliate Agreements........................................              Recitals
affiliate...................................................               9.12(a)
Agreement...................................................              Preamble
AMEX........................................................             2.2(a)(i)
Articles of Merger..........................................                   1.2
Asset Sale Expenses.........................................           2.1(a)(iii)
Assumed Company Warrants....................................                2.2(b)
Assumed Stock Options.......................................                2.2(a)
Calculation Date............................................               6.19(a)
CERCLA......................................................               3.14(e)
Certificate of Merger.......................................                   1.2
Certificates................................................                   2.4
Chartwell/Oak Hill Investor Event...........................               6.22(a)
Closing Date................................................                   1.3
Closing.....................................................                   1.3
Code........................................................              Recitals
Common Share(s).............................................             2.1(a)(i)
Company Audited Financial Statements........................                  6.21
Company Bank Account........................................               3.29(i)
Company Benefit Plans.......................................               3.12(a)
Company Board...............................................                3.3(b)
Company Common Stock........................................               2(a)(i)
Company Confidential Information............................               3.20(p)
Company Consents............................................                  6.13
Company Employee Arrangements...............................           3.12(b)(ii)
Company Financial Statements................................                3.4(a)
Company Intellectual Property...............................               3.20(h)
Company Interim Balance Sheet...............................                3.4(a)
Company Investor Event......................................               6.22(b)
Company Leased Property.....................................                3.9(b)
Company Material Contracts..................................           3.17(a)(xi)
Company Option Plans........................................                2.2(a)
Company Permits.............................................                  3.11
Company Real Property Leases................................                3.9(b)
Company Requisite Vote......................................                3.3(b)
Company Securities..........................................                   3.2
Company Shareholder Percentage..............................           2.1(a)(iii)
Company Stock Option........................................                2.2(a)
Company Voting Agreement....................................              Recitals
Company Warrants............................................                2.2(a)
Company.....................................................              Preamble
Copyrights..................................................   3.20(f) and 4.20(f)
Defect......................................................            3.25(b)(i)
Delaware Law................................................                   1.1
Dissenting Shareholders.....................................                  2.16
Dissenting Shares...........................................                  2.16

DEFINED TERMS                                                  DEFINED IN SECTION
-------------                                                  ------------------
Effective Time..............................................                   1.2
Environmental Costs and Liabilities.........................            3.14(a)(i)
Environmental Law...........................................           3.14(a)(ii)
ERISA.......................................................               3.12(a)
Escrow Agent................................................                  2.17
Escrow Shares...............................................                  2.17
Exchange Act................................................                   4.7
Exchange Agent..............................................                   2.3
Exchange Fund...............................................                   2.3
GAAP........................................................         4.4(a)(ii)(A)
Governmental Entity.........................................                   3.7
Hazardous Material..........................................          3.14(a)(iii)
Indemnified Liabilities.....................................                   6.6
Indemnified Parties.........................................                   6.6
IOI Bank Accounts...........................................               4.29(i)
IOI Benefit Plans...........................................            4.12(a)(i)
IOI Board...................................................                4.3(b)
IOI Common Stock............................................              Recitals
IOI Companies...............................................            Article IV
IOI Confidential Information................................               4.20(p)
IOI Consolidated Group......................................           4.15(a)(ii)
IOI Employee Arrangements...................................          4.12(a)(iii)
IOI Financial Statements....................................            4.4(a)(ii)
IOI Intellectual Property...................................               4.20(h)
IOI Interim Balance Sheet...................................            4.4(a)(ii)
IOI Leased Property.........................................                4.9(b)
IOI Material Contracts......................................           4.17(a)(xi)
IOI Permits.................................................                  4.11
IOI Real Property Leases....................................                4.9(b)
IOI Registration Rights Agreement...........................                  6.17
IOI Requisite Vote..........................................            4.3(b)(ii)
IOI SEC Reports.............................................                  4.33
IOI Securities..............................................               4.2(iv)
IOI Shareholder Percentage..................................           2.1(a)(iii)
IOI Voting Agreement........................................              Recitals
IOI Warrants................................................                  6.16
IOI.........................................................              Preamble
Joint Proxy Statement/Prospectus............................                6.1(b)
know........................................................               9.12(b)
Know-How....................................................   3.20(g) and 4.20(g)
knowledge...................................................               9.12(b)
Law.........................................................                   3.8
Lien........................................................               9.12(c)
Line of Credit..............................................                7.3(e)
Lock-Up Period..............................................                7.2(k)
Material Adverse Effect.....................................               9.12(d)
Merger......................................................                   1.1
Net Current Assets..........................................               6.19(a)
Notices.....................................................            3.25(a)(i)
Patent Rights...............................................   3.20(c) and 4.20(c)
Permitted Lien..............................................               9.12(e)

DEFINED TERMS                                                  DEFINED IN SECTION
-------------                                                  ------------------
person......................................................               9.12(f)
Post-Merger Board...........................................               6.19(a)
Preferred Shares............................................            2.1(a)(iv)
Product.....................................................               4.24(b)
Realized Cash...............................................           2.1(a)(iii)
Recalls.....................................................            3.25(a)(i)
Reimbursable Transaction Expenses...........................               6.19(a)
Related Liability Expenses..................................           2.1(a)(iii)
Release.....................................................           3.14(a)(iv)
Remedial Action.............................................            3.14(a)(v)
S-4.........................................................                6.1(a)
Scheduled In-Bound Intellectual Property....................   3.20(a) and 4.20(a)
Scheduled Out-Bound Intellectual Property...................   3.20(b) and 4.20(b)
SEC.........................................................            2.2(a)(ii)
Securities Act..............................................                  2.15
Series A Preferred Stock....................................            2.1(a)(ii)
Series A Warrants...........................................             2.1(a)(i)
Series B Preferred Stock....................................            2.1(a)(iv)
Series B Warrants...........................................             2.1(a)(i)
Share Consideration.........................................            2.1(a)(ii)
Software....................................................   3.20(e) and 4.20(e)
subsidiary..................................................               9.12(g)
Surviving Corporation.......................................                   1.1
Takeover Statute............................................                  3.27
Tax Returns.................................................               3.15(a)
Tax(es).....................................................               3.15(a)
Termination Date............................................                8.2(a)
Texas Law...................................................                   1.1
Third Party Intellectual Property...........................   3.20(i) and 4.20(i)
Third Party Patent Rights...................................   3.20(j) and 4.20(j)
Trademarks..................................................   3.20(d) and 4.20(d)
Transfer Taxes..............................................               9.12(h)
WARN........................................................               3.13(d)
Warrants....................................................             2.1(a)(i)
Westbank ASC Cash Proceeds..................................               6.19(a)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of September 15, 2000, is between PowerBrief, Inc., a Delaware corporation (the "COMPANY"), and Integrated Orthopaedics, Inc., a Texas corporation ("IOI"). Certain capitalized and non-capitalized terms used herein are defined in Section 9.12.

                                    RECITALS

     WHEREAS, the Boards of Directors of the Company and IOI each have, in light of and subject to the terms and conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger (as hereinafter defined), and declared the Merger advisable and fair to, and in the best interests of, their respective shareholders;

     WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive shares of common stock, par value $0.001 per share, of IOI (the "IOI COMMON STOCK") and warrants to purchase shares of IOI Common Stock;

     WHEREAS, as an inducement to IOI to enter into this Agreement, certain shareholders of the Company (i) have concurrently herewith entered into a voting agreement in the form attached hereto as Exhibit A (the "COMPANY VOTING AGREEMENT") pursuant to which, among other things, such shareholders have agreed to vote all shares of capital stock of the Company owned by them in favor of the Merger and (ii) will, within 15 days of the date of this Agreement, enter into affiliate agreements in the form attached hereto as Exhibit B ("AFFILIATE AGREEMENTS") pursuant to which, among other things, such shareholders will agree to refrain from selling shares of IOI Common Stock during a specified period following consummation of the Merger;

     WHEREAS, as an inducement to the Company to enter into this Agreement, certain shareholders of IOI have concurrently herewith entered into a voting agreement in the form attached hereto as Exhibit C (the "IOI VOTING AGREEMENT") pursuant to which, among other things, such shareholders have agreed to vote all shares of capital stock of IOI owned by them in favor of the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"); and

     WHEREAS, the Company and IOI desire to make certain representations, warranties, covenants and agreements in connection with the Merger as set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company and IOI hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. At the Effective Time (as hereinafter defined) and upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Texas Business Corporation Act ("TEXAS LAW") and the Delaware General Corporation Law ("DELAWARE LAW"), the Company shall be merged with and into IOI (the "MERGER"). Following the Merger, IOI shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of the Company shall cease.

     SECTION 1.2 Effective Time. Subject to the provisions of this Agreement, IOI and the Company shall cause the Merger to be consummated by filing (a) articles of merger in the form attached hereto as

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Exhibit D and other appropriate documents (the "ARTICLES OF MERGER") with the
Secretary of State of the State of Texas in such form as required by, and executed in accordance with, the relevant provisions of Texas Law and (b) a certificate of merger in the form attached hereto as Exhibit E and other appropriate documents (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law, as soon as practicable on the Closing Date (as hereinafter defined). The Merger shall become effective upon such filings or at such time thereafter as is provided in the Articles of Merger and the Certificate of Merger (the "EFFECTIVE TIME").

     SECTION 1.3 Closing of the Merger. The closing of the Merger (the "CLOSING") will take place at a time and on a date to be specified by the parties (the "CLOSING DATE"), which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Locke Liddell & Sapp LLP, 3400 Chase Tower, 600 Travis, Houston, Texas 77002-3095, or at such other time, date or place as agreed to in writing by the parties hereto.

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger and the Certificate of Merger and the applicable provisions of Texas Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and IOI shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and IOI shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5 Articles of Incorporation and Bylaws. Effective immediately following the Merger, the articles of incorporation of IOI, as in effect immediately prior to the Effective Time, shall be amended in their entirety to read as set forth in the form attached hereto as Exhibit F, including, without limitation, an amendment to change the name of the Surviving Corporation to "PowerBrief, Inc." Effective immediately following the Merger, the bylaws of IOI, as in effect immediately prior to the Effective Time, shall be amended in their entirety to read as set forth in the form attached hereto as Exhibit G.

     SECTION 1.6 Directors. The initial Board of Directors of the Surviving Corporation will consist of seven members chosen in accordance with the provisions of Section 6.19. Such directors shall hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

     SECTION 1.7 Officers. The initial officers of the Surviving Corporation are listed on Schedule 1.7 and shall hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     SECTION 2.1  Conversion of Shares.

     (a)(i) At the Effective Time, each share of the Company's common stock, par value $0.01 per share ("COMPANY COMMON STOCK"), issued and outstanding immediately prior to the Effective Time (individually, a "COMMON SHARE" and collectively, the "COMMON SHARES") (other than (A) Common Shares held by the Company, (B) Common Shares held by IOI or (C) Dissenting Shares (as hereinafter defined)) shall, by virtue of the Merger and without any action on the part of IOI, the Company or any holder thereof, be converted into and be exchangeable for the right to receive (i) 3.018 shares of IOI Common Stock, (ii) a Series A warrant to purchase .0454 shares of IOI Common Stock (the "SERIES A WARRANTS"), and (iii) a Series B warrant to purchase .0850 shares of IOI Common Stock (the "SERIES B WARRANTS" and, together with the Series A Warrants, the "WARRANTS"). The Series B Warrants,

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in the form attached hereto as Exhibit H, will have the same terms and conditions as the Series B warrants to purchase common stock of IOI which are outstanding as of the date hereof.

          (ii) At the Effective Time, to the extent not converted into Company Common Stock prior to the Effective Time, each share of the Company's Series A Preferred Stock, par value $0.01 per share ("SERIES A PREFERRED STOCK"), issued and outstanding immediately prior to the Effective Time, if any, shall, by virtue of the Merger and without any action on the part of IOI, the Company or any holder thereof, be converted into and be exchangeable for the right to receive (i) 9.054 shares of IOI Common Stock,
     (ii) a Series A Warrant to purchase .1363 shares of IOI Common Stock and
     (iii) a Series B Warrant to purchase .2549 shares of IOI Common Stock. Such Series A Warrants, in the form attached hereto as Exhibit I, will be exercisable from and after the first anniversary of the Closing Date at all times other than each period commencing one calendar day prior to the end of a fiscal quarter and extending through the announcement of the Surviving Corporation's operating results for such fiscal quarter. Such Series A Warrants will have an exercise price equal to 1.25 times the lesser of (i) $0.2963 and (ii) the lowest average closing price of the IOI Common Stock over any consecutive 20 calendar days during the 90 calendar days after the Closing. The Series A Warrants will expire and will no longer be exercisable after the fifth anniversary of the Closing Date.

        All such shares of IOI Common Stock issued pursuant to this Section 2.1(a), together with the Warrants and any cash paid in lieu of fractional shares of IOI Common Stock to be paid pursuant to Section 2.7, are referred to herein as the "SHARE CONSIDERATION." The Share Consideration is subject to a post-Merger adjustment as set forth in
        Section 2.1(a)(iii) below.

        Notwithstanding anything to the contrary herein, the maximum number of
        (A) shares of IOI Common Stock issuable pursuant to Sections 2.1(a)(i) and 2.1(a)(ii) and Section 2.2 shall be 69,049,729 shares, (B) Series A Warrants issued and issuable pursuant to Sections 2.1(a)(i) and 2.1(a)(ii) and Section 2.2(b) shall be in respect of 2,673,490 shares of IOI Common Stock and (C) Series B Warrants issued and issuable pursuant to Sections 2.1(a)(i) and 2.1(a)(ii) and Section 2.2(b) shall be in respect of 5,000,000 shares of IOI Common Stock. In the event that prior to the Closing any of the options described in Section 2.2(a) are exercised, the maximum number of Series A Warrants and Series B Warrants will be reallocated, on a pro-rata basis, among all of the holders of outstanding Company Common Stock and warrants. The foregoing amounts do not limit the number of shares of IOI Common Stock issuable pursuant to
        Section 2.1(a)(iii) below.

          (iii) Upon the first anniversary of the Closing Date or earlier if elected by unanimous consent of the Surviving Corporation's Board of Directors as constituted immediately following the Effective Time (the "ADJUSTMENT DATE"), the following adjustment will be made:

        For every $1.00 by which Realized Cash (as hereinafter defined) is greater or less than $5.0 million, the Adjusted Primary Ownership (as hereinafter defined) between IOI's shareholders (the "IOI SHAREHOLDER PERCENTAGE"), on the one hand, and the Company's shareholders (the "COMPANY SHAREHOLDER PERCENTAGE"), on the other hand, will increase or decrease, as applicable, by .0000027 of a percentage point; provided, however, that if the Realized Cash is less than $3.75 million, then for every $1.00 by which Realized Cash is less than $5.0 million, the IOI Shareholder Percentage will decrease and the Company Shareholder Percentage will increase by .000006 of a percentage point. Once the adjustment has been determined and approved by the Board of Directors of the Surviving Corporation, IOI's shareholders or the Company's shareholders, of record as of the Closing Date, will, if necessary and as applicable, be issued additional shares of IOI Common Stock to reflect the adjustment. Such adjustment will be certified, in writing, to the Surviving Corporation's Board of Directors and shareholders by the Surviving Corporation's independent auditors. "ADJUSTED PRIMARY OWNERSHIP" shall mean the percentage ownership by a party of the total of outstanding shares of IOI Common Stock immediately following the Merger, assuming full exercise of the options and warrants described in
        Section 2.2 hereof and no exercise of any other option, warrant

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

        or right to purchase IOI Common Stock outstanding as of the date hereof. "REALIZED CASH" shall mean the difference between (A) the sum of (1) the total cash of IOI at the Effective Time, (2) the total cash proceeds that the Surviving Corporation receives from the sale, collection, or liquidation of IOI's pre-Merger assets (other than cash) prior to the Adjustment Date, net of Asset Sale Expenses (as defined herein), and (3) all liabilities not identified and quantified at the Effective Time and Related Liability Expenses attributable to the pre-Effective Time operations of the Company which liabilities are quantified by no later than six months after the Effective Time pursuant to payments or settlements agreed to by all members of the Board of Directors of the Surviving Corporation as constituted immediately following the Effective Time and (B) the sum of (1) all of IOI's liabilities identified and quantified at the Effective Time (including accruals for any liabilities attributable to periods before the Effective Time, but payable after the Effective Time) paid in cash by the Surviving Corporation prior to the Adjustment Date, and (2) all liabilities not identified and quantified at the Effective Time and Related Liability Expenses attributable to the pre-Effective Time operations of IOI, which liabilities are quantified by no later than six months after the Effective Time pursuant to payments or settlements agreed to by all members of the Board of Directors of the Surviving Corporation as constituted immediately following the Effective Time; provided, however, that Realized Cash (1) will not be reduced by (x) any payments made or required to be made by IOI in respect of any insurance policies required by the last sentence of Section 6.6, or (y) any Reimbursable Transaction Expenses (as hereinafter defined) which are allocated to the Company pursuant to
        Section 9.4 of this Agreement, and (2) will be increased by (x) Reimbursable Transaction Expenses which have been paid in cash prior to the Effective Time and (y) any unpaid past, present or future obligations of the Company to IOI, in existence at the Effective Time, in respect of leased office space or furniture for which there is an offsetting liability of IOI to a third party lessor of an equal or greater amount which has reduced Realized Cash. "ASSET SALE EXPENSES" shall mean all reasonable expenses incurred by the Surviving Corporation directly in connection with the sale of IOI's pre-Merger assets prior to the Adjustment Date, including reasonable attorneys', brokers' and accountants' fees and expenses and other reasonable transaction or closing fees and expenses. "RELATED LIABILITY EXPENSES" shall mean all reasonable expenses incurred by the Surviving Corporation directly in connection with its obligations to satisfy any of the applicable liabilities, including reasonable attorneys', brokers' and accountants' fees and expenses and other reasonable transaction fees and expenses. The maximum number of shares of IOI Common Stock issuable pursuant to this Section 2.1(a)(iii) will not exceed 50% of the maximum number of shares of IOI Common Stock issued to the shareholders of the Company in the Merger. In addition, the right to receive shares of IOI Common Stock pursuant to this Section 2.1(a)(iii) shall not be assignable by any party except by operation of law.

          (iv) Notwithstanding anything to the contrary herein, in the event that the Company issues any shares of Series B Preferred Stock, par value $0.01 per share ("SERIES B PREFERRED STOCK" and, together with the Series A Preferred Stock, the "PREFERRED SHARES") in accordance with Section 6.22 of this Agreement, the total number of shares of IOI Common Stock issued to the Company's shareholders (including the Series B Preferred Stock holders) under Sections 2.1(a)(i) and 2.1(a)(ii) and Section 2.2 will be adjusted by written amendment to this Agreement in such a manner as is necessary for the IOI shareholders and the other Company shareholders (and warrant and option holders) to bear the dilution from such issuance in accordance with the relative percentages allocated to them in this Agreement had the Series B Preferred Stock never been issued, provided that the Company's remaining shareholders will bear all dilution which arises or results from the triggering of any anti-dilution protection applicable to any Company Securities (as hereinafter defined) which is triggered from and after the date hereof in connection with, the Series B Preferred Stock or the Merger. In addition, the number of shares of IOI Common Stock issuable in respect of each share of outstanding Series B Preferred Stock will be based on the number of shares of Company Common Stock into which each share of Series B Preferred Stock is convertible. Holders of Series B Preferred Stock will receive, on an as-converted basis, the same number of shares of IOI

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     Common Stock as holders of Company Common Stock receive in exchange for each share of Company Common Stock (as adjusted pursuant to the preceding sentence) and, in addition, will receive one Series A Warrant to purchase .50 of a share of IOI Common Stock for each full share of IOI Common Stock such holder receives in the Merger; provided that such holder will have no other rights to receive Series A or Series B Warrants in respect of such holder's Series B Preferred Stock. The 5,000,000 Series B Warrants issued to the Company's shareholders and issuable to the Company's warrant holders shall be allocated proportionately among all holders of Company Series A Preferred Stock, Company Common Stock and the warrants described in Section
     2.2 hereof, but not among the holders of Series B Preferred Stock. In addition, notwithstanding anything to the contrary herein, in the event the Company issues any shares of Series B Preferred Stock in accordance with
     Section 6.22 of this Agreement, the adjustment described in subparagraph
     (iii) above will take into account the Series B Preferred Stock in determining and allocating such adjustment.

     (b) At the Effective Time, each share of Company Common Stock owned by IOI immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

     (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of IOI Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event, the calculation of the Share Consideration shall be correspondingly adjusted to the extent necessary to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or such similar event.

     (d) Immediately following the Effective Time, the Surviving Corporation will effect a 10 to one reverse stock split of the IOI Common Stock. In connection with such reverse stock split, all outstanding options and warrants exercisable for IOI Common Stock will be adjusted appropriately.

     SECTION 2.2  Stock Options and Warrants.

     (a) As soon as practicable following the date of this Agreement, IOI and the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company's stock option plans, agreements or arrangements (collectively, the "COMPANY OPTION PLANS") or warrants (collectively, the "COMPANY WARRANTS")) shall take such action, and the Company shall obtain all such agreements and consents, if any, as may be required to effect the following provisions of this Section 2.2. As of the Effective Time each outstanding option held by employees to purchase shares of Company Common Stock pursuant to the Company Option Plans (a "COMPANY STOCK OPTION") shall be assumed by IOI and unexercised options will be converted into options to purchase shares of IOI Common Stock ("ASSUMED STOCK OPTIONS") as follows:

          (i) In the case of any Assumed Stock Option, (x) the number of shares of IOI Common Stock subject to the Assumed Stock Option shall be the number of shares of IOI Common Stock which such holder of such Assumed Stock Option would have been entitled to receive in the Merger if such Assumed Stock Option had been exercised for Company Common Stock immediately prior to the Effective Time (taking into account any adjustment provided for under Section 2.1(a)(iv)) and (y) the exercise price payable for a share of IOI Common Stock under the Assumed Stock Option shall be the quotient (truncated to the nearest $.01) of the exercise price per share of Company Common Stock under the Company Stock Option immediately prior to the Effective Time divided by the number of shares of IOI Common Stock into which each share of Company Common Stock is convertible under Section 2.1(a)(i). No fractional shares of IOI Common Stock will be issued upon the exercise of Assumed Stock Options. Any holder of an Assumed Stock Option who would otherwise have been entitled to receive a fraction of a share of IOI Common Stock (after taking into account all Assumed Stock Options exercised by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of IOI Common Stock multiplied by (ii) the average of the daily high and low sales prices, regular way, of one share of IOI Common Stock (rounded to the nearest ten thousandth) on the American Stock

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     Exchange (the "AMEX") (as reported in the New York City edition of the Wall
     Street Journal or, if not reported thereby, another nationally recognized source) during the ten consecutive trading day period ending on the second trading day prior to the exercise date.

          (ii) Each Assumed Stock Option shall be subject to the same expiration date and vesting provisions as were applicable to the relevant Company Stock Option immediately prior to the Effective Time. As soon as practicable after the Effective Time, IOI shall deliver to holders of Assumed Stock Options appropriate notice of the terms of such options and other appropriate documents. Promptly after the Effective Time (and in no event later than five (5) business days thereafter), IOI shall use its reasonable best efforts to prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 or other appropriate form with respect to shares of IOI Common Stock subject to the Assumed Stock Options and to maintain the effectiveness of such registration statement or registration statements covering such Assumed Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Stock Options remain outstanding. IOI shall take all corporate action necessary to reserve for issuance under an appropriate stock option plan of IOI a sufficient number of shares of IOI Common Stock for delivery upon exercise of the options described above.

     (b) As of the Effective Time each outstanding Company Warrant to purchase shares of Company Common Stock shall be assumed by IOI and unexercised warrants will be converted into warrants to purchase shares of IOI Common Stock, Series A Warrants and Series B Warrants ("ASSUMED COMPANY WARRANTS") as follows:

          (i) In the case of any Assumed Company Warrant, (x) the number of shares of IOI Common Stock and Series A Warrants and Series B Warrants subject to the Assumed Company Warrant shall be the number of shares of IOI Common Stock and Series A Warrants and Series B Warrants which such holder of such Assumed Company Warrant would have been entitled to receive in the Merger if such Assumed Company Warrant had been exercised for Company Common Stock immediately prior to the Effective Time (taking into account any adjustment provided for under Section 2.1(a)(iv)) and (y) the exercise price payable for a share of IOI Common Stock and related Series A Warrants and Series B Warrant under the Assumed Company Warrant shall be the quotient (truncated to the nearest $.01) of the exercise price per share of Company Common Stock under the Assumed Company Warrant immediately prior to the Effective Time divided by the number of shares of IOI Common Stock into which each share of Company Common Stock is convertible under Section 2.1(a)(i). No fractional shares of IOI Common Stock will be issued upon the exercise of Assumed Company Warrants. Any holder of an Assumed Company Warrant who would otherwise have been entitled to receive a fraction of a share of IOI Common Stock (after taking into account all Assumed Company Warrants exercised by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of IOI Common Stock multiplied by (ii) the average of the daily high and low sales prices, regular way, of one share of IOI Common Stock (rounded to the nearest ten thousandth) on the AMEX (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) during the ten consecutive trading day period ending on the second trading day prior to the exercise date.

          (ii) Each Company Assumed Warrant shall be subject to the same expiration date and exercise provisions as were applicable to the relevant Company Warrant immediately prior to the Effective Time. As soon as practicable after the Effective Time, IOI shall deliver to holders of Company Assumed Warrants appropriate notice of the terms of such warrants and other appropriate documents. IOI shall take all corporate action necessary to reserve for issuance a sufficient number of shares of IOI Common Stock for delivery upon exercise of the warrants described above.

     (c) The number of shares of IOI Common Stock underlying each Assumed Stock Option and Assumed Company Warrant and the exercise price thereof will be subject to an appropriate adjustment to

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reflect the adjustment to Adjusted Primary Ownership provided for in Section
2.1(a)(iii) (taking into account any adjustment under Section 2.1(a)(iv)).

     SECTION 2.3 Exchange Fund. Prior to the Effective Time, IOI shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder for the purpose of exchanging Common Shares and Preferred Shares for the Share Consideration (the "EXCHANGE AGENT"). At or prior to the Effective Time, IOI shall deposit with the Exchange Agent, in trust for the benefit of holders of Common Shares and Preferred Shares, certificates representing the IOI Common Stock issuable pursuant to Section 2.1 in exchange for outstanding Common Shares and Preferred Shares; Warrants issuable pursuant to Section 2.1 in exchange for outstanding Common Shares and Preferred Shares; and an estimated amount of cash sufficient to pay the cash payable in lieu of fractional shares pursuant to Section 2.7. IOI agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.7 and any dividends and other distributions pursuant to Section 2.5. Any cash, certificates of IOI Common Stock and Warrants deposited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND."

     SECTION 2.4 Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any event within three business days after the Effective Time), IOI shall use commercially reasonable efforts to cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Common Shares and Preferred Shares (the "CERTIFICATES") (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as IOI and the Company may reasonably specify; and (ii) instructions for effecting the surrender of such Certificates in exchange for the Share Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) shares of IOI Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1 (after taking into account all Common Shares and Preferred Shares then held by such holder), (B) Warrants representing, in the aggregate, the whole number of Series A and Series B Warrants that such holder has the right to receive pursuant to Section 2.1 (after taking into account all Common Shares and Preferred Shares then held by such holder) and (C) a check in an amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any dividends and other distributions pursuant to Section 2.5 and cash in lieu of fractional shares pursuant to Section 2.7. No interest will be paid or will accrue on any cash payable pursuant to Section 2.5 or Section 2.7. In the event of a transfer of ownership of Company Common Stock, Series A Preferred Stock or Series B Preferred Stock which is not registered in the transfer records of the Company, shares of IOI Common Stock evidencing, in the aggregate, the proper number of shares of IOI Common Stock; Warrants evidencing, in the aggregate, the proper number of Warrants; a check in the proper amount of cash in lieu of any fractional shares of IOI Common Stock pursuant to Section 2.7 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5, may be issued with respect to such Common Shares or Preferred Shares to such a transferee if the Certificate representing such Common Shares or Preferred Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as hereinafter defined) have been paid.

     SECTION 2.5 Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made with respect to shares of IOI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of IOI Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of IOI Common Stock shall be paid to any such holder pursuant to Section 2.7 until such holder shall surrender such Certificate in accordance with Section 2.4. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to

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such holder of shares of IOI Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of IOI Common Stock to which such holder is entitled pursuant to Section 2.7 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of IOI Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of IOI Common Stock.

     SECTION 2.6 No Further Ownership Rights in Company Common Stock. All shares of IOI Common Stock and Warrants issued and cash paid upon conversion of the Common Shares and Preferred Shares in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Sections 2.5 and 2.7) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Common Shares and the Preferred Shares.

     SECTION 2.7  No Fractional Shares of IOI Common Stock.

     (a) No certificates or scrip of shares of IOI Common Stock representing fractional shares of IOI Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of IOI or a holder of shares of IOI Common Stock.

     (b) Notwithstanding any other provision of this Agreement, each holder of Common Shares and Preferred Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of IOI Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of IOI Common Stock multiplied by (ii) the average of the daily high and low sales prices, regular way, of one share of IOI Common Stock (rounded to the nearest ten thousandth) on the AMEX (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) during the ten consecutive trading day period ending on the second trading day prior to the Closing Date. As promptly as practicable after the determination of the aggregate amount of cash to be paid to holders of fractional interests, the Exchange Agent shall notify IOI and IOI shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     SECTION 2.8 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the Share Consideration with respect to the Common Shares and Preferred Shares formerly represented thereby to which such holders are entitled pursuant to Section 2.1 and Section 2.4, any cash in lieu of fractional shares of IOI Common Stock to which such holders are entitled pursuant to Section 2.7 and any dividends or distributions with respect to shares of IOI Common Stock to which such holders are entitled pursuant to Section 2.5. Any such portion of the Exchange Fund remaining unclaimed by holders of Common Shares and Preferred Shares five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as hereinafter defined)) shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

     SECTION 2.9 No Liability. None of the Surviving Corporation, the Company, or the Exchange Agent shall be liable to any person in respect of any Share Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                                       A-8
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     SECTION 2.10  Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Any interest and other income resulting from such investments promptly shall be paid to the Surviving Corporation.

     SECTION 2.11 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity by such person against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Share Consideration with respect to the Common Shares and Preferred Shares formerly represented thereby, any cash in lieu of fractional shares of IOI Common Stock and unpaid dividends and distributions on shares of IOI Common Stock deliverable in respect thereof, pursuant to this Agreement.

     SECTION 2.12 Withholding Rights. Each of IOI and the Exchange Agent shall be entitled to deduct and withhold from the Share Consideration otherwise payable pursuant to this Agreement to any holder of Common Shares and Preferred Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax Law. To the extent that amounts are so withheld by IOI or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares and Preferred Shares in respect to which such deduction and withholding was made by IOI or the Exchange Agent, as the case may be.

     SECTION 2.13 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and the parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Each party hereto shall use its best efforts to cause the Merger to be so qualified, shall report the transactions contemplated by this Agreement in a manner consistent with such reorganization treatment and will not take any position inconsistent therewith in any Tax Return (as hereinafter defined), refund claim, litigation or otherwise unless required to do so by Law.

     SECTION 2.14 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Common Shares or Preferred Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or IOI for any reason shall be converted into the Share Consideration with respect to the Common Shares or Preferred Shares formerly represented thereby, any cash in lieu of fractional shares of IOI Common Stock to which the holders thereof are entitled pursuant to
Section 2.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.5.

     SECTION 2.15 Affiliates. Notwithstanding anything to the contrary herein, no shares of IOI Common Stock or cash shall be delivered to a person who may be deemed an "affiliate" of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), until such person has executed and delivered to IOI the written agreement contemplated by Section 6.10.

     SECTION 2.16 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Common Shares and Preferred Shares that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who did not vote in favor of the Merger (the "DISSENTING SHARES"), which shareholders (the "DISSENTING SHAREHOLDERS") comply with all of the relevant provisions of Delaware Law, shall not be converted into or be exchangeable for the right to receive the Share Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under Delaware Law. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Common Shares and Preferred Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Share Consideration without any interest thereon. The Company shall give IOI (i) prompt notice of any written demands for appraisal of any Common Shares or Preferred Shares,
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

attempted withdrawals of such demands and any other instruments served pursuant to Delaware Law and received by the Company relating to shareholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of IOI, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Common Shares or Preferred Shares held by such Dissenting Shareholder shall thereupon be treated as though such Common Shares or Preferred Shares had been converted into the right to receive the Share Consideration pursuant to Section 2.1(a).

     SECTION 2.17 Escrow of Shares. At Closing, IOI shall issue up to 55,000,000 shares (the "ESCROW SHARES") of IOI Common Stock to an escrow agent mutually agreed to by IOI and the Company (the "ESCROW AGENT"), which Escrow Shares shall be held by the Escrow Agent for the purpose of delivering shares of IOI Common Stock in satisfaction of the requirements under Section 2.1(a)(iii) to issue additional shares of IOI Common Stock, if any, after the Adjustment Date. The Escrow Shares shall be included in shares of IOI Common Stock registered on the Form S-4 referenced in Section 6.1, and shall be issued in the name of the Escrow Agent upon the Effective Time. Such Escrow Shares shall be subject to a standard escrow agreement between the Surviving Corporation and the Escrow Agent, which will provide, among other things, for the receipt and investment of cash dividends, if any, on the Escrow Shares, the receipt and retainage of stock dividends, if any, on the Escrow Shares, and the voting of such Escrow Shares in connection with shareholder meetings of the Surviving Corporation.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedules attached hereto, each of which specifically references the Section below to which it states an exception, the Company hereby represents and warrants to IOI as follows (with the understanding that IOI is relying materially on each such representation and warranty in entering into and performing this Agreement):

     SECTION 3.1  Organization and Qualification; No Subsidiaries.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted, except where the failure to be duly organized, existing and in good standing or to have such power and authority could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as hereinafter defined) on the Company.

     (b) The Company does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other securities of any entity or any investment in any entity.

     (c) The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not have and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (d) The Company has heretofore made available to IOI accurate and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

     SECTION 3.2 Capitalization of the Company. The authorized capital stock of the Company consists of: (i) 60,000,000 shares of Company Common Stock and
(ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share, of which 5,000,000 shares are designated Series A Preferred Stock. As of the date hereof, there are issued and outstanding 11,250,000 shares of Company Common Stock, 2,566,223 shares of Series A Preferred Stock and no shares of Series B Preferred Stock. Each share of Series A Preferred
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

Stock is convertible into three shares of Company Common Stock, subject to certain adjustments. A true and complete list of record holders of the issued and outstanding Company Common Stock and Series A Preferred Stock as of the date hereof is, and as updated at the Effective Time will be, set forth in Schedule 3.2, which schedule includes for each such record holder, the number of shares of each class and series held by such holder. All of the issued and outstanding Common Shares and shares of Series A Preferred Stock have been validly issued, and are duly authorized, fully paid, non-assessable and free of preemptive, maintenance or similar rights. As of the date hereof, 2,888,255 Common Shares are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Option Plans and 551,025 Common Shares are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding warrants. Except as set forth on Schedule 3.2, since July 1, 2000, no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such date. Except as set forth above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) options or other rights to acquire from the Company, and no obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company; and (iv) equity equivalents, interests in the ownership or earnings of the Company or other similar rights (including stock appreciation rights) (collectively, "COMPANY SECURITIES"). Except as set forth on Schedule 3.2, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth on Schedule 3.2, there are no shareholder agreements, voting trusts or other agreements to which the Company is a party or to which it is bound relating to the voting of any shares of capital stock of the Company (other than the Company Voting Agreement). Schedule 3.2 sets forth true and complete information regarding the current exercise price, the date of grant and the number of Company Stock Options granted for each holder of Company Stock Options.

     SECTION 3.3  Authority Relative to This Agreement; Consents and Approvals.

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, in respect of the Merger and this Agreement, the Company Requisite Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal, and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and
(ii) general principles of equity.

     (b) The Board of Directors of the Company (the "COMPANY BOARD") has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the Company Board for the consummation of the transactions, including the Merger, contemplated hereby and has resolved
(i) this Agreement and the transactions contemplated hereby, including the Merger, taken together, to be advisable and fair to, and in the best interests of, the Company and its shareholders; and (ii) to recommend that the shareholders of the Company approve and adopt this Agreement. The affirmative approval of the holders of Common Shares and Preferred Shares representing a majority of the votes that may be cast by the holders of all outstanding Common Shares and Preferred Shares (voting as a single class), as of the record date set by the Company Board for the vote of the Company's shareholders (the "COMPANY REQUISITE VOTE"), are the only actions of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger and the sale of the Westbank Ambulatory Care Center.

     SECTION 3.4  Financial Statements; Accounts Receivable.

     (a) The Company has delivered to IOI (i) copies of the unaudited balance sheets of the Company as of December 31, 1999, together with the related unaudited statements of income, shareholders' equity

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

and changes in cash flow for the fiscal year ended December 31, 1999, and the notes thereto, and (ii) copies of the unaudited balance sheet of the Company, as of June 30, 2000 (the "COMPANY INTERIM BALANCE SHEET"), together with the related unaudited consolidated statements of income and changes in cash flow for the six-month period ended on such date (such financial statements and unaudited interim financial statements being hereinafter referred to as the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements, including the notes thereto, present fairly in all material respects the financial position, results of operations and changes in cash flow of the Company as of such dates and for the periods then ended (subject, in the case of the unaudited interim Company Financial Statements, to normal year-end audit adjustments, which are not in the aggregate material, and the absence of notes).

     (b) The accounts receivable of the Company as set forth on the Company Interim Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; to the Company's knowledge, are not subject to valid defenses, set-offs or counterclaims; and are collectible at the full recorded amount thereof less, in the case of accounts receivable appearing on the Company Interim Balance Sheet, the recorded allowance for collection of doubtful accounts on the Company Interim Balance Sheet. The allowance for collection of doubtful accounts on the Company Interim Balance Sheet has been determined consistent with past practice.

     SECTION 3.5 No Undisclosed Liabilities. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities disclosed, provided for or reserved against in the Company Financial Statements; (b) liabilities arising in the ordinary course of business after the date of the Company Interim Balance Sheet, which are not material to the financial position of the Company; and (c) liabilities arising under this Agreement.

     SECTION 3.6 Absence of Changes. Since June 30, 2000, the Company has conducted its business in the ordinary and usual course consistent with past practice and there has not been:

          (a) any event, occurrence or development which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (b) except as set forth on Schedule 3.6(b), any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any Company Securities;

          (c) any amendment of any term of any outstanding security of the Company that would materially increase the obligations of the Company under such security;

          (d) (i) any incurrence or assumption by the Company of any indebtedness for borrowed money (or any renewals, replacements, or extensions that increase the aggregate commitments thereunder) except (A) in the ordinary and usual course of business consistent with past practice or (B) in connection with any capital expenditure permitted by Section 5.1, or (ii) any guarantee, endorsement, or other incurrence or assumption of liability (whether directly, contingently or otherwise) by the Company for the obligations of any other person;

          (e) any creation or assumption by the Company of any material Lien (as hereinafter defined) on any material asset of the Company other than Permitted Liens (as hereinafter defined);

          (f) any making of any loan, advance or capital contribution to or investment in any person by the Company other than loans or advances to employees, contractors or consultants of the Company made in the ordinary and usual course of business consistent with past practice;

          (g) (i) any contract or agreement entered into by the Company on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by the Company of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, other than those contemplated by this Agreement;

          (h) any material change in any method of accounting or accounting principles or practice by the Company, except for any such change required by reason of a change in GAAP;

          (i) any (i) grant of any severance or termination pay to any director, officer, employee, consultant or contractor of the Company; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee, consultant or contractor of the Company; (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (iv) increase in compensation, bonus or other benefits payable to directors, officers, employees, consultants or contractors of the Company other than, in the case of clause (iv) only, increases prior to the date hereof in compensation, bonus or other benefits payable to employees, consultants or contractors of the Company in the ordinary and usual course of business consistent with past practice or merit increases in salaries of employees, consultants or contractors at regularly scheduled times in customary amounts consistent with past practices;

          (j) any adoption, entering into, amendment, alteration or termination of (partially or completely) any Company Benefit Plan or Company Employee Arrangement (both as hereinafter defined) except as contemplated by this Agreement or to the extent required by applicable Law;

          (k) any entering into of any contract with an officer, director, employee, consultant, contractor, agent or other similar representative of the Company that (i) is not terminable, without penalty or other liability, upon not more than 60 calendar days' notice or (ii) involves payments in excess of $50,000;

          (l) any (i) making or revoking of any material election relating to Taxes, (ii) settlement or compromise of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change to any material methods of reporting income or deductions for federal income tax purposes;

          (m) except as set forth on Schedule 3.6(m), any capital expenditures in excess of $10,000 individually and in excess of $50,000 in the aggregate;

          (n) any lease, license or grant to any person of any rights in any of the Company's assets or properties;

          (o) except as set forth on Schedule 3.6(o), any revaluation of any of the Company's assets;

          (p) any discharge or satisfaction of any Lien or payment of any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business;

          (q) any failure to pay any accounts payable of the Company in accordance with their terms;

          (r) any acceleration of the collection of, or sale or other transfer of, any accounts receivable of the Company;

          (s) any cancellation, waiver, release or forgiveness of any debts or obligations of, or rights or claims against, third parties;

          (t) any amendment of the certificate of incorporation or bylaws of the Company;

          (u) any investment in any Person;

          (v) any sufferance of any material damage, destruction or loss (whether or not covered by insurance) to any material assets of the Company;

          (w) any strike, slowdown or demand for recognition by a labor organization by or with respect to any of the employees of the Company;

          (x) any stock option grants or grants or sales of restricted stock that have not been disclosed to IOI in writing;

          (y) any hiring or termination of any employee, consultant or contractor that has not been disclosed to IOI in writing; or

          (z) any contracting with or terminating any consultant that has not been disclosed to IOI in writing.

     SECTION 3.7 Consents and Approvals. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, state securities or blue sky laws, and the filing and recordation of the Articles of Merger as required by Texas Law and the Certificate of Merger as required by Delaware Law, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "GOVERNMENTAL ENTITY") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings or give such notice do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 3.8  No Default.  The Company is not in violation of any term of
(i) its certificate of incorporation or bylaws (or other similar organizational or governing documents), (ii) any Company Material Contract (as hereinafter defined), or (iii) any domestic or foreign law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity ("LAW") applicable to the Company or any of its assets or properties, the consequence of which violation
(A) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (B) has prevented or would reasonably be expected to prevent or materially delay the performance of this Agreement by the Company. Except as set forth on Schedule 3.8, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (X) result in any violation of or conflict with, constitute a default under, require any consent, waiver or notice under any term of, or result in the reduction or loss of any benefit or the creation or acceleration of any right or obligation under, (i) the certificate of incorporation or bylaws (or other similar organizational or governing documents) of the Company, (ii) any Company Permit (as hereinafter defined) or Company Material Contract, or (iii) any Law applicable to the Company or any of its assets or properties, or (Y) result in the creation of (or impose any obligation on the Company to create) any Lien (other than Permitted Liens) upon any of the assets or properties of the Company pursuant to any such term, excluding from clauses (X)(ii) and (iii) and (Y) such events as would not have a Material Adverse Effect on the Company.

     SECTION 3.9  Real Property.

     (a) The Company does not presently own nor has it owned in the past any real property.

     (b) Schedule 3.9 sets forth all leases, subleases and other agreements (the "COMPANY REAL PROPERTY LEASES") under which the Company is a party or pursuant to which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (the "COMPANY LEASED PROPERTY").

          (i) The Company has heretofore delivered to IOI true, correct and complete copies of all Company Real Property Leases (and all modifications, amendments and supplements thereto and all side letters to which the Company is a party affecting the obligations of any party thereunder).

          (ii) Each Company Real Property Lease constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, and is in full force and effect.

          (iii) All rent and other sums and charges payable by the Company as tenants under each Company Real Property Lease are current and no termination event or condition or uncured default of a material nature on the part of the Company or the landlord exists under any Company Real Property Lease.

          (iv) The Company has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except
     (i) Taxes and general and special assessments not in default and payable without penalty and interest, and (ii) Permitted Liens.

          (v) The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered its leasehold interest in the Company Leased Property.

          (vi) No party to any such Company Real Property Lease has given notice to the Company of or made a claim against the Company in respect of any breach or default thereunder.

          (vii) All facilities located in or benefiting the Company Leased Property are in good operating condition and repair, and are structurally sound and free of defects, with no material alterations or repairs required thereto under applicable laws, permits or insurance company requirements. All such facilities are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate to the conduct of the Company's business.

     SECTION 3.10 Litigation. Except as set forth on Schedule 3.10 hereto, there is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any of its assets or properties which (a) has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or
(b) questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement. The Company is not subject to any outstanding order, writ, injunction or decree which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, threatened against any current or former officer, director, employee, consultant, contractor or agent of the Company (in his or her capacity as such) which gives rise or could reasonably be expected to give rise to a claim for contribution or indemnification against the Company.

     SECTION 3.11 Permits. The Company holds, and has at all times held, all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "COMPANY PERMITS"). The Company is in material compliance with the terms of the Company Permits. No investigation or review by any Governmental Entity in respect of the Company is pending or, to the Company's knowledge, threatened, nor has the Company received notice from any Governmental Entity of its intention to conduct the same.

     SECTION 3.12  Employee Plans.

     (a) The Company does not sponsor, maintain or contribute to any "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "COMPANY BENEFIT PLANS").

     (b) Schedule 3.12(b) sets forth a true, correct and complete list of:

          (i) all employees, consultants, independent contractors and leased employees of the Company; and

          (ii) all employment, consulting, termination, severance, change of control, individual compensation or indemnification agreements, and all bonus or other incentive compensation, deferred compensation, salary continuation, disability, severance, stock award, stock option, stock purchase, educational assistance, legal assistance, club membership, discount, loan, credit union or vacation agreements, policies or arrangements under which the Company has any obligation or liability

     (contingent or otherwise) in respect of any current or former officer, director, employee, consultant, leased employee or contractor of the Company (the "COMPANY EMPLOYEE ARRANGEMENTS").

     (c) In respect of each Company Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to IOI: (i) each of the stock option grant agreements used to make grants under the Company Option Plans and other arrangements, and all amendments thereto; and
(ii) each written employment, consulting or individual severance or other compensation agreement, and all amendments thereto.

     (d) All contributions or other payments required to have been made by the Company to or under any Company Employee Arrangement by applicable Law or the terms of such Company Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

     (e) The Company Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and applicable Laws. In particular, no individual who has performed services for the Company has been improperly excluded from participation in any Company Employee Arrangement.

     (f) There are no pending or, to the Company's knowledge, threatened actions, claims, or proceedings against or relating to any Company Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder), and, to the knowledge of the Company, there are no facts or circumstances which could form the basis for any of the foregoing.

     (g) The Company does not have any obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants, contractors or leased employees of the Company except (i) as may be required under Part 6 of Title I of ERISA at the sole expense of the participant or the participant's beneficiary or (ii) through the last day of the calendar month in which the participant terminates employment with the Company.

     (h) Except as set forth in Schedule 3.12(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee, consultant, contractor or leased employee (current, former, or retired) of the Company, (ii) increase any benefits under any Company Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits.

     (i) The Company has delivered to IOI a true and correct list of the following for each employee, consultant, contractor and leased employee of the
Company: base salary, any bonus obligations, immigration status, hire date, time-off balance, pay rate and termination provisions.

     SECTION 3.13  Labor Matters.

     (a) The Company is not a party to any labor or collective bargaining agreement, and no employees of the Company are represented by any labor organization. Since the Company's incorporation, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Company's knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Since the Company's incorporation, to the Company's knowledge, there have been no organizing activities involving the Company in respect of any group of employees of the Company.

     (b) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the Company's knowledge, threatened by or on behalf of any employee or group of employees of the Company which, if individually or collectively resolved against the Company, would have a Material Adverse Effect on the Company, and, to the knowledge of the Company, there are no facts or circumstances which could form the basis for any of the foregoing.

     (c) There are no complaints, charges or claims against the Company pending or, to the Company's knowledge, threatened to be brought or filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company, and, to the knowledge of the Company, there are no facts or circumstances which could form the basis for any of the foregoing.

     (d) The Company is in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act, as amended ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security Taxes and any similar Tax.

     (e) There has been no "mass layoff" or "plant closing" as defined by WARN in respect of the Company within the six months prior to the date hereof.

     SECTION 3.14  Environmental Matters.

     (a) For purposes of this Agreement:

          (i) "ENVIRONMENTAL COSTS AND LIABILITIES" means any and all losses, liabilities, obligations, damages (including, compensatory, punitive and consequential damages), fines, penalties, judgments, actions, claims, costs, and expenses (including, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and clean up, remedial, removal or treatment activities, or in any other way addressing any Hazardous Materials) arising from, under or pursuant to any Environmental Law;

          (ii) "ENVIRONMENTAL LAW" means any applicable federal, state, local or foreign Law (including common Law), statute, rule, regulation, ordinance, decree or other legal requirement relating to the protection of natural resources, the environment or to pollution or the release or exposure to Hazardous Materials as such Laws have been and may be amended or supplemented through the Closing Date;

          (iii) "HAZARDOUS MATERIAL" means any substance, material or waste which is regulated, classified or otherwise characterized as hazardous, toxic, a pollutant, a contaminant or words of similar meaning or regulatory effect by any Governmental Entity or the United States, and includes, without limitation, petroleum, petroleum by-products and wastes, asbestos and polychlorinated biphenyls;

          (iv) "RELEASE" means any release, spill, effluent, emission, leaking, pouring, emptying, escaping, dumping, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of or from any property; and

          (v) "REMEDIAL ACTION" means all actions, including any capital expenditures, required by any Governmental Entity or required under or taken pursuant to any Environmental Law to (A) clean up, remove, treat or, in any other way, ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (B) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare of the indoor or outdoor environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (D) bring the applicable party into compliance with any Environmental Law.

     (b) The operations of the Company have been and are in compliance in all material respects with all Environmental Laws, and the Company is not aware of any facts, circumstances or conditions, which without significant capital expenditures would prevent material compliance in the future;

     (c) The Company has obtained and maintains all material permits, authorizations, licenses or similar approvals required under applicable Environmental Laws for its property (whether real or personal or owned or leased) and for the continued operations of its business;

     (d) The Company is not subject to any outstanding written orders, contracts or agreements with any Governmental Entity respecting Environmental Laws, or with any Governmental Entity or other person respecting (A) any Remedial Action,
(B) any Release or threatened Release of a Hazardous Material or (C) an assumption of responsibility for environmental claims of another entity;

     (e) The Company has not received any written communication alleging, in respect of any such party, the violation of or liability (real or potential) under any Environmental Law or requesting with respect to any such party information with respect to an investigation pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), or any foreign or state counterpart thereto, or any other Environmental Law;

     (f) The operations of the Company do not now involve, nor to the Company's knowledge, have ever involved in the past, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent or the generation of hazardous waste in quantities that prevent the Company from qualifying as a conditionally exempt small-quantity generator under 40 C.F.R. sec. 261.5;

     (g) To the Company's knowledge, there is not now, nor has there been in the past, on or in any property owned, leased or operated by the Company any of the following for which the Company could reasonably expect to incur material Environmental Costs and Liabilities: (A) any underground storage tanks or landfills, dumps or surface impoundments, (B) any friable asbestos-containing materials that are known by the Company not to be managed under an operations and maintenance program by the owner of such property, (C) any polychlorinated biphenyls other than PCBs in light ballasts and in electrical equipment owned by the utility company, (D) a material Release of Hazardous Materials or (E) any site on or nominated for the National Priority List promulgated pursuant to CERCLA or any foreign or state remedial priority list promulgated or published pursuant to any comparable foreign or state Law;

     (h) No judicial or administrative proceedings are pending or, to the Company's knowledge, threatened against the Company alleging the violation of or seeking to impose liability pursuant to any Environmental Law and there are, to the Company's knowledge, no investigations pending or threatened against the Company under Environmental Laws;

     (i) The Company has provided IOI with copies of all environmentally related assessments, audits, investigations, sampling or similar reports in its possession relating to the Company or any real property currently or formerly owned, operated or leased by or for the Company; and

     (j) The Company has made all filings, reports and notices required under Environmental Laws for the current operations of its business.

     SECTION 3.15  Tax Matters.

     (a) The Company and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company is or has been a member, has timely filed all material Tax Returns required to be filed by it with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed. All such Tax Returns are true, complete and correct in all material respects. The Company has paid all Taxes due for all periods of its existence. The most recent Financial Statements for the periods ended December 31, 1999 and June 30, 2000 reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such Financial Statements. The Company has previously delivered to IOI true and complete copies of (i) all federal, state, local and foreign Tax Returns filed by the Company relating to the taxable periods of the Company since its inception; and (ii) any audit report issued (or otherwise in respect of any audit, investigation or proceeding in progress) relating to Taxes due from or in respect of the Company. For purposes of this Agreement, "TAX" or "TAXES" means all federal, state, local or foreign taxes, charges, fees, imposts, duties, levies, gaming or other assessments, including, without limitation, all gross or net income, gross receipts, alternative income or add-on taxes, capital, sales, use, ad valorem, value added, transfer, transfer gains, environmental, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, and estimated taxes, water, rent and sewer service charges, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon imposed by any taxing authority (domestic or foreign) and shall include any transferee or several liability in respect of taxes, any liability in respect of taxes imposed by contract, tax sharing agreement, tax indemnity agreement, tax reimbursement agreement or any similar agreement (whether written or oral). "TAX RETURN" or "TAX RETURNS" means any report, return, document, declaration, or any other information or filing required to be supplied to any taxing authority or jurisdiction (domestic or foreign) in respect of Taxes, including, information returns, any document in respect of or accompanying payments or estimated Taxes, or in respect of or accompanying requests for the extension of time in which to file any such report, return document, declaration, or other information, including any schedule or attachment thereto and including any amendment thereof.

     (b) No deficiencies for any Taxes have been proposed, asserted, or assessed against the Company that have not been fully paid or adequately provided for in the Company Financial Statements. No requests for waivers of the time to assess any Taxes have been executed, filed or are pending (including, but not limited to, any applicable statute of limitation). No power of attorney in respect of any Taxes has been executed or filed with any taxing authority. No issues relating to Taxes have been raised by the relevant federal, state, local or foreign taxing authority during any presently pending or prior audit or examination.

     (c) No Liens for Taxes exist in respect of any assets or properties of the Company.

     (d) The Company is not a party to, bound by, or has any obligation under any Tax sharing agreement, Tax indemnity obligation, or similar agreement, arrangement, or practice in respect of Taxes (whether or not written) (including any advance pricing agreement, closing agreement, or other agreement relating to Taxes with any taxing authority).

     (e) The Company has not taken, agreed to take or will take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     (f) There are no employment, severance or termination agreements, other compensation arrangements, Company Benefit Plans or other contracts or agreements currently in effect which provide for the payment of any amount (whether in cash or property or the vesting of property) individually or collectively (either alone or upon the occurrence of any additional or subsequent event), that could give rise to a payment which is not deductible by reason of Section 280G of the Code.

     (g) The Company has complied in all respects with all Laws applicable to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authority all amounts required to be so withheld and paid over for all periods under all applicable Laws.

     (h) The Company has not received any written or oral notice of any pending audit or proceeding and no federal, state, local, or foreign audits or other administrative proceedings or court proceedings are presently pending in respect of any Taxes or Tax Returns of the Company. No issue has been raised by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

     (i) The Company has not (i) in respect of any assets or property held or acquired by it, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company; (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local, or foreign Tax Law in respect of the Company; (iii) received or filed any requests for rulings or determinations in respect of any Taxes within the last five years; or (iv) extended the time within which to file any Tax Return, which Tax Return has since not been filed, or the assessment or collection of Taxes, which Taxes have not since been paid.

     (j) The Company is not currently, and has not been within the last five years, a "United States real property holding company" within the meaning of
Section 897(c) of the Code.

     (k) No written claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns to the effect that the Company is or may be subject to taxation by that jurisdiction.

     (l) Except as disclosed on Schedule 3.15(l), all Tax Returns of the Company have been examined by and settled with the IRS or the applicable state, local or foreign Tax authorities. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid by the Company.

     (m) The Company has not received any private letter rulings from the IRS or comparable rulings from other taxing authorities.

     (n) The Company has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     (o) There is no taxable income of the Company that will be reportable in a taxable period beginning after the Closing Date that is attributable to a transaction (such as an installment sale) that occurred prior to the Closing.

     SECTION 3.16 Absence of Questionable Payments. Neither the Company nor, to the Company's knowledge, any director, officer, agent, employee, consultant, contractor or other person acting on behalf of the Company, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign Law. Neither the Company nor, to the Company's knowledge, any director, officer, agent, employee, consultant, contractor or other person acting on behalf of the Company, has accepted or received any unlawful contributions, payments, gifts or expenditures.

     SECTION 3.17  Material Contracts.

     (a) Schedule 3.17 sets forth a list of all Company Material Contracts. The Company has heretofore made available to IOI true, correct and complete copies (or if oral, written summaries) of all written or oral contracts and agreements (and all amendments, modifications and supplements thereto, and all side letters to which the Company is a party affecting the obligations of any party thereunder) to which the Company is a party or by which any of its assets or properties are bound that are material to the business, assets or properties of the Company taken as a whole, including all: (i) employment, severance, product design or development, personal services, consulting, non-competition or indemnification contracts (including, any contract to which the Company is a party involving employees, consultants or contractors of the Company); (ii) licensing, merchandising or distribution agreements; (iii) contracts granting a right of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material assets or properties of the Company (by merger, purchase or sale of assets or stock or otherwise); (vi) contracts or agreements with any Governmental Entity; (vii) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness for borrowed money by the Company or any such agreement pursuant to which indebtedness for borrowed money may be incurred; (viii) agreements that purport to limit, curtail or restrict the ability of the Company to compete in any geographic area or line of business;
(ix) agreements that require performance of services by specified (by name or job function) employees, consultants or contractors of the Company; (x) any other material contract, arrangement or understanding not made in the ordinary course of business and consistent with past practice; and (xi) commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.1, the "COMPANY MATERIAL CONTRACTS"). The Company is not a party to nor bound by any severance or other agreement with any employee, consultant or contractor pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (b) Each of the Company Material Contracts constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, and is in full force and effect, except as may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and
(ii) general principles of equity. The Company is not in breach or default in any material respects of any provisions of any Company Material Contract and, to the Company's knowledge, no event has occurred which with notice or lapse of time or both would constitute a material breach or default by the Company or permit termination, modification or acceleration thereunder, and which with respect to each of the foregoing, could not be timely cured by the Company.

     (c) No party to any such Company Material Contract has given notice to the Company of or made a claim against the Company in respect of any breach or default thereunder.

     (d) No terms and conditions of any Company Material Contract or other arrangement or understanding between the Company and any other Person in effect on the date of this Agreement prevent, delay or materially restrict the Company's ability to utilize any material portion of its assets or resources as it deems appropriate and as it presently contemplates.

     SECTION 3.18 Insurance. Schedule 3.18 sets forth a true and complete list and brief summary description (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) of directors and officers liability and general liability insurance policies maintained by the Company. Such policies have been issued by insurers which, to the Company's knowledge, are reputable and financially sound and provide coverage for the operations conducted by the Company of a scope and coverage consistent with customary industry practice. Complete and correct copies of each such policy have been delivered to IOI. All such policies are in full force and effect and no notice of cancellation has been given with respect to any such policy. All premiums due thereon have been paid in a timely manner. Except as set forth on Schedule 3.18, there are no pending claims or, to the knowledge of the Company, threatened claims, under any of the Company's insurance policies.

     SECTION 3.19 Subsidies. No grants, subsidies or similar arrangements exist directly or indirectly between or among the Company, on the one hand, and any domestic or foreign Governmental Entity or any other person, on the other hand. The Company has not requested, sought, applied for or entered into any grant, subsidy or similar arrangement directly or indirectly from or with any domestic or foreign Governmental Entity or any other person.

     SECTION 3.20  Intellectual Property.

     (a) As used in this Section 3.20, the term "SCHEDULED IN-BOUND INTELLECTUAL PROPERTY" means, as it pertains to the Company, patent licenses from third parties, software licenses from third parties (other than routine, non-negotiated, shrink wrap or similar everyday licenses of the type commonly available at reasonable cost to the industry in general), and know-how licenses from third parties in effect as of the date hereof, set forth on Schedule 3.20(a).

     (b) As used in this Section 3.20, the term "SCHEDULED OUT-BOUND INTELLECTUAL PROPERTY" means, as it pertains to the Company, patent licenses from the Company to third parties, software licenses from the Company to third parties (other than routine, non-negotiated, shrink wrap or similar everyday licenses of the type commonly available at reasonable cost to the industry in general) and know-how licenses from the Company to third parties in effect as of the date hereof, set forth on Schedule 3.20(b).

     (c) As used in this Section 3.20, the term "PATENT RIGHTS" means, as it pertains to the Company, issued domestic and foreign patents (including design registrations and other government grants of rights to inventions), patent applications (including provisional patents filed with the U.S. Patent and Trademark Office) as of the date hereof, and Company-approved invention disclosures, set forth on Schedule 3.20(c).

     (d) As used in this Section 3.20, the term "TRADEMARKS" means, as it pertains to the Company, trade names, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, and copyright registrations and applications and the goodwill of the Company's business associated with the foregoing.

     (e) As used in this Section 3.20 and in Section 3.21, the term "SOFTWARE" means, as it pertains to the Company, all software developed by the Company, either alone or jointly.

     (f) As used in this Section 3.20, the term "COPYRIGHTS" means, as it pertains to the Company, copyright registrations and applications, and unregistered copyrights (including copyrights in software) owned by or licensed to the Company.

     (g) As used in this Section 3.20, the term "KNOW-HOW" means, as it pertains to the Company, all trade secrets, know-how and confidential information, other non-public proprietary technical and business information, proprietary processes and formulae used in the business of the Company.

     (h) As used in this Section 3.20 and in Section 3.21, the term "COMPANY INTELLECTUAL PROPERTY" means the Scheduled In-Bound Intellectual Property, Patent Rights, Trademarks, Software, Copyrights and Know-How.

     (i) As used in this Section 3.20, the term "THIRD PARTY INTELLECTUAL PROPERTY" means, with respect to a Person (other than the Company), all trade names, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, copyright registrations and applications, unregistered copyrights (including copyrights in software), software, trade secrets, confidential know-how and information, other non-public proprietary technical and business information, proprietary processes and formulae used in the business of such person.

     (j) As used in this Section 3.20, the term "THIRD PARTY PATENT RIGHTS" means with respect to a Person (other than the Company), issued domestic and foreign patents (including design registrations and other government grants of rights to inventions) and patent applications.

     (k) Except as otherwise indicated on Schedule 3.20(c), the Company is the sole owner of all right, title and interest in and to the Patent Rights and the Company knows of no contingencies that will impede the Company's sole and exclusive ownership of the Patent Rights. There are no past due, unpaid required maintenance fees, annuities or other governmental fees on the Patent Rights, and all patents and issued registrations included therein are valid and subsisting.

     (l) Except for license rights granted under the Scheduled In-Bound Intellectual Property and except as otherwise set forth in Schedule 3.20(l), to its knowledge the Company has secured valid written assignments from all officers, employees, consultants, independent contractors and other parties, needed to secure the Company's sole (or as indicated on Schedules 3.20(l) and 3.21(c), joint) ownership in the Patent Rights, the Software and the Know-How. Each officer and employee of the Company, and each consultant and independent contractor of the Company who has had access to Company Confidential Information (as defined in Section 3.20(p) below) or who has been engaged in a technical capacity, has executed an undertaking to protect such Confidential Information and which includes an obligation to assign patents and copyrights originated or invented by such officer, employee, consultant or independent contractor during the course of such person's relationship with the Company.

     (m) Except as set forth on Schedule 3.20(b) (the Scheduled Out-Bound Intellectual Property) or as may be inherent in the sale of products in the ordinary course of business, the Company has not granted any licenses of or other rights to use any of the Company Intellectual Property to any third party.

     (n) Except as set forth in Schedule 3.20(n), the Company owns or has the right to use pursuant to license, sublicense, agreement or permission, free and clear of all Liens, past due charges, security interests or other encumbrances of others, all Company Intellectual Property necessary for the operation of the business of the Company as presently conducted, as contemplated in the performance of existing contracts.

     (o) The Company is the current registrant for the domain names in the Company's existing websites listed in Schedule 3.20(o), and, to the Company's knowledge, the Company has the right to use pursuant to license, sublicense, agreement or permission, free and clear of all claims or rights of others, the text and images comprising those existing websites.

     (p) The Company has taken commercially reasonable actions to protect and preserve the confidentiality of all Company Intellectual Property covering trade secrets, confidential know-how and information, other non-public proprietary technical and business information, proprietary processes and formulae not otherwise protected by patents, patent applications or copyright other than information disclosed as part of the Company's marketing, public relations and financing activities ("COMPANY CONFIDENTIAL INFORMATION").

     (q) Each employee, consultant and independent contractor of the Company has either executed a non-disclosure agreement or is by law or otherwise under an enforceable and binding obligation to protect and preserve the confidentiality of the Company Confidential Information.

     (r) To the Company's knowledge, no Company Confidential Information material to the business of the Company as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Company's proprietary interests in and to such Company Confidential Information or under circumstances in which the third party is under a legal duty not to disclose such trade secrets and confidential know-how.

     (s) Except as set forth in Schedule 3.20(b), or as may be inherent in the sale of products in the ordinary course of business, the Company has not granted any licenses of or other rights to use any of the Company Intellectual Property other than the Scheduled Out-Bound Intellectual Property of the Company to any third party.

     (t) Except as set forth in Schedule 3.20(t), the Company has not interfered with, infringed upon, or misappropriated any Third Party Intellectual Property or Third Party Patent Rights, and the Company has not received any charge, complaint, claim or notice alleging any such interference, infringement, or misappropriation. The Company has no knowledge that the manufacturing, marketing, licensing, use or sale of the products designed or developed by the Company for itself or third parties, including former products and products under development or as contemplated in the performance of existing contracts, infringes any Third Party Intellectual Property.

          (i) Except as set forth in Schedule 3.20(t), no third party has, to the knowledge of the Company, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Company Intellectual Property.

          (ii) Except as set forth in Schedule 3.20(t), the Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Third Party Intellectual Property or Third Party Patent Rights, other than in connection with those items set forth in the Scheduled In-Bound Intellectual Property, the Company Material Contracts and the Scheduled Out-Bound Intellectual Property.

          (iii) The Company is not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement or as a result of the transactions contemplated hereby, nor will it be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement or as a result of the transactions contemplated hereby, in a material breach of any license, sublicense or other agreement relating to the Scheduled In-Bound Intellectual Property.

     (u) With respect to the Scheduled In-Bound Intellectual Property:

          (i) to the Company's knowledge, each item of Scheduled In-Bound Intellectual Property is legal, valid, binding, enforceable and in full force and effect;

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

          (ii) to the Company's knowledge, each item of Scheduled In-Bound Intellectual Property will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date, except as otherwise might be stated in the terms of the agreements set forth on Schedule 3.20(a); and

          (iii) to the Company's knowledge, the Company is not in breach or default in any material respects of any provisions of the Scheduled In-Bound Intellectual Property and no event has occurred which with notice or lapse of time or both would constitute a material breach or default by the Company or permit termination, modification or acceleration thereunder, and which with respect to each of the foregoing, could not be timely cured by the Company.

     SECTION 3.21  Software.

     (a) To the extent developed, the Software is in machine readable form, contains all current revisions of such Software and includes all computer programs, systems, materials, storage media, know-how, object and source codes, other written materials, know-how and processes related to the Software.

     (b) Except as set forth in Schedule 3.21(b), to the Company's knowledge, no employee, consultant, officer, director or other contractor of the Company is, or is now expected to be, in material default under any term of any employment contract, agreement or arrangement relating to the Software or noncompetition arrangement, or any other Company Material Contract or any restrictive covenant relating to the Software or its development or exploitation. Except as set forth on Schedule 3.21(b) and except for consultants and independent contractors under written obligation to assign ownership of the results of their efforts to the Company, the Software was developed entirely by the employees of the Company during the time they were employees of the Company, and the Company has made reasonable efforts to ensure that such Software does not include any (i) inventions, works of authorship, derivatives or contributions of such employees made prior to the time such employees became employees of the Company or (ii) intellectual property of any previous employer of such employee.

     (c) Except as set forth on Schedule 3.21(c) or as otherwise set forth on
Schedule 3.20(n), all right, title and interest in and to the Software is owned by the Company, free and clear of all Liens, is fully transferable to the Surviving Corporation, and no person other than the Company has any interest in the Software, including, any security interest, license, contingent interest or otherwise. Development, use, sale or exploitation of any of the Software material to the conduct of the business by the Surviving Corporation will not be restricted by, interfere with, infringe upon, or misappropriate any Third Party Intellectual Property right by virtue of any change of control or prohibition of assignment provisions in agreements between the Company and any third party, except as otherwise might be stated in the terms of the agreements set forth on
Schedule 3.20(a). The Company has not received any communication alleging such a violation. Except as set forth on Schedules 3.20(a) and 3.20(b) and with regard to those contractors listed on Schedule 3.12(a) (as applicable), the Company does not have any obligation to compensate any other person for the development, use, sale or exploitation of the Software nor has the Company granted to any other person any license, option or other rights to develop, use, sell or exploit in any manner the Software whether requiring the payment of royalties or not.

     (d) Except as set forth on Schedule 3.21(d), the Company has kept secret and has not disclosed the source code for the Software to any person other than certain employees of the Company who are subject to the terms of a binding confidentiality agreement in respect thereof. The Company has taken all appropriate measures to protect the confidential and proprietary nature of the Software, including the use of confidentiality agreements with all of its employees having access to the Software source and object code. To the Company's knowledge, except as set forth on Schedule 3.20(c), there have been no patents applied for and to the Company's knowledge, no copyrights registered for any part of the Software, except for those owned by the Company. There are no trademark rights of any person in the Software, except for those owned by the Company.

     (e) A complete, up to date copy of the Software, to the extent developed, in both source code and object code form, is available and will be available following the Closing.
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     SECTION 3.22  HSR Matters.  No person owns (or at the Effective Time will own) 50% or more of the voting securities of the Company or has (or at the Effective Time will have) the right to designate 50% or more of the members of the board of directors of the Company. The Company does not have as of June 30, 2000 (the date of the Company's most recent regularly prepared balance sheet), and will not have as of the date of any regularly prepared balance sheet prepared prior to the Effective Time, annual net sales or total assets of $10.0 million or more.

     SECTION 3.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its affiliates.

     SECTION 3.24  Product Liability; Recalls.

     (a) (i) The Company has not received any written notice, demand, claim, or inquiry (collectively, "NOTICES") and there is no action, suit, hearing, proceeding or investigation, of a civil, criminal or administrative nature pending, or to the Company's knowledge, threatened before any Governmental Entity in which a Product is alleged to have a Defect or relating to or resulting from any alleged failure to warn or from any alleged breach of express or implied warranties or representations, nor, to the Company's knowledge, is there any valid basis for any such demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation; (ii) no Notice would, if adversely determined, have, individually or in the aggregate, a Material Adverse Effect on the Company; (iii) there has not been any recall, rework, retrofit or post-sale general consumer warning (collectively, "RECALLS") of any Product, or, to the knowledge of the Company, any investigation or consideration of or decision made by any person concerning whether to undertake or not to undertake any Recalls and the Company has received no Notices from any Governmental Entity or any other person in respect of the foregoing; and (iv) there are currently no material Defects in design, manufacturing, materials or workmanship, including, any failure to warn, or any breach of express or implied warranties or representations, which involve any Product that accounts for a material portion of the Company's sales.

     (b) As used herein, (i) "DEFECT" means a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including, any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity or dangerous propensity; and (ii) "PRODUCT" means any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company.

     SECTION 3.25  Customers, Suppliers and Vendors.  Schedule 3.25 sets forth
(a) a list of the five largest customers of the Company based on sales during the fiscal year ended December 31, 1999, and the six months ended June 30, 2000, and (b) a list of the ten largest suppliers and vendors of the Company based on purchases during the fiscal year ended December 31, 1999, and the six months ended June 30, 2000. Since December 31, 1999, there has not been any material adverse change in the business relationship of the Company with any customer, supplier or vendor named in Schedule 3.25, and, except as set forth on Schedule 3.25, to the Company's knowledge, there will be no such material adverse change in the future either as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

     SECTION 3.26 Compliance with Laws. Except as set forth on Schedule 3.26 hereto, the Company is complying and has complied in all material respects with all Laws, statutes, rules, regulations, codes and ordinances applicable to its business, properties and operations, and has secured all necessary permits, authorizations and licenses issued by federal, state, local and foreign agencies and authorities, applicable to its business, properties and operations. Except with respect to incidents of noncompliance that have been corrected, the Company has not received any notice alleging a failure to so comply or to secure such a permit, authorization or license nor, to the knowledge of the Company, is there any inquiry, investigation or proceeding relating thereto.

     SECTION 3.27 Takeover Statute. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover Laws of Delaware (each, a "TAKEOVER STATUTE").

     SECTION 3.28 Minute Books; Stock Record Books. True and correct copies of the Company's minute books and stock record books have been provided to IOI. The minute books of the Company contain true and complete originals or copies of all minutes of meetings of and actions by the shareholders, Board of Directors and all committees of the Board of Directors of the Company, and accurately reflect in all material respects all corporate actions of the Company which are required by Law to be passed upon by the Board of Directors or shareholders of the Company. The stock record books accurately reflect all transactions in shares of the Company's capital stock.

     SECTION 3.29 Bank Accounts; Powers of Attorney. Schedule 3.29 hereto sets forth a complete and correct list showing: (i) all banks in which the Company maintains a bank account or safe deposit box (collectively, "COMPANY BANK ACCOUNTS"), together with, as to each such Company Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto; and (ii) the names of all persons holding powers of attorney from the Company, true and correct copies thereof which have been delivered to IOI.

     SECTION 3.30  Books and Records; Computer Network.

     (a) Except as subcontracted pursuant to the Company Material Contracts, all of the records, data, information, databases, systems and controls maintained, operated or used by the Company in connection with the conduct or administration of its business (including all means of access thereto and therefrom) are located on the premises of the Company and are under the exclusive ownership or direct control of the Company.

     (b) Except as set forth in the Company Material Contracts, the Company has not provided access to any third party (other than contractors or consultants providing direct services to the Company) to the data contained on the file servers or other storage devices of the Company's general computer network, and there is no agreement, contract or understanding between the Company and a third party that gives a third party (other than contractors or consultants providing direct services to the Company) the right to access the data contained on the file servers or other storage devices of the Company's general computer network or, following the Closing, any computer network of the Surviving Corporation.

     SECTION 3.31 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in (i) the S-4 (as hereinafter defined), at the time the S-4 is filed with the SEC and upon effectiveness of the S-4 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the S-4 will, at the date mailed to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (iii) the Joint Proxy Statement/Prospectus (as hereinafter defined), at the date it is first mailed to the Company's shareholders or at the time of the Company's shareholder meeting contemplated by Section 6.2, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter thereof which has become misleading. If at any time prior to the Effective Time any event in respect of the Company or its officers and directors should occur which is required to be described in an amendment of, or a supplement to, the S-4, the Company shall promptly so advise IOI and such event shall be so described, and the Company shall cooperate in the prompt filing of such amendment or supplement with the SEC, and, as required by Law, shall promptly disseminate such amendment or supplement to the shareholders of the Company.

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

     SECTION 3.32 Export Control Laws. The operations of the Company have been and are in material compliance with all export control Laws and the Company has obtained all material licenses, authorizations or similar approvals required under applicable export control Laws.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF IOI

     Except as set forth in the disclosure schedules attached hereto, each of which specifically references the Section below to which it states an exception, IOI hereby represents and warrants to the Company as follows (with the understanding that the Company is relying materially on each such representation and warranty in entering into and performing this Agreement). For purposes of this Agreement, references to the "IOI COMPANIES" shall mean, collectively, IOI and the subsidiaries of IOI listed on Schedule 4.1(b) hereto.

     SECTION 4.1  Organization and Qualification; Subsidiaries.

     (a) Except as disclosed on Schedule 4.1(a) hereto, each of the IOI Companies is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed to be conducted, except where the failure to be duly organized, existing and in good standing or to have such power and authority could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IOI.

     (b) Except as disclosed on Schedule 4.1(b) hereto, IOI does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other securities of any entity or any investment in any entity.

     (c) Except as disclosed on Schedule 4.1(c) hereto, each of the IOI Companies is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not have and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IOI.

     (d) IOI has heretofore made available to the Company accurate and complete copies of the articles of incorporation and bylaws of each of the IOI Companies as currently in effect.

     SECTION 4.2 Capitalization of IOI. The authorized capital stock of IOI consists of: (i) 50,000,000 shares of IOI Common Stock and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share, of which 26,000 shares are designated Series A Preferred Stock and 400,000 shares are designated Series B Preferred Stock. As of the date hereof, there are issued and outstanding 30,030,491 shares of IOI Common Stock (including 437,750 treasury shares) and no shares of Preferred Stock. All of the issued and outstanding shares of IOI Common Stock have been validly issued, and are duly authorized, fully paid, non-assessable and free of preemptive, maintenance or similar rights. As of the date hereof, 1,073,000 shares of IOI Common Stock are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding stock options issued pursuant to the IOI stock option plans and 5,000,000 shares of IOI Common Stock are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding warrants. Except as set forth on Schedule 4.2, since August 29, 2000, no shares of IOI's capital stock have been issued other than pursuant to IOI stock options already in existence on such date. Except as set forth above or on Schedule 4.2, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of IOI; (ii) securities of IOI convertible into or exchangeable for shares of capital stock or voting securities of IOI; (iii) options or other rights to acquire from IOI, and no obligations of IOI to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of IOI; and (iv) equity equivalents, interests in the ownership or earnings of IOI or other similar rights (including stock appreciation rights) (collectively, "IOI SECURITIES"). Except as set forth on Schedule 4.2, there are no outstanding obligations of IOI to repurchase, redeem or otherwise acquire any IOI Securities. There are no shareholder agreements, voting trusts or other agreements to which IOI is a party or to which it is bound relating to the voting of any shares of capital stock of IOI (other than the IOI Voting Agreement). Schedule 4.2 sets forth true and complete information regarding the current exercise price, the date of grant and the number of IOI stock options granted for each holder of IOI stock options.

     SECTION 4.3  Authority Relative to This Agreement; Consent and Approvals.

     (a) IOI has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of IOI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, in respect of the Merger and this Agreement, the IOI Requisite Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by IOI and constitutes a valid, legal and binding agreement of IOI, enforceable against IOI in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity.

     (b) The Board of Directors of IOI (the "IOI BOARD") has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the IOI Board for the consummation of the transactions, including the Merger, contemplated hereby and has resolved (i) this Agreement and the transactions contemplated hereby, including the Merger, taken together, to be advisable and fair to, and in the best interests of, IOI and its shareholders; and (ii) to recommend that the shareholders of IOI approve and adopt this Agreement. The affirmative approval of the holders of shares of IOI Common Stock representing a majority of the votes that may be cast by the holders of all outstanding shares of IOI Common Stock (voting as a single class), as of the record date set by the IOI Board for the vote of IOI's shareholders (the "IOI REQUISITE VOTE"), are the only actions of the holders of any class or series of capital stock of IOI necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

     SECTION 4.4  Financial Statements; Accounts Receivable.

     (a) IOI has delivered to the Company (i) copies of the audited balance sheets of the IOI Companies as of December 31, 1999, together with the related audited statements of income, shareholders' equity and changes in cash flow for the fiscal year ended December 31, 1999, and the notes thereto, and (ii) copies of the unaudited balance sheet of the IOI Companies, as of June 30, 2000 (the "IOI INTERIM BALANCE SHEET"), together with the related unaudited consolidated statements of income and changes in cash flow for the six-month period ended on such date (such audited financial statements and unaudited interim financial statements being hereinafter referred to as the "IOI FINANCIAL STATEMENTS"). The IOI Financial Statements, including the notes thereto, (A) were prepared in accordance with generally accepted accounting principals applied on a consistent basis ("GAAP") throughout the periods covered thereby, and (B) present fairly in all material respects the financial position, results of operations and changes in cash flow of the IOI Companies as of such dates and for the periods then ended (subject, in the case of the unaudited interim IOI Financial Statements, to normal year-end audit adjustments, which are not in the aggregate material, and the absence of notes).

     (b) The accounts receivable of the IOI Companies as set forth on the IOI Interim Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; to IOI's knowledge, are not subject to valid defenses, set-offs or counterclaims; and are, except as disclosed on Schedule 4.4(b) hereto, collectible at the full recorded amount thereof less, in the case of accounts receivable appearing on the IOI Interim Balance Sheet, the recorded allowance for collection of doubtful accounts on the IOI Interim Balance Sheet. The allowance for collection of doubtful accounts on the IOI Interim Balance Sheet has been determined in accordance with GAAP consistent with past practice.

     SECTION 4.5 No Undisclosed Liabilities. There are no liabilities of any of the IOI Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities disclosed, provided for or reserved against in the IOI Financial Statements; (b) liabilities arising in the ordinary course of business after the date of the IOI Interim Balance Sheet, which are not material to the financial position of IOI;
(c) liabilities arising under this Agreement; and (d) those liabilities described on Schedule 4.5 hereto.

     SECTION 4.6 Absence of Changes. Since June 30, 2000, each of the IOI Companies has conducted its business in the ordinary and usual course consistent with past practice and there has not been:

          (a) any event, occurrence or development which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IOI;

          (b) except as disclosed on Schedule 4.6(b) hereto, any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of IOI, or any repurchase, redemption or other acquisition by IOI of any IOI Common Stock;

          (c) any amendment of any term of any outstanding security of IOI that would materially increase the obligations of IOI under such security;

          (d) (i) any incurrence or assumption by any of the IOI Companies of any indebtedness for borrowed money (or any renewals, replacements, or extensions that increase the aggregate commitments thereunder) except (A) in the ordinary and usual course of business consistent with past practice or (B) in connection with any capital expenditure permitted by Section 5.2, or (ii) any guarantee, endorsement, or other incurrence or assumption of liability (whether directly, contingently or otherwise) by any of the IOI Companies for the obligations of any other person;

          (e) any creation or assumption by any of the IOI Companies of any material Lien on any material asset of any of the IOI Companies other than Permitted Liens;

          (f) any making of any loan, advance or capital contribution to or investment in any person by any of the IOI Companies other than loans or advances to employees, contractors or consultants of the IOI Companies made in the ordinary and usual course of business consistent with past practice;

          (g) (i) any contract or agreement entered into by any of the IOI Companies on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by any of the IOI Companies of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IOI, other than those contemplated by this Agreement and those set forth on Schedule 4.6(g)hereto;

          (h) any material change in any method of accounting or accounting principles or practice by any of the IOI Companies, except for any such change required by reason of a change in GAAP;

          (i) any (i) grant of any severance or termination pay to any director, officer, employee, consultant or contractor of any of the IOI Companies (other than as disclosed on Schedule 4.6(i) hereto); (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee, consultant or contractor of any of the IOI Companies; (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (iv) increase in compensation, bonus or other benefits payable to directors, officers, employees, consultants or contractors of any of the IOI Companies other than, in the case of clause (iv) only, increases prior to the date hereof in compensation, bonus or other benefits payable to employees, consultants or contractors of the IOI Companies in the ordinary and usual course of business consistent with past practice or merit increases in salaries of employees, consultants or contractors at regularly scheduled times in customary amounts consistent with past practices;

          (j) any adoption, entering into, amendment, alteration or termination of (partially or completely) any IOI Benefit Plan or IOI Employee Arrangement (both as hereinafter defined) except as contemplated by this Agreement or to the extent required by applicable Law;

          (k) any entering into of any contract with an officer, director, employee, consultant, contractor, agent or other similar representative of any of the IOI Companies that (i) is not terminable, without penalty or other liability, upon not more than 60 calendar days' notice or (ii) involves payments in excess of $50,000;

          (l) any (i) making or revoking of any material election relating to Taxes, (ii) settlement or compromise of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change to any material methods of reporting income or deductions for federal income tax purposes;

          (m) except as disclosed on Schedule 4.6(m) hereto, any capital expenditures in excess of $10,000 individually and in excess of $50,000 in the aggregate;

          (n) except as disclosed on Schedule 4.6(n) hereto, any lease, license or grant to any person of any rights in any of the IOI Companies' assets or properties;

          (o) any revaluation of any of the IOI Companies' assets;

          (p) any discharge or satisfaction of any Lien or payment of any obligation or liability, absolute or contingent, other than (i) current liabilities incurred and paid in the ordinary course of business and (ii) items disclosed on Schedule 4.6(p) hereto;

          (q) any failure to pay any accounts payable of the IOI Companies in accordance with their terms;

          (r) except as disclosed on Schedule 4.6(r) hereto, any acceleration of the collection of, or sale or other transfer of, any accounts receivable of any of the IOI Companies;

          (s) any cancellation, waiver, release or forgiveness of any debts or obligations of, or rights or claims against, third parties;

          (t) any amendment of the articles of incorporation or bylaws of any of the IOI Companies;

          (u) any investment in any Person;

          (v) any sufferance of any material damage, destruction or loss (whether or not covered by insurance) to any material assets of any of the IOI Companies;

          (w) any strike, slowdown or demand for recognition by a labor organization by or with respect to any of the employees of any of the IOI Companies;

          (x) except as disclosed on Schedule 4.6(x) hereto, any stock option grants or grants or sales of restricted stock that have not been disclosed to the Company in writing;

          (y) except as disclosed on Schedule 4.6(y) hereto, any hiring or termination of any employee, consultant or contractor that has not been disclosed to the Company in writing; or

          (z) any contracting with or terminating any consultant that has not been disclosed to the Company in writing.

     SECTION 4.7 Consents and Approvals. Except for filings, permits, authorizations, consents, and approvals as may be required under, and other applicable requirements of, the Securities Act, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities or blue sky laws, and the filing and recordation of the Articles of Merger as required by Texas Law and the Certificate of

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

Merger as required by Delaware Law, no filing with or notice to, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution and delivery by IOI of this Agreement or the consummation by IOI of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings or give such notice do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IOI.

     SECTION 4.8 No Default. None of the IOI Companies is in violation of any term of (i) its articles of incorporation or bylaws (or other similar organizational or governing documents), (ii) any IOI Material Contract (as hereinafter defined), or (iii) any Law applicable to such IOI Company or any of its assets or properties, the consequence of which violation (A) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IOI or (B) has prevented or would reasonably be expected to prevent or materially delay the performance of this Agreement by IOI. Except as set forth on Schedule 4.8, the execution, delivery, and performance of this Agreement by IOI and the consummation of the transactions contemplated hereby will not (X) result in any violation of or conflict with, constitute a default under, require any consent, waiver or notice under any term of, or result in the reduction or loss of any benefit or the creation or acceleration of any right or obligation under, (i) the articles of incorporation or bylaws of any of the IOI Companies, (ii) any IOI Permit (as hereinafter defined) or IOI Material Contract, or (iii) any Law applicable to any IOI Company or any of its assets or properties, or (Y) result in the creation of (or impose any obligation on any of the IOI Companies to create) any Lien (other than Permitted Liens) upon any of the assets or properties of any of the IOI Companies pursuant to any such term, excluding from clauses (X)(ii) and (iii) and (Y) such events as would not have a Material Adverse Effect on IOI.

     SECTION 4.9  Real Property.

     (a) None of the IOI Companies presently owns nor has it owned in the past any real property, except as set forth on Schedule 4.9(a) hereto.

     (b) Schedule 4.9 sets forth all leases, subleases and other agreements (the "IOI REAL PROPERTY LEASES") under which any of the IOI Companies is a party or pursuant to which any IOI Company uses or occupies or has the right to use or occupy, now or in the future, any real property (the "IOI LEASED PROPERTY").

          (i) IOI has heretofore delivered to the Company true, correct and complete copies of all IOI Real Property Leases (and all modifications, amendments and supplements thereto and all side letters to which any of the IOI Companies is a party affecting the obligations of any party thereunder).

          (ii) Each IOI Real Property Lease constitutes the valid and legally binding obligation of the applicable IOI Company, enforceable in accordance with its terms, and is in full force and effect.

          (iii) All rent and other sums and charges payable by the IOI Companies as tenants under each IOI Real Property Lease are current and no termination event or condition or uncured default of a material nature on the part of any of the IOI Companies or the landlord exists under any IOI Real Property Lease.

          (iv) Each of the IOI Companies has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except (i) Taxes and general and special assessments not in default and payable without penalty and interest, and (ii) Permitted Liens.

          (v) Except as disclosed on Schedule 4.9(b)(v) hereto, none of the IOI Companies has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered its leasehold interest in the IOI Leased Property.

          (vi) No party to any such IOI Real Property Lease has given notice to any of the IOI Companies of or made a claim against any of the IOI Companies in respect of any breach or default thereunder.

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          (vii) All facilities located in or benefiting the IOI Leased Property are in good operating condition and repair, and are structurally sound and free of defects, with no material alterations or repairs required thereto under applicable laws, permits or insurance company requirements. All such facilities are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate to the conduct of the IOI Companies' business.

     SECTION 4.10 Litigation. Except as set forth on Schedule 4.10 hereto, there is no suit, claim, action, proceeding or investigation pending or, to IOI's knowledge, threatened against any of the IOI Companies or any of its assets or properties which (a) has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IOI or (b) questions the validity of this Agreement or any action to be taken by IOI in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement. None of the IOI Companies is subject to any outstanding order, writ, injunction or decree which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IOI. There is no action, suit, proceeding or investigation pending or, to IOI's knowledge, threatened against any current or former officer, director, employee, consultant, contractor or agent of any of the IOI Companies (in his or her capacity as such) which gives rise or could reasonably be expected to give rise to a claim for contribution or indemnification against any of the IOI Companies.

     SECTION 4.11 Permits. Each of the IOI Companies holds, and has at all times held, all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "IOI PERMITS"). Each of the IOI Companies is in material compliance with the terms of the IOI Permits, as applicable. No investigation or review by any Governmental Entity in respect of any of the IOI Companies is pending or, to IOI's knowledge, threatened, nor has any of the IOI Companies received notice from any Governmental Entity of its intention to conduct the same.

     SECTION 4.12  Employee Plans.

     (a) Schedule 4.12(a) sets forth a true, correct and complete list of:

          (i) all "employee benefit plans," as defined in Section 3(3) of ERISA (the "IOI BENEFIT PLANS");

          (ii) all employees, consultants, independent contractors and leased employees of the IOI Companies; and

          (iii) all employment, consulting, termination, severance, change of control, individual compensation or indemnification agreements, and all bonus or other incentive compensation, deferred compensation, salary continuation, disability, severance, stock award, stock option, stock purchase, educational assistance, legal assistance, club membership, discount, loan, credit union or vacation agreements, policies or arrangements under which any IOI Company has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, consultant, leased employee or contractor of any IOI Company (the "IOI EMPLOYEE ARRANGEMENTS").

     (b) In respect of each IOI Benefit Plan and IOI Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to the Company: (i) each of the stock option grant agreements used to make grants under the IOI stock option plans, and all amendments thereto; and (ii) each written employment, consulting or individual severance or other compensation agreement, and all amendments thereto.

     (c) All contributions or other payments required to have been made by the IOI Companies to or under any IOI Benefit Plan or IOI Employee Arrangement by applicable Law or the terms of such IOI Benefit Plan or IOI Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

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     (d) The IOI Benefit Plans and IOI Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and applicable Laws. In particular, no individual who has performed services for any of the IOI Companies has been improperly excluded from participation in any IOI Benefit Plan or IOI Employee Arrangement.

     (e) There are no pending or, to IOI's knowledge, threatened actions, claims, or proceedings against or relating to any IOI Benefit Plan or IOI Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder), and, to the knowledge of IOI, there are no facts or circumstances which could form the basis for any of the foregoing.

     (f) Except as set forth on Schedule 4.12(f) hereto, none of the IOI Companies has any obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants, contractors or leased employees of the IOI Companies except (i) as may be required under Part 6 of Title I of ERISA at the sole expense of the participant or the participant's beneficiary or (ii) through the last day of the calendar month in which the participant terminates employment with the applicable IOI Company.

     (g) Except as set forth in Schedule 4.12(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee, consultant, contractor or leased employee (current, former, or retired) of any of the IOI Companies, (ii) increase any benefits under any IOI Benefit Plan or IOI Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits.

     (h) IOI has delivered to the Company a true and correct list of the following for each employee, consultant, contractor and leased employee of the IOI Companies: base salary, any bonus obligations, immigration status, hire date, time-off balance, pay rate and termination provisions.

     SECTION 4.13  Labor Matters.

     (a) None of the IOI Companies is a party to any labor or collective bargaining agreement, and no employees of any of the IOI Companies are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to IOI's knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, to IOI's knowledge, there have been no organizing activities involving any of the IOI Companies in respect of any group of employees of any of the IOI Companies.

     (b) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of IOI, threatened against or involving any of the IOI Companies. There are no unfair labor practice charges, grievances or complaints pending or, to IOI's knowledge, threatened by or on behalf of any employee or group of employees of any of the IOI Companies which, if individually or collectively resolved against any of the IOI Companies, would have a Material Adverse Effect on IOI, and, to the knowledge of IOI, there are no facts or circumstances which could form the basis for any of the foregoing.

     (c) Except as set forth on Schedule 4.13(c) hereto, there are no complaints, charges or claims against any of the IOI Companies pending or, to IOI's knowledge, threatened to be brought or filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by any of the IOI Companies, and, to the knowledge of IOI, there are no facts or circumstances which could form the basis for any of the foregoing.

     (d) Each of the IOI Companies is in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security Taxes and any similar Tax.

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     (e) There has been no "mass layoff" or "plant closing" as defined by WARN in respect of any of the IOI Companies within the six months prior to the date hereof.

     SECTION 4.14  Environmental Matters.

     (a) The operations of the IOI Companies have been and are in compliance in all material respects with all Environmental Laws, and none of the IOI Companies is aware of any facts, circumstances or conditions, which without significant capital expenditures would prevent material compliance in the future;

     (b) Each of the IOI Companies has obtained and maintains all permits, authorizations, licenses or similar approvals required under applicable Environmental Laws for its property (whether real or personal, owned or leased) and for the continued operations of its business;

     (c) None of the IOI Companies is subject to any outstanding written orders, contracts or agreements with any Governmental Entity respecting Environmental Laws, or with any Governmental Entity or other person respecting (A) any Remedial Action, (B) any Release or threatened Release of a Hazardous Material or (C) an assumption of responsibility for environmental claims of another entity;

     (d) None of the IOI Companies has received any written communication alleging, in respect of any such party, the violation of or liability (real or potential) under any Environmental Law or requesting with respect to any such party information with respect to an investigation pursuant to CERCLA, or any foreign or state counterpart thereto, or any other Environmental Law;

     (e) The operations of the IOI Companies do not now involve, nor to IOI's knowledge, have ever involved in the past, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent or the generation of hazardous waste in quantities that prevent the IOI Companies from qualifying as conditionally exempt small-quantity generators under 40 C.F.R. sec. 261.5;

     (f) To IOI's knowledge, there is not now, nor has there been in the past, on or in any property owned, leased or operated by any of the IOI Companies any of the following for which any IOI Company could reasonably expect to incur material Environmental Costs and Liabilities: (A) any Remedial Action or on-site Release of solid waste (as defined pursuant to the Resource Conservation and Recovery Act 42 USC sec. 6901 et. seq.) or Hazardous Materials, (B) any friable asbestos-containing materials that are known by IOI not to be managed under an operations and maintenance program by the owner of such property, (C) any polychlorinated biphenyls other than PCBs in light ballasts and in electrical equipment owned by the utility company, (D) a material Release of Hazardous Materials or (E) any site on or nominated for the National Priority List promulgated pursuant to CERCLA or any foreign or state remedial priority list promulgated or published pursuant to any comparable foreign or state Law;

     (g) No judicial or administrative proceedings are pending or, to IOI's knowledge, threatened against any of the IOI Companies alleging the violation of or seeking to impose liability pursuant to any Environmental Law and there are, to IOI's knowledge, no investigations pending or threatened against any of the IOI Companies under Environmental Laws;

     (h) IOI has provided the Company with copies of all environmentally related assessments, audits, investigations, sampling or similar reports in its possession relating to the IOI Companies or any real property currently or formerly owned, operated or leased by or for the IOI Companies; and

     (i) Each of the IOI Companies has made all filings, reports and notices required under Environmental Laws for the current operations of its business.

     SECTION 4.15  Tax Matters.

     (a) IOI and each affiliated group (within the meaning of Section 1504 of the Code) of which IOI is or has been a member, has timely filed all material
Tax Returns required to be filed by it with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed. All such Tax Returns are true, complete and correct in all material respects. Each of the members of the IOI Consolidated Group (as defined below) has paid all Taxes due for all periods of its existence. The most
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recent IOI Financial Statements for the periods ended December 31, 1999 and June
30, 2000 reflect an adequate reserve for all Taxes payable by the members of the IOI Consolidated Group for all taxable periods and portions thereof through the date of such IOI Financial Statements. IOI has previously delivered to the Company true and complete copies of (i) all federal, state, local and foreign
Tax Returns filed by the members of the IOI Consolidated Group relating to the taxable periods of each member of the IOI Consolidated Group since December 31, 1996; and (ii) any audit report issued (or otherwise in respect of any audit, investigation or proceeding in progress) relating to Taxes due from or in respect of any of the members of the IOI Consolidated Group. For purposes of this Agreement, references to the "IOI CONSOLIDATED GROUP" shall mean IOI and each subsidiary included in the consolidated federal income tax return filed by IOI as the common parent.

     (b) No deficiencies for any Taxes have been proposed, asserted, or assessed against IOI that have not been fully paid or adequately provided for in the IOI Financial Statements. No requests for waivers of the time to assess any Taxes have been executed, filed or are pending (including, but not limited to, any applicable statute of limitation). No power of attorney in respect of any Taxes has been executed or filed with any taxing authority. No issues relating to Taxes have been raised by the relevant federal, state, local or foreign taxing authority during any presently pending or prior audit or examination.

     (c) No Liens for Taxes exist in respect of any assets or properties of any of the members of the IOI Consolidated Group.

     (d) None of the members of the IOI Consolidated Group is a party to, bound by, or has any obligation under any Tax sharing agreement, Tax indemnity obligation, or similar agreement, arrangement, or practice in respect of Taxes (whether or not written) (including any advance pricing agreement, closing agreement, or other agreement relating to Taxes with any taxing authority).

     (e) None of the members of the IOI Consolidated Group has taken, agreed to take or will take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     (f) There are no employment, severance or termination agreements, other compensation arrangements, IOI Benefit Plans or other contracts or agreements currently in effect which provide for the payment of any amount (whether in cash or property or the vesting of property) individually or collectively (either alone or upon the occurrence of any additional or subsequent event), that could give rise to a payment which is not deductible by reason of Section 280G of the Code.

     (g) Each of the members of the IOI Consolidated Group has complied in all respects with all Laws applicable to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authority all amounts required to be so withheld and paid over for all periods under all applicable Laws.

     (h) None of the members of the IOI Consolidated Group has received any written or oral notice of any pending audit or proceeding and no federal, state, local, or foreign audits or other administrative proceedings or court proceedings are presently pending in respect of any Taxes or Tax Returns of any of the members of the IOI Consolidated Group. No issue has been raised by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

     (i) None of the members of the IOI Consolidated Group has (i) in respect of any assets or property held or acquired by it, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by such member of the IOI Consolidated Group; (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local, or foreign Tax Law in respect of such member of the IOI Consolidated Group; (iii) received or filed any requests for rulings or determinations in respect of any Taxes within the last five years; or (iv) extended the time within which to file any Tax Return, which Tax

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Return has since not been filed, or the assessment or collection of Taxes, which
Taxes have not since been paid.

     (j) None of the members of the IOI Consolidated Group is currently, nor have any of them been within the last five years, a "United States real property holding company" within the meaning of Section 897(c) of the Code.

     (k) No written claim has been made by a taxing authority in a jurisdiction where the members of the IOI Consolidated Group do not file Tax Returns to the effect that the members of the IOI Consolidated Group are or may be subject to taxation by that jurisdiction.

     (l) Except as disclosed on Schedule 4.15(l), all Tax Returns of the members of the IOI Consolidated Group have been examined by and settled with the IRS or the applicable state, local or foreign Tax authorities. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid by the members of the IOI Consolidated Group.

     (m) None of the members of the IOI Consolidated Group has received any private letter rulings from the IRS or comparable rulings from other taxing authorities.

     (n) None of the members of the IOI Consolidated Group has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     (o) There is no taxable income of any of the members of the IOI Consolidated Group that will be reportable in a taxable period beginning after the Closing Date that is attributable to a transaction (such as an installment sale) that occurred prior to the Closing.

     SECTION 4.16 Absence of Questionable Payments. None of the IOI Companies nor, to IOI's knowledge, any director, officer, agent, employee, consultant, contractor or other person acting on behalf of any of the IOI Companies, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign Law. None of the IOI Companies nor, to IOI's knowledge, any director, officer, agent, employee, consultant, contractor or other person acting on behalf of any of the IOI Companies, has accepted or received any unlawful contributions, payments, gifts or expenditures.

     SECTION 4.17  Material Contracts.

     (a) Schedule 4.17 sets forth a list of all IOI Material Contracts. IOI has heretofore made available to the Company true, correct and complete copies (or if oral, written summaries) of all written or oral contracts and agreements (and all amendments, modifications and supplements thereto, and all side letters to which any of the IOI Companies is a party affecting the obligations of any party thereunder) to which any of the IOI Companies is a party or by which any of its assets or properties are bound that are material to the business, assets or properties of the IOI Companies taken as a whole, including all: (i) employment, severance, product design or development, personal services, consulting, non-competition or indemnification contracts (including, any contract to which any of the IOI Companies is a party involving employees, consultants or contractors of any of the IOI Companies); (ii) licensing, merchandising or distribution agreements; (iii) contracts granting a right of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material assets or properties of any of the IOI Companies (by merger, purchase or sale of assets or stock or otherwise);
(vi) contracts or agreements with any Governmental Entity; (vii) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness for borrowed money by any of the IOI Companies or any such agreement pursuant to which indebtedness for borrowed money may be incurred;

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(viii) agreements that purport to limit, curtail or restrict the ability of any of the IOI Companies to compete in any geographic area or line of business; (ix) agreements that require performance of services by specified (by name or job function) employees, consultants or contractors of any of the IOI Companies; (x) any other material contract, arrangement or understanding not made in the ordinary course of business and consistent with past practice; and (xi) commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2, the "IOI MATERIAL CONTRACTS"). None of the IOI Companies is a party to or bound by any severance or other agreement with any employee, consultant or contractor pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (b) Each of the IOI Material Contracts constitutes the valid and legally binding obligation of the applicable IOI Company, enforceable in accordance with its terms, and is in full force and effect, except as may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and
(ii) general principles of equity. None of the IOI Companies is in breach or default in any material respects of any provisions of any IOI Material Contract and, to IOI's knowledge, no event has occurred which with notice or lapse of time or both would constitute a material breach or default by any of the IOI Companies or permit termination, modification or acceleration thereunder, and which with respect to each of the foregoing, could not be timely cured by such IOI Company.

     (c) No party to any such IOI Material Contract has given notice to any of the IOI Companies of or made a claim against any of the IOI Companies in respect of any breach or default thereunder.

     (d) No terms and conditions of any IOI Material Contract or other arrangement or understanding between any of the IOI Companies and any other Person in effect on the date of this Agreement prevent, delay or materially restrict any IOI Company's ability to utilize any material portion of its assets or resources as it deems appropriate and as it presently contemplates.

     SECTION 4.18 Insurance. Schedule 4.18 sets forth a true and complete list and brief summary description (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) of directors and officers liability and general liability insurance policies maintained by the IOI Companies. Such policies have been issued by insurers which, to IOI's knowledge, are reputable and financially sound and provide coverage for the operations conducted by the IOI Companies of a scope and coverage consistent with customary industry practice. Complete and correct copies of each such policy have been delivered to the Company. All such policies are in full force and effect and no notice of cancellation has been given with respect to any such policy. All premiums due thereon have been paid in a timely manner. Except as set forth on Schedule 4.18, there are no pending claims or, to the knowledge of IOI, threatened claims, under any of such insurance policies.

     SECTION 4.19 Subsidies. No grants, subsidies or similar arrangements exist directly or indirectly between or among any of the IOI Companies, on the one hand, and any domestic or foreign Governmental Entity or any other person, on the other hand. None of the IOI Companies has requested, sought, applied for or entered into any grant, subsidy or similar arrangement directly or indirectly from or with any domestic or foreign Governmental Entity or any other person.

     SECTION 4.20  Intellectual Property.

     (a) As used in this Section 4.20, the term "SCHEDULED IN-BOUND INTELLECTUAL PROPERTY" means, as it pertains to the IOI Companies, patent licenses from third parties, software licenses from third parties (other than routine, non-negotiated, shrink wrap or similar everyday licenses of the type commonly available at reasonable cost to the industry in general), and know-how licenses from third parties in effect as of the date hereof, set forth on Schedule 4.20(a).

     (b) As used in this Section 4.20, the term "SCHEDULED OUT-BOUND INTELLECTUAL PROPERTY" means, as it pertains to the IOI Companies, patent licenses from the IOI Companies to third parties, software licenses from the IOI Companies to third parties (other than routine, non-negotiated, shrink wrap or similar everyday licenses of the type commonly available at reasonable cost to the industry in general) and know-
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how licenses from the IOI Companies to third parties in effect as of the date hereof, set forth on Schedule 4.20(b).

     (c) As used in this Section 4.20, the term "PATENT RIGHTS" means, as it pertains to the IOI Companies, issued domestic and foreign patents (including design registrations and other government grants of rights to inventions), patent applications (including provisional patents filed with the U.S. Patent and Trademark Office) as of the date hereof, and IOI-approved invention disclosures, set forth on Schedule 4.20(c).

     (d) As used in this Section 4.20, the term "TRADEMARKS" means, as it pertains to the IOI Companies, trade names, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, and copyright registrations and applications and the goodwill of IOI's business associated with the foregoing.

     (e) As used in this Section 4.20 and in Section 4.21, the term "SOFTWARE" means, as it pertains to the IOI Companies, all software developed by the IOI Companies, either alone or jointly.

     (f) As used in this Section 4.20, the term "COPYRIGHTS" means, as it pertains to the IOI Companies, copyright registrations and applications, and unregistered copyrights (including copyrights in software) owned by or licensed to the IOI Companies.

     (g) As used in this Section 4.20, the term "KNOW-HOW" means, as it pertains to the IOI Companies, all trade secrets, know-how and confidential information, other non-public proprietary technical and business information, proprietary processes and formulae used in the business of the IOI Companies.

     (h) As used in this Section 4.20 and in Section 4.21, the term "IOI INTELLECTUAL PROPERTY" means the Scheduled In-Bound Intellectual Property, Patent Rights, Trademarks, Software, Copyrights and Know-How.

     (i) As used in this Section 4.20, the term "THIRD PARTY INTELLECTUAL PROPERTY" means, with respect to a Person (other than the IOI Companies), all trade names, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, copyright registrations and applications, unregistered copyrights (including copyrights in software), software, trade secrets, confidential know-how and information, other non-public proprietary technical and business information, proprietary processes and formulae used in the business of such person.

     (j) As used in this Section 4.20, the term "THIRD PARTY PATENT RIGHTS" means with respect to a Person (other than the IOI Companies), issued domestic and foreign patents (including design registrations and other government grants of rights to inventions) and patent applications.

     (k) Except as otherwise indicated on Schedule 4.20(c), the IOI Companies are the sole owners of all right, title and interest in and to the Patent Rights and IOI knows of no contingencies that will impede sole and exclusive ownership of the Patent Rights by the IOI Companies. There are no past due, unpaid required maintenance fees, annuities or other governmental fees on the Patent Rights, and all patents and issued registrations included therein are valid and subsisting.

     (l) Except for license rights granted under the Scheduled In-Bound Intellectual Property and except as otherwise set forth in Schedule 4.20(l), to its knowledge IOI has secured valid written assignments from all officers, employees, consultants, independent contractors and other parties, needed to secure sole (or as indicated on Schedules 4.20(l) and 4.21(c), joint) ownership of the IOI Companies in the Patent Rights, the Software and the Know-How. Each officer and employee of the IOI Companies, and each consultant and independent contractor of the IOI Companies who has had access to IOI Confidential Information (as defined in Section 4.20(p) below) or who has been engaged in a technical capacity, has executed an undertaking to protect such IOI Confidential Information and which includes an obligation to assign patents and copyrights originated or invented by such officer, employee, consultant or independent contractor during the course of such person's relationship with the IOI Companies.

     (m) Except as set forth on Schedule 4.20(b) (the Scheduled Out-Bound Intellectual Property) or as may be inherent in the sale of products in the ordinary course of business, none of the IOI Companies has granted any licenses of or other rights to use any IOI Intellectual Property to any third party.

     (n) Except as set forth in Schedule 4.20(n), the IOI Companies own or have the right to use pursuant to license, sublicense, agreement or permission, free and clear of all Liens, past due charges, security interests or other encumbrances of others, all IOI Intellectual Property necessary for the operation of the business of the IOI Companies as presently conducted, as contemplated in the performance of existing contracts.

     (o) IOI is the current registrant for the domain names in IOI's existing websites listed in Schedule 4.20(o), and, to IOI's knowledge, the IOI Companies have the right to use pursuant to license, sublicense, agreement or permission, free and clear of all claims or rights of others, the text and images comprising those existing websites.

     (p) Each of the IOI Companies has taken commercially reasonable actions to protect and preserve the confidentiality of all IOI Intellectual Property covering trade secrets, confidential know-how and information, other non-public proprietary technical and business information, proprietary processes and formulae not otherwise protected by patents, patent applications or copyright other than information disclosed as part of marketing, public relations and financing activities ("IOI CONFIDENTIAL INFORMATION").

     (q) Each employee, consultant and independent contractor of the IOI Companies has either executed a non-disclosure agreement or is by law or otherwise under an enforceable and binding obligation to protect and preserve the confidentiality of the IOI Confidential Information.

     (r) To IOI's knowledge, no IOI Confidential Information material to the business of the IOI Companies as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the IOI Companies' proprietary interests in and to such IOI Confidential Information or under circumstances in which the third party is under a legal duty not to disclose such trade secrets and confidential know-how.

     (s) Except as set forth in Schedule 4.20(b), or as may be inherent in the sale of products in the ordinary course of business, none of the IOI Companies has granted any licenses of or other rights to use any of the IOI Intellectual Property other than the Scheduled Out-Bound Intellectual Property of the IOI Companies to any third party.

     (t) Except as set forth in Schedule 4.20(t), none of the IOI Companies has interfered with, infringed upon, or misappropriated any Third Party Intellectual Property or Third Party Patent Rights, and none of the IOI Companies has received any charge, complaint, claim or notice alleging any such interference, infringement, or misappropriation. IOI has no knowledge that the manufacturing, marketing, licensing, use or sale of the products designed or developed by each of the IOI Companies for itself or third parties, including former products and products under development or as contemplated in the performance of existing contracts, infringes any Third Party Intellectual Property.

          (i) Except as set forth in Schedule 4.20(t), no third party has, to the knowledge of IOI, interfered with, infringed upon, misappropriated or otherwise come into conflict with any IOI Intellectual Property.

          (ii) Except as set forth in Schedule 4.20(t), none of the IOI Companies has entered into any agreement to indemnify any other person against any charge of infringement of any Third Party Intellectual Property or Third Party Patent Rights, other than in connection with those items set forth in the Scheduled In-Bound Intellectual Property, the IOI Material Contracts and the Scheduled Out-Bound Intellectual Property.

          (iii) IOI is not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement or as a result of the transactions contemplated hereby, nor will it be, as a result of the execution and delivery of this Agreement or the performance of its obligations

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     under this Agreement or as a result of the transactions contemplated hereby, in a material breach of any license, sublicense or other agreement relating to the Scheduled In-Bound Intellectual Property.

     (u) With respect to the Scheduled In-Bound Intellectual Property:

          (i) to IOI's knowledge, each item of Scheduled In-Bound Intellectual Property is legal, valid, binding, enforceable and in full force and effect;

          (ii) to IOI's knowledge, each item of Scheduled In-Bound Intellectual Property will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date, except as otherwise might be stated in the terms of the agreements set forth on
     Schedule 4.20(a); and

          (iii) to IOI's knowledge, none of the IOI Companies is in breach or default in any material respects of any provisions of the Scheduled In-Bound Intellectual Property and no event has occurred which with notice or lapse of time or both would constitute a material breach or default by any IOI Company or permit termination, modification or acceleration thereunder, and which with respect to each of the foregoing, could not be timely cured by such IOI Company.

     SECTION 4.21  Software.

     (a) To the extent developed, the Software is in machine readable form, contains all current revisions of such Software and includes all computer programs, systems, materials, storage media, know-how, object and source codes, other written materials, know-how and processes related to the Software.

     (b) Except as set forth in Schedule 4.21(b), to IOI's knowledge, no employee, consultant, officer, director or other contractor of any of the IOI Companies is, or is now expected to be, in material default under any term of any employment contract, agreement or arrangement relating to the Software or noncompetition arrangement, or any other IOI Material Contract or any restrictive covenant relating to the Software or its development or exploitation. Except as set forth on Schedule 4.21(b) and except for consultants and independent contractors under written obligation to assign ownership of the results of their efforts to the IOI Companies, the Software was developed entirely by the employees of the IOI Companies during the time they were employees of the IOI Companies, and the IOI Companies have made reasonable efforts to ensure that such Software does not include any (i) inventions, works of authorship, derivatives or contributions of such employees made prior to the time such employees became employees of the IOI Companies or (ii) intellectual property of any previous employer of such employee.

     (c) Except as set forth on Schedule 4.21(c) or as otherwise set forth on
Schedule 4.20(n), all right, title and interest in and to the Software is owned by the IOI Companies, free and clear of all Liens, is fully transferable to the Surviving Corporation, and no person other than the IOI Companies has any interest in the Software, including, any security interest, license, contingent interest or otherwise. Development, use, sale or exploitation of any of the Software material to the conduct of the business by the Surviving Corporation will not be restricted by, interfere with, infringe upon, or misappropriate any Third Party Intellectual Property right by virtue of any change of control or prohibition of assignment provisions in agreements between any of the IOI Companies and any third party, except as otherwise might be stated in the terms of the agreements set forth on Schedule 4.20(a). None of the IOI Companies has received any communication alleging such a violation. Except as set forth on Schedules 4.20(a) and 4.20(b) and with regard to those contractors listed on
Schedule 4.12(a) (as applicable), none of the IOI Companies has any obligation to compensate any other person for the development, use, sale or exploitation of the Software nor has any of the IOI Companies granted to any other person any license, option or other rights to develop, use, sell or exploit in any manner the Software whether requiring the payment of royalties or not.

     (d) Except as set forth on Schedule 4.21(d), the IOI Companies have kept secret and have not disclosed the source code for the Software to any person other than certain employees of the IOI Companies who are subject to the terms of a binding confidentiality agreement in respect thereof.

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

Each of the IOI Companies has taken all appropriate measures to protect the confidential and proprietary nature of the Software, including the use of confidentiality agreements with all of its employees having access to the Software source and object code. To IOI's knowledge, except as set forth on
Schedule 4.20(c), there have been no patents applied for and to IOI's knowledge, no copyrights registered for any part of the Software, except for those owned by the IOI Companies. There are no trademark rights of any person in the Software, except for those owned by the IOI Companies.

     (e) A complete, up to date copy of the Software, to the extent developed, in both source code and object code form, is available and will be available following the Closing.

     SECTION 4.22 HSR Matters. No person owns (or at the Effective Time will own) 50% or more of the voting securities of IOI or has (or at the Effective Time will have) the right to designate 50% or more of the members of the board of directors of IOI. The IOI Companies do not have as of June 30, 2000 (the date of IOI's most recent regularly prepared balance sheet), and will not have as of the date of any regularly prepared balance sheet prepared prior to the Effective Time, annual net sales or total assets of $10.0 million or more.

     SECTION 4.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IOI or any of its affiliates.

     SECTION 4.24  Product Liability; Recalls.

     (a) (i) None of the IOI Companies has received any Notice and there is no action, suit, hearing, proceeding or investigation of a civil, criminal or administrative nature pending, or to IOI's knowledge, threatened before any Governmental Entity in which a Product is alleged to have a Defect or relating to or resulting from any alleged failure to warn or from any alleged breach of express or implied warranties or representations, nor, to IOI's knowledge, is there any valid basis for any such demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation; (ii) no Notice would, if adversely determined, have, individually or in the aggregate, a Material Adverse Effect on IOI; (iii) there has not been any Recall of any Product, or, to the knowledge of IOI, any investigation or consideration of or decision made by any person concerning whether to undertake or not to undertake any Recalls and none of the IOI Companies has received any Notices from any Governmental Entity or any other person in respect of the foregoing; and (iv) there are currently no material Defects in design, manufacturing, materials or workmanship, including, any failure to warn, or any breach of express or implied warranties or representations, which involve any Product that accounts for a material portion of the IOI Companies' sales.

     (b) As used in this Section 4.24, "PRODUCT" means any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the IOI Companies.

     SECTION 4.25  [Intentionally left blank].

     SECTION 4.26 Compliance with Laws. Except as set forth on Schedule 4.26 hereto, each of the IOI Companies is complying and has complied in all material respects with all Laws, statutes, rules, regulations, codes and ordinances applicable to its business, properties and operations, and has secured all necessary permits, authorizations and licenses issued by federal, state, local and foreign agencies and authorities, applicable to its business, properties and operations. Except with respect to incidents of noncompliance that have been corrected, none of the IOI Companies has received any notice alleging a failure to so comply or to secure such a permit, authorization or license nor, to the knowledge of IOI, is there any inquiry, investigation or proceeding relating thereto.

     SECTION 4.27 Takeover Statute. IOI has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Statute.

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

     SECTION 4.28 Minute Books; Stock Record Books. True and correct copies of the IOI Companies' minute books and stock record books have been provided to the Company. The minute books of each of the IOI Companies contain true and complete originals or copies of all minutes of meetings of and actions by the shareholders, Board of Directors and all committees of the Board of Directors of such IOI Company, and accurately reflect in all material respects all corporate actions of such IOI Company which are required by Law to be passed upon by the Board of Directors or shareholders of such IOI Company. The stock record books accurately reflect all transactions in shares of each of the IOI Companies' capital stock.

     SECTION 4.29 Bank Accounts; Powers of Attorney. Schedule 4.29 hereto sets forth a complete and correct list showing: (i) all banks in which the IOI Companies maintain a bank account or safe deposit box (collectively, "IOI BANK ACCOUNTS"), together with, as to each such IOI Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto; and (ii) the names of all persons holding powers of attorney from the IOI Companies, true and correct copies thereof which have been delivered to the Company.

     SECTION 4.30  Books and Records; Computer Network.

     (a) Except as subcontracted pursuant to the IOI Material Contracts, all of the records, data, information, databases, systems and controls maintained, operated or used by any of the IOI Companies in connection with the conduct or administration of its business (including all means of access thereto and therefrom) are located on the premises of such IOI Company and are under the exclusive ownership or direct control of such IOI Company.

     (b) Except as set forth in the IOI Material Contracts, none of the IOI Companies has provided access to any third party (other than contractors or consultants providing direct services to such IOI Company) to the data contained on the file servers or other storage devices of such IOI Company's general computer network, and there is no agreement, contract or understanding between such IOI Company and a third party that gives a third party (other than contractors or consultants providing direct services to such IOI Company) the right to access the data contained on the file servers or other storage devices of such IOI Company's general computer network or, following the Closing, any computer network of the Surviving Corporation.

     SECTION 4.31 Information Supplied. None of the information supplied or to be supplied by the IOI Companies for inclusion in (i) the S-4, at the time the S-4 is filed with the SEC and upon effectiveness of the S-4 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading,
(ii) the S-4 will, at the date mailed to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (iii) the Joint Proxy Statement/ Prospectus, at the date it is first mailed to IOI's shareholders or at the time of IOI's shareholder meeting contemplated by Section 6.2, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter thereof which has become misleading. If at any time prior to the Effective Time any event in respect of any of the IOI Companies or its officers and directors should occur which is required to be described in an amendment of, or a supplement to, the S-4, IOI shall promptly so advise the Company and such event shall be so described, and IOI shall cooperate in the prompt filing of such amendment or supplement with the SEC, and, as required by Law, shall promptly disseminate such amendment or supplement to the shareholders of the Company.

     SECTION 4.32 Export Control Laws. The operations of the IOI Companies have been and are in material compliance with all export control Laws and the IOI Companies have obtained all material licenses, authorizations or similar approvals required under applicable export control Laws.
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

     SECTION 4.33 SEC Reports; Financial Statements. IOI has filed all required forms, reports and documents with the SEC since December 31, 1999, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports, and documents were filed. IOI has heretofore made available to the Company, in the form filed with the SEC (including, any amendments thereto), (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1999, (ii) all definitive proxy statements relating to IOI's meetings of shareholders (whether annual or special) held since December 31, 1999 and (iii) all other reports or registration statements filed by IOI with the SEC since December 31, 1999 (the "IOI SEC REPORTS"). None of such IOI SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of IOI included in the IOI SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC in respect thereof and fairly present, in conformity with GAAP on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of IOI and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

                                   ARTICLE V

                    COVENANTS RELATED TO CONDUCT OF BUSINESS

     SECTION 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees, preserve its relationships with customers, suppliers and others having business dealings with it and preserve the goodwill of the Company through the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in Schedule 5.1, prior to the Effective Time, the Company will not, without the prior written consent of IOI:

     (a) amend its certificate of incorporation or bylaws (or other similar organizational or governing instruments), as each such document is in effect on the date hereof;

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including any stock options or stock appreciation rights), except for the issuance or sale of (i) Common Shares pursuant to outstanding Company Stock Options or Company Warrants, (ii) employee stock options granted to new employees, which when aggregated with other outstanding Company Stock Options, do not represent options to purchase more than 3,380,862 shares of Company Common Stock, or (iii) Preferred Shares pursuant to a Chartwell/Oak Hill Investor Event (as hereinafter defined) or a Company Investor Event (as hereinafter defined);

     (c) (i) split, subdivide, recapitalize, exchange, combine or reclassify any shares of its capital stock or change the number or class of shares of its capital stock by a similar action; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire, directly or indirectly, any of its securities;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities, other than under the Line of Credit (as hereinafter defined); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;
(iii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees, consultants or contractors in the ordinary and usual course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of the Company; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon, other than as disclosed in the schedules hereto and Permitted Liens;

     (f) (i) except as may be required by Law or as contemplated by this Agreement, enter into, adopt or amend or terminate (partially or completely) any Company Benefit Plan, Company Employee Arrangement (including, the repricing of any stock options or the acceleration or vesting of any stock options), stock appreciation right, restricted stock, performance unit, stock equivalent or stock purchase agreement for the benefit or welfare of any director, officer, employee, consultant or contractor in any manner; (ii) except as required under existing agreements, increase in any manner the compensation or fringe benefits of any director, officer, employee, consultant or contractor or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, the granting of stock appreciation rights or performance units) or grant any completion bonuses or change of control payments in respect of the Merger or that will be affected thereby; or (iii) hire, promote or change the classification or status in respect of any employee or individual; provided, however, that IOI shall not unreasonably withhold or delay any consent sought to hire, promote or change the classification or status of any employee or individual;

     (g) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to the Company, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice or grant any exclusive distribution rights;

     (h) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it;

     (i) revalue in any material respect any of its assets, including, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

     (j) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any material contract or agreement, or amend in any material respect any of the Company Material Contracts; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $10,000 or, in the aggregate, since June 30, 2000 are in excess of $50,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

     (k) make or revoke any Tax election, or settle or compromise any Tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes;

     (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000 individually or, since June 30, 2000, $50,000 in the aggregate, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

     (m) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

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     (n) take any action (including, any action otherwise permitted by this
Section 5.1) that would prevent or impede the Merger from qualifying as a "reorganization" under Section 368(a) of the Code;

     (o) enter into any agreement that limits or otherwise restricts the Company or any successor thereto (including the Surviving Corporation and its affiliates) from engaging or competing in any line of business or in any geographic area;

     (p) fail to comply in any material respect with any Law applicable to the Company or its assets which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company;

     (q) enter into any direct or indirect arrangements for financial subsidies;

     (r) effect a "mass layoff" or "plant closing" as defined in WARN;

     (s) enter into any contract with an officer, director, employee, agent, consultant, contractor or other similar representative of the Company that is not terminable, without penalty or other liability, upon not more than 60 calendar days' notice, other than standard confidentiality and inventions agreements;

     (t) fail to pay any accounts payable of the Company in accordance with their terms and inconsistent with past practice;

     (u) accelerate the collection of, or sell or otherwise transfer, any accounts receivable of the Company;

     (v) dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, copyright or other intangible asset, or dispose of or disclose to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

     (w) enter into any agreement with respect to Company Intellectual Property;

     (x) change any of the banking or safe deposit arrangements described in
Schedule 3.29 hereto, except in the ordinary course of business;

     (y) grant or extend any power of attorney or act as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any person;

     (z) extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary course of business consistent with past practice;

     (aa) fail to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years; or

     (bb) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(aa) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue, incomplete or incorrect.

     SECTION 5.2 Conduct of Business of the IOI Companies. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, each of the IOI Companies will conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees, preserve its relationships with customers, suppliers and others having business dealings with it and preserve its goodwill through the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in
Schedule 5.2, prior to the Effective Time, none of the IOI Companies will, without the prior written consent of the Company:

          (a) amend its articles of incorporation or bylaws (or other similar organizational or governing instruments), as each such document is in effect on the date hereof;

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including any stock options or stock appreciation rights), except for (i) the issuance or sale of shares pursuant to outstanding IOI stock options and warrants, and
     (ii) the issuance of the warrants contemplated under Section 6.16 hereof, provided that if shares of IOI Common Stock are issued upon the exercise of such options or warrants described in clause (i), there will be an adjustment, evidenced by a written amendment to this Agreement, of the exchange ratios set forth in Sections 2.1(a)(i) and (ii) and Section 2.2 such that the shares of IOI Common Stock held by shareholders of IOI immediately prior to the Effective Time (prior to taking into account any adjustment required under Section 2.1(a)(iv)) represents 30% of the outstanding shares of IOI Common Stock, immediately following the Effective Time, assuming the exchange of all outstanding Series A Preferred Stock and Company Common Stock and the exercise of all options and warrants described in Section 2.2, and no exercise of any option, warrant or other right to purchase IOI Common Stock outstanding as of the Effective Time;

          (c) (i) split, subdivide, recapitalize, exchange, combine or reclassify any shares of its capital stock or change the number or class of shares of its capital stock by a similar action; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire, directly or indirectly, any of its securities;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

          (e) (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) other than the Line of Credit, make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees, consultants or contractors in the ordinary and usual course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of IOI; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon, other than as disclosed in the schedules hereto and Permitted Liens;

          (f) (i) except as may be required by Law or as contemplated by this Agreement, enter into, adopt or amend or terminate (partially or completely) any IOI Benefit Plan, IOI Employee Arrangement (including, the repricing of any stock options or the acceleration or vesting of any stock options), stock appreciation right, restricted stock, performance unit, stock equivalent or stock purchase agreement for the benefit or welfare of any director, officer, employee, consultant or contractor in any manner;
     (ii) except as required under existing agreements or customary pay raises in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer, employee, consultant or contractor or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, the granting of stock appreciation rights or performance units) or grant any completion bonuses or change of control payments in respect of the Merger or that will be affected thereby; or (iii) hire, promote or change the classification or status in respect of any employee or individual; provided, however, that the Company shall not unreasonably withhold or delay any consent sought to hire, promote or change the classification or status of any employee or individual;

          (g) other than the contemplated sale of the Westbank Ambulatory Care Center and those items listed on Schedule 5.2(g) hereto, acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material

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     to IOI, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice or grant any exclusive distribution rights;

          (h) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it;

          (i) revalue in any material respect any of its assets, including, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

          (j) other than the contemplated sale of the Westbank Ambulatory Care Center and those items listed on Schedule 5.2(j) hereto, (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any material contract or agreement, or amend in any material respect any of the IOI Material Contracts; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $10,000 or, in the aggregate, since June 30, 2000 are in excess of $50,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

          (k) make or revoke any Tax election, or settle or compromise any Tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes;

          (l) except as described on Schedule 5.2(l) hereto, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000 individually or, since June 30, 2000, $50,000 in the aggregate, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which such IOI Company is a party;

          (m) except as listed on Schedule 5.2(m) hereto, settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

          (n) take any action (including, any action otherwise permitted by this Section 5.2) that would prevent or impede the Merger from qualifying as a "reorganization" under Section 368(a) of the Code;

          (o) other than in connection with its sale of the Westbank Ambulatory Care Center, enter into any agreement that limits or otherwise restricts IOI or any successor thereto (including the Surviving Corporation and its affiliates) from engaging or competing in any line of business or in any geographic area;

          (p) fail to comply in any material respect with any Law applicable to it or its assets which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on IOI;

          (q) enter into any direct or indirect arrangements for financial subsidies;

          (r) enter into any contract with an officer, director, employee, agent, consultant, contractor or other similar representative of any of the IOI Companies that is not terminable, without penalty or other liability, upon not more than 60 calendar days' notice, other than standard confidentiality and inventions agreements;

          (s) fail to pay any accounts payable in accordance with their terms and inconsistent with past practice;

          (t) change any of the banking or safe deposit arrangements described in Schedule 4.29 hereto, except in the ordinary course of business;

          (u) grant or extend any power of attorney or act as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any person;
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

          (v) extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary course of business consistent with past practice;

          (w) fail to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years; or

          (x) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(w) or any action which would make any of the representations or warranties of IOI contained in this Agreement untrue, incomplete or incorrect.

     SECTION 5.3  Access to Information.

     (a) Between the date hereof and the Effective Time, each of the Company and IOI will give to the other party and its authorized representatives (including, counsel, financial advisors and auditors) reasonable access to all employees, consultants, contractors, plants, offices, warehouses and other facilities and to all books and records of such party, will permit the other party to make such inspections and investigations as the other party may require, including, without limitation, the sampling of surface water, groundwater, soil, indoor and outdoor air quality and building materials. Each of the Company and IOI will cause its officers to furnish the other party with such financial and operating data and other information in respect of the business, properties and personnel of such party as the other party may from time to time reasonably request, provided that no investigation pursuant to this Section 5.3(a) shall affect or be deemed to modify any of the representations or warranties made by either party.

     (b) Between the date hereof and the Effective Time, each of the Company and IOI shall furnish to the other party (i) within five business days after the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to such party's management and (ii) at the earliest time they are available, such quarterly and annual financial statements as are regularly prepared for such party's Board of Directors.

     (c) Each of the Company and IOI will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the other party furnished to such party in connection with the transactions contemplated by this Agreement.

     SECTION 5.4 Continuation of Insurance Coverage. From the date hereof to the Closing, each of the Company and IOI shall keep in full force and effect insurance coverage for it and its assets and operations comparable in amount and scope to the coverage now maintained covering such party and its assets and operations.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.1 Registration Statement on Form S-4 and Joint Proxy Statement/Prospectus.

     (a) As soon as practicable following the execution of this Agreement, the Company and IOI shall use all commercially reasonable efforts to prepare and file with the SEC, and make effective under the Securities Act as promptly as practicable following such filing, a registration statement on Form S-4 (the "S-4") (including, without limitation, the preparation of all audited or unaudited consolidated financial statements of the Company and the preparation of all pro forma financial information required to be included in the S-4). The S-4 shall register the issuance of all IOI Common Stock and Series A and Series B Warrants issued to the Company's stockholders in the Merger. At the time the S-4 is filed with the SEC and at all times subsequent thereto (through and including the Effective Time), the Company and IOI shall take all actions necessary so that the S-4 does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

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

     (b) As soon as practicable following the execution of this Agreement, the Company and IOI shall use all commercially reasonable efforts to prepare and file with the SEC a joint proxy statement relating to a meeting of the holders of Company Securities and a meeting of the holders of IOI Securities to approve the Merger (such joint proxy statement as amended or supplemented from time to time being hereinafter referred to as the "JOINT PROXY STATEMENT/PROSPECTUS"), such Joint Proxy Statement/Prospectus to be included in the S-4. Each of the Company and IOI shall use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to shareholders of the Company and shareholders of IOI at the earliest practicable date, in each case as promptly as practicable after the S-4 is declared effective under the Securities Act.

     (c) The Company shall furnish to IOI all information concerning the Company and its shareholders and shall take such other action as IOI may reasonably request in connection with the S-4 and the issuance of shares of IOI Common Stock. If at any time prior to the Effective Time any event or circumstance relating to IOI, the Company, any shareholder or their respective officers, directors, employees, consultants or contractors should be discovered by such party which should be set forth in an amendment or a supplement to the S-4, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

     SECTION 6.2 Shareholder Meetings. Each of the Company and IOI shall call a meeting of its shareholders as soon as practicable after the date upon which the S-4 becomes effective. Each party shall consult with the other in determining a date for such party's meeting that is reasonably agreeable to the other party. Each party's Board of Directors shall recommend approval and adoption of this Agreement and the Merger by its shareholders and, except as permitted by Section 6.4(b), each party's Board of Directors shall not withdraw, amend, or modify in a manner adverse to the other party such recommendation (or announce publicly its intention to do so). In addition, IOI shall seek shareholder approval of the sale of the Westbank Ambulatory Care Center and the reverse stock split described in Section 2.1(d). Notwithstanding the foregoing, regardless of whether a party's Board of Directors has withdrawn, amended or modified its recommendation that its shareholders approve and adopt this Agreement, unless this Agreement has been terminated pursuant to the provisions of Article VIII, such party shall be required to submit this Agreement to its shareholders for approval as soon as practicable after the effectiveness of the S-4.

     SECTION 6.3  Reasonable Best Efforts.

     (a) Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement.

     (b) In furtherance and not in limitation of the covenants of the parties contained in Section 6.3(a), each of IOI and the Company shall use its reasonable best efforts to resolve such objections if any, as may be asserted by a Governmental Entity or other person in respect of the transactions contemplated hereby, including, without limitation, under any antitrust or other Law or by any Dissenting Shareholder in respect of Dissenting Shares. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of IOI and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section
6.3 shall (i) limit a party's right to terminate this Agreement pursuant to
Section 8.2 so long as such party has up to then complied in all material respects with its obligations under this Section 6.3, or (ii) require IOI to dispose or hold separate any part of its or the Company's business or operations (or a combination of

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

IOI's and the Company's business or operations), or comply with any other material restriction affecting its business or operations.

     (c) Each party agrees that in connection with any litigation which may be brought against it or its directors relating to the transactions contemplated hereby, it will keep the other party, and any counsel which the other party may retain at its own expense, informed of the course of such litigation, to the extent the other party is not otherwise a party thereto. Each party agrees that it will consult with the other party prior to entering into any settlement or compromise of any such litigation, and that no such settlement or compromise will be entered into without the other party's prior written consent, which consent shall not be unreasonably withheld.

     SECTION 6.4  Acquisition Proposals.

     (a) Each party will not, nor will it authorize or permit any officer, director, employee, consultant or contractor of or any investment banker, attorney, accountant or other advisor or representative of, such party to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, in the event that a party receives an unsolicited Acquisition Proposal, it shall be entitled to negotiate with the third party making such proposal and to provide information to such third party if the Board of Directors' fiduciary duty to such party's shareholders requires that such party conduct such negotiations and provide such material in order to make its recommendation to such party's shareholders regarding the approval or disapproval of the Merger. Each party shall notify the other party of any Acquisition Proposal (including the material terms and conditions thereof and the identity of the person making it) as promptly as practicable after its receipt thereof, and shall provide the other party with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter inform the other party on a prompt basis of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give the other party a copy of any information delivered to such person which has not previously been reviewed by the other party. Immediately after the execution and delivery of this Agreement, each party will, and will use its reasonable best efforts to cause its affiliates, and their respective officers, directors, employees, consultants, contractors, investment bankers, attorneys, accountants and other agents and representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal. Each party shall take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.4 of the obligations undertaken in this Section 6.4. "ACQUISITION PROPOSAL" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement, including, without limitation, any Chartwell/Oak Hill Investor Event or Company Investor Event) involving either party: (v) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (w) any sale of shares of capital stock of a party; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of a party in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 20% or more of the outstanding Common Shares or IOI Common Stock, as applicable, or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (b) Each party's Board of Directors will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other party, its approval or recommendation of this Agreement or the Merger unless such Board of Directors, after consultation with independent legal counsel, determines in good faith that such action is necessary to avoid a breach by such party's Board of Directors of its fiduciary duties to its shareholders under applicable Law. Nothing contained in this Section 6.4(b)shall prohibit either party from making any disclosure to such party's shareholders which, in the good faith reasonable judgment of such Board of Directors, after consultation with independent legal counsel, is required under applicable
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Law; provided, that except as otherwise permitted in this Section 6.4(b), neither party may withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by a party's Board of Directors permitted by, and taken in accordance with, this Section 6.4(b) shall not constitute a breach of this Agreement by such party. Nothing in this Section 6.4(b) shall (i) permit a party to terminate this Agreement (except as provided in Article VIII hereof) or (ii) affect any other obligations of such party under this Agreement.

     SECTION 6.5  Public Announcements; Employee Announcements.

     (a) Each of IOI and the Company will consult with one another before issuing any press release or otherwise making any public statements in respect of the transactions contemplated by this Agreement, including, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the AMEX, as determined by IOI or the Company, as the case may be.

     (b) Prior to the Effective Time, each of IOI and the Company will consult with one another regarding any written and spoken statements to be made to the Company's employees, consultants or independent contractors in respect of the transactions contemplated by this Agreement, including the Merger, employee benefits, employee compensation and other transition and integration matters. All written communications and formal oral presentations shall be mutually agreed upon by IOI and the Company prior to any such communication or presentation, and the Company shall not make any written or oral statements to employees, consultants or independent contractors inconsistent with the guidelines provided in conjunction with such consultation.

     SECTION 6.6 Indemnification. From and after the Effective Time, IOI shall indemnify, defend and hold harmless the present and former directors and officers of the Company and IOI (the "INDEMNIFIED PARTIES") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of IOI of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of or pertaining to the fact that such person is or was a director or officer of the Company or IOI whether pertaining to any matter existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("INDEMNIFIED LIABILITIES"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under IOI's bylaws in effect immediately prior to the Merger and under Texas Law, as the same exist or may hereafter be amended (but, in the case of any amendments, only to the extent that such amendments permit broader rights than such Law permitted prior to such amendments and only to the extent such amendments are not retroactively applicable) to indemnify its own directors or officers, as the case may be. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and IOI shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and otherwise advance to such Indemnified Parties upon request reimbursement of reasonable documented expenses incurred, in either case to the fullest extent and in the manner permitted by Texas Law; and (ii) IOI will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that IOI shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify IOI (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.6 except to the extent such failure materially prejudices such party), and shall to the extent required by IOI's bylaws in effect immediately prior to the Merger and Texas Law deliver to IOI the undertaking contemplated by IOI's bylaws in effect immediately prior to the Merger and Texas Law. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct,
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

a conflict on any significant issue between the positions of any two or more Indemnified Parties. IOI agrees that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than seven years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities. IOI will cause to be maintained for a period of not less than three years from the Effective Time (x) a directors' and officers' liability policy (including securities entity coverage) on an annual basis covering post-Merger wrongful acts and omissions with limits of not less than $10.0 million, (y) a runoff (tail) endorsement on IOI's current directors' and officers' liability policy for pre-Merger wrongful acts or omissions from IOI's operations covering pre-Merger directors and officers and securities liabilities of the pre-Merger entity with an aggregate limit of $10.0 million and (z) a runoff (tail) endorsement on the Company's current directors' and officers' liability policy for pre-Merger wrongful acts or omissions from the Company's operations covering pre-Merger directors and officers and securities liabilities of the pre-Merger entity with an aggregate limit of $10.0 million.

     SECTION 6.7 Notification of Certain Matters. The Company shall give prompt notice to IOI, and IOI shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company or IOI, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (iv) any facts or circumstances that could reasonably be expected to result in a Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.

     SECTION 6.8 Tax-Free Reorganization Treatment. Neither the Company nor IOI shall take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code.

     SECTION 6.9 Employee Matters. Subject to the provisions of Section 6.20, the Surviving Corporation will honor the obligations of the Company under the provisions of all Company Benefit Plans and Company Employee Arrangements, subject to the Surviving Corporation's right to amend or terminate any such Company Benefit Plan or Company Employee Arrangement in accordance with its terms. Subject to the provisions of Section 6.20, after the Effective Time, the employees of the Company will be eligible to participate in the Company's Benefit Plans or, if so determined by the Surviving Corporation, the Surviving Corporation's applicable Benefit Plans, as such plans may be in effect from time to time, and, at the Surviving Corporation's sole discretion, will become employees of the Surviving Corporation.

     SECTION 6.10 Affiliate Letters. Schedule 6.10 sets forth a list of all persons who are, and all persons who to the Company's knowledge will be at the Closing Date, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company will cause such list to be updated promptly through the Closing Date. No later than 15 days after the date of this Agreement (but in any event prior to the Effective Time), the Company shall cause its "affiliates" to deliver to IOI a written agreement substantially in the form attached as Exhibit B.

     SECTION 6.11 Listing of Stock. IOI shall use its commercially reasonable efforts to cause the shares of IOI Common Stock to be issued in connection with the Merger to be approved for listing on the AMEX.

     SECTION 6.12 Anti-takeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of IOI and the Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms

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contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

     SECTION 6.13 Third Party Consents. The Company shall use its commercially reasonable efforts to obtain at the earliest practicable date all consents of third parties (including, but not limited to, such as are listed on Schedule 3.8) necessary to the consummation of the transactions contemplated hereby (the "COMPANY CONSENTS") and will provide to IOI copies of each such Company Consent promptly after it is obtained. IOI agrees to cooperate fully with the Company in connection with the obtaining of the Company Consents; provided, however, that IOI shall not be required to pay any additional sums to secure such Company Consents.

     SECTION 6.14 Commercially Reasonable Efforts and Certain Filings. Subject to the terms and conditions of this Agreement, the Company and IOI will use their respective commercially reasonable efforts to maintain the accuracy of their representations and warranties hereunder and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement. Neither the Company nor IOI will take, agree to take or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of the companies, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement.

     SECTION 6.15  [Intentionally left blank].

     SECTION 6.16 IOI Warrants. At any time after the date hereof and prior to the Effective Time, IOI will be permitted to distribute to each of its shareholders a warrant to purchase up to one-half of a share of IOI Common Stock in respect of each share of IOI Common Stock held by each such shareholder on the record date set for such dividend; provided that such warrants to purchase IOI Common Stock shall not in the aggregate cover more than 14,796,370 shares of IOI Common Stock (collectively, the "IOI WARRANTS"). If issued, the IOI Warrants will have terms and conditions, including exercise price and exercisability, no more favorable than those terms and conditions of the Series A Warrants to be issued pursuant to Section 2.1, and will be designated "SERIES A WARRANTS."

     SECTION 6.17 Registration Rights Agreement. The Registration Rights Agreement (the "IOI REGISTRATION RIGHTS AGREEMENT"), dated as of December 12, 1997, among IOI and the shareholders of IOI signatory thereto, as amended prior to the Closing to include the shares of IOI Common Stock subject to the IOI Warrants, will remain in full force and effect following the Closing.

     SECTION 6.18  Registration Rights.  Following the Closing, IOI will file
(a) a shelf registration statement or statements on the appropriate form(s) with respect to the shares of IOI Common Stock issuable upon the exercise of all warrants that remain outstanding after the Effective Time at such time and in a manner reasonably expected to permit the registration statement or statements to be effective as of the first anniversary of the Effective Time, or, if earlier, concurrently with the filing of a registration statement with respect to any IOI equity securities, including options and warrants, in accordance with the terms of the IOI Registration Rights Agreement, and to maintain the effectiveness of such registration statement or statements covering such shares of IOI Common Stock (and maintain the current status of the prospectus or prospectuses contained therein) until the later of (1) such time as the shares of IOI Common Stock subject to such registration statement or statements are disposed of pursuant to such registration statement or statements or (2) such time as the warrants outstanding immediately after the Effective Time expire and (b) a registration statement or statements on the appropriate form(s) with respect to the shares of IOI Common Stock issuable in connection with any adjustment made under Section 2.1(a)(iii) (taking into account any adjustment provided for under Section 2.1(a)(iv)), and to maintain the effectiveness of such registration statement or statements covering such shares of IOI Common Stock (and maintain the current status of the prospectus or prospectuses contained therein) until such shares of IOI Common Stock have been distributed thereunder.

     SECTION 6.19 Post-Merger Board of Directors. (a) The Board of Directors of the Surviving Corporation (the "POST-MERGER BOARD") will consist of seven members. If the Net Current Assets of IOI calculated ten business days prior to the scheduled Closing Date (or such other date as is mutually agreed to by IOI and the Company) (in either case, the "CALCULATION DATE") is less than $5.75 million, the Board of Directors of IOI as of such date will be entitled to designate two (2) members of the Post-Merger Board. If the Net Current Assets of IOI on the Calculation Date is greater than $5.75 million, the Board of Directors of IOI as of such date will be entitled to designate three (3) members of the Post-Merger Board. The remaining members of the Post-Merger Board will be designated by the Company. IOI and the Company will inform each other of their designated board members at least five business days prior to the Closing. "NET CURRENT ASSETS" means current assets, including any amounts due to IOI from the Company, plus Westbank ASC Cash Proceeds, less all known liabilities which are anticipated to require payment in cash, plus Reimbursable Transaction Expenses and any amounts paid or required to be paid by IOI in respect of any insurance policies required by the last sentence of
Section 6.6. "WESTBANK ASC CASH PROCEEDS" means the expected cash proceeds from the sale of the Westbank Ambulatory Care Center as stated in signed definitive documents with a bona fide buyer and a closing date no later than 75 days after the Closing Date. "REIMBURSABLE TRANSACTION EXPENSES" means all reasonable attorneys' and accountants' fees and expenses and other reasonable out-of-pocket expenses relating to the transactions contemplated by this Agreement incurred after the date hereof which have been expended but not reimbursed as of the Effective Time, excluding any transaction fees paid or payable to any affiliates of IOI.

     (b) At least one member of the Post-Merger Board designated by IOI will serve on all committees of the Post-Merger Board.

     (c) During the period between the Closing Date and the third anniversary thereof, one representative designated by Chartwell Capital and one representative designated by FW Integrated Orthopaedics Investors I and II will have visitation rights to the regularly-scheduled meetings of the Post-Merger Board, provided that the group represented by such person continues to hold at least 25% of the shares of IOI Common Stock held by such group as of the Effective Time.

     SECTION 6.20 Stock Options. Prior to the Closing, the Company will retain a qualified compensation consultant to review the Company's compensation programs and will review the results of such review with IOI. During the period commencing on the Closing Date and ending on the first anniversary thereof, any stock options granted to any employees who were employed by the Company as of July 31, 2000 will require unanimous approval of the Post-Merger Board.

     SECTION 6.21 Company Audited Financial Statements. Prior to the filing of the S-4, the Company will deliver to IOI copies of the Company's audited balance sheets as of December 31, 1999, together with the related audited statements of income, shareholders' equity and changes in cash flow for the fiscal year ended December 31, 1999, and the notes thereto (the "COMPANY AUDITED FINANCIAL STATEMENTS"). The Company Audited Financial Statements, including the notes thereto, (A) will be prepared in accordance with GAAP and (B) will present fairly in all material respects the financial position, results of operations and changes in cash flow of the Company as of such dates and for the periods then ended.

     SECTION 6.22  Additional Investments.

     (a) Prior to the filing of the S-4, any potential investors introduced to the Company by Chartwell Capital and/or Oak Hill Capital may, if approved by the Company in its sole discretion, make an aggregate investment in the Company up to $2.0 million by purchasing new shares of Series B Preferred Stock of the Company at a price per share of at least $0.863 per Common Share equivalent; provided, however, that IOI must approve, prior to the issuance thereof, all terms of the new Series B Preferred Stock in its sole discretion (the "CHARTWELL/OAK HILL INVESTOR EVENT").

     (b) Prior to the filing of the S-4, the Company may, in its sole discretion, approve an investor group not introduced by Chartwell Capital and/or Oak Hill Capital to make an aggregate investment in the Company up to $2.0 million on terms and conditions identical to those set forth in Section 6.22(a) (the "COMPANY INVESTOR EVENT").

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.1  Conditions to Each Party's Obligations to Effect the
Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

          (a) This Agreement shall have been approved and adopted by the Company Requisite Vote and the IOI Requisite Vote.

          (b) The Company and IOI shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under blue sky laws, if any.

          (c) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Law.

          (d) The S-4 shall have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued; no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the S-4 shall have been initiated and be continuing; and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the IOI Common Stock shall have been received.

     SECTION 7.2 Conditions to the Obligations of IOI. The obligation of IOI to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by IOI, to the extent permitted by applicable Law:

          (a) The representations and warranties of the Company contained herein shall have been true (for the purposes of this Section 7.2(a), without regard to any materiality or Material Adverse Effect qualifier contained therein), except where the failure to be true, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect on the Company, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

          (b) The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

          (c) The Company shall have delivered to IOI a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b).

          (d) Prior to the Closing, there shall not have occurred any Material Adverse Effect on the Company.

          (e) IOI shall have received an opinion of Weil, Gotshal & Manges LLP, dated the Effective Time, based on conventional representations of IOI and the Company, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

          (f) All authorizations, consents or approvals of a Governmental Entity (other than those specified in Section 7.1(b)) required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained (without any limitation, restriction or condition), except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or an effect on the IOI Companies that, were such effect applied to the Company, has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company).

          (g) The Company shall have obtained each consent or approval listed (or required to be listed) in Schedule 3.8.

          (h) IOI shall have received from the Company's "affiliates" a written agreement substantially in the form attached as Exhibit B.

          (i) The Company shall have delivered to IOI such good standing certificates and officers' certificates and similar documents as counsel for IOI shall have reasonably requested prior to the Closing Date.

          (j) As of the Closing Date, all of the employees set forth on Schedule 7.2(j) shall continue to be employees of the Company.

          (k) All directors of the Company and all holders of Company Securities having 5% or greater of the Company's voting power on a pre-Merger basis shall have executed an agreement not to sell any of IOI's securities for the 180-day period commencing on the Closing Date (the "LOCK-UP PERIOD").

          (l) Each of the (i) Stockholders' Agreement dated as of July 27, 1999, by and between the Company and certain shareholders of the Company and (ii) Registration Rights Agreement dated as of July 27, 1999, by and among the Company and certain shareholders of the Company shall have been terminated to IOI's satisfaction and any rights of first offer or refusal shall have been waived by the appropriate parties.

          (m) Holders of Common Shares and Preferred Shares representing no more than 5% of the outstanding IOI Common Stock on a post-Merger basis, shall have exercised and not withdrawn, forfeited or otherwise permitted to lapse appraisal or dissenter's rights under Delaware Law with respect to their Common Shares and Preferred Shares in connection with the Merger.

     SECTION 7.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

          (a) The representations and warranties of IOI contained herein shall have been true (for the purposes of this Section 7.3(a), without regard to any materiality or Material Adverse Effect qualifier contained therein), except where the failure to be true, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect on IOI, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

          (b) IOI shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

          (c) IOI shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of IOI (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 7.3(a) and 7.3(b).

          (d) The Company shall have received an opinion of Locke Liddell & Sapp LLP, dated the Effective Time, based on conventional representations of IOI and the Company, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

          (e) The sum of IOI cash, plus notes receivable due to IOI from the Company, plus Reimbursable Transaction Expenses, plus the Westbank ASC Cash Proceeds, plus the proceeds of any investments made by individuals or entities introduced to the Company by Oak Hill Capital, Chartwell Capital and/or their affiliates (specifically excluding introductions made solely by Chartwell Capital) must be greater than $2.5 million immediately prior to the Closing; provided, however, that this Section 7.3(e) shall be inapplicable if the Company has previously borrowed more than $1.0 million under that certain Promissory Note, dated of even date herewith, between IOI and the Company (the "LINE OF CREDIT").

          (f) Except as set forth on Schedule 7.3(f), all directors of IOI and all holders of IOI Securities having 5% or greater of IOI's voting power on a pre-Merger basis shall have executed an agreement not to sell any of IOI's securities for the Lock-Up Period.

          (g) The IOI Common Stock to be issued in connection with the Merger shall have been approved for listing on the AMEX.

          (h) The Series B Warrants outstanding as of the date hereof will be amended to conform in all material respects with the form of Series B Warrant attached hereto as Exhibit H and to waive the applicability of any anti-dilution protection provisions resulting from the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

     SECTION 8.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote or the IOI Requisite Vote referred to in Section 7.1(a), by mutual written consent of the Company and IOI by action of their respective Boards of Directors.

     SECTION 8.2 Termination by Either IOI or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either IOI or the Company if:

          (a) the Merger shall not have been consummated by March 31, 2001, whether such date is before or after the date of approval of the Merger by the Company Requisite Vote or the IOI Requisite Vote (the "TERMINATION DATE");

          (b) 30 days after submission of this Agreement to the Company's or IOI's shareholders for approval, the Company Requisite Vote or the IOI Requisite Vote, respectively, shall not have been obtained; or

          (c) any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger by the Company Requisite Vote or the IOI Requisite Vote);

provided, however, that the right to terminate this Agreement pursuant to this
Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated; provided, further, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to (i) the Company in the event that (A) any shareholder party to the Company Voting Agreement has materially breached its obligations thereunder or (B) the condition set forth in
Section 7.3(d) shall not have been satisfied, unless and until the parties shall have used their commercially reasonable efforts to cause such condition to be satisfied or (ii) IOI in the event that (A) any shareholder party to the IOI Voting Agreement has materially breached its obligations thereunder or (B) the condition set forth in Section 7.2(e) shall not have been satisfied, unless and until the parties shall have used their commercially reasonable efforts to cause such condition to be satisfied.

     SECTION 8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote referred to in Section 7.1(a), by action of the Company Board, if:

          (a) there is a material breach by IOI of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured within 60 days and would cause a condition set forth in Sections 7.3(a) or 7.3(b) to be incapable of being satisfied as of the Termination Date;

          (b) the IOI Board shall have withdrawn its recommendation of this Agreement in a manner adverse to the Company or shall have resolved to do the foregoing, except as otherwise permitted pursuant to Section 6.4; or

          (c) IOI fails to submit this Agreement to its shareholders for approval within thirty days of the effectiveness of the S-4.

     SECTION 8.4 Termination by IOI. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote referred to in
Section 7.1(a), by action of the IOI Board, if:

          (a) there is a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured within 60 days and would cause a condition set forth in Sections 7.2(a) or 7.2(b) to be incapable of being satisfied as of the Termination Date;

          (b) the Company Board shall have withdrawn its recommendation of this Agreement in a manner adverse to IOI or shall have resolved to do the foregoing, except as otherwise permitted pursuant to Section 6.4;

          (c) the Company fails to submit this Agreement to its shareholders for approval within thirty days of the effectiveness of the S-4; or

          (d) the condition regarding appraisal rights set forth in Section 7.2(m) is not satisfied.

     SECTION 8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, this Agreement (other than this Section 8.5, Section 5.3(c) and
Article IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, legal and financial advisors, or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful material breach of this Agreement.

     SECTION 8.6 Amendment. This Agreement may be amended by action taken by the Company and IOI at any time before or after approval of the Merger by the Company Requisite Vote but, after any such approval, no amendment shall be made which changes the amount or form of the Share Consideration. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     SECTION 8.7 Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.1  Entire Agreement; Assignment.

     (a) This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties in respect of the subject matter hereof.

     (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, by merger or consolidation) or otherwise; provided, however, that IOI may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned subsidiary of IOI, but no such assignment shall relieve IOI of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

     SECTION 9.2 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

        if to IOI, to:              Integrated Orthopaedics, Inc.
                                    1800 W. Loop South
                                    Suite 1030
                                    Houston, Texas 77027
                                    Attention: Scott J. Hancock
                                    Facsimile: (650) 234-0525

        with a copy to:             Weil, Gotshal & Manges LLP
                                    100 Crescent Court, Suite 1300
                                    Dallas, Texas 75201-6950
                                    Attention: Michael A. Saslaw
                                    Facsimile: (214) 746-7777

        if to the Company, to:      PowerBrief, Inc.
                                    5858 Westheimer
                                    Suite 500
                                    Houston, Texas 77057
                                    Attention: Robert W. Ohnesorge
                                    Facsimile: (713) 586-4790

        with a copy to:             Locke Liddell & Sapp LLP
                                    3400 Chase Tower, 600 Travis
                                    Houston, Texas 77002-3095
                                    Attention: David F. Taylor
                                    Facsimile: (713) 223-3717

or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     SECTION 9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to the choice of Law principles thereof.

     SECTION 9.4 Expenses. The Company shall be solely responsible for the legal, accounting and other fees and expenses incurred by the Company in connection with the execution of this Agreement. IOI shall be solely responsible for the legal, accounting and other fees and expenses incurred by IOI in connection with the execution of this Agreement. All Reimbursable Transaction Expenses shall be the joint responsibility of IOI and the Company. In the event the Merger is not consummated, Reimbursable Transaction Expenses shall be shared equally by IOI and the Company, regardless of which party incurred such expenses; provided, however, that if the Company properly exercises its right to terminate this Agreement based solely on a failure of IOI to fulfill the condition set forth in Section 7.3(e), IOI shall not be entitled to receive reimbursement for any expenses incurred by it. Any and all Transfer Taxes shall be timely paid by the Company.

     SECTION 9.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     SECTION 9.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

     SECTION 9.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.10 Further Assurances. Each party to this Agreement agrees (i) to furnish upon request to the other party such further information, (ii) to execute and deliver to the other party such other documents and (iii) to do such other acts and things as the other party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to herein.

     SECTION 9.11  Interpretation.

     (a) The words "hereof," "herein," "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, and schedule references are to the articles, sections, paragraphs, exhibits, and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     (b) The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 15, 2000.

     (c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     SECTION 9.12  Definitions.  As used herein,

     (a) "AFFILIATE" has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act.

     (b) "KNOW" or "KNOWLEDGE" means, (i) in respect of IOI, the knowledge of Jose Kauachi, Scott Hancock, Laurie Hill Gutierrez and Douglas Badertscher and
(ii) in respect of the Company, the knowledge of Ernie Rapp, Robb Ohnesorge and Wade Bennett, in each case after due inquiry, including without limitation, due inquiry of IOI's or the Company's appropriate legal advisors, as applicable, and IOI's or the Company's independent public accountants, as applicable.

     (c) "LIEN" means, in respect of any asset (including, any security) any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such asset.

     (d) "MATERIAL ADVERSE EFFECT" means in respect of any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or would be reasonably likely to be materially adverse to (i) the assets, properties, condition (financial or otherwise), results of operations or prospects of such entity and its subsidiaries taken as a whole, other than any change, circumstance or effect resulting directly and primarily from changes in general economic or industry conditions, or (ii) the ability of such party to consummate the transactions contemplated by this Agreement.

     (e) "PERMITTED LIEN" means a statutory Lien not yet delinquent; a purchase money Lien arising in the ordinary course of business consistent with past practices; a Lien reflected in the financial statements of the applicable party; or a Lien which does not materially detract from the value or impair the use of the asset or property in question.

     (f) "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

     (g) "SUBSIDIARY" means, in respect of any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such other party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions in respect of such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

     (h) "TRANSFER TAXES" means any and all state, local, foreign or provincial sales, use, real property, stock transfer or similar taxes (including any interest or penalties with respect thereto, but not including any shareholder level taxes based upon net income) attributable to the transactions contemplated herein.

     SECTION 9.13  Nonsurvival of Representations, Warranties, and
Agreements. The representations, warranties, and agreements of IOI and the Company contained in this Agreement shall not survive the Effective Time except for the agreements contained in Sections 2.1, 2.2, 6.6, 6.9, 6.18, 6.19, 6.20,
8.5 and Article IX and the agreements delivered pursuant to Section 6.10.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

                                            POWERBRIEF, INC.

                                            By:     /s/ ERNEST D. RAPP
                                              ----------------------------------
                                                Name: Ernest D. Rapp
                                                Title:  CEO

                                            INTEGRATED ORTHOPAEDICS, INC.

                                            By:    /s/ SCOTT J. HANCOCK
                                              ----------------------------------
                                                Name: Scott J. Hancock
                                                Title:  Director

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 to Agreement and Plan of Merger (this "Amendment") is entered into as of November 20, 2000, by and among POWERBRIEF, INC., a Delaware corporation (the "Company"), and INTEGRATED ORTHOPAEDICS, INC., a Texas corporation ("IOI").

     WHEREAS, the Company and IOI have entered into that certain Agreement and Plan of Merger, dated as of September 15, 2000 (the "Merger Agreement");

     WHEREAS, the parties hereto desire to amend the Merger Agreement as hereinafter set forth;

     WHEREAS, the Company desires to consent to the amendment of the employment agreements with Douglas P. Baderscher, James Needham and Laurie Hill Gutierrez on October 24, 2000 (the "Employment Agreement Amendments");

     WHEREAS, IOI desires to consent to the grant of certain stock options by the Company that would otherwise be prohibited by Section 5.1(b) of the Merger Agreement; and

     WHEREAS, the boards of directors of the Company and IOI have approved this Amendment;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Definitions. The capitalized terms used, but not defined, in this Amendment are defined in the Merger Agreement.

     2. Amendments to Section 2.1 -- Conversion of Shares.

     (a) The reference to ".0454" contained in Section 2.1(a)(i) of the Merger Agreement, relating to the number of shares of IOI Common Stock purchasable with Series A Warrants to be received in exchange for shares of Company Common Stock by virtue of the Merger, is hereby amended to read "0.1370."

     (b) Clause (iii) of Section 2.1(a)(i), which says "(iii) a Series B warrant to purchase .0850 shares of IOI Common Stock (the "SERIES B WARRANTS"and together with the Series A Warrants, the "WARRANTS")," shall be amended and restated to read "(iii) a Series B warrant to purchase a number shares of IOI Common Stock equal to the quotient of (x) the Maximum Series B Warrants Amount, divided by (y) the sum of (I) the number of share of Company Common Stock outstanding, (II) the number of shares of Series A Preferred Stock outstanding multiplied bythree (3), and (III) the number of shares of Company Common Stock purchasable under the Company Warrants, each as the Effective Time (the "SERIES B WARRANTS"and together with the Series A Warrants, the "WARRANTS")."

     (c) The reference to "9.054" contained in Section 2.1(a)(ii) of the Merger Agreement, relating to the number of shares of IOI Common Stock to be received in exchange for each share of the Company's Series A Preferred Stock by virtue of the Merger, is hereby amended to read "9.053."

     (d) The reference to ".1363" contained in Section 2.1(a)(ii) of the Merger Agreement, relating to the number of shares of IOI Common Stock purchasable with Series A Warrants to be received in exchange for shares of the Company's Series A Preferred Stock by virtue of the Merger, is hereby amended to read "0.4111."

     (e) Clause (iii) of Section 2.1(a)(ii), which says "(iii) a Series B warrant to purchase .2549 shares of IOI Common Stock," shall be amended and restated to read "(iii) a Series B warrant to purchase a number shares of IOI Common Stock equal to the product of (x) the number of shares purchasable with a Series B Warrant given in exchange for a share of Company Common Stock pursuant to Section 2.1(a)(i) above, multiplied by (y) three (3)."

     (f) The first sentence of Section 2.1(d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following two sentences:

     "(d) Upon the Effective Time, the Surviving Corporation will effect a five to one reverse stock split of IOI Common Stock. The shares of IOI Common Stock, Series A Warrants and Series B Warrants issuable pursuant to this
     Article II shall be subject to and effected by such reverse stock split."

     (g) The last paragraph of Section 2.1(a)(ii) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

     "Notwithstanding anything to the contrary herein, the maximum number of (A) shares of IOI Common Stock issuable pursuant to Sections 2.1(a)(i) and 2.1(a)(ii) and Section 2.2 shall be 69,073,062 shares, (B) Series A Warrants issuable pursuant to Section 2.1(a)(i) and 2.1(a)(ii) and 2.1(b) shall entitle the holders thereof to purchase an aggregate of 2,673,332 shares of IOI Common Stock and (C) Series B Warrants issuable pursuant to
     Section 2.1(a)(i) and 2.1(a)(ii) and Section 2.2(b) shall entitle the holders thereof to purchase an aggregate number of shares of IOI Common Stock equal to the aggregate number of shares of IOI Common Stock that may be purchased under the warrants of IOI issued and outstanding as of September 15, 2000 (the "EXISTING IOI WARRANTS"), as adjusted pursuant to the anti-dilution provisions of the Existing IOI Warrants as a result of the issuance of the IOI Warrants as permitted and contemplated by Section
     6.16 (the "MAXIMUM SERIES B WARRANTS AMOUNT"). For clarification, neither the IOI Warrants nor the Series A Warrants will receive any anti-dilution adjustment for issuance of the Series A Warrants, the Series B Warrants or any IOI Common Stock in the Merger. In the event that prior to the Closing any of the options described in Section 2.2(a) are exercised, the maximum number of Series A Warrants and the Series B Warrants will be reallocated, on a pro-rata basis, among all of the holders of outstanding Company Common Stock, Series A Preferred Stock and warrants. The foregoing amounts do not limit the number of shares of IOI Common Stock issuable pursuant to Section 2.1(a)(iii) below."

     3. Amendment to Section 3.2 -- Capitalization of the Company. Section 3.2 of the Merger Agreement is hereby amended by deleting the reference to the amount of "551,025," which describes the number of Common Shares reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of the Company's outstanding warrants, and replacing such amount with "560,116."

     4. Amendment to Section 7.3(h) -- Conditions to Obligations of the Company. Section 7.3(h) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

     "(h) The Series B Warrants outstanding as of the date hereof will be amended to conform in all material respects with the form of Series B Warrant attached hereto as Exhibit H and to waive the applicability of any anti-dilution protection resulting from the transactions contemplated by this Agreement; provided that such amendment shall not waive the applicability of the any anti-dilution protection with regard to the issuance of the IOI Warrants as permitted and contemplated by Section 6.16."

     5. Amendment to Exhibit H -- Warrant Agreement for Series B
Warrants. Exhibit H to the Merger Agreement is hereby deleted in its entirety and replaced with a new Exhibit H attached to this Amendment as Annex I, which
(a) changes the expiration date of the Series B Warrants from a date that is four years from the date that the Series B Warrants first became exercisable to June 30, 2005, (b) changes the exercise price of the Series B Warrants to that of the Existing IOI Warrants, as adjusted pursuant to their anti-dilution provisions for the issuance of the IOI Warrants as permitted and contemplated in
Section 6.16 of the Merger Agreement, and (c) includes other amendments to the Series B Warrants that have been mutually agreed to by the parties.

     6. Amendment to Exhibit I -- Warrant Agreement for Series A
Warrants. Exhibit I to the Merger Agreement is hereby deleted in its entirety and replaced with a new Exhibit I attached to this Amendment as Annex II, which
(a) changes the expiration date of the Series A Warrants from a date that is four years from the date that the Series A Warrants first became exercisable to a date that is five years from the Closing Date, and (b) includes other amendments to the Series B Warrants that have been mutually agreed to by the parties.

     7. Consent to Employment Agreement Amendments. The Company hereby consents to the Employment Agreement Amendments, copies of which are attached as Annex III, and the actions taken by IOI in connection therewith. Furthermore, the Company hereby waives IOI's compliance with the Merger Agreement, including, without limitation, compliance with Section 5.2(f), solely with respect to the entering into, and performance of, the Employment Agreement Amendments by IOI. The foregoing consent and waiver applies only to the Employment Agreement Amendments and the actions taken by IOI in connection therewith, and nothing contained in this paragraph shall be a waiver of any other present or future compliance with the Merger Agreement

     8. Consent to Grant of Certain Stock Options. IOI hereby consents to the grant of options exercisable for 98,350 shares of Company Common Stock under the Company's 2000 Equity Incentive Plan and the actions taken by the Company in connection therewith. Furthermore, IOI hereby waives the Company's compliance with the Merger Agreement, including, without limitation, compliance with
Section 5.1(b), solely with respect to the grant of stock options contemplated by this Section 8. The foregoing consent and waiver applies only to the grant of stock options authorized by this Section 8 and the actions taken by the Company in connection therewith, and nothing contained in this paragraph shall be a waiver of any other present or future compliance with the Merger Agreement

     9. Merger Agreement in Effect. Except as herein amended, the Merger Agreement shall remain valid and subsisting in accordance with its terms. In the event of any conflict or inconsistency between this Amendment and the Merger Agreement, the provisions of this Amendment shall govern and control.

     10. Governing Laws. This Amendment shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to the choice of Law principals thereof.

     11. Description Headings. The description headings herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Amendment.

     12. Severability. The provisions of this Amendment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Amendment, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Amendment and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on its behalf as of the day and year first above written.

                                            POWERBRIEF, INC.:

                                            By:     /s/ ERNEST D. RAPP
                                              ----------------------------------
                                                Name: Ernest D. Rapp
                                                Title: Chief Executive Officer

                                            INTEGRATED ORTHOPAEDICS, INC.:

                                            By:    /s/ SCOTT J. HANCOCK
                                              ----------------------------------
                                                Name: Scott J. Hancock
                                                Title: Director

                AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

     This Amendment No. 2 to Agreement and Plan of Merger (this "Amendment") is entered into as of December 27, 2000, by and among POWERBRIEF, INC., a Delaware corporation (the "Company") and INTEGRATED ORTHOPAEDICS, INC., a Texas corporation ("IOI").

     WHEREAS, the Company and IOI have entered into that certain Agreement and Plan of Merger, dated as of September 15, 2000, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated as of November 20, 2000 between the Company and IOI (as amended, the "Merger Agreement");

     WHEREAS, the parties hereto desire to amend further the Merger Agreement as hereinafter set forth;

     WHEREAS, the boards of directors of the Company and IOI have approved this Amendment;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Definitions. The capitalized terms used, but not defined in, this Amendment are defined in the Merger Agreement.

     2. Amendments to Section 2.1(a)(ii) -- Conversion of Shares. The penultimate sentence of the first paragraph of Section 2.1(a)(ii) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

     "Such Series A Warrants will have an exercise price equal to 1.25 times the lesser of (i) $0.2963 and (ii) the lowest average closing price of the IOI Common Stock over any consecutive 20 calendar days during the 90 calendar days after the Closing, provided that if the amount in clause (ii) cannot be determined by a publication by the AMEX or the National Quotations Bureau LLP, the lowest average closing price for such period shall be determined in good faith by the Board of Directors."

     3. Amendments to Section 2.2(a)(i) -- Stock Options and Warrants. The last sentence of the paragraph of Section 2.2(a)(i) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

     "Any holder of an Assumed Stock Option who would otherwise have been entitled to receive a fraction of a share of IOI Common Stock (after taking into account all Assumed Stock Options exercised by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of IOI Common Stock multiplied by (ii) (A) the average of the daily high and low sales prices, regular way, of one share of IOI Common Stock (rounded to the nearest ten thousandth) on the American Stock Exchange ("AMEX")(as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source), or, in the event that IOI Common Stock is not listed on the AMEX, the daily average of the highest bid and lowest asked prices in the domestic over-the counter market as reported by the National Quotations Bureau LLP, or any similar successor organization, in each case during the ten consecutive trading day period ending on the second trading day prior to the Closing Date, or (B) in the event that the price under the forgoing clause (A) cannot be determined, the market value of one share of IOI Common Stock immediately prior to the Closing Date as determined in good faith by the Board of Directors of IOI."

     4. Amendments to Section 2.2(b)(i) -- Stock Options and Warrants. The last sentence of the paragraph of Section 2.2(b)(i) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

     "Any holder of an Assumed Company Warrant who would otherwise have been entitled to receive a fraction of a share of IOI Common Stock (after taking into account all Assumed Company Warrants exercised by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of IOI Common Stock multiplied by (ii) (A) the average of the daily high and low sales prices, regular way, of one share of IOI Common Stock (rounded to the nearest ten thousandth) on the AMEX (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source), or, in the event that IOI Common Stock is not listed on the AMEX, the daily average of the highest bid and lowest asked prices in the domestic over-the counter market as reported by the National Quotations Bureau LLP, or any similar successor organization, in each case during the ten consecutive trading day period ending on the second trading day prior to the Closing Date, or (B) in the event that the price under the forgoing clause (A) cannot be determined, the market value of one share of IOI Common Stock immediately prior to the Closing Date as determined in good faith by the Board of Directors of IOI."



     5. Amendments to Section 2.7(b) -- No Fractional Shares of IOI Common Stock. The first sentence of Section 2.7(b) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:



     "Notwithstanding any other provision of this Agreement, each holder of Common Shares and Preferred Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of IOI Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of IOI Common Stock multiplied by (ii) (A) the average of the daily high and low sales prices, regular way, of one share of IOI Common Stock (rounded to the nearest ten thousandth) on the AMEX (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source), or, in the event that IOI Common Stock is not listed on the AMEX, the daily average of the highest bid and lowest asked prices in the domestic over-the counter market as reported by the National Quotations Bureau LLP, or any similar successor organization, in each case during the ten consecutive trading day period ending on the second trading day prior to the Closing Date, or (B) in the event that the price under the forgoing clause (A) cannot be determined, the market value of one share of IOI Common Stock immediately prior to the Closing Date as determined in good faith by the Board of Directors of IOI."



     6. Amendment to Exhibit F -- Restated Articles of Incorporation. Exhibit F to the Merger Agreement is hereby deleted in its entirety and replaced with a new Exhibit F attached to this Amendment as Annex I.



     7. Merger Agreement in Effect. Except as herein amended, the Merger Agreement shall remain valid and subsisting in accordance with its terms. In the event of any conflict or inconsistency between this Amendment and the Merger Agreement, the provisions of this Amendment shall govern and control.



     8. Governing Laws. This Amendment shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to the choice of Law principals thereof.



     9. Description Headings. The description headings herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Amendment.

     10. Severability. The provisions of this Amendment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Amendment, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Amendment and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on its behalf as of the day and year first above written.

                                            POWERBRIEF, INC.:

                                            By:     /s/ ERNEST D. RAPP
                                              ----------------------------------
                                                Name: Ernest D. Rapp
                                                Title:  CEO


                                            INTEGRATED ORTHOPAEDICS, INC.:

                                            By:   /s/ LAURIE H. GUTIERREZ
                                              ----------------------------------
                                                Name: Laurie H. Gutierrez
                                                Title:  CFO

                                    ANNEX I


                         EXHIBIT F TO MERGER AGREEMENT


                                 [SEE ATTACHED]

                                                                      APPENDIX B

                   [OPINION OF MCFARLAND, GROSSMAN & COMPANY]


December 27, 2000


Board of Directors
PowerBrief, Inc.
5858 Westheimer, Suite 500
Houston, TX 77057

Gentlemen:

     You have requested our opinion as to the fairness and reasonableness, from a financial point of view, to the holders of the outstanding shares of (i) common stock, par value $.01 per share (the "Common Stock") and (ii) preferred stock, par value $0.01 per share (the "Preferred Stock"), of PowerBrief, Inc. (the "Company"), a Delaware corporation, of the proposed Agreement and Plan of Merger hereafter referred to.


     Pursuant to the Agreement and Plan of Merger dated September 15, 2000, (the "Merger Agreement") by and between PowerBrief, Inc., a Delaware corporation (the "Company"), and Integrated Orthopaedics, Inc., a Texas Corporation ("IOI"), the parties desire to merge the Company into IOI with the holders of Company Common Stock and Preferred Stock to receive common stock, par value $0.001 per share, of IOI ("IOI Common Stock"), warrants to purchase shares of IOI Common Stock, and other consideration as set forth in the Merger Agreement ("the Merger").


     The Merger Agreement provides, among other things, that upon consummation of the Merger each outstanding share of the Company's Common Stock will be converted and exchanged for the right to receive (i) 3.018 shares of IOI Common Stock, (ii) a Series A Warrant to purchase 0.1370 shares of IOI Common Stock and
(iii) a Series B warrant to purchase a range from 0.3295 to 0.3841 shares of IOI Common Stock. The Merger Agreement further provides that, to the extent not converted into Company Common Stock prior to consummation of the Merger, each share of the Company's Series A Preferred Stock will be converted and exchanged for the right to receive (i) 9.053 shares of IOI Common Stock, (ii) a Series A warrant to purchase 0.4111 shares of IOI Common Stock, and (iii) a Series B warrant to purchase a range from 0.9884 to 1.1522 shares of IOI Common Stock. The terms and conditions of the Merger are more fully described in the Merger Agreement.

     McFarland, Grossman & Company, Inc., as a customary part of its investment banking business, is routinely engaged in the issuance of fairness opinions and in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes.

Board of Directors
PowerBrief, Inc.

December 27, 2000

Page  2

     In arriving at our opinion, we have among other things:

     - reviewed the Agreement and Plan of Merger dated September 15, 2000;


     - reviewed Amendment No. 1 to Agreement and Plan of Merger dated November 20, 2000;



     - reviewed Amendment No. 2 to Agreement and Plan of Merger dated December 27, 2000;


     - reviewed certain publicly available financial information concerning IOI;

     - held discussions with members of the management of the Company regarding the business and prospects of the Company;

     - compared certain financial and stock market information with respect to the Company with similar information with respect to certain companies whose securities are publicly traded and are believed to be similar to the Company;

     - reviewed certain internal financial analyses and projections and other internal information concerning the business and operations of the Company, prepared by the Company's management;

     - reviewed and analyzed financings completed by early stage companies comparable to the Company in terms of target market, products and services;

     - analyzed and reviewed recent acquisitions of companies whose securities are publicly traded and are believed to be similar to the Company;

     - held discussions with attorneys, accountants and investment bankers specializing in reverse mergers and public shell companies regarding public shell valuation and legal issues;

     - considered the liquidation value of the common stock held by the public shareholders of IOI; and

     - performed such other studies and analyses and considered such other factors as we deemed appropriate.

     We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the financial projections or other information relating to the prospects of the Company, we have assumed that such projections or information reflect the most currently available estimates and judgements of the management of the Company as to its likely future financial performance. We

Board of Directors
PowerBrief, Inc.

December 27, 2000

Page  3

express no view as to such projections or the assumptions on which they are based. We were not asked by the Board of Directors to solicit any merger offers for the Company from any other party, nor did we seek any such offers. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of the Company or IOI, nor have we been furnished with any such current evaluation or appraisal of the assets or liabilities of the Company. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter. It should be understood that, although subsequent events may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion other than that delineated in our engagement agreement with the Company dated August 11, 2000.

     McFarland, Grossman & Company, Inc. has not acted as a financial advisor or investment banker to the Company in connection with any previous or pending transactions. Accordingly, you have not requested us to, and we have not, participated in the structuring of the Merger.

     Our engagement and the opinion expressed herein (including all matters set forth in the attached report) are solely for the benefit of the Company's Board of Directors in connection with the Merger and are not on behalf of, or intended to confer rights or remedies upon, the Company or any stockholder of the Company or any person other than the Company's Board of Directors. This letter and the attached report may not be used for any other purpose, or published or referred to (in full or in part) except with respect to references in the Company's public filings (e.g., a registration statement on Form S-4), without our prior written consent, which consent shall not be unreasonably withheld.

     Based upon and subject to the foregoing and such other factors as we deemed relevant, we are of the opinion that, as of the date of this letter, the Merger is fair and reasonable, from a financial point of view, to the holders of the Common and Preferred Stock.

                                        Sincerely,

                                        /s/   McFarland, Grossman & Company,
                                        Inc.

                                        McFarland, Grossman & Company, Inc.

                                                                      APPENDIX C

                                VOTING AGREEMENT

     This Voting Agreement dated as of September 15, 2000 (this "Agreement"), is made by and among PowerBrief, Inc., a Delaware corporation (the "Company"), and each of the undersigned holders of shares of capital stock (each, a "Stockholder" and collectively, the "Stockholders") of Integrated Orthopaedics, Inc., a Texas corporation ("IOI").

                             PRELIMINARY STATEMENTS

     Concurrently with the execution of this Agreement, the Company and IOI have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), providing for the merger of the Company with and into IOI, with IOI being the surviving corporation (the "Merger"), which Merger is subject to the approval of the holders of shares of capital stock of IOI as provided in the Merger Agreement, the Texas Business Corporation Act, as amended, and IOI's Articles of Incorporation, as amended.

     The Stockholders own the shares of IOI common stock, par value $0.001 per share (the "Common Stock"), set forth opposite their respective names on Exhibit A hereto. As used herein, the term "Shares" includes all shares of such Common Stock as to which each Stockholder (at any time prior to the termination of this Agreement) is the beneficial or record owner or is otherwise able to direct the voting thereof and all securities issued or exchanged with respect to any such Shares upon any reclassification, recapitalization, reorganization, merger, consolidation, spin-off, stock split, combination, stock or other dividend or any other change in IOI's capital structure.

     To induce the Company to enter into the Merger Agreement, IOI has agreed, upon the terms and subject to the conditions set forth herein, to cause holders of not less than a majority of the voting power of the outstanding shares of Common Stock to execute this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

     1. Stockholders' Representations and Warranties. Each Stockholder, as to itself only, represents and warrants to the Company that (i) such Stockholder is the beneficial and record owner of the Shares set forth on Exhibit A hereto, free and clear of any mortgage, pledge, lien, security interest, claim, restriction on voting or otherwise or other encumbrance, (ii) such Stockholder has the sole right to vote such Shares free of any mortgage, pledge, lien, security interest, claim, restriction on voting or otherwise or other encumbrance, (iii) such Stockholder has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Agreement without the consent or approval of any other person, (iv) this Agreement is the valid and binding agreement of such Stockholder and (v) no investment banker, broker or finder is entitled to a commission or fee from such Stockholder or IOI in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

     2. The Company's Representations and Warranties. The Company hereby represents and warrants to the Stockholders as of the date hereof that the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or bylaws of the Company, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Company or to the Company's property or assets.

     3. No Voting Trusts. Each Stockholder hereby revokes any and all proxies and voting instructions with respect to the Shares previously given by such Stockholder and such Stockholder agrees that it will not grant or give any other proxies or voting instructions with respect to the voting of the Shares, enter into any voting trust or other arrangement or agreement with respect to the voting of the Shares (and if given or executed, such proxies, voting instructions, voting trust or other arrangement or agreement shall not be effective), or agree, in any manner, to vote the Shares for or against any proposal submitted to the stockholders of IOI except in furtherance of the proposals set forth in paragraph 4 hereof.

     4. Agreements with Respect to the Shares.

          (a) Each Stockholder agrees during the term of this Agreement:

             (i) to vote the Shares, to the extent entitled to vote, (x) in favor of the approval of the Merger Agreement and the Merger and the sale of the Westbank Ambulatory Care Center and the reverse stock split contemplated in the Merger Agreement, at every meeting of the stockholders of IOI at which such matters are considered and at every adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement and the sale of the Westbank Ambulatory Care Center and the reverse stock split contemplated in the Merger Agreement is sought, and (y) against all other proposals submitted to the stockholders of IOI which, directly or indirectly, would reasonably be expected to prevent or materially delay the consummation of the Merger or the transactions contemplated by the Merger Agreement, in such manner as the Company may direct; and

             (ii) not to solicit, encourage or recommend to other stockholders of IOI that (w) they vote their shares of Common Stock or any such other securities in any manner contrary to the terms of the Merger Agreement and the transactions contemplated thereby, (x) they not vote their shares of Common Stock at all, (y) they tender, exchange or otherwise dispose of their shares of Common Stock pursuant to a Competing Transaction (as hereinafter defined), or (z) they attempt to exercise any statutory appraisal or other similar rights they may have.

          (b) Unless otherwise instructed in writing by the Company, during the term of this Agreement, each Stockholder will vote the Shares against any Competing Transaction.

          (c) Except with the prior written consent of the Company, during the term of this Agreement, each Stockholder agrees that such Stockholder will not, and shall use its commercially reasonable efforts not to permit any employee, attorney, accountant, investment banker or other agent or representative of such Stockholder to initiate, solicit, negotiate, encourage, or provide confidential information in order to facilitate any Competing Transaction.

          (d) For purposes of this Agreement, a "Competing Transaction" shall mean a transaction of any kind (including, without limitation, a merger, consolidation, share exchange, reclassification, reorganization, recapitalization, sale or encumbrance of substantially all the assets of IOI outside the ordinary course of business, or sale or exchange by stockholders of IOI of all or substantially all the shares of IOI's capital stock) proposed by any person(s).

     5. Proxies. In furtherance of the foregoing, each Stockholder is granting to Ernest D. Rapp, the Chief Executive Officer of the Company, and/or Robert W. Ohnesorge, the President of the Company, or to his designee(s), irrevocable proxies and powers of attorney (which may be in the form annexed hereto or such other form consistent with the terms hereof and thereof as the Company may specify) to vote the

Shares, to the extent such Shares are entitled to vote, and hereby specifically agrees not to revoke such proxies granted under any circumstances:

          (a) at any and all meetings of stockholders of IOI, notice of which meetings are given prior to the due and proper termination of this Agreement, with respect to matters presented to IOI's stockholders for a vote which relates to or affects (i) the Merger or the Merger Agreement or the sale of the Westbank Ambulatory Care Center or the reverse stock split contemplated in the Merger Agreement or the approval of any of them; and
     (ii) any Competing Transaction; or

          (b) with respect to actions to be taken by written consent of the stockholders of IOI which relates to or affects any of the foregoing, and which consent is solicited prior to the due and proper termination of this Agreement.

     6. Limitation on Sales. During the term of this Agreement, except pursuant to the Merger, each Stockholder agrees not to sell, assign, transfer, loan, tender, pledge, hypothecate, exchange, encumber or otherwise dispose of, or issue an option or call with respect to, any of the Shares, or impair such Stockholder's Shares.

     7. Specific Performance. Each Stockholder acknowledges that it will be impossible to measure in money the damage to the Company if the Stockholder fails to comply with the obligations imposed by this Agreement, and that, in the event of any such failure, the Company will not have an adequate remedy at law or in damages. Accordingly, each Stockholder agrees that injunctive relief or any other equitable remedy, in addition to any remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of any such remedy on the basis that the Company has an adequate remedy at law. Each Stockholder agrees not to seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the Company seeking or obtaining such equitable relief.

     8. Reasonable Efforts. Each Stockholder will use all reasonable efforts to cause to be satisfied the conditions to the obligations of IOI in such Stockholder's control to effect the Closing under the Merger Agreement.

     9. Publicity. Each Stockholder agrees that, from the date hereof through the Closing Date, such Stockholder shall not issue any public release or announcement concerning the transactions contemplated by this Agreement and the Merger Agreement without the prior consent of the Company, except as required by applicable law.

     10. Term of Agreement; Termination.

          (a) The term of this Agreement shall commence on the date hereof and shall terminate upon the earliest to occur of (i) the Effective Time of the Merger and (ii) the due and proper termination of the Merger Agreement in accordance with its terms; provided that the term of this Agreement for Chartwell Capital Investors, L.P., shall not continue past March 31, 2001. Upon such termination, no party shall have any further obligations or liabilities hereunder.

          (b) The obligations of the Stockholders set forth in this Agreement shall not be effective or binding upon any Stockholder until after such time as the Merger Agreement is executed and delivered by IOI and the Company.

     11. Miscellaneous.

          (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement.

          (b) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and shall be deemed to have been duly given on the next business day after the same is sent, if delivered personally or sent by telecopy or overnight delivery, or five calendar days after the same is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.

        If to the Company:

        PowerBrief, Inc.
        5858 Westheimer
        Suite 500
        Houston, Texas 77057
        Attention: Robert W. Ohnesorge
        Facsimile No: (713) 586-4790

        with a copy to:

        Locke Liddell & Sapp LLP
        3400 Chase Tower, 600 Travis
        Houston, Texas 77002-3095
        Attention: David F. Taylor
        Facsimile No: (713) 223-3717

     If to a Stockholder, to the address set forth below such Stockholder's name on Exhibit A hereto,

        with a copy to:

        Weil, Gotshal & Manges LLP
        100 Crescent Court, Suite 1300
        Dallas, Texas 75201-6950
        Attention: Michael A. Saslaw
        Facsimile No: (214) 746-7777

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas as applied to contracts made and fully performed in such state without giving effect to the principles of conflict of laws thereof.

          (d) Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine or feminine, or neuter, and any other number, singular or plural, as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

          (e) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties to this Agreement and their legal successors-in-interest, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          (f) Counterparts. This Agreement may be executed in one or more counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts together shall constitute but one instrument.

          (g) Assignment. No party hereto shall assign its rights and obligations under this Agreement or any part thereof, nor shall any party assign or delegate any of its rights or duties hereunder without the prior written consent of the other party, and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          (h) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

          (i) Extension; Waiver. Any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any of the other parties to this Agreement or waive compliance by any other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          (j) Severability. The provisions of this Agreement are severable and, if any thereof are invalid or unenforceable in any jurisdiction, the same and the other provisions hereof shall not be rendered otherwise invalid or unenforceable.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Voting Agreement as of the date first above written.

                                            POWERBRIEF, INC.

                                            By:     /s/ ERNEST D. RAPP
                                              ----------------------------------
                                                Name: Ernest D. Rapp
                                                Title: CEO

                                            FW INTEGRATED ORTHOPAEDICS
                                            INVESTORS, L.P.

                                            By: GROUP 31, INC., its General
                                                Partner

                                                By:   /s/ KEVIN G. LEVY
                                                --------------------------------
                                                    Name: Kevin G. Levy
                                                    Title: Vice President

                                          FW INTEGRATED ORTHOPAEDICS INVESTORS
                                          II, L.P.

                                          By: FW GROUP GENPAR, INC., its General
                                              Partner

                                              By:    /s/ KEVIN G. LEVY
                                              ----------------------------------
                                                  Name: Kevin G. Levy
                                                  Title: Vice President

                                          CHARTWELL CAPITAL INVESTORS, L.P.

                                          By: CHARTWELL CAPITAL PARTNERS, L.P.,
                                              its General Partner

                                               By: CHARTWELL PARTNERS, L.P., its
                                                   General Partner

                                               By: CHARTWELL, Inc., its General
                                                   Partner

                                                   By:/s/ MINDY LANIGAN
                                                 -------------------------------
                                                       Name: Mindy Lanigan
                                                       Title: Vice President

                                          /s/ JOSE E. KAUACHI
                                          --------------------------------------
                                          Jose E. Kauachi

                                                                       EXHIBIT A

               HOLDINGS OF COMMON STOCK AS OF SEPTEMBER 15, 2000

Name of Stockholder:                 FW Integrated Orthopaedics Investors, L.P.
Address:                             201 Main Street, Suite 3100
                                     Fort Worth, Texas 76102
Telephone No.:                       (817) 390-8503
Facsimile No.:                       (817) 338-2067
Number of Shares of Common Stock:    10,640,962

Name of Stockholder:                 FW Integrated Orthopaedics Investors II, L.P.
Address:                             201 Main Street, Suite 3100
                                     Fort Worth, Texas 76102
Telephone No.:                       (817) 390-8503
Facsimile No.:                       (817) 338-2067
Number of Shares of Common Stock:    10,640,962

Name of Stockholder:                 Chartwell Capital Investors, L.P.
Address:                             One Independent Drive
                                     Suite 3120
                                     Jacksonville, FL 32202
Telephone No.:                       (904) 355-3519
Facsimile No.:                       (904) 353-5833
Number of Shares of Common Stock:    2,373,863

Name of Stockholder:                 Jose E. Kauachi
Address:                             245 Castle Ridge
                                     Edwards, Colorado 81632
Telephone No.:                       (970) 926-8595
Facsimile No.:                       (970) 926-8550
Number of Shares of Common Stock:    1,162,537

                                                                      APPENDIX D

                                VOTING AGREEMENT

     This Voting Agreement dated as of September 15, 2000 (this "Agreement"), is made by and among Integrated Orthopaedics, Inc., a Texas corporation ("IOI"), and each of the undersigned holders of shares of capital stock (each, a "Stockholder" and collectively, the "Stockholders") of PowerBrief, Inc., a Delaware corporation (the "Company").

                             PRELIMINARY STATEMENTS

     Concurrently with the execution of this Agreement, the Company and IOI have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), providing for the merger of the Company with and into IOI, with IOI being the surviving corporation (the "Merger"), which Merger is subject to the approval of the holders of shares of capital stock of the Company as provided in the Merger Agreement, the Delaware General Corporation Law, as amended, and the Company's Certificate of Incorporation, as amended.

     The Stockholders own the shares of the Company common stock, par value $0.01 per share (the "Common Stock"), set forth opposite their respective names on Exhibit A hereto. As used herein, the term "Shares" includes all shares of such Common Stock as to which each Stockholder (at any time prior to the termination of this Agreement) is the beneficial or record owner or is otherwise able to direct the voting thereof and all securities issued or exchanged with respect to any such Shares upon any reclassification, recapitalization, reorganization, merger, consolidation, spin-off, stock split, combination, stock or other dividend or any other change in the Company's capital structure.

     To induce IOI to enter into the Merger Agreement, the Company has agreed, upon the terms and subject to the conditions set forth herein, to cause holders of not less than a majority of the voting power of the outstanding shares of Common Stock and Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), of the Company, which will vote together on the Merger as a single class, to execute this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

     1. Stockholders' Representations and Warranties. Each Stockholder, as to itself only, represents and warrants to IOI that (i) such Stockholder is the beneficial and record owner of the Shares set forth on Exhibit A hereto, free and clear of any mortgage, pledge, lien, security interest, claim, restriction on voting or otherwise or other encumbrance, (ii) such Stockholder has the sole right to vote such Shares free of any mortgage, pledge, lien, security interest, claim, restriction on voting or otherwise or other encumbrance, (iii) such Stockholder has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Agreement without the consent or approval of any other person, (iv) this Agreement is the valid and binding agreement of such Stockholder and (v) no investment banker, broker or finder is entitled to a commission or fee from such Stockholder or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

     2. IOI's Representations and Warranties. IOI hereby represents and warrants to the Stockholders as of the date hereof that IOI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by IOI, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of IOI. This Agreement has been duly executed and delivered by IOI and constitutes a valid and binding obligation of IOI enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the articles of incorporation or bylaws of IOI, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to IOI or to IOI's property or assets.

     3. No Voting Trusts. Each Stockholder hereby revokes any and all proxies and voting instructions with respect to the Shares previously given by such Stockholder and such Stockholder agrees that it will not grant or give any other proxies or voting instructions with respect to the voting of the Shares, enter into any voting trust or other arrangement or agreement with respect to the voting of the Shares (and if given or executed, such proxies, voting instructions, voting trust or other arrangement or agreement shall not be effective), or agree, in any manner, to vote the Shares for or against any proposal submitted to the stockholders of the Company except in furtherance of the proposals set forth in paragraph 4 hereof.

     4. Agreements with Respect to the Shares.

          (a) Each Stockholder agrees during the term of this Agreement:

             (i) to vote the Shares, to the extent entitled to vote, (x) in favor of the approval of the Merger Agreement and the Merger at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, and (y) against all other proposals submitted to the stockholders of the Company which, directly or indirectly, would reasonably be expected to prevent or materially delay the consummation of the Merger or the transactions contemplated by the Merger Agreement, in such manner as IOI may direct; and

             (ii) not to solicit, encourage or recommend to other stockholders of the Company that (w) they vote their shares of Common Stock or Series Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), of the Company, or any such other securities in any manner contrary to the terms of the Merger Agreement and the transactions contemplated thereby, (x) they not vote their shares of Common Stock or Series A Preferred Stock at all, (y) they tender, exchange or otherwise dispose of their shares of Common Stock or Series A Preferred Stock pursuant to a Competing Transaction (as hereinafter defined), or (z) they attempt to exercise any statutory appraisal or other similar rights they may have.

          (b) Unless otherwise instructed in writing by IOI, during the term of this Agreement, each Stockholder will vote the Shares against any Competing Transaction.

          (c) Except with the prior written consent of IOI, during the term of this Agreement, each Stockholder agrees that such Stockholder will not, and shall use its commercially reasonable efforts not to permit any employee, attorney, accountant, investment banker or other agent or representative of such Stockholder to initiate, solicit, negotiate, encourage, or provide confidential information in order to facilitate any Competing Transaction.

          (d) For purposes of this Agreement, a "Competing Transaction" shall mean a transaction of any kind (including, without limitation, a merger, consolidation, share exchange, reclassification, reorganization, recapitalization, sale or encumbrance of substantially all the assets of the Company outside the ordinary course of business, or sale or exchange by stockholders of the Company of all or substantially all the shares of the Company's capital stock) proposed by any person(s).

     5. Proxies. In furtherance of the foregoing, each Stockholder is granting to Douglas P. Badertscher, the Chief Operating Officer of IOI, and/or Laurie Hill Gutierrez, the Chief Financial Officer of IOI, or to his or her designee(s), irrevocable proxies and powers of attorney (which may be in the form annexed hereto or such other form consistent with the terms hereof and thereof as IOI may specify) to vote the Shares, to the extent such Shares are entitled to vote, and hereby specifically agrees not to revoke such proxies granted under any circumstances:

          (a) at any and all meetings of stockholders of the Company, notice of which meetings are given prior to the due and proper termination of this Agreement, with respect to matters presented to the

     Company's stockholders for a vote which relates to or affects (i) the Merger or the Merger Agreement or the approval of either thereof; and (ii) any Competing Transaction; or

          (b) with respect to actions to be taken by written consent of the stockholders of the Company which relates to or affects any of the foregoing, and which consent is solicited prior to the due and proper termination of this Agreement.

     6. Limitation on Sales. During the term of this Agreement, except pursuant to the Merger, each Stockholder agrees not to sell, assign, transfer, loan, tender, pledge, hypothecate, exchange, encumber or otherwise dispose of, or issue an option or call with respect to, any of the Shares, or impair such Stockholder's Shares.

     7. Specific Performance. Each Stockholder acknowledges that it will be impossible to measure in money the damage to IOI if the Stockholder fails to comply with the obligations imposed by this Agreement, and that, in the event of any such failure, IOI will not have an adequate remedy at law or in damages. Accordingly, each Stockholder agrees that injunctive relief or any other equitable remedy, in addition to any remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of any such remedy on the basis that IOI has an adequate remedy at law. Each Stockholder agrees not to seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with IOI seeking or obtaining such equitable relief.

     8. Reasonable Efforts. Each Stockholder will use all reasonable efforts to cause to be satisfied the conditions to the obligations of the Company in such Stockholder's control to effect the Closing under the Merger Agreement.

     9. Publicity. Each Stockholder agrees that, from the date hereof through the Closing Date, such Stockholder shall not issue any public release or announcement concerning the transactions contemplated by this Agreement and the Merger Agreement without the prior consent of IOI.

     10. Term of Agreement; Termination.

          (a) The term of this Agreement shall commence on the date hereof and shall terminate upon the earliest to occur of (i) the Effective Time of the Merger and (ii) the due and proper termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder.

          (b) The obligations of the Stockholders set forth in this Agreement shall not be effective or binding upon any Stockholder until after such time as the Merger Agreement is executed and delivered by IOI and the Company.

     11. Miscellaneous.

          (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement.

          (b) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and shall be deemed to have been duly given on the next business day after the same is sent, if delivered personally or sent by telecopy or overnight delivery, or five calendar days after the same is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.

        If to IOI:

        Integrated Orthopaedics, Inc.
        1800 W. Loop South
        Suite 1030
        Houston, Texas 77027
        Attention: Scott J. Hancock
        Facsimile No: (713) 361-2000

        with a copy to:

        Weil, Gotshal & Manges LLP
        100 Crescent Court, Suite 1300
        Dallas, Texas 75201-6950
        Attention: Michael A. Saslaw
        Facsimile No: (214) 746-7777

     If to a Stockholder, to the address set forth below such Stockholder's name on Exhibit A hereto,

        with a copy to:

        Locke Liddell & Sapp LLP
        3400 Chase Tower, Travis
        Houston, Texas 77002-3095
        Attention: David F. Taylor
        Facsimile No: (713) 223-3717

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas as applied to contracts made and fully performed in such state without giving effect to the principles of conflict of laws thereof.

          (d) Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine or feminine, or neuter, and any other number, singular or plural, as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

          (e) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties to this Agreement and their legal successors-in-interest, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          (f) Counterparts. This Agreement may be executed in one or more counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts together shall constitute but one instrument.

          (g) Assignment. No party hereto shall assign its rights and obligations under this Agreement or any part thereof, nor shall any party assign or delegate any of its rights or duties hereunder without the prior written consent of the other party, and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          (h) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

          (i) Extension; Waiver. Any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any of the other parties to this Agreement or waive compliance by any other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          (j) Severability. The provisions of this Agreement are severable and, if any thereof are invalid or unenforceable in any jurisdiction, the same and the other provisions hereof shall not be rendered otherwise invalid or unenforceable.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Voting Agreement as of the date first above written.

                                            INTEGRATED ORTHOPAEDICS, INC.

                                            By: /s/ SCOTT J. HANCOCK
                                              ----------------------------------
                                                Name: Scott J. Hancock
                                                Title: Director

                                            /s/ ROBERT W. OHNESORGE
                                            ------------------------------------
                                            Robert W. Ohnesorge

                                            /s/ K. WADE BENNETT
                                            ------------------------------------
                                            K. Wade Bennett

                                                                       EXHIBIT A

               HOLDINGS OF COMMON STOCK AS OF SEPTEMBER 15, 2000

Name of Stockholder:                Robert W. Ohnesorge
Address:                            c/o PowerBrief, Inc.
                                    5858 Westheimer
                                    Houston, Texas 77057
Telephone No.:                      (713) 526-4600

Facsimile No.:                      (713) 586-4790

Number of Shares of Common Stock:   5,625,000

Name of Stockholder:                K. Wade Bennett
Address:                            c/o PowerBrief, Inc.
                                    5858 Westheimer
                                    Houston, Texas 77057
Telephone No.:                      (713) 526-4600

Facsimile No.:                      (713) 586-4790

Number of Shares of Common Stock:   5,625,000

                                                                      APPENDIX E

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251 (other than a merger effected pursuant to Section 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he was, is, or is threatened to be made a named defendant by reason of his position as director or officer, provided that he conducted himself in good faith and reasonably believed that, in the case of conduct in his official capacity as a director or officer of the corporation, such conduct was in the corporation's best interests; and, in all other cases, that such conduct was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, a director or officer may be indemnified only if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory. IOI's bylaws provide for indemnification of IOI officers and directors to the full extent provided for in
Article 2.02-1 of the Texas Business Corporation Act. Under IOI's bylaws, subject to the provisions of the laws of the State of Texas and IOI's articles of incorporation, IOI must indemnify each director or officer, whether or not then in office, against all costs and expenses (including counsel fees) reasonably incurred by or imposed upon him in connection with or arising out of any action, suit or proceeding in which he may be involved as a result of his being or having been a director or officer of IOI. IOI's indemnification includes the costs of any settlement approved by IOI's board of directors (other than amounts to be paid to IOI itself), made with a view to curtailment of costs of litigation.

     In addition, the Texas Miscellaneous Corporation law provides that a corporation may amend is articles of incorporation to provide that no director shall be liable to the corporation or its stockholders for monetary damages for an act or omission in the director's capacity as a director, provided that the liability of a director is not eliminated or limited (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) any transaction from which such director derived an improper personal benefit or (4) an act or omission for which the liability of a director is expressly provided by an applicable statute. IOI's restated articles of incorporation, as amended, adopt such limitations on a director's liability. The IOI restated articles of incorporation, as amended, also provide for indemnification of directors or officers in connection with the defense or settlement of suits brought against them in their capacities as directors or officers of IOI or, if at the request of IOI, as directors or officers of another corporation of which IOI is a shareholder or creditor and from which the officer or director is not entitled to indemnification, except in respect of liabilities arising from the receipt of a personal benefit or in which the officer or director is found liable to the corporation.

     An insurance policy obtained by IOI provides for indemnification of officers and directors of IOI and various officers and directors of IOI's wholly owned subsidiaries against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

     For a statement of IOI's undertakings with respect to indemnification of directors and officers, see Item 22 below.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           2.1           -- Agreement and Plan of Merger dated as of September 15,
                            2000 between PowerBrief and IOI.(1)
          *2.2           -- Amendment No. 1 to Agreement and Plan of Merger dated as of November 20, 2000 between PowerBrief and IOI.
         **2.3           -- Amendment No. 2 to Agreement and Plan of Merger dated as of December 27, 2000 between PowerBrief and IOI.
           3.1           -- Articles of Incorporation of IOI, as amended to date.(2)
           3.2           -- Bylaws of IOI, as amended to date.(3)
         **3.3           -- Form of Amended and Restated Articles of Incorporation of
                            New PowerBrief.
         **3.4           -- Form of Bylaws of New PowerBrief.
           4.1           -- Certificate of Designation and Determination of Rights
                            and Preferences of Cumulative Convertible Preferred
                            Stock, series A of IOI.(4)
           4.2           -- Certificate of Designation, Rights and Preferences of
                            series B Convertible, Non-Redeemable Preferred Stock of
                            IOI.(5)
           4.3           -- Warrant Agreement dated as of December 12, 1997, by and among IOI, FW Integrated Orthopaedics Investors, L.P. and
                            FW Integrated Orthopaedics Investors II, L.P.(6)
           4.4           -- Warrant Certificate dated December 12, 1997, issued to FW
                            Integrated Orthopaedics Investors, L.P.(7)
           4.5           -- Warrant Certificate dated December 12, 1997, issued to FW
                            Integrated Orthopaedics II, L.P.(8)
         **4.6           -- Registration Rights Agreement between DRCA Medical
                            Corporation and Chartwell Capital Investors, L.P. dated
                            April 12, 1996.
           4.7           -- Registration Rights Agreement dated as of December 12,
                            1997 by and among IOI, FW Integrated Orthopaedics
                            Investors, L.P. and FW Integrated Orthopaedics Investors
                            II, L.P.(9)
           4.8           -- Specimen of Common Stock Certificate.(10)
         **4.9           -- Form of Series A Warrant Agreement.
         **4.10          -- Form of Series B Warrant Agreement.
         **4.11          -- Form of Warrant Agreement between IOI and Continental
                            Stock Transfer & Trust Company dated as of December 19,
                            2000.
         **5.1           -- Opinion of Weil, Gotshal & Manges LLP regarding validity.
         **8.1           -- Opinion of Weil, Gotshal & Manges LLP regarding tax
                            matters.
         **8.2           -- Opinion of Locke Liddell & Sapp LLP regarding tax
                            matters.
          10.1           -- 1988 Stock Option Plan of Doctors Rehabilitation
                            Corporation of America.(11)
          10.2           -- Amendment of 1988 Stock Option Plan.(12)
          10.3           -- Incentive Stock Option Agreement between IOI and William
                            F. Donovan, M.D. dated February 2, 1995.(13)
          10.4           -- Investment Agreement by and between IOI and Chartwell
                            Capital Investors, L.P. dated April 12, 1996.(14)
          10.5           -- Consulting Agreement between IOI and Jose E. Kauachi
                            dated December 12, 1997.(15)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          10.6           -- Termination and Release Agreement between IOI and Jose E.
                            Kauachi dated December 31, 1997.(16)
          10.7           -- IOI's 1997 Long Term Incentive Plan.(17)
          10.8           -- Securities Purchase Agreement dated as of December 12,
                            1997 by and among IOI, FW Integrated Orthopaedics
                            Investors, L.P., FW Integrated Orthopaedics Investors II,
                            L.P. and certain other signatories.(18)
          10.9           -- Agreement to Terminate the Management Agreement effective as of December 31, 1999, by and between Front Range
                            Orthopedic Clinic, P.C. and IOI Management Services of
                            Colorado, Inc.(19)
          10.10          -- Asset Purchase Agreement dated January 27, 2000 by and
                            between IOI Management Services of Colorado, Inc. and
                            Front Range Orthopedic Clinic, P.C.(20)
          10.11          -- Asset Purchase Agreement dated January 27, 2000 by and
                            between IOI Management Services of Colorado, Inc. and
                            Front Range Orthopedic Clinic, P.C.(21)
          10.12          -- Asset Purchase Agreement dated April 12, 2000, by and
                            between IOI Management Services of Pennsylvania, Inc. and
                            Lancaster Orthopedic Group, P.C.(22)
          10.13          -- Agreement to Terminate the Management Agreement dated
                            April 12, 2000, by and between IOI Management Services of
                            Pennsylvania, Inc. and Lancaster Orthopedic Group,
                            P.C.(23)
          10.14          -- Amendment of IOI's 1997 Long Term Incentive Plan.(24)
          10.15          -- Asset Purchase Agreement dated September 18, 2000 by and between IOI Management Services of Louisiana, Inc. and
                            Doctors Katz and DiGrado, Inc.(25)
          10.16          -- Agreement to Terminate the Management Agreement dated
                            September 18, 2000, by and between IOI Management
                            Services of Louisiana, Inc. and Westside Orthopedic
                            Clinic, PC.(26)
        **10.17          -- Limited Liability Company Agreement of Westbank
                            Ambulatory Care Center, LLC dated November 3, 1999.
        **10.18          -- Ambulatory Surgery Center Services Agreement dated March
                            20, 2000 between IOI Management Services of Louisiana,
                            Inc. and Westbank Ambulatory Care Center, LLC.
         *10.19          -- Promissory Note dated September 15, 2000 between IOI and
                            PowerBrief.
         *10.20          -- Employment Agreement between PowerBrief and Ernest D.
                            Rapp dated February 29, 2000.
         *10.21          -- Employment Agreement between PowerBrief and Mark Foster dated January 13, 2000.
         *10.22          -- Employment Agreement between PowerBrief and Dr. Leslie
                            Butterfield dated April 12, 2000.
          16.1           -- Letter on Change in Certifying Accountant.(27)
          21.1           -- Subsidiaries of IOI.(28)
        **23.1           -- Consent of Ernst & Young LLP.
        **23.2           -- Consent of McFarland, Grossman & Company.
        **23.3           -- Consent of Weil, Gotshal & Manges LLP (contained in
                            Exhibits 5.1 and 8.1).
        **23.4           -- Consent of Locke Liddell & Sapp LLP (contained in Exhibit
                            8.2).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         *24.1           -- Powers of Attorney (included on the signature page of
                            this registration statement).
        **99.1           -- Form of IOI Proxy Card.
        **99.2           -- Form of PowerBrief Proxy Card.


---------------


  * Previously filed.



 **  Filed herewith.



 (1) Incorporated by reference to Exhibit 99.2 to IOI's Form 8-K dated September 21, 2000.


 (2) Incorporated by reference to Exhibit 3.1 to IOI's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997.

 (3) Incorporated by reference to Exhibit 3.2 to IOI's Annual Report on Form 10-KSB for the year ended December 31, 1997.

 (4) Incorporated by reference to Exhibit 4.01 to IOI's Current Report on Form 8-K dated December 29, 1997.

 (5) Incorporated by reference to Exhibit 4.02 to IOI's Current Report on Form 8-K dated December 29, 1997.

 (6) Incorporated by reference to Exhibit 4.03 to IOI's Current Report on Form 8-K dated December 29, 1997.

 (7) Incorporated by reference to Exhibit 4.04 to IOI's Current Report on Form 8-K dated December 29, 1997.

 (8) Incorporated by reference to Exhibit 4.05 to IOI's Current Report on Form 8-K dated December 29, 1997.

 (9) Incorporated by reference to Exhibit 99.02 to IOI's Current Report on Form 8-K dated December 29, 1997.

(10) Incorporated by reference to Exhibit 4.1 to IOI's Annual Report on Form 10-K for the year ended December 31,1990.

(11) Incorporated by reference to Exhibit 10.1 to the Doctors Rehabilitation Corporation of America's Registration Statement on Form 10, Registration No. 0-17006.

(12) Incorporated by reference to Exhibit 10.2 to IOI's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1993.

(13) Incorporated by reference to Exhibit 10.85 to IOI's Annual Report on Form 10-KSB for the year ended December 31, 1994.

(14) Incorporated by reference to Exhibit 10.50 to IOI's Current Report on Form 8-K dated December 31, 1996.

(15) Incorporated by reference to Exhibit 10.14 to IOI's Annual Report on Form 10-KSB for the year ended December 31, 1997.

(16) Incorporated by reference to Exhibit 10.15 to IOI's Annual Report on Form 10-KSB for the year ended December 31, 1997.

(17) Incorporated by reference to Exhibit 10.16 to IOI's Annual Report on Form 10-KSB for the year ended December 31, 1997.

(18) Incorporated by reference to Exhibit 99.01 to IOI's Current Report on Form 8-K dated December 12, 1997.

(19) Incorporated by reference to Exhibit 10.3 to IOI's Current Report on Form 8-K dated February 11, 2000.

(20) Incorporated by reference to Exhibit 10.1 to IOI's Current Report on Form 8-K dated February 11, 2000.

(21) Incorporated by reference to Exhibit 10.2 to IOI's Current Report on Form 8-K dated February 11, 2000.

(22) Incorporated by reference to Exhibit 10.22 to IOI's Annual Report on Form 10-KSB for the year ended December 31, 1999.

(23) Incorporated by reference to Exhibit 10.23 to IOI's Annual Report on Form 10-KSB for the year ended December 31, 1999.

(24) Incorporated by reference to Exhibit 10.24 to IOI's Annual Report on Form 10-KSB for the year ended December 31, 1999.

(25) Incorporated by reference to Exhibit 2.1 to IOI's Current Report on Form 8-K dated October 3, 2000.

(26) Incorporated by reference to Exhibit 2.2 to IOI's Current Report on Form 8-K dated October 3, 2000.


(27) Incorporated by reference to Exhibit 16 to IOI's Current Report on Form 8-K dated February 11, 2000.


(28) Incorporated by reference to Exhibit 21 to IOI's Annual Report on Form 10-KSB for the year ended December 31, 1999.

     (b) Financial Statement Schedules:

     All schedules have been omitted either as inapplicable or because the required information is included in the financial statements or notes thereto.

     (c) Report, Opinion or Appraisal:

     The fairness opinion of McFarland, Grossman & Company is attached as Appendix B to the joint proxy statement/prospectus. The legal opinions of Weil, Gotshal & Manges LLP regarding validity and tax matters are included as Exhibits
5.1 and 8.1 to the registration statement, respectively. The opinion of Locke Liddell & Sapp LLP regarding tax matters is included as Exhibit 8.2 to the registration statement.

ITEM 22. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer for expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4 or 10(b) of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 28, 2000.


                                            INTEGRATED ORTHOPAEDICS, INC.


                                            By:   /s/ LAURIE H. GUTIERREZ

                                              ----------------------------------

                                                     Laurie H. Gutierrez


                                                 Senior Vice President, Chief
                                                           Financial


                                               Officer, Secretary and Treasurer



Dated: December 28, 2000



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                          *                            Chairman of the Board and     December 28, 2000
-----------------------------------------------------    President (Principal
                   Jose E. Kauachi                       Executive Officer and
                                                         Director)

               /s/ LAURIE H. GUTIERREZ                 Senior Vice President,        December 28, 2000
-----------------------------------------------------    Chief Financial Officer,
                 Laurie H. Gutierrez                     Secretary and Treasurer
                                                         (Principal Financial
                                                         Officer and Principal
                                                         Accounting Officer)

                          *                            Director                      December 28, 2000
-----------------------------------------------------
                  Steven B. Gruber

                          *                            Director                      December 28, 2000
-----------------------------------------------------
                   Mark A. Wolfson

                          *                            Director                      December 28, 2000
-----------------------------------------------------
                  Scott J. Hancock

*By:           /s/ LAURIE H. GUTIERREZ
-----------------------------------------------------
                 Laurie H. Gutierrez
                  Attorney-in-Fact

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           2.1           -- Agreement and Plan of Merger dated as of September 15,
                            2000 between PowerBrief and IOI.(1)
          *2.2           -- Amendment No. 1 to Agreement and Plan of Merger dated as of November 20, 2000 between PowerBrief and IOI.
         **2.3           -- Amendment No. 2 to Agreement and Plan of Merger dated as of December 27, 2000 between PowerBrief and IOI.
           3.1           -- Articles of Incorporation of IOI, as amended to date.(2)
           3.2           -- Bylaws of IOI, as amended to date.(3)
         **3.3           -- Form of Amended and Restated Articles of Incorporation of
                            New PowerBrief.
         **3.4           -- Form of Bylaws of New PowerBrief.
           4.1           -- Certificate of Designation and Determination of Rights
                            and Preferences of Cumulative Convertible Preferred
                            Stock, series A of IOI.(4)
           4.2           -- Certificate of Designation, Rights and Preferences of
                            series B Convertible, Non-Redeemable Preferred Stock of
                            IOI.(5)
           4.3           -- Warrant Agreement dated as of December 12, 1997, by and among IOI, FW Integrated Orthopaedics Investors, L.P. and
                            FW Integrated Orthopaedics Investors II, L.P.(6)
           4.4           -- Warrant Certificate dated December 12, 1997, issued to FW
                            Integrated Orthopaedics Investors, L.P.(7)
           4.5           -- Warrant Certificate dated December 12, 1997, issued to FW
                            Integrated Orthopaedics II, L.P.(8)
         **4.6           -- Registration Rights Agreement between DRCA Medical
                            Corporation and Chartwell Capital Investors, L.P. dated
                            April 12, 1996.
           4.7           -- Registration Rights Agreement dated as of December 12,
                            1997 by and among IOI, FW Integrated Orthopaedics
                            Investors, L.P. and FW Integrated Orthopaedics Investors
                            II, L.P.(9)
           4.8           -- Specimen of Common Stock Certificate.(10)
         **4.9           -- Form of Series A Warrant Agreement.
         **4.10          -- Form of Series B Warrant Agreement.
         **4.11          -- Form of Warrant Agreement between IOI and Continental
                            Stock Transfer & Trust Company dated as of December 19,
                            2000.
         **5.1           -- Opinion of Weil, Gotshal & Manges LLP regarding validity.
         **8.1           -- Opinion of Weil, Gotshal & Manges LLP regarding tax
                            matters.
         **8.2           -- Opinion of Locke Liddell & Sapp LLP regarding tax
                            matters.
          10.1           -- 1988 Stock Option Plan of Doctors Rehabilitation
                            Corporation of America.(11)
          10.2           -- Amendment of 1988 Stock Option Plan.(12)
          10.3           -- Incentive Stock Option Agreement between IOI and William
                            F. Donovan, M.D. dated February 2, 1995.(13)
          10.4           -- Investment Agreement by and between IOI and Chartwell
                            Capital Investors, L.P. dated April 12, 1996.(14)
          10.5           -- Consulting Agreement between IOI and Jose E. Kauachi
                            dated December 12, 1997.(15)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          10.6           -- Termination and Release Agreement between IOI and Jose E.
                            Kauachi dated December 31, 1997.(16)
          10.7           -- IOI's 1997 Long Term Incentive Plan.(17)
          10.8           -- Securities Purchase Agreement dated as of December 12,
                            1997 by and among IOI, FW Integrated Orthopaedics
                            Investors, L.P., FW Integrated Orthopaedics Investors II,
                            L.P. and certain other signatories.(18)
          10.9           -- Agreement to Terminate the Management Agreement effective as of December 31, 1999, by and between Front Range
                            Orthopedic Clinic, P.C. and IOI Management Services of
                            Colorado, Inc.(19)
          10.10          -- Asset Purchase Agreement dated January 27, 2000 by and
                            between IOI Management Services of Colorado, Inc. and
                            Front Range Orthopedic Clinic, P.C.(20)
          10.11          -- Asset Purchase Agreement dated January 27, 2000 by and
                            between IOI Management Services of Colorado, Inc. and
                            Front Range Orthopedic Clinic, P.C.(21)
          10.12          -- Asset Purchase Agreement dated April 12, 2000, by and
                            between IOI Management Services of Pennsylvania, Inc. and
                            Lancaster Orthopedic Group, P.C.(22)
          10.13          -- Agreement to Terminate the Management Agreement dated
                            April 12, 2000, by and between IOI Management Services of
                            Pennsylvania, Inc. and Lancaster Orthopedic Group,
                            P.C.(23)
          10.14          -- Amendment of IOI's 1997 Long Term Incentive Plan.(24)
          10.15          -- Asset Purchase Agreement dated September 18, 2000 by and between IOI Management Services of Louisiana, Inc. and
                            Doctors Katz and DiGrado, Inc.(25)
          10.16          -- Agreement to Terminate the Management Agreement dated
                            September 18, 2000, by and between IOI Management
                            Services of Louisiana, Inc. and Westside Orthopedic
                            Clinic, PC.(26)
        **10.17          -- Limited Liability Company Agreement of Westbank
                            Ambulatory Care Center, LLC dated November 3, 1999.
        **10.18          -- Ambulatory Surgery Center Services Agreement dated March
                            20, 2000 between IOI Management Services of Louisiana,
                            Inc. and Westbank Ambulatory Care Center, LLC.
         *10.19          -- Promissory Note dated September 15, 2000 between IOI and
                            PowerBrief.
         *10.20          -- Employment Agreement between PowerBrief and Ernest D.
                            Rapp dated February 29, 2000.
         *10.21          -- Employment Agreement between PowerBrief and Mark Foster dated January 13, 2000.
         *10.22          -- Employment Agreement between PowerBrief and Dr. Leslie
                            Butterfield dated April 12, 2000.
          16.1           -- Letter on Change in Certifying Accountant.(27)
          21.1           -- Subsidiaries of IOI.(28)
        **23.1           -- Consent of Ernst & Young LLP.
        **23.2           -- Consent of McFarland, Grossman & Company.
        **23.3           -- Consent of Weil, Gotshal & Manges LLP (contained in
                            Exhibits 5.1 and 8.1).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        **23.4           -- Consent of Locke Liddell & Sapp LLP (contained in Exhibit
                            8.2).
         *24.1           -- Powers of Attorney (included on the signature page of
                            this registration statement).
        **99.1           -- Form of IOI Proxy Card.
        **99.2           -- Form of PowerBrief Proxy Card.


---------------


  *  Previously filed.



 **  Filed herewith.



 (1) Incorporated by reference to Exhibit 99.2 to IOI's Form 8-K dated September 21, 2000.


 (2) Incorporated by reference to Exhibit 3.1 to IOI's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997.

 (3) Incorporated by reference to Exhibit 3.2 to IOI's Annual Report on Form 10-KSB for the year ended December 31, 1997.

 (4) Incorporated by reference to Exhibit 4.01 to IOI's Current Report on Form 8-K dated December 29, 1997.

 (5) Incorporated by reference to Exhibit 4.02 to IOI's Current Report on Form 8-K dated December 29, 1997.

 (6) Incorporated by reference to Exhibit 4.03 to IOI's Current Report on Form 8-K dated December 29, 1997.

 (7) Incorporated by reference to Exhibit 4.04 to IOI's Current Report on Form 8-K dated December 29, 1997.

 (8) Incorporated by reference to Exhibit 4.05 to IOI's Current Report on Form 8-K dated December 29, 1997.

 (9) Incorporated by reference to Exhibit 99.02 to IOI's Current Report on Form 8-K dated December 29, 1997.

(10) Incorporated by reference to Exhibit 4.1 to IOI's Annual Report on Form 10-K for the year ended December 31,1990.

(11) Incorporated by reference to Exhibit 10.1 to the Doctors Rehabilitation Corporation of America's Registration Statement on Form 10, Registration No. 0-17006.

(12) Incorporated by reference to Exhibit 10.2 to IOI's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1993.

(13) Incorporated by reference to Exhibit 10.85 to IOI's Annual Report on Form 10-KSB for the year ended December 31, 1994.

(14) Incorporated by reference to Exhibit 10.50 to IOI's Current Report on Form 8-K dated December 31, 1996.

(15) Incorporated by reference to Exhibit 10.14 to IOI's Annual Report on Form 10-KSB for the year ended December 31, 1997.

(16) Incorporated by reference to Exhibit 10.15 to IOI's Annual Report on Form 10-KSB for the year ended December 31, 1997.

(17) Incorporated by reference to Exhibit 10.16 to IOI's Annual Report on Form 10-KSB for the year ended December 31, 1997.

(18) Incorporated by reference to Exhibit 99.01 to IOI's Current Report on Form 8-K dated December 12, 1997.

(19) Incorporated by reference to Exhibit 10.3 to IOI's Current Report on Form 8-K dated February 11, 2000.

(20) Incorporated by reference to Exhibit 10.1 to IOI's Current Report on Form 8-K dated February 11, 2000.

(21) Incorporated by reference to Exhibit 10.2 to IOI's Current Report on Form 8-K dated February 11, 2000.

(22) Incorporated by reference to Exhibit 10.22 to IOI's Annual Report on Form 10-KSB for the year ended December 31, 1999.

(23) Incorporated by reference to Exhibit 10.23 to IOI's Annual Report on Form 10-KSB for the year ended December 31, 1999.

(24) Incorporated by reference to Exhibit 10.24 to IOI's Annual Report on Form 10-KSB for the year ended December 31, 1999.

(25) Incorporated by reference to Exhibit 2.1 to IOI's Current Report on Form 8-K dated October 3, 2000.

(26) Incorporated by reference to Exhibit 2.2 to IOI's Current Report on Form 8-K dated October 3, 2000.


(27) Incorporated by reference to Exhibit 16 to IOI's Current Report on Form 8-K dated February 11, 2000.


(28) Incorporated by reference to Exhibit 21 to IOI's Annual Report on Form 10-KSB for the year ended December 31, 1999.